Prospectus
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                      HEMLOCK FEDERAL FINANCIAL CORPORATION
         (Proposed Holding Company for Hemlock Federal Bank for Savings)

                                $10.00 Per Share
                        1,805,500 Shares of Common Stock
                              (Anticipated Maximum)

Hemlock Federal Financial Corporation (the "Holding Company") is offering up to 1,805,500 shares of common stock, par value $0.01 per share (the "Common Stock"), in connection with the conversion of Hemlock Federal Bank for Savings ("Hemlock Federal" or the "Bank") from a federally chartered mutual savings bank to a federally chartered stock savings bank and the issuance of all of Hemlock Federal outstanding stock to the Holding Company (the "Conversion"). Pursuant to the Bank's plan of conversion (the "Plan of Conversion" or the "Plan"), non-transferable rights to subscribe for the Common Stock ("Subscription Rights") have been given to (i) Hemlock Federal's depositors with account balances of $50 or more as of June 30, 1995 ("Eligible Account Holders"), (ii) tax-qualified employee plans of Hemlock Federal and the Holding Company ("Tax-Qualified Employee Plans"), provided, however, that the Tax-Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the Estimated Valuation Range as defined below, (iii) Hemlock Federal's depositors with account balances of $50 or more as of December 31, 1996 ("Supplemental Eligible Account Holders"), (iv) certain of its other members ("Other Members"), and (v) its employees, officers and directors (the "Subscription Offering.)
                                                        (continued on next page)
                               ------------------

      FOR ADDITONAL INFORMATION ON HOW TO SUBSCRIBE, PLEASE CALL THE STOCK
                     INFORMATION CENTER AT (708) 687-2589.

                               ------------------

              FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED,
                         SEE "RISK FACTORS" AT PAGE 25.

                               ------------------

THESE SECURITIES  HAVE NOT BEEN  APPROVED OR  DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION, THE OFFICE OF THRIFT  SUPERVISION OR THE FEDERAL DEPOSIT
  INSURANCE CORPORATION, NOR HAS SUCH COMMISSION, OFFICE OR CORPORATION PASSED
      UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              THE SHARES OF COMMON
                STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR
                   SAVINGS DEPOSITS AND ARE NOT INSURED BY THE
                      FEDERAL DEPOSIT INSURANCE CORPORATION
                         OR ANY OTHER GOVERNMENT AGENCY.

====================================================================================================================================
                                                                          Estimated Underwriting Fees           Estimated Net
                                                   Purchase Price(1)    Commissions and Other Expenses(2)    Conversion Proceeds(3)
                                                   -----------------    ---------------------------------    ----------------------
Per Share(4)....................................        $10.00                         $.36                          $9.64
Minimum Total...................................      $13,345,000                    $540,471                     $12,804,529
Midpoint Total..................................      $15,700,000                    $572,970                     $15,127,030
Maximum Total...................................      $18,055,000                    $605,469                     $17,449,531
Maximum Total, As Adjusted(5)...................      $20,763,250                    $642,843                     $20,120,407
====================================================================================================================================

         ----------------------
(1) Determined on the basis of an appraisal prepared by Keller & Company, Inc. ("Keller") dated December 6, 1996, which states that the estimated pro forma market value of the Common Stock ranged from $13,345,000 to $18,055,000 or between 1,334,500 shares and 1,805,500 shares, of Common Stock at $10.00 per share. See "The Conversion - Stock Pricing and Number of Shares to be Issued."

(2) Consists of the estimated costs to the Bank and the Holding Company arising from the Conversion, including the payment to Charles Webb & Company, a Division of Keefe, Bruyette & Woods, Inc. ("KBW") of estimated expenses of $40,000 and estimated sales commissions ranging from $165,471 (at the minimum) to $230,469 (at the maximum) in connection with the sale of shares in the Offering. Such fees may be deemed to be underwriting fees. See "Use of Proceeds" and "Pro Forma Data" for the assumptions used to arrive at these estimates. The Holding Company has agreed to indemnify KBW against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"). See "The Conversion - Marketing Arrangements" for a more detailed description of underwriting fees and expenses.

(3) Net Conversion proceeds may vary from the estimated amounts, depending on the Purchase Price, the number of shares issued and the number of shares sold subject to commissions. The Purchase Price and the actual number of shares of Common Stock to be issued in the Conversion will not be determined until after the close of the Offering.

(4) Assumes the sale of the midpoint number of shares. If the minimum, maximum or 15% above the maximum number of shares are sold, estimated expenses per share would be $.40, $.33 or $.31, respectively, resulting in estimated net Conversion proceeds per share of $9.60, $9.67 or $9.69, respectively.

(5) As adjusted to give effect to the sale of up to an additional 270,825 shares (15% above the maximum of the Estimated Valuation Range) which may be offered in the Conversion without the resolicitation of subscribers or any right of cancellation, to reflect changes in market and financial conditions following the commencement of the Offering. See "Pro Forma Data," and "The Conversion - Stock Pricing and Number of Shares to be Issued."


                             Charles Webb & Company
                   A Division of Keefe, Bruyette & Woods, Inc.
                The date of this Prospectus is February 13, 1997

(continued from prior page)


Subscription Rights are non-transferrable. Persons found to be selling or otherwise transferring their right to purchase stock in the Subscription Offering or purchasing Common Stock on behalf of another person will be subject to forfeiture of such rights and possible further sanctions and penalties imposed by the Office of Thrift Supervision (the "OTS"), an agency of the United States Government. Subject to the prior rights of holders of Subscription Rights and to market conditions, the Holding Company may also offer the Common Stock for sale through KBW in a public offering to selected persons to whom this prospectus is delivered (the "Public Offering" and when referred to together with the Subscription Offering, the "Offering"). Depending on market conditions and availability of shares, the shares of Common Stock may be offered for sale in the Public Offering on a best-efforts basis by a selling group of selected broker-dealers to be managed by KBW. The Bank and the Holding Company reserve the right, in their absolute discretion, to accept or reject, in whole or in part, any or all orders in the Public Offering.


     The total number of shares to be issued in the Conversion will be based upon an appraised valuation of the estimated aggregate pro forma market value of the Holding Company and the Bank as converted. The purchase price per share ("Purchase Price") has been fixed at $10.00. Based on the current aggregate valuation range of $13,345,000 to $18,055,000 (the "Estimated Valuation Range"), the Holding Company is offering up to 1,805,500 shares. Depending upon the market and financial conditions at the time of the completion of the Public Offering, if any, the total number of shares to be issued in the Conversion may be increased or decreased from the 1,805,500 shares offered hereby, provided that the product of the total number of shares multiplied by the price per share remains within, or does not exceed by more than 15% the maximum of the Estimated Valuation Range. If the aggregate Purchase Price of the Common Stock sold in the Conversion is below $13,345,000 or above $20,763,250, or if the Offering is extended beyond May 1, 1997, subscribers will be permitted to modify or cancel their subscriptions and to have their subscription funds returned promptly with interest. Under such circumstances, if subscribers take no action, their subscription funds will be promptly returned to them with interest. In all other circumstances, subscriptions are irrevocable by subscribers. See "The Conversion
- Offering of Holding Company Common Stock."


     With the exception of the Tax-Qualified Employee Plans, no Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may purchase in their capacity as such in the Subscription Offering more than $200,000 of Common Stock; no person, together with associates of and persons acting in concert with such person, may purchase more than $200,000 of Common Stock in the Public Offering and no person, together with associates of and persons acting in concert with such person, may purchase more than $700,000 of Common Stock offered in the Conversion based on the Estimated Valuation Range (as calculated without giving effect to any increase in the Estimated Valuation Range subsequent to the date hereof). Under certain circumstances, the maximum purchase limitations may be increased or decreased at the sole discretion of the Bank and the Holding Company up to 9.99% of the total number of shares of Common Stock sold in the Conversion or to one percent of shares of Common Stock offered in the Conversion. The minimum purchase is 25 shares. See "The Conversion - Additional Purchase Restrictions." The Bank and the Holding Company have engaged KBW as financial advisor and agent to consult, advise and assist in the distribution of shares of Common Stock, on a best-efforts basis in the Offering including, if necessary, managing selected broker-dealers to assist in selling stock in the Public Offering. For such services, KBW will receive a marketing fee of 1.5% of the total dollar amount of Common Stock sold in the Conversion, excluding purchases by directors, officers, employees and their immediate family members, and the employee stock ownership and benefit plans of the Bank and the Holding Company. If selected dealers are used, the selected dealers will receive a fee estimated to be up to 4.5% of the aggregate Purchase Price for all shares of Common Stock sold in the Offering through such selected dealers. Such fees may be deemed to be underwriting commissions. KBW and the selected dealers may be deemed to be underwriters. See "The Conversion - Marketing Arrangements" and "The Conversion - Offering of Holding Company Common Stock."


     To subscribe for shares of Common Stock in the Subscription Offering, the Holding Company must receive a stock order form ("Order Form") and certification form, together with full payment at $10.00 per share (or appropriate instructions authorizing a withdrawal from a deposit account at the Bank) for all shares for which subscription is made, at any office of the Bank, by noon, Oak Forest, Illinois time, on March 17, 1997, unless the Subscription Offering is extended, at the discretion of the Board of Directors, up to an additional 45 days with the approval of the OTS, if necessary, but without additional notice to subscribers (the "Expiration Date"). The date by which orders must be received in the Public Offering, if any, will be set by the Holding Company at the time of such offering provided that, if the Offering is extended beyond May 1, 1997, each subscriber will have the right to modify or rescind his or her subscription. Subscription funds will be returned promptly with interest to each subscriber unless he or she affirmatively indicates otherwise. See "The Conversion - Offering of Holding Company Common Stock." Subscriptions paid by check, bank draft or money order will be placed in a segregated account at the Bank and will earn interest at the Bank's passbook rate from the date of receipt until completion or termination of the Conversion. Payments authorized by withdrawal from deposit accounts at the Bank will continue to earn interest at the contractual rate until the Conversion is completed or terminated; these funds will be otherwise unavailable to the depositor until such time. Authorized withdrawals from certificate accounts for the purchase of Common Stock will be permitted without the imposition of early withdrawal penalties or loss of interest.

     The Holding Company has received preliminary approval to have the Common Stock listed on the Nasdaq National Market under the symbol "HMLK." Prior to this offering there has not been a public market for the Common Stock, and there can be no assurance that an active and liquid trading market for the Common Stock will develop or that resales of the Common Stock can be made at or above the Purchase Price. See "Market for Common Stock" and "The Conversion - Stock Pricing and Number of Shares to be Issued."

               [Map of Illinois with a description of Cook County
                    and the locations of the branch offices.]

                               PROSPECTUS SUMMARY

         The following summary does not purport to be complete and is qualified in its entirety by the detailed information and financial statements appearing elsewhere herein.

Hemlock Federal Financial Corporation

         The Holding Company, Hemlock Federal Financial Corporation was recently formed by Hemlock Federal under the laws of Delaware for the purpose of becoming a savings and loan holding company which will own all of the outstanding capital stock that Hemlock Federal will issue in connection with the Conversion. Immediately following the Conversion, the only significant assets of the Holding Company will be the capital stock of Hemlock Federal, a note evidencing the Holding Company's loan to the ESOP and up to approximately 50% of the net proceeds from the Conversion. See "Use of Proceeds." Upon completion of the Conversion, the Holding Company's business initially will consist only of the business of Hemlock Federal. See "Hemlock Federal Financial Corporation."

Hemlock Federal

         General. Hemlock Federal is a federally chartered mutual savings bank headquartered in Oak Forest, Illinois. Hemlock Federal was originally chartered in 1904. In 1959, Hemlock Federal converted to a federal charter. Hemlock Federal currently serves the financial needs of communities in its market area through its main office located at 5700 West 159th Street, Oak Forest, Illinois 60452-3198 and its two branch offices located in the village of Oak Lawn and Chicago. Its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC"). At September 30, 1996, Hemlock Federal had total assets of $146.6 million, deposits of $129.2 million and equity of $12.0 million (or 8.2% of total assets).

         Hemlock Federal has been, and intends to continue to be, an independent, community oriented, financial institution. Hemlock Federal's business involves attracting deposits from the general public and using such deposits, together with other funds, to originate primarily one- to four-family residential mortgages and, to a much lesser extent, multi-family, consumer and other loans primarily in its market area. At September 30, 1996, $47.7 million, or 88.7%, of the Bank's total loan portfolio consisted of one- to four-family residential mortgage loans. The Bank also invests in mortgage-backed and other securities and other permissible investments. See "Business - Investment Activities - Securities" and "- Mortgage-Backed and Related Securities."

         Financial and operational highlights of the Bank include the following:

o Asset Quality. Reflecting its emphasis on residential mortgage lending in its market area and on government-backed or investment grade mortgage-backed and investment securities, the Bank's ratio of non-performing assets to total assets was .05% at September 30, 1996. On such date, Hemlock Federal had no foreclosed real estate.

         At September 30, 1996, the Bank's ratio of allowance for loan losses to total loans receivable was 1.24%. See "Business - Delinquencies and Non-Performing Assets."

o Recent Increased Emphasis on Lending Activities. During much of the 1980s, as a result of fierce competition as well as volatility in interest rates and real estate values, the Bank deemphasized residential lending. However, in the early 1990s, the Bank determined to increase its lending staff and its loan marketing efforts in order to increase its residential loans. As a result of these efforts, the Bank's residential loans increased from $34.9 million at December 31, 1993 to $51.2 million at September 30, 1996. See "Business - Lending Activities."


o Capital Strength. At September 30, 1996, the Bank had total equity of $12.0 million (8.2% of total assets) and substantially exceeded all of the applicable regulatory capital requirements with tangible, core and risk-based capital ratios of 7.8%, 7.8% and 24.9%, respectively. Assuming on a pro forma basis that $15.7 million, the midpoint of the Estimated Valuation Range, of shares were sold in the Conversion and approximately 50% of the net proceeds were retained by the Holding Company, as of September 30, 1996, the Bank's capital would have been $17.7 million (11.6% of assets). See "Pro Forma Regulatory Capital Analysis."


o Profitability. Hemlock Federal recorded net income of $952,000 and $539,000, respectively, and a return on average assets of .66% and .37%, respectively, for the years ended December 31, 1995 and December 31, 1994. For the nine months ended September 30, 1996, the Bank had a net income of $108,000. The decrease in net income was due to an $840,000 one time special assessment to recapitalize the Savings Association Insurance Fund ("SAIF"). See "Management's Discussion and Analysis." During the 1990's the Bank's net interest margin has exceeded its ratio of operating expense (excluding the special SAIF assessment) to average total assets.


o Interest Rate Sensitivity. The Bank's profitability, like that of most financial institutions, is dependent to a large extent upon its net interest income, which is the difference between its interest income and interest expense. In managing its asset/liability mix, Hemlock Federal at times, depending on the relationship between long and short-term interest rates, market conditions and consumer preference, places greater emphasis on maximizing its net interest margin than on matching the interest rate sensitivity of its assets and liabilities. At September 30, 1996, the net value of the Bank's portfolio equity was projected to decline by 14% and 36% if there were instantaneous increases in interest rates of 200 and 400 basis points, respectively. See "Risk Factors - Interest Rate Risk Exposure" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management."


o Mortgage-backed and related securities portfolio. In order to supplement its lending portfolio and to increase the proportion of short and medium term and/or adjustable-rate assets in its portfolio, the Bank has maintained a very significant portfolio of mortgage-backed securities. At September 30, 1996, $65.9 million or 45.0% of the Bank's assets consisted of mortgage-backed securities. Since such securities generally carry a lower yield than residential loans, to the extent that the proportion of the Bank's assets consisting of securities increases, its asset yield and hence its interest rate spread could be adversely affected. See "Risk Factors - Mortgage-Backed Securities Portfolios; Effect on Asset Yield." See also, "Business - Mortgage-Backed and Related Securities."

o Core Deposits. Management believes that the "core" portions of the Bank's regular savings and money market accounts can have a lower cost and be more resistant to interest rate changes than certificate accounts. Accordingly, the Bank uses customer service initiatives in an attempt to maintain and expand these accounts. However, the Bank's passbook, NOW and money market accounts decreased $3.2 million from fiscal 1994 to fiscal 1995 and $2.1 million during the first nine months of fiscal 1996. Management believes that most of this outflow represents the most interest rate sensitive portion of such accounts (indeed, a substantial portion of the outflow is believed to have been reinvested into certificates of deposit at the Bank) and that a majority of the remaining balance represents the less interest rate sensitive portion thereof. At September 30, 1996, $63.9 million, or 49.5%, of the Bank's total deposits consisted of passbook, NOW and money market accounts. At December 31, 1996, $66.3 million, or 50.6% of the Bank's total deposits consisted of such deposits.

o Young Management Team. The Bank's two top executive officers are each 37 years old, with combined experience at the Bank of 26 years. The Board believes the Bank's senior officers will chart a successful, independent course into the twenty-first century.
         See "Management."

Formation of Charitable Foundation

       As a reflection of the Bank's long-standing commitment to the local community, the Holding Company intends to establish the Hemlock Federal Bank For Savings Charitable Foundation, Inc. (the "Foundation") upon the completion of the Conversion, subject to member approval. The Foundation will be incorporated in the State of Illinois under the General Not For Profit Corporation Act of 1986 and $1.0 million will be accrued to provide initial funding for the Foundation. The Foundation will be established as a means of supporting the needs of the local community while simultaneously increasing the visibility and reputation of the Bank. Although the establishment of the Foundation will result in a reduction in the Holding Company's conversion appraisal and pro forma capital (although not in pro forma capital per share), the Board believes that the Foundation will enhance the long term value of the Bank's franchise by increasing customer loyalty as well as the size of its customer base. The Board believes that customer loyalty and community support are critical for the success of community oriented instructions such as the Bank.

       The Board believes that the establishment of the Foundation will facilitate the support of charitable activities during periods when the Holding Company may not be in a position to support such activities. (Similarly, the Foundation could serve to offset the impact of variations in contribution levels from the Holding Company by accumulating funds during periods of relatively large contributions and disbursing such funds during periods of relatively small contributions.) In addition, the Board believes that the formation and initial funding of the Foundation will have a highly beneficial public relations impact. Finally, the Board believes that the formation of the Foundation will facilitate the participation of non-Holding Company personnel in charitable activities. The Board believes that the establishment of the Foundation on the terms described herein represents an opportunity to make a significant charitable contribution which will benefit the Holding Company and the Bank at a time when they have adequate capital, are not yet subject to possible earnings pressure resulting from the Holding Company's status as a public company and there is a need for charitable donations in the Bank's market area.

       The Foundation will be a private foundation under the Internal Revenue Code of 1986, as amended (the "Code"). As a private Foundation, the Foundation will be required to distribute annually in grants or donations at least 5% of its net investment assets. The Foundation will be dedicated to the promotion of charitable purposes within the communities in which the Bank operates, including, but not limited to, providing grants or donations to support housing assistance, community groups and other types of organizations or projects. While the Foundation is authorized to engage directly in charitable activities, in order to limt overhead costs, it is currently anticipated that the Foundation's primary activity will consist of making grants to other charitable organizations.

       The authority for the affairs of the Foundation will be vested in the Board of Trustees of the Foundation which will be comprised of Chairman Partynski, President Stevens and at least two other trustees selected by the Holding Company. Ms. Partynski and Mr. Stevens recused themselves from voting on the establishment of the Foundation. After the establishment of the Foundation, trustees may be selected only by the Foundation's Board of Trustees. Under the Foundation's Articles of Incorporation, not more than 50% of the Foundation's trustees may be directors or officers of the Bank or the Holding Company without OTS approval.

       The Articles of Incorporation currently provide that the earnings of the Foundation shall not result in any private benefit for its members, trustees or officers. In addition, it is anticipated that the

Foundation will adopt a conflicts of interest policy to protect against inappropriate benefits for trustees or officers. While these provisions would not prohibit the payment of reasonable compensation for services rendered, it is not currently contemplated that the members of the Board of Trustees will receive fees for service on the Board.

       The Trustees of the Foundation are responsible for establishing and carrying out the policies of the Foundation with respect to grants or donations by the Foundation, consistent with the purposes for which the Foundation was established. The Trustees of the Foundation are also responsible for directing the activities of the Foundation, including the management of any shares of the Common Stock held by the Foundation; provided, however, that the voting of any such shares will be subject to applicable OTS policy regarding foundations. Under current OTS policy, when matters are presented for a stockholder vote, any share of Common Stock held by the Foundation must be voted in the same ratio as all other shares of the Common Stock. Under such circumstances, the Board and management would derive no additional voting control from such shares. However, in the event that the OTS were to waive this voting restriction, the Foundation's Board of Trustees would exercise voting control over such shares. Since the Foundation's Board of Trustees is initially anticipated to consist of one-half of the Holding Company directors, in the event that the OTS were to waive this restriction, the number of shares over which the Board of Directors of the Holding Company is deemed to exercise voting control could increase.

       It is currently anticipated that the Foundation will adopt a policy addressing affiliated transactions between the Foundation and the Holding Company or the Bank. Any transactions between the Foundation and the Bank will comply with applicable provisions of Sections 23A and 23B of the Federal Reserve Act, as amended. Additionally, the Holding Company (but not the Bank) may provide office space and administrative support to the Foundation without charge.

       Under applicable IRS regulations, the Foundation will be authorized to purchase shares of the Holding Company's stock in the open market, subject to certain restrictions. However, it is not currently anticipated that the Foundation will purchase any such shares. The OTS has informed the Holding Company that any purchases of this Common Stock in the open market would be considered to be purchases by the Holding Company for the purpose of the OTS limitations on post-conversion stock repurchases. See "Use of Proceeds."


       The Foundation will be initially funded with an aggregate of $1.0 million of contributions from the Holding Company. The Holding Company believes that such initial contributions will be tax deductible for both Federal and Illinois income tax purposes. In addition, the Holding Company currently intends to make additional annual contributions to the Foundation of up to 10% of its net income. Such future contributions to the Foundation may be made either in cash or Holding Company Common Stock. The amount of such future contributions, if any, will be determined based on, among other factors, an assessment of the Holding Company's then current financial condition, operations and prospects and of the need for charitable donations in the Holding Company's market area. Any such additional contributions will reduce earnings and may have a material impact on the Holding Company's earnings in the quarter and for the year mark.
The Holding Company does not anticipate making any contributions to the Foundation that will not be tax deductible. The Holding Company and the Bank do not currently anticipate making any other charitable contributions other than through the Foundation. See "Risk Factors - Establishment of a Charitable Foundation" and "Pro Forma Data."

       If the Foundation is approved by the Bank's members, the Holding Company will recognize a $1.0 million expense in the full amount of the contribution, (offset in part by a corresponding tax deduction), during the quarter in which the Conversion is completed, which is expected to be the first or second quarter of fiscal 1997. Such expense will likely eliminate earnings in the quarter recognized and have a material adverse impact on the Holding Company's earnings for fiscal year 1997. Assuming a contribution of $1.0 million, the Holding Company estimates a net tax effected expense of $612,000. If the Foundation had been established at September 30, 1996, the Bank would have reported a net loss of $504,000 for the nine months ended September 30, 1996 rather than net income of $108,000. For further discussion of the Foundation and its impact on purchasers in the Conversion, see "Risk Factors - Establishment of the Charitable Foundation" and "Pro Forma Data."

       Although the initial $1.0 million of contributions to the Foundation will be accrued during the quarter in which the conversion is completed (provided that the Foundation is approved by the Bank's members), such initial contributions may be actually made over a two to three year period. See "The Conversion-- Establishment of a Charitable Foundation."

       Because the funding of the Foundation will result in a decline in the pro forma capital of the Holding Company, it reduced the conversion appraisal. The anticipated initial contributions to the Foundation aggregate $1.0 million which will result in a $612,000 reduction in pro forma capital and, in the quarter accrued, in pro forma earnings. This pro forma reduction in capital reduced the conversion appraisal by approximately $1.2 million at the midpoint of the Estimated Valuation Range. As a result of the combination of these factors, the pro forma capital of the Holding Company will be $1.7 million lower at the midpoint of the Estimated Valuation Range than it would have been without the Foundation. However, because of the lower number of shares which are being offered (as a result of the lower appraisal), per share capital and earnings are believed to be approximately the same. See "Comparison of Valuation and Pro Forma Information with No Foundation."

       As a result of the $1.2 million reduction of appraisal caused by the Foundation, the amount of shares purchased by directors and executive officers, assuming the sale of the midpoint number of shares, increases from 7.4% to 7.9% of the shares sold. See "The Conversion-- Participation by the Board and Executive Officers."

       The establishment of the Foundation is subject to the approval of a majority of the total outstanding votes of the Bank's members eligible to be cast at the Special Meeting. The establishment of the Foundation will be considered as a separate matter from approval of the Plan of Conversion. If the Bank's members approve the Plan of Conversion, but not the establishment of the Foundation, the Bank intends to complete the Conversion without the Foundation. Failure to approve the Foundation may materially increase the pro forma market value of the Common Stock being offered since the Valuation Rate, as set forth herein, takes into account the after-tax impact of $1.0 million of initial contributions. If the pro forma market value of the Company without the Foundation is either greater than $20.8 million or less than $13.3 million or if the OTS otherwise requires a resolicitation of subscribers, the Bank will establish a new Estimated Price Range and commence a resolicitation of subscribers (i.e., subscribers will be permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest.) Any change in the Estimated Price Range must be approved by the OTS. See "Pro Forma Data," "Comparison of Valuation and Pro Forma Information with No Foundation," and "The Conversion - Establishment of a Charitable Foundation" and "The Conversion--Stock Pricing."

The Conversion


       The Offering is being made in connection with the conversion of Hemlock Federal from a federally chartered mutual savings bank to a federally chartered stock savings bank and the formation of Hemlock Federal Financial Corporation as the holding company of Hemlock Federal. The Conversion is subject to certain conditions, including the prior approval of the Plan by the Bank's members at a Special Meeting to be held on March 19, 1997. After the Conversion, the Bank's current voting members (who include certain deposit account holders and borrowers) will have no voting rights in Hemlock Federal and will have no voting rights in the Holding Company unless they become Holding Company stockholders. Eligible Account Holders and Supplemental Eligible Account Holders, however, will have certain liquidation rights in the Bank. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank - Liquidation Rights."



       The Offering. The shares of Common Stock to be issued in the Conversion are being offered at a Purchase Price of $10.00 per share in the Subscription Offering pursuant to nontransferable Subscription Rights in the following order of priority: (i) Eligible Account Holders (i.e., depositors whose accounts in the Bank totaled $50.00 or more on June 30, 1995); (ii) Tax-Qualified Employee Plans; provided, however, that the Tax Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the Estimated Valuation Range; (iii) Supplemental Eligible Account Holders (i.e., depositors whose accounts in the Bank totaled $50.00 or more on December 31, 1996); (iv) Other Members (i.e., depositors as of January 31, 1997 and certain borrowers of the Bank as of February 14, 1985 and January 31, 1997); and (v) employees, officers and directors of the Bank. Subscription Rights received in any of the foregoing categories will be subordinated to the Subscription Rights received by those in a prior category. Subscription Rights will expire if not exercised by noon, Oak Forest, Illinois time, on March 17, 1997, unless extended (the "Expiration Date").

       Subject to the prior rights of holders of Subscription Rights and market conditions at or near the completion of the Subscription Offering, any shares of Common Stock not subscribed for in the Subscription Offering may be offered at the same price in a Public Offering and/or Direct Community Offering through KBW to selected persons to whom this prospectus is delivered. To order Common Stock in connection with the Public Offering and/or Direct Community Offering, if any, an executed stock order form and account withdrawal authorization and certification must be received by KBW prior to the termination of such offerings. The date by which orders must be received in the Public Offering and/or Direct Community Offering, if any, will be set by the Holding Company at the time of such offering provided that if the Offering is extended beyond May 1, 1997, each subscriber will have the right to modify or rescind his or her subscription. The Holding Company and the Bank reserve the absolute right to accept or reject any orders in the Public Offering and Direct Community Offering, in whole or in part.


       If necessary, shares of Common Stock may also be offered in connection with the Public Offering for sale on a best-efforts basis by selected dealers managed by KBW. See "The Conversion - Public Offering and Direct Community Offering."

       The Bank and the Holding Company have engaged KBW to consult with and advise the Holding Company and the Bank with respect to the Offering, and KBW has agreed to solicit subscriptions and purchase orders for shares of Common Stock in the Offering. Neither KBW nor any selected broker-dealers will have any obligation to purchase shares of Common Stock in the Offering. KBW will receive for its services a marketing fee of 1.5% of the total dollar amount of Common Stock sold in the Conversion (excluding purchases by directors, officers, employees and members of their immediate families and the employee benefit plans of the Holding Company and for the Bank, and shares sold by selected broker-dealers). To the extent selected broker-dealers are utilized in connection with the sale of shares in the Public Offering, the selected dealers will receive a fee of up to 4.5% and KBW will receive a fee of 1.0% of the aggregate Purchase Price for all shares of Common Stock sold through such broker-dealers. KBW will also receive reimbursement for certain expenses incurred in connection with the Offering. The Holding Company has agreed to indemnify KBW against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended ("Securities Act"). See "The Conversion - Marketing Arrangements."

       The Bank has established a Stock Information Center, which will be managed by KBW, to coordinate the Offering, and answer questions about the Offering received by telephone. All subscribers will be instructed to mail payment to the Stock Information Center or deliver payment directly to the Bank's office. Payment for shares of Common Stock may be made by cash (if delivered in person), check or money order or by authorization of withdrawal from deposit accounts maintained with the Bank. Such funds will not be available for withdrawal and will not be released until the Conversion is completed or terminated. See "The Conversion - Method of Payment for Subscriptions."

       Purchase Limitations. The Plan of Conversion places limitations on the number of shares which may be purchased in the Conversion by various categories of persons. With the exception of the Tax-Qualified Employee Plans, no Eligible Account Holder, Supplemental Eligible Account Holder, Other Member or director, officer or employee may purchase in their capacity as such in the Subscription Offering more than $200,000 of Common Stock; no person, together with associates of and persons acting in concert with such person, may purchase more than $200,000 of Common Stock in the Public Offering; and no person or group of persons acting in concert (other than the Tax-Qualified Employee Plans) may purchase more than $900,000 of Common Stock in the Conversion. The minimum purchase limitation is 25 shares of Common Stock. These purchase limits may be increased or decreased consistent with the Office of Thrift Supervision ("OTS") regulations at the sole discretion of the Holding Company and the Bank. See "The Conversion - Offering of Holding Company Common Stock."

       Restrictions on Transfer of Subscription Rights. Prior to the completion of the Conversion, no person may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Persons found to be selling or otherwise transferring their right to purchase stock in the Subscription Offering or purchasing Common Stock on behalf of another person will be subject to forfeiture of such rights and possible federal penalties and sanctions. See "The Conversion - Restrictions on Transfer of Subscription Rights and Shares."

       Stock Pricing and Number of Shares of Common Stock to be Issued in the Conversion. The Purchase Price of the Common Stock is $10.00 per share and is the same for all purchasers. The aggregate pro forma market value of the Holding Company and Hemlock Federal, as converted, was estimated by Keller, which is experienced in appraising converting thrift institutions, to be the Estimated Valuation Range. The Board of Directors has reviewed the Estimated Valuation Range as stated in the appraisal and compared it with recent stock trading prices as well as other recent pro forma market value estimates. The Board of Directors has also reviewed the appraisal report, including the assumptions and methodology utilized therein, and determined that it was not unreasonable.

       Depending on market and financial conditions at the time of the completion of the Offering, the total number of shares of Common Stock to be issued in the Conversion may be increased or decreased significantly from the 1,805,500 shares offered hereby and the Purchase Price may be decreased. However, subscribers will be permitted to modify or rescind their subscriptions if the product of the total number of shares to be issued multiplied by the price per share is less than $13,345,000 or more than $20,763,250. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the Conversion or of purchasing shares of Common Stock. The appraisal considers Hemlock Federal and the Holding Company only as going concerns and should not be considered as any indication of the liquidation value of Hemlock Federal or the Holding Company. Moreover, the appraisal is necessarily based on many factors which change from time to time. There can be no assurance that persons who purchase shares in the Conversion will be able to sell such shares at prices at or above the Purchase Price. See "Pro Forma Data" and "The Conversion - Stock Pricing and Number of Shares to be Issued" for a description of the manner in which such valuation was made and the limitations on its use.

Purchases by Directors and Executive Officers

       The directors and executive officers of Hemlock Federal intend to purchase, for investment purposes and at the same price as the shares are sold to other investors in the Conversion, approximately $1,246,000 of Common Stock, or 9.3%, 7.9% or 6.9% of the shares to be sold in the Conversion at the minimum, midpoint and maximum of the Estimated Valuation Range, respectively. In addition, an amount of shares equal to an aggregate of 8% of the shares to be issued in the Conversion is anticipated to be purchased by the ESOP. See "The Conversion - Participation by the Board and Executive Officers."

Potential Benefits of Conversion to Directors and Executive Officers

       Employee Stock Ownership Plan. The Board of Directors of the Bank has adopted an ESOP, a tax-qualified employee benefit plan for officers and employees of the Holding Company and the Bank. All employees of the Bank are eligible to participate in the ESOP after they attain age 21 and complete one year of service. The Bank's contribution to the ESOP is allocated among participants on the basis of their relative compensation. Each participant's account will be credited with cash and shares of Holding Company Common Stock based upon compensation earned during the year with respect to which the contribution is made. The ESOP intends to buy up to 8% of the Common Stock issued in the Conversion (approximately $1.1 million to $1.4 million of the Common Stock based on the issuance of the minimum and the maximum of the Estimated Valuation Range and the $10.00 per share Purchase Price). The ESOP will purchase the shares with funds borrowed from the Holding Company, and it is anticipated that the ESOP will repay the loans through periodic tax-deductible contributions from the Bank over a ten-year period. These contributions will increase the compensation expense of the Bank. See "Management - Benefit Plans - Employee Stock Ownership Plan" for a description of this plan.

       Stock Option and Incentive Plan and Recognition and Retention Plan. The Board of Directors of the Holding Company intends to adopt a Stock Option and Incentive Plan (the "Stock Option Plan") and a Recognition and Retention Plan ("RRP") to become effective upon ratification by stockholders following the Conversion. Certain of the directors and executive officers of the Holding Company and the Bank will receive awards under these plans. It is currently anticipated that an amount of shares equal to 10% and 4% of the shares sold in the Conversion will be reserved for issuance under the Stock Option Plan and RRP, respectively. Depending upon market conditions in the future, the Holding Company may purchase shares in the open market to fund these plans. See "Management - Benefit Plans" for a description of these plans.

       Under the proposed Stock Option Plan, it is presently intended that the directors and executive officers be granted options to purchase, in addition to the shares to be issued in the Conversion, an amount of shares equal to 8.2% of the shares sold in the Conversion (or 109,429 and 148,051 shares, respectively, of Common Stock based on the minimum and maximum of the Estimated Valuation Range) at an exercise price equal to the market value per share of the Common Stock on the date of grant. Such options will be awarded at no expense to the recipients and pose no financial risk to the recipients until exercised. It is presently anticipated that Maureen Partynski, Chairman of the Board and Michael Stevens, President will each receive an option to purchase an amount of shares equal to 2.5% of the shares sold in the Conversion (or 33,363 and 45,138 shares, assuming the minimum and maximum of the Estimated Valuation Range). See "Management - Benefit Plans - Stock Option and Incentive Plan."

       The award and exercise of options pursuant to the Stock Option Plan will not result in any expense to the Holding Company; however, when the options are exercised, the per share earnings and book value of existing stockholders will likely be diluted.

       It is also intended that directors and executive officers be granted (without any requirement of payment by the grantee) an amount of shares of restricted stock awards equal to 2.8% of the shares sold in the Conversion (or 37,366 and 50,554 shares, respectively, based on the minimum and maximum of the Estimated Valuation Range) which will vest over five years commencing one year from stockholder ratification and which will have a total value of $373,660 and $505,540 based on the Purchase Price of $10.00 per share at the minimum and maximum of the Estimated Valuation Range, respectively. It is presently anticipated that Chairman Partynski and President Stevens each will receive a restricted stock award equal to 1.0% of the shares sold in the Conversion (or 13,345 and 18,055 shares, assuming the minimum and maximum of the Estimated Valuation Range). The restricted stock award to Chairman Partynski and President Stevens each would have an aggregate value ranging from $133,450 to $180,550 (at the minimum and maximum of the Estimated Valuation Range) based upon the original Purchase Price of $10.00 per share. See "Risk Factors - Takeover
Defensive Provisions" and "Management - Benefit Plans - Recognition and Retention Plan."

       Following stockholder ratification of the RRP, the RRP will be funded either with shares purchased in the open market or with authorized but unissued shares. Based upon the Purchase Price of $10.00 per share, the amount required to fund the RRP through open-market purchases would range from approximately $533,800 (based upon the sale of shares at the minimum of the

Estimated Valuation Range) to approximately $722,200 (based upon the sale of shares at the maximum of the Estimated Valuation Range). In the event that the per share price of the Common Stock increases above the $10.00 per share Purchase Price following completion of the Offering, the amount necessary to fund the RRP would also increase. The expense related to the cost of the RRP will be recognized over the five-year vesting period of the awards made pursuant to such plan. The use of authorized but unissued shares to fund the RRP would dilute the holdings of stockholders who purchase Common Stock in the Conversion. See "Management - Benefit Plans - Recognition and Retention Plan."

       The Holding Company intends to submit the RRP and the Stock Option Plan to stockholders for ratification following completion of the Offering, but in no event prior to six months following the completion of the Conversion. These plans will only be effective if ratified by the stockholders. In the event the Stock Option Plan and the RRP are not ratified by stockholders, management may consider the adoption of alternate incentive plans, although no such plans are currently contemplated. While the Bank believes that the RRP and the Stock Option Plan will provide important incentives for the performance and retention of management, the Bank has no reason to believe that the failure to obtain shareholder ratification of such plans would result in the departure of any members of senior management.

       Employment and Severance Agreements. The Bank intends to enter into employment agreements with Chairman Partynski and President Stevens. It is anticipated that the agreements will provide for a salary equal to the employee's current salary, will have an initial term of three years, subject to annual extension for an additional year following the Bank's annual performance review and will become effective upon the completion of the Conversion. Under certain circumstances including a change in control, as defined in the employment agreements, the employee will be entitled to a severance payment in lieu of salary equal to a percentage of his or her base amount of compensation, as defined. See "Management - Executive Compensation."

       The Bank also intends to enter into change in control severance agreements with three other executive officers. Such agreements have initial terms of 12 months and become effective upon completion of the Conversion. In the event the officer is terminated following a "change in control" (as defined in the agreements) such officer will be entitled to a severance payment of 100% of their current compensation. See "Management - Executive Compensation Employment Agreements and Severance Agreements" for the definition of "change in control" and a more detailed description of these agreements.

Use of Proceeds


       The net proceeds from the sale of Common Stock in the Conversion (estimated at $12.8 million, $15.1 million, $17.5 million and $20.1 million based on sales at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively) will substantially increase the capital of Hemlock Federal. See "Pro Forma Data." The Holding Company will utilize approximately 50% of the net proceeds from the issuance of the Common Stock to purchase all of the common stock of Hemlock Federal to be issued upon Conversion and will retain approximately 50% of the net proceeds. The proceeds retained by the Holding Company will be invested initially in short-term investments similar to those currently in the Bank's portfolio. Such proceeds will subsequently be invested in mortgage-backed securities and investment securities and will be available for general corporate purposes, including the possible repurchase of shares of the Common Stock, as permitted by the OTS. The Holding Company currently has no specific plan to make any such repurchases of any of its Common Stock. In addition, the Holding Company intends to provide the funding for the ESOP loan. Based upon the initial Purchase Price of $10.00 per share, the dollar amount of the ESOP loan would range from $1.1 million (based upon the sale of shares at the minimum of the Estimated Valuation Range) to $1.4 million (based upon the sale of shares at the maximum of the Estimated Valuation Range). It is anticipated that the ESOP will repay the loan through periodic tax-deductible contributions from the Bank over a ten-year period. The interest rate to be charged by the Holding Company on the ESOP loan will be based upon the Internal Revenue Service ("IRS") prescribed applicable federal rate at the time of origination.

       The Holding Company also intends to use $1.0 million of the net proceeds to fund the Foundation. See "--Establishment of the Charitable Foundation."

       Finally, the Holding Company currently intends to use a portion of the proceeds to fund a Recognition and Retention Plan ("RRP"), subject to stockholder ratification. Compensation expense related to the RRP will be recognized as share awards vest. See "Pro Forma Data." Following stockholder ratification of the RRP, the RRP will be funded either with shares purchased in the open market or with authorized but unissued shares. Based upon the Purchase Price of $10.00 per share, the amount required to fund the RRP through open-market purchases would range from approximately $533,800 (based upon the sale of shares at the minimum of the Estimated Valuation Range) to approximately $722,200 (based upon the sale of shares at the maximum of the Estimated Valuation Range). In the event that the per share price of the Common Stock increases above the $10.00 per share Purchase Price following completion of the Offering, the amount necessary to fund the RRP would also increase. The use of authorized but unissued shares to fund the RRP could dilute the holdings of stockholders who purchase Common Stock in the Conversion. See "Management - Benefit Plans - Recognition and Retention Plan."

       The net proceeds received by Hemlock Federal will become part of Hemlock Federal's general funds for use in its business and will be used to support the Bank's existing operations, subject to applicable regulatory restrictions. Immediately upon the completion of the Conversion, it is anticipated that the Bank will invest such proceeds into short-term assets. Subsequently, the Bank intends to redirect the net proceeds to the origination of residential loans and, to a lesser extent, multi-family real estate and consumer loans, subject to market conditions. In addition, the Bank may direct a portion of the proceeds towards the establishment of a new branch office in the southwestern suburbs of Chicago, although the Bank had no specific plans regarding any such new office as of the date hereof. Finally, such proceeds will be available for the acquisition of deposits or assets or both from other institutions, although no such acquisitions are contemplated at this time.

       See "Use of Proceeds" for additional information on the utilization of the offering proceeds as well as OTS restrictions on repurchases of the Holding Company's stock.

Dividends

       The declaration and payment of dividends are subject to, among other things, the Holding Company's financial condition and results of operations, Hemlock Federal's compliance with its regulatory capital requirements, including the fully phased-in capital requirements, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. There can be no assurance as to whether or when the Holding Company will pay a dividend. See "Dividends."

Market for Common Stock


       The Holding Company has received preliminary approval to have the Common Stock traded on the Nasdaq National Market System under the symbol "HMLK." In order to be traded on the Nasdaq National Market System, there must be at least two market makers for the Common Stock. Keefe, Bruyette & Woods has indicated its intention to make a market in the Holding Company's Common Stock following completion of the Conversion, depending upon the volume of trading activity in the Common Stock and subject to compliance with applicable laws and other regulatory requirements. A second market marker has not yet been secured by the Holding Company. The Holding Company anticipates that it will be able to secure the two market makers necessary to enable the Common Stock to be traded on the Nasdaq National Market System. A public market having the desirable characteristics of depth, liquidity and orderliness, however, depends upon the presence in the marketplace of both willing buyers and sellers of the Common Stock at any given time, which is not within the control of the Holding Company, Hemlock Federal or any market maker. Further, no assurance can be given that an investor will be able to resell the Common Stock at or above the Purchase Price after the Conversion. See "Market for Common Stock" and "The Conversion - Stock Pricing and Number of Shares to be Issued."


Risk Factors


       See "Risk Factors" for information regarding certain factors which should be considered by prospective investors, including the Bank's limited growth potential, difficulty in fully leveraging capital, mortgage-backed securities portfolio; effect on asset yield, interest rate risk exposure, risks associated with establishment of a charitable foundation, competition, takeover defensive provisions contained in the Holding Company's certificate of incorporation and bylaws, post- conversion overhead expenses, regulatory oversight, the risk of a delayed offering, the absence of an active market for the Common Stock and the possible consequences of amendment of the Plan of Conversion.

                         SELECTED FINANCIAL INFORMATION

       Set forth below are selected financial and other data of the Bank. Operating results for the interim periods are not necessarily indicative of results of any other interim periods. The financial data is derived in part from, and should be read in conjunction with, the Financial Statements and Notes of the Bank presented elsewhere in this Prospectus.

       In the opinion of management, the unaudited condensed financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial condition of Hemlock Federal Bank as of September 30, 1996 and for the nine month periods ended September 30, 1996 and 1995.



                                                                                                At December 31,
                                                                           ---------------------------------------------------------
                                                     At September
                                                      30, 1996(1)      1995        1994        1993          1992           1991
                                                     -------------    ------      ------      ------        ------         -----
                                                                                         (In Thousands)
Selected Financial Condition Data:
Total assets.......................................    $146,595      $145,626    $143,877    $146,679      $141,175       $133,239
Cash and cash equivalents..........................      16,376        13,301      16,827      18,131         6,430          6,440
Loans receivable, net(2)...........................      53,121        45,232      37,659      37,041        31,739         33,750
Mortgage-backed securities(3):
  Held-to-maturity.................................      31,860        43,106      66,040      81,439        89,757         86,980
  Available-for-sale...............................      34,064        25,620       8,244         ---           ---            ---
Investment securities:(3)
  Held-to-maturity.................................         ---         1,500       3,500       6,003         9,291          1,717
  Available-for-sale...............................       7,095        13,125       7,934         ---           ---            ---
FHLMC stock........................................         667           549         332          26            49            106
Deposits...........................................     129,159       130,741     130,771     132,583       128,149        120,703
Total borrowings...................................       1,500         1,500       1,500       3,000         3,000          3,000
Retained earnings - substantially restricted.......      11,454        11,346      10,394       9,855         8,878          8,114



                                                       Nine Months                                 Year Ended
                                                    Ended September 30,(1)                         December 31,
                                                    ----------------------  ------------------------------------------------------
                                                     1996        1995        1995      1994      1993         1992          1991
                                                    ------      ------      ------    ------    ------       ------        ------
                                                                                     (In Thousands)
Selected Operations Data:
Total interest income........................       $7,673      $7,365      $9,935    $8,501    $8,815      $10,060       $10,798
Total interest expense.......................        4,235       3,994       5,416     4,672     4,948        6,196         7,542
                                                    ------      ------      ------    ------    ------      -------       -------
  Net interest income........................        3,438       3,371       4,519     3,829     3,867        3,864         3,256
Provision for loan losses....................           75         122         134       150       149          357            33
                                                    ------      ------      ------    ------    ------      -------       -------
Net interest income after provision for loan
  losses.....................................        3,363       3,249       4,385     3,679     3,718        3,507         3,223
Fees and service charges.....................          297         252         352       308       345          326           226
Gain (loss) on sales of mortgage-backed
  securities and investment securities.......          (80)       (161)       (161)      (89)      270          466           324
Other non-interest income....................          104         107         146       164       112          104           259
                                                    ------     -------      ------    ------    ------      -------       -------
Total non-interest income....................          321         198         337       383       727          896           809
Total non-interest expense...................        3,529       2,281       3,211     3,180     3,313        3,033         3,100
                                                     -----     -------      ------    ------    ------       ------        ------
Income (loss) before taxes and cumulative
  effect.....................................          155       1,166       1,511       882     1,132        1,370           932
Income tax provision.........................           47         433         559       343       411          606           364
Cumulative effect............................          ---         ---         ---       ---       256          ---           ---
                                                    -------    --------     -------   ------    ------      -------       -------
Net income...................................        $ 108        $733       $ 952    $  539    $  977       $  764        $  568

----------------
(1) Financial information at September 30, 1996 and for the nine month periods ended September 30, 1996 and 1995 is derived from unaudited financial data, but in the opinion of management, reflects all adjustment (consisting only of normal recurring adjustments) which are necessary to present fairly the results for such interim periods. Interim results at and for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.


(2) The allowance for loan losses at September 30, 1996, December 31, 1995, 1994, 1993, 1992 and 1991 was $670,000, $600,000, $469,000, $234,000,
       497,000 and $174,000, respectively.

(3) The Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," effective as of January 1, 1994. Prior to the adoption of SFAS No. 115, investment securities and mortgage-backed securities held for sale were carried at the lower of amortized cost or market value, as adjusted for amortization of premiums and accretion of discounts over the remaining terms of the securities from the dates of purchase.



                                                                 Nine Months                      Year Ended
                                                           Ended September 30,(1)                 December 31,
                                                           ----------------------     -------------------------------------
                                                           1996              1995     1995    1994    1993     1992    1991
                                                           ----              ----     ----    ----    ----     ----    ----
Selected Financial Ratios and Other Data:
Performance Ratios:
   Return on assets (ratio of net income to average
     total assets)...................................      0.10%             0.68%   0.66%   0.37%    0.68%    0.65%   0.45%
   Return on equity (ratio of net income to average
     equity)(3)......................................      1.23              9.05    8.73    5.27    10.40     8.95    7.20
   Interest rate spread information:
     Average during period...........................      2.96              3.00    3.01    2.49     2.54     2.68    2.38
     End of period...................................      2.56              2.83    3.11    2.93     3.58     2.84    2.29
     Net interest margin(2)..........................      3.24              3.24    3.25    2.69     2.74     2.90    2.65
   Ratio of operating expense to average total
     assets..........................................      3.22              2.12    2.23    2.18     2.30     2.18    2.44
   Ratio of average interest-earning assets to
     average interest-bearing liabilities............    107.16            106.24  106.31  106.27   105.58   104.84  104.53

Quality Ratios:
   Non-performing assets to total assets at end of
     period..........................................      0.05              0.32    0.40    0.43     0.80     1.17    1.50
   Allowance for loan losses to non-performing
     loans...........................................    870.13            125.11  103.63   76.01    30.91    30.55   11.05
   Allowance for loan losses to gross loans
     receivable......................................      1.24              1.32    1.31    1.23     0.62     1.53    0.51

Capital Ratios:(3)
   Equity to total assets at end of period...........      7.81              7.65    7.79    7.22     6.72     6.29    6.09
   Average equity to average assets..................      8.01              7.53    7.59    7.01     6.51     6.14    6.21

Other data:
   Number of full service offices....................         3                 3       3       3        3        3       3

--------------
(1) Ratios for the nine-month periods have been annualized.
(2) Net interest income divided by average interest-earning assets.
(3) Ratios are exclusive of SFAS 115 valuation.

                              RECENT FINANCIAL DATA

         The selected financial and other data of the Bank set forth below at and for the three and twelve months ended December 31, 1996 and 1995 were derived from unaudited financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial condition and results of operations for the unaudited periods presented have been included. The information presented below is qualified in its entirety by the detailed information and financial statements included elsewhere in this Prospectus and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and the audited Financial Statements of the Bank and Notes thereto included elsewhere in this Prospectus.

                                              At December 31,   At September 30,
                                                  1996                1996
                                              ---------------   ----------------
                                                       (In Thousands)
Selected Financial Condition Data:

Total assets.............................        $146,405           $146,595
Cash and cash equivalents................          17,410             16,376
Securities available-for-sale............          42,619             41,826
Securities held-to-maturity..............          29,537             31,860
Loans receivable, net....................          53,536             53,121
Deposits.................................         131,243            129,159
Retained earnings........................          11,507             11,454




                                                          Three Months Ended                Twelve Months Ended
                                                             December 31,                       December 31,
                                                    ----------------------------        -------------------------
                                                       1996              1995              1996            1995
                                                    ----------        ----------        ----------        -------
                                                                              (In Thousands)
Selected Operations Data:

Interest income.............................           $ 2,464           $ 2,570          $ 10,137           $ 9,935
Interest expense............................             1,408             1,422             5,643             5,416
                                                       -------           -------          --------            ------
  Net interest income before provision
   for loan losses..........................             1,056             1,148             4,494             4,519
Provision for loan losses...................                75                12               150               134
                                                      --------          --------          --------            ------
   Net interest income after provision for
     loan losses............................               981             1,136             4,344             4,385
Loss on sale of securities..................              (44)               ---             (124)             (161)
Other non-interest income...................               110               139               511               498
Non-interest expense........................               958               930             4,487             3,211
                                                        ------          --------           -------           -------
Income before income taxes..................                89               345               244             1,511
Income taxes................................                36               126                83               559
                                                       -------          --------           -------           -------
  Net income ...............................           $    53          $    219           $   161           $   952
                                                       =======          ========           =======           =======




                                                            At or for the              At or for the
                                                          Three Months Ended        Twelve Months Ended
                                                             December 31,               December 31,
                                                          ------------------        -------------------
                                                          1996         1995          1996         1995
                                                          ----         ----          ----         ----
Selected Financial Ratios and Other Data:

Performance Ratios:
  Return on average assets(1)........................    0.15%        0.59%         0.11%        0.66%
  Return on average equity(1)........................    1.86         7.61          1.38         8.73
  Average equity to average assets...................    7.80         7.76          7.97         7.59
  Equity to total assets at end of period............    7.86         7.79          7.86         7.79
  Average interest rate spread(1)....................    2.72         2.96          2.93         3.01
  Net interest margin(1)(2)..........................    3.01         3.25          3.20         3.25
  Average interest-earning assets to average
    interest-bearing liabilities.....................  106.71       107.40        106.67       106.31
  Non-interest expense to average assets(1)..........    2.62         2.58          3.07         2.23

Asset Quality Ratios:
 Allowance for loan losses as a percent of
   gross loans receivable............................    1.37         1.31          1.37         1.31
 Allowance for loan losses as a percent of non-
   performing loans..................................  116.51       103.63        116.51       103.63

------------------
(1)  Ratios for the three month periods have been annualized.

(2)  Net interest income divided by average interest earning assets.


             MANAGEMENT'S DISCUSSION AND ANALYSIS OF RECENT RESULTS

Comparison of Financial Condition at December 31, 1996 and September 30, 1996


         Total assets at December 31, 1996 were $146.4 million compared to $146.6 million at September 30, 1996, a decrease of $190,000, or 0.1%. The decrease in total assets was due primarily to decreases in securities held-to-maturity and other assets, partially offset by increases in securities available-for-sale and cash and cash equivalents.

         Total liabilities at December 31, 1996 were $134.3 million compared to $134.6 million at September 30, 1996, a decrease of $331,000, or 0.2%. The decrease is primarily due to the payment of a $2.1 million liability for the purchase of a security at September 30, 1996 and the payment of the one-time special SAIF assessment of $840,000. These decreases were partially offset by an increase in deposits of $2.0 million from $129.2 million at September 30, 1996 to $131.2 million at December 31, 1996 due to market demand. In addition, advance payments by borrowers for taxes and insurance increased by $394,000 due to the receipt of payments after the second installment of real estate taxes in September, and other liabilities increased due to an increase in deferred tax liabilities of approximately $56,000.

         Total equity at December 31, 1996 was $12.1 million compared to $12.0 million at September 30, 1996, an increase of $141,000, or 1.2% as a result of $53,000 net income for the period combined with a change in unrealized gain on securities available-for-sale from $519,000 at September 30, 1996 to $607,000 at December 31, 1996.


Comparison of Operating Results for the Three Months Ended December 31, 1996 and December 31, 1995


         General. Net income for the three months ended December 31, 1996 was $53,000, a decrease of $166,000, from net earnings of $219,000 for the three months ended December 31, 1995. The decrease was primarily due to a $92,000 decrease in net interest income combined with a loss on sale of securities of $44,000 in 1996. In addition, there was an increase in other expense of $28,000 and an increase in the provision for loan losses of $63,000. These items are more fully discussed below.

         Interest  Income.  Interest  income for the three months ended December
31, 1996 was $2.5 million compared to $2.6 million for the three months ended December 31, 1995, a decrease of $106,000, or 4.1%. The decrease resulted primarily from a decrease in the average yield on interest earning assets. The annualized average yield decreased 28 basis points from 7.28% for the three months ended December 31, 1995 to 7.00% for the three months ended December 31, 1996 largely as a result of a decrease in the yield on loans and mortgage-backed securities. The decrease in the annualized yield on loans from 8.35% for the three months ended December 31, 1995 to 8.23% for the three months ended
December 31, 1996 was a result of offering more competitive rates due to management's concerted effort to increase loan growth.


         Interest Expense. Interest expense was $1.4 million for the three months ended December 31, 1996 and 1995. The average balance of interest-bearing liabilities increased slightly by $240,000. However, this was offset by a slight decrease in the average cost of funds from 4.32% for the three months ended December 31, 1995 to 4.28% for the three months ended December 31, 1996.

         Net Interest Income. Net interest income was $1.1 million for the three months ended December 31, 1996 and 1995. The average net interest spread narrowed from 2.96% for the three months ended December 31, 1995 to 2.72% for the three months ended December 31, 1996 due to the decrease in the average annualized yield of interest-earning assets.


         Provision for Loan Losses. The Bank recorded a $75,000 provision for loan losses for the three months ended December 31, 1996 compared to $12,000 for the three months ended December 31, 1995. At December 31, 1996, the Bank's allowance for loan losses totaled $745,000, or 1.4% of total loans and 116.5% of total non-performing loans. The amount of the provision and allowance for estimated losses on loans is influenced by current economic conditions, actual loss experience, industry trends and other factors, such as adverse economic conditions, including declining real estate values, in the Bank's market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for estimated losses on loans. Such agencies may require the Bank to provide additions to the allowance based upon judgments which differ from those of management. Although management uses the best information available and maintains the Bank's allowance for losses at a level it believes adequate to provide for losses, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions that may be beyond the Bank's control.


         Noninterest Income. Noninterest income for the three months ended December 31, 1996 was $66,000 compared to $139,000 for the three months ended December 31, 1995, a decrease of $73,000, or 52.5%. The decrease was primarily a result of losses on sale of securities of $44,000 for the three months ended December 31, 1996 compared to no losses for the three months ended December 31, 1995. In addition, service fee income decreased $18,000 as a result of decreased service charges on NOW accounts. Other income decreased $11,000 due to a decrease in fee income resulting from a decrease in fees on FHA and VA loans on which applications were taken for other lenders.


         Noninterest Expense. Noninterest expense was $958,000 for the three months ended December 31, 1996 compared to $930,000 for the three months ended December 31, 1995, an increase of $28,000, or 2.9%. The increase was primarily a result of an increase in occupancy expense of $22,000 as a result of increased assessment on real estate taxes combined with an increase in data processing fees of $22,000 and an increase in other expense of $33,000. The increase in other expense was largely due to increased supplies as a result of the growth in loan originations and an increase in outside services. These increases in expense were partially offset by a decrease in compensation and benefits of $51,000 due primarily to the freezing of the money purchase pension plan in October 1996, resulting in decreased contributions.


         Income Tax Expense. The provision for income taxes totaled $36,000 for the three months ended December 31, 1996 compared to $126,000 for the three months ended December 31, 1995. The decrease was primarily due to a decrease in income before income taxes of $256,000.

Comparison of Operating Results for the Years Ended December 31, 1996 and December 31, 1995


         General. Net income for the year ended December 31, 1996 was $161,000 compared to net income of $952,000 for the year ended December 31, 1995, a decrease of $791,000, or 83.1%. The decrease was primarily a result of an $840,000 FDIC special assessment on SAIF insured deposits effective September 30, 1996. In addition, the Bank realized a $223,000 gain on sale of real estate owned in 1995; there was no such gain in 1996.

         Interest Income. Interest income for the year ended December 31, 1996 was $10.1 million compared to $9.9 million for the year ended December 31, 1995, an increase of $202,000, or 2.0%. The contributing factor in the increase in interest income was the 6 basis point increase in the yield on average interest-earning assets from 7.15% for the year ended December 31, 1995 to 7.21% for the year ended December 31, 1996. The average yield on mortgage-backed securities increased from 6.80% for the year ended December 31, 1995 to 7.02% for the year ended December 31, 1996 due to the upward repricing of adjustable rate securities coupled with the reduced amortization of premiums as a result of a slowdown in prepayments from the prior year as anticipated by management. Although the yield on average loans receivable decreased from 8.21% for the year ended December 31, 1995 to 8.05% for the year ended December 31, 1996, the average balance of loans receivable increased by $9.4 million due to the shift from lower yielding securities and mortgage-backed securities to higher yielding loans receivable. The increase in the average balance of loans receivable was the result of management's concerted effort through the addition of lending personnel and increased emphasis on loan marketing.

         Interest Expense. Interest expense for the year ended December 31, 1996 was $5.6 million compared to $5.4 million for the year ended December 31, 1995, an increase of $227,000, or 4.2%. The increase in interest expense reflects a higher interest rate environment, as the average cost of interest-bearing liabilities increased by 14 basis points from 4.14% for the year ended December 31, 1995 to 4.28% for the year ended December 31, 1996. The increase in the average cost of funds was also attributable to a shift of deposits from money market accounts to higher yielding certificates of deposit. The average cost of certificates of deposit increased from 5.23% for the year ended December 31, 1995 to 5.45% for the year ended December 31, 1996. In addition, the average balance of interest-bearing liabilities increased $1.1 million from $130.7 million for the year ended December 31, 1995 to $131.8 million for the year ended December 31, 1996 as a result of market demand.

         Net Interest Income. Net interest income of $4.5 million for the year ended December 31, 1996 represented no increase from the amount reported for the year ended December 31, 1995. There was a decrease in the net interest spread from 3.01% for the year ended December 31, 1995 to 2.93% for the year ended December 31, 1996. The decrease in the net interest rate spread was a result of the average cost of interest-bearing deposits increasing at a more rapid rate than the average yield on interest-earning assets.


         Provision for Loan Losses. The Bank's provision for loan losses for the year ended December 31, 1996 was $150,000 compared to $134,000 for the year ended December 31, 1995. The allowance for loan losses represented 1.4% and 1.3% of gross loans receivable at

December 31, 1996 and 1995, respectively. The amount of the provision and allowance for estimated losses on loans is influenced by current economic conditions, actual loss experience, industry trends and other factors, such as adverse economic conditions, including declining real estate values, in the Bank's market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for estimated losses on loans. Such agencies may require the Bank to provide additions  to the  allowance  based upon  judgments  which  differ from those of management. Although management uses the best information available and maintains the Bank's allowance for losses at a level it believes adequate to provide for losses, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions that may be beyond the Bank's control.


         Noninterest Income. Noninterest income for the year ended December 31, 1996, was $387,000 compared to $337,000 for the year ended December 31, 1995, an increase of $50,000, or 14.8%. The increase was the result of a decrease in the loss on sale of securities of $37,000 combined with the $27,000 increase in fees and service charges. This was partially offset by a decrease of $18,000 in other income on primarily related to FHA and VA loans on which the applications were taken for other lenders.


       Noninterest Expense. Noninterest expense was $4.5 million for the year ended December 31, 1996 compared to $3.2 million for the year ended December 31, 1995, an increase of $1.3 million, or 40.6%. The increase was primarily due to an $840,000 one-time special assessment on SAIF insured deposits resulting from federal legislation enacted on September 30, 1996. The Bank also recognized a gain on the sale of other real estate owned of $223,000 in 1995 compared to zero in 1996 and experienced an increase in occupancy expense of $82,000 due primarily to increased real estate tax assessments in 1996.

         Income Taxes. The provision for income taxes was $83,000 for the year ended December 31, 1996 compared to $559,000 for the year ended December 31, 1995. The decrease was primarily due to a decrease in pretax income of $1.3 million.

                                  RISK FACTORS

       The following factors, in addition to those discussed elsewhere in this Prospectus, should be considered by investors before deciding whether to purchase the Common Stock offered in the Offering.

Limited Growth Potential

       The Bank experiences strong competition in its local market area in both originating loans and attracting deposit accounts. This competition arises principally from savings institutions and commercial banks as well as other types of financial service companies such as mortgage bankers, securities firms and credit unions. See "Business - Lending Activities" and "Competition."

       In view of the increasing cost and complexity of operating a financial institution, the Board of Directors believes that moderate growth of the Bank's assets and liabilities is important for maintaining profitability. In addition, the Board of Directors believes that growth will be needed in the future to leverage the new capital raised by the Conversion. See "Use of Proceeds."

       Unfortunately, as a result of competition from both depository as well as non-depository firms (such as mutual funds), the Bank has found it very difficult to increase its deposits on a cost effective basis. Since December 31, 1993, the Bank's deposit volume has declined slightly. Based on the above, the Board believes that future internal growth can be effectively sustained only at modest levels. As a result, the Holding Company's ability to quickly leverage the net proceeds from the Conversion is likely to be limited. Accordingly, for the near term, return on equity will decline from recent levels. Since return on equity is generally an important factor in determining an institution's stock price, an unfavorable return on equity could adversely affect the Holding Company's stock price. See "Pro Forma Data" and "Use of Proceeds."

Mortgage-Backed and Related Securities


       During much of the 1980s, as a result of fierce competition as well as volatility in interest rates and real estate values, the Bank deemphasized residential lending. In order to offset the resulting decline in the proportion of its assets consisting of loans as well as increase its holdings of assets having a short or intermediate term to maturity on repricing, the Bank accumulated a substantial portfolio of mortgage-backed and related securities. Although the proportion of the Bank's assets consisting of loans has increased significantly over the last several years as a result of a reemphasis on residential lending, as of September 30, 1996, 45.0% of the Bank's assets consisted of mortgage-backed securities. Since such securities generally carry a lower yield than residential loans, if the proportion of the Bank's assets consisting of these securities increases, its asset yield and hence its interest rate spread would likely be adversely affected. In addition, since a significant portion of the Bank's mortgage backed and related securities are classified for accounting purposes as "available-for-sale," any reduction in the value of such securities below their carrying value resulting from a change in economic condition would result in a charge to equity. See "Business - Mortgage-Backed and Related Securities." There can be no assurance that earnings will not be adversely affected in the future if the proportion of the Bank's assets which consists of mortgage-backed and other securities increases.


Interest Rate Risk Exposure

       The Bank's  profitability  is  dependent  to a large  extent upon its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. When interest rates rise, the Bank's net interest income tends to be adversely impacted since its liabilities tend to reprice more quickly than its assets. Conversely, in a declining rate environment the Bank's net interest income is generally positively impacted since its assets tend to reprice more slowly than its liabilities. Changes in the level of interest rates also affect the amount of loans originated by the Bank and, thus, the amount of loan and commitment fees, as well as the market value of the Bank's interest-earning assets. Moreover, increases in interest rates also can result in disintermediation, which is the flow of funds away from savings institutions into direct investments, such as corporate securities and other investment vehicles, which generally pay higher rates of return than savings institutions. Finally, a flattening of the "yield curve" (i.e., a decline in the difference between long and short term interest rates), could adversely impact net interest income to the extent that the Bank's assets have a longer average term than its liabilities.

       In managing its asset/liability mix, the Bank at times, depending on the relationship between long- and short-term interest rates, market conditions and consumer preference, places more emphasis on managing net interest margin than on better matching the interest rate sensitivity of its assets and liabilities in an effort to enhance net interest income. As a result, the Bank will continue to be significantly vulnerable to changes in interest rates and to decreases in the difference between long and short term interest rates.

       At September 30, 1996, the Bank's net portfolio value would have declined by 14% and 36%, respectively, in the event of a 200 and a 400 basis point increase in general interest rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management."


Risks Associated with the Establishment of a Charitable Foundation

       The establishment of the Foundation is subject to the approval of the Bank's members at a Special Meeting. If approved by members, the Foundation will be initially funded with contributions from the Holding Company aggregating $1.0 million which will be accrued when the Conversion is completed which is expected in the first or second quarter of 1997.


       Negative Impact on Earnings. Assuming receipt of approval of the Bank's members, establishment of the Foundation will have an adverse impact on the Holding Company's earnings. The Holding Company will recognize an expense in the amount of the $1.0 million of initial contributions to the Foundation in the quarter in which the Conversion is completed, which is expected to be the first or second quarter of fiscal 1997. Such expense will reduce earnings and have a material adverse impact on the Holding Company's earnings in the periods recorded. The contribution expense will be partially offset by the tax deductibility of the expense. The Holding Company has been advised by its independent accountants that the contribution to the Foundation will be tax deductible, subject to a limitation based on 10% of the Holding Company's annual taxable income. Assuming a contribution of $1.0 million, the Holding Company estimates a net tax effected expense of $612,000. If the Foundation had been established at September 30, 1996 the Bank would have reported a net loss of $504,000 for the nine month period rather than reporting net income or $108,000.

       In the future, the Holding Company currently intends to contribute up to 10% of its net income, in the form of cash or stock, to the Foundation on an annual basis. The amount of such future contributions, if any, will be determined based upon, among other factors, an assessment of the Holding Company's then current financial position, operations and prospects and on the need for charitable activities in the Bank's market area. Any such contribution, regardless of form, will result in an increase in non-interest expense and thus a reduction in net earnings. In addition, any contribution of authorized but unissued shares would dilute the interests of outstanding shares. However, the Holding Company currently anticipates that any contribution of shares by it to the Foundation will be funded through shares repurchased in the open market. The Holding Company does not intend to make any contributions to the Foundation which are not deductible for Federal Income Tax purposes.

       Possible Nondeductibility of the Contribution. The Foundation will submit a request to the Internal Revenue Service ("IRS") to be recognized as a tax-exempt organization under Section 501(c)(3) under the Code. Assuming that the Foundation so qualifies, the Holding Company will be entitled to a deduction in the amount of the contributions at the time of the contributions, subject to an annual limitation based on 10% of the Holding Company's annual taxable income. The Holding Company, however, would be able to carry forward any unused portion of the deduction for five years following the contribution for federal and Illinois tax purposes. Based on its present information, the Holding Company currently estimates that substantially all of the contribution should be deductible for federal and Illinois tax purposes. However, no assurances can be made that the Holding Company will have sufficient pre-tax income over the five-year period following the years in which the contributions are initially made to utilize fully the carryover related to the excess contribution. There can be no assurances that the IRS will recognize the Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, the Holding Company's tax benefit related to the Foundation would have to be reversed, resulting in a further reduction in earnings in the year in which IRS makes such determination.

         Potential Change in Valuation and Capital if the Foundation is Not Established. The establishment of the Foundation was taken into account by Keller in determining the estimated pro forma market value of the Holding Company. The aggregate price of the shares of Common Stock being offered in the Offering is based upon the independent appraisal conducted by Keller of the estimated pro forma market value of the Holding Company. The pro forma aggregate price of the shares being offered for sale in the Conversion is currently estimated to be between $13.3 million and $18.1 million, with a midpoint of $15.7 million. The pro forma price to book ratio and the pro forma price to earnings ratio are 63.78% and 40.00x, respectively, at the midpoint of the Estimated Price Range. In the event that the Conversion did not include the Foundation, Keller has estimated that the estimated pro forma stockholders' equity of the Company would be approximately $26.3 million at the midpoint based on a pro forma price to book ratio of 64.35% and a pro forma price to earnings ratio of 34.48x. This represents an increase of $1.7 million at the midpoint of the Estimated Valuation Range. If the Foundation were not part of the Conversion, the Estimated Price Range of the shares being offered is estimated to be between $14.4 million and $19.4 million. This represents an increase of $1.2 million at the midpoint of the Estimated Valuation Range. See "Comparison of Valuation and Pro Forma Information with No Foundation." This estimate by Keller was prepared at the request of the OTS and is solely for purposes of providing members with sufficient information with which to make an informed decision on the Foundation. There is no assurance that if the Foundation is not approved, the appraisal prepared at that time would conclude that the pro forma market value of the Holding Company would be the same as the amount estimated herein. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among aother things, market and economic conditions.

         The Foundation is integrally tied to the Bank's business of operating a community banking institution and the Bank believes that the Foundation will have a positive impact on the Bank's long-term franchise value. The amount of Common Stock being offered in the Conversion at the midpoint of the Estimated Price Range is approximately $1.2 million less than the estimated amount of Common Stock that would be offered in the Conversion without the Foundation based on the estimate provided by Keller. The decrease in the amount of Common Stock being offered will not have a significant effect on the Holding Company or the Bank's capital position. The Bank's regulatory capital is significantly in excess of its regulatory capital requirements and will further exceed such requirements following the Conversion. The Bank's tangible, core and risk-based capital ratios at September 30, 1996 were 7.8%, 7.8% and 24.9%, respectively. Assuming the sale of shares at the midpoint of the Estimated Price Range, the Bank's pro forma tangible, core and risk-based capital ratios at September 30, 1996 would be 11.3%, 11.3% and 35.8%, respectively. On a consolidated basis, the Holding Company's pro forma stockholders' equity would be $24.6 million, assuming the sale of shares at the midpoint of the Estimated Price Range and contribution to the Foundation. Pro forma stockholders' equity per share and pro forma net earnings per share would be $15.68 and $0.19, respectively. If the Foundation were not established in the Conversion, based on the Keller estimate, the Holding Company's pro forma stockholders' equity would be approximately $26.3 million at the midpoint of the estimate and pro forma stockholders' equity per share and pro forma net earnings per share would be approximately the same with the Foundation as without the establishment of the Foundation. See "Comparison of Valuation and Pro Forma Information with No Foundation."

         Potential Anti-Takeover Effect. If approved by the Bank's members, upon completion of the Conversion, the Foundation will have the ability to purchase shares of the Holding Company's Common Stock in the open market. However, the Foundation does not currently intend to purchase any Company shares. Moreover, the OTS has informed the Holding Company that any such purchase would be considered repurchases by the Holding Company under the OTS conversion rules and thus subject to the restrictions thereunder.


         The Foundation may also acquire shares of the Common Stock through donations of stock by the Holding Company. However, the Holding Company has no specific plans to donate shares to the Foundation at this time.

       Under  the  terms  of the  OTS  order  approving  the  Bank's  conversion application, the shares of Common Stock of the Holding Company held by the Foundation must be voted in the same ratio as all other shares of the Holding Company's Common Stock on all proposals considered by the stockholders of the Holding Company. See "The Conversion--Establishment of the Charitable Foundation." Based on the above, the Holding Company does not believe the Foundation will have an anti-takeover effect on the Holding Company.

       Potential Challenges. The establishment and funding of a charitable foundation as part of a conversion is innovative and has occured on only two other occasions in connection with a conversion. As such, the Foundation may be subject to potential challenges notwithstanding that the Boards of Directors of the Company have carefully considered the various factors involved in the establishment of the Foundation in reaching its determination to establish the Foundation as part of the Conversion. See "The Conversion--Establishment of the Charitable Foundation." In conjunction with its approval of the Conversion, the Bank determined to submit the Foundation for a vote of members so that members have a right to vote on whether the Foundation should be established. If an action were instituted seeking to require the Bank to eliminate establishment of the Foundation in connection with the Conversion, no assurances can be made that the resolution of such action would not result in a delay in the consummation of the Conversion or that any objecting persons would not be ultimately successful in obtaining such removal or other equitable relief or monetary damages against the Holding Company or the Bank. Additionally, if the Holding Company and the Bank are forced to eliminate the Foundation, the Holding Company may be required to resolicit subscribers in the Offerings.


       Approval of Members. Establishment of the Foundation is subject to the approval of a majority of the total outstanding votes of the Bank's members eligible to be cast at the Special Meeting. The Foundation will be considered as a separate matter from approval of the Plan of Conversion. If the Bank's members approve the Plan of Conversion, but not the establishment of the Foundation, the Bank intends to complete the Conversion without the establishment of the Foundation. Failure to approve the Foundation may materially increase the pro forma market value of the Common Stock being offered for sale in the Offering since the Valuation Range, as set forth herein, takes into account the proposed $1.0 million contribution to the Foundation. If the pro forma market value of the Company without the Foundation is either greater than $20.8 million or less than $14.4 million or if the OTS otherwise requires a resolicitation of subscribers, the Bank will establish a new Estimated Price Range and commence a resolicitation of subscribers (i.e., subscribers will be permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest.) Any change in the Estimated Price Range must be approved by the OTS. "See The Conversion--Stock Pricing."


Competition

       Hemlock Federal experiences significant competition in its local market area in both originating real estate and other loans and attracting deposits. This competition arises from other savings institutions as well as commercial banks, mortgage banks, credit unions and national and local securities firms. The Bank's competitors include many significantly larger banks, including several large regional banks with offices in Hemlock Federal's primary market area. Due to their size, these large banks can achieve certain economies of scale and as a result offer a broader range of products and services than are currently available at the Bank. The Bank attempts to mitigate the effect of such factors by emphasizing customer service. Such competition may limit Hemlock Federal's growth in the future. See "Business - Competition."

Takeover Defensive Provisions


         Holding Company and Bank Governing Instruments. Certain provisions of the Holding Company's Certificate of Incorporation and Bylaws assist the Holding Company in maintaining its status as an independent publicly owned corporation. However, such provisions may also block stockholders from approving a potential takeover of the Holding Company which a majority of such stockholders believe to be in their best interests. These provisions provide for, among other things, limiting voting rights of beneficial owners of more than 10% of the Common Stock, staggered terms for directors, noncumulative voting for directors, limits on the calling of special meetings, a fair price/supermajority vote requirement for certain business combinations and certain notice requirements. The 10% vote limitation would not affect the ability of an individual who is not the beneficial owner of more than 10% of the Common Stock to solicit revocable proxies in a public solicitation for proxies for a particular meeting of stockholders and to vote such proxies. In addition, provisions in the Bank's federal stock Charter that have an anti-takeover effect could also be applicable to changes in control of the Holding Company as the sole shareholder of the Bank. The Bank's Charter includes a provision applicable for five years which prohibits acquisitions and offers to acquire, directly or indirectly, the beneficial ownership of more than 10% of the Bank's securities. Any person violating this restriction may not vote the Bank's securities in excess of 10%. Any or all of these provisions may discourage potential proxy contests and other takeover attempts, particularly those which have not been negotiated with the Board of Directors. In addition, the Holding Company's certificate of incorporation also authorizes preferred stock with terms to be established by the Board of Directors which may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights and may have a dilutive effect on the ownership interests of holders of the Common Stock. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions."


       Regulatory and Statutory Provisions. Federal regulations prohibit, for a period of three years following the completion of the Conversion, any person from offering to acquire or acquiring the beneficial ownership of more than 10% of the stock of a converted savings institution or its holding company without prior OTS approval. Federal law also requires OTS approval prior to the acquisition of "control" (as defined in OTS regulations) of an insured institution, including a holding company thereof. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions."

       Employment Agreements, Severance Agreements and Other Benefit Plans. The employment agreements, severance agreements, the proposed Stock Option Plan and the proposed RRP also contain provisions that could have the effect of discouraging takeover attempts of the Holding Company.

       The Bank intends to enter into employment agreements with Chairman Partynski and President Stevens and severance agreements with two other executive officers. The employment agreements provide for an annual base salary in an amount not less than the employee's current salary and an initial term of three years. The agreements may be extended for an additional year on each annual anniversary date, but only if such extensions are approved by the Board of Directors. The employment agreements also provide for payment of the employee's salary to the employee for the remainder of the term of the agreement, plus an additional amount, the sum of which will not exceed a percentage of the employee's base compensation, in the event there is a "change in control" of the Bank (as defined in the agreement) where employment terminates involuntarily in connection with such change in control or within 12 months thereafter.

       The Bank also intends to enter into change in control severance agreements with three other executive officers. Such agreements become effective upon completion of the Conversion and have initial terms of 12 months. In the event the officer is terminated following a change in control (as defined in the agreements), such officer will be entitled to a severance payment equal to 100% of such employee's annual compensation. Currently, no officers have employment or severance agreements. For more information regarding these agreements, see "Management - Executive Compensation - Employment Agreements and Severance Agreements."

       Possible Dilutive Effects. The issuance of additional shares pursuant to the proposed Stock Option Plan and RRP will result in a dilution in the percentage of ownership of the Holding Company of those persons purchasing Common Stock in the Conversion, assuming that the shares utilized to fund the proposed Stock Option Plan and RRP awards come from authorized but unissued shares. Assuming the exercise of all options available under the Stock Option Plan and the award of all shares available under the RRP, and assuming the use of authorized but unissued shares, the interest of stockholders will be diluted by approximately 9.1% and 3.8%, respectively. See "Pro Forma Data," "Management
- Benefit Plans - Stock Option and Incentive Plan," and "- Recognition and Retention Plan" and "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions." For financial accounting purposes, certain incentive grants under the proposed RRP will result in the recording of compensation expense over the vesting period. See "Pro Forma Data."


       Voting Control of Directors and Executive Officers. The directors and executive officers (9 persons) of the Bank are anticipated to purchase an aggregate of approximately $1,246,000 or approximately 9.3% of the shares offered in the Conversion at the minimum of the Estimated Valuation Range, or 6.9% of the shares offered in the Conversion at the maximum of the Estimated Valuation Range. Directors and executive officers will also receive awards under the proposed Stock Option Plan and the proposed RRP. Assuming the purchase of $1,246,000 of Common Stock in the Conversion by directors and executive officers in the aggregate, the full vesting of the restricted stock to be awarded under the proposed RRP and the issuance of shares from authorized but unissued shares in connection with the exercise of all options intended to be awarded under the proposed Stock Option Plan the Conversion and approval of the Stock Option Plan and the RRP by the stockholders, the shares owned by the directors and executive officers in the aggregate would be between 19.0% (at the maximum of the Estimated Valuation Range) and 21.2% (at the minimum of the Estimated Valuation Range) of the outstanding shares. In addition, the ESOP is expected to purchase 8% of the shares sold in the Conversion. This stock ownership, if voted as a block, could defeat takeover attempts favored by other stockholders.


Post Conversion Overhead Expense

       After completion of the Conversion, the Holding Company's noninterest expense is likely to increase as a result of the financial accounting, legal and tax expenses usually associated with operating as a public company. See "Regulation - Federal and State Taxation" and "Additional Information." In addition, it is currently anticipated that the Holding Company will record additional expense based on the proposed RRP. See "Pro Forma Data" and "Management - Benefit Plans - Recognition and Retention Plan." Finally, the Holding Company will also record additional expense as a result of the adoption of the ESOP. See "Management - Benefit Plans - Employee Stock Ownership Plan."

       Statement of Position 93-6 "Employers' Accounting for Employee Stock Ownership Plans" ("SOP 93-6") requires an employer to record compensation expense in an amount equal to the fair value of shares committed to be released to employees from an employee stock ownership plan. Assuming shares of Common Stock appreciate in value over time, the adoption of SOP 93-6 may increase compensation expense relating to the ESOP to be established in connection with the Conversion as compared with prior guidance which required the recognition of compensation expense based on the cost of shares acquired by the ESOP. It is impossible to determine at this time the extent of such impact on future net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Impact of New Accounting Standards" and "Pro Forma Data."

       In addition, the Company will experience additional expenses in the future as a result of the formation and funding of the Foundation. See "The Conversion - Establishment of a Charitable Foundation."

Regulatory Oversight

       The Bank is subject to extensive regulation, supervision and examination by the OTS as its chartering authority and primary federal regulator, and by the FDIC, which insures its deposits up to applicable limits. The Bank is a member of the Federal Home Loan Bank (the "FHLB") of Chicago and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). As the savings and loan holding company of the Bank, the Holding Company will be subject to regulation and oversight by the OTS. See "Regulation." Such regulation and supervision governs the activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have been granted extensive discretion in connection with their supervisory and enforcement activities which are intended to strengthen the financial condition of the Banking industry, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution's allowance for loan losses. See "Regulation - Federal Regulation of Savings Associations" and "- Regulatory Capital Requirements." Any change in such regulation and oversight, whether by the OTS, the Federal Reserve Board, the FDIC or Congress, could have a material impact on the Holding Company, the Bank and their respective operations.

Risk of Delayed Offering


         The Subscription Offering will expire at noon, Oak Forest, Illinois time, on March 17, 1997 unless extended by the Bank and the Holding Company. Depending on the availability of shares and market conditions at or near the completion of the Subscription Offering, the Holding Company may conduct a Public Offering through KBW. If the Offering is extended beyond May 1, 1997, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned with interest. There can be no assurance that the Offering will not be extended as set forth above.

       A material delay in the completion of the sale of all unsubscribed shares in the Public Offering or otherwise may result in a significant increase in the costs in completing the Conversion. Significant changes in the Bank's operations and financial condition, the aggregate market value of the shares to be issued in the Conversion and general market conditions may occur during such material delay. In the event the Conversion is not consummated within 24 months after the date of the Special Meeting, OTS regulations would require the Bank to charge accrued Conversion costs to then-current period operations. See "The Conversion
- Risk of Delayed Offering."

Absence of Active Market for the Common Stock


       The Holding Company, as a newly organized company, has never issued capital stock. Consequently, there is not at this time any market for the Common Stock. The Common Stock has received preliminary approval for listing on the Nasdaq National Market under the symbol "HMLK." KBW has agreed to act as a market maker and to assist the Holding Company in securing a second market maker to make a market in the Common Stock. However, there can be no assurance that at least two market makers will be obtained, that the Bank will receive final approval for listing on the Nasdaq National Market, that an active and liquid market for the Common Stock will develop or be maintained or that resales of the Common Stock can be made at or above the Purchase Price. See "Market for Common Stock."


Possible Consequences of Amendment to Plan of Conversion

       The Plan of Conversion provides that, if deemed necessary or desirable by the Boards of Directors of the Bank and the Holding Company, the Plan of Conversion may be substantively amended by a two-thirds vote of the respective Boards of Directors of the Bank and the Holding Company, as a result of comments from regulatory authorities or otherwise, at any time with the concurrence of the Securities and Exchange Commission ("SEC") and the OTS. Moreover, if the Plan of Conversion is amended, subscriptions which have been received prior to such amendment will not be refunded unless otherwise required by the SEC or the OTS. If the Plan of Conversion is amended in a manner that is deemed to be material to the subscribers by the Holding Company, subscription funds will be returned to subscribers with interest unless they affirmatively elect to increase, decrease or maintain their subscriptions. No such amendments are currently contemplated, although the Bank reserves the right to increase or decrease purchase limitations without a subscriber resolicitation. See "The Conversion - Approval, Interpretation, Amendment and Termination."

                      HEMLOCK FEDERAL FINANCIAL CORPORATION

       The Holding Company was formed at the direction of Hemlock Federal in December 1996 for the purpose of becoming a savings and loan holding company and owning all of the outstanding stock of the Bank issued in the Conversion. The Holding Company is incorporated under the laws of the State of Delaware. The
Holding Company is authorized to do business in the State of Illinois, and generally is authorized to engage in any activity that is permitted by the Delaware General Corporation Law. The business of the Holding Company initially will consist only of the business of Hemlock Federal. The holding company structure will, however, provide the Holding Company with greater flexibility than the Bank has to diversify its business activities, through existing or newly formed subsidiaries, or through acquisitions or mergers of stock financial institutions, as well as, other companies. Although there are no current arrangements, understandings or agreements regarding any such activity or acquisition, the Holding Company will be in a position after the Conversion, subject to regulatory restrictions, to take advantage of any favorable acquisition opportunities that may arise.

       The assets of the Holding Company will consist initially of the stock of Hemlock Federal, a note evidencing the Holding Company's loan to the ESOP and up to 50% of the net proceeds from the Conversion (less the amount used to fund the ESOP loan). See "Use of Proceeds." Initially, any activities of the Holding
Company are anticipated to be funded by such retained proceeds and the income thereon and dividends from Hemlock Federal, if any. See "Dividends" and "Regulation - Holding Company Regulation." Thereafter, activities of the Holding Company may also be funded through sales of additional securities, through borrowings and through income generated by other activities of the Holding Company. At this time, there are no plans regarding such other activities other than the intended loan to the ESOP to facilitate its purchase of Common Stock in the Conversion. See "Management - Benefit Plans - Employee Stock Ownership Plan."

       The executive office of the Holding Company is located at 5700 West 159th Street, Oak Forest, Illinois 60452-3198. Its telephone number at that address is
(708) 687-9400.

                                 HEMLOCK FEDERAL


       Hemlock Federal serves the financial needs of communities in its market area through its main office located at 5700 West 159th Street, Oak Forest, Illinois and its two branch offices located at 8855 South Ridgeland Avenue, Oak Lawn, Illinois 60453 and 4646 South Damen Avenue, Chicago, Illinois 60609. Its deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC"). At September 30, 1996, Hemlock Federal had total assets of $146.6 million, deposits of $129.2 million and equity of $12.0 million (or 8.2% of total assets).


       Hemlock Federal has been, and intends to continue to be, an independent, community oriented, financial institution. Hemlock Federal's business involves attracting deposits from the general public and using such deposits, together with other funds, to originate one- to four-family residential mortgage loans and, to a much lesser extent, multi-family, consumer and other loans primarily in its market area. At September 30, 1996, $47.7 million, or 88.7%, of the Bank's total loan portfolio consisted of residential one- to four-family mortgage loans. See "Business - Lending Activities." The Bank also invests in mortgage-backed and other securities and other permissible investments. See "Business - Investment Activities - Securities" and "- Mortgage-Backed and Related Securities."

       The executive office of the Bank is located at 5700 West 159th Street, Oak Forest, Illinois 60452-3198. Its telephone number at that address is (708) 687-9400.

                                 USE OF PROCEEDS


       Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, it is presently anticipated that such net proceeds will be between $12.8 million and $17.5 million (or up to $20.1 million in the event of an increase in the aggregate pro forma market value of the Common Stock of up to 15% above the maximum of the Estimated Valuation Range). See "Pro Forma Data" and "The Conversion Stock Pricing and Number of Shares to be Issued" as to the assumptions used to arrive at such amounts.


       In exchange for all of the common stock of Hemlock Federal issued upon conversion, the Holding Company will contribute approximately 50% of the net proceeds from the sale of the Holding Company's Common Stock to Hemlock Federal. On an interim basis, the proceeds will be invested by the Holding Company and Hemlock Federal in short-term investments similar to those currently in the Bank's portfolio. The specific types and amounts of short-term assets will be determined based on market conditions at the time of the completion of the Conversion. In addition, the Holding Company intends to provide the funding for the ESOP loan. Based upon the initial Purchase Price of $10.00 per share, the dollar amount of the ESOP loan would range from $1.1 million (based upon the sale of shares at the minimum of the Estimated Valuation Range) to $1.4 million (based upon the sale of shares at the maximum of the Estimated Valuation Range). The interest rate to be charged by the Holding Company on the ESOP loan will be based upon the IRS prescribed applicable federal rate at the time of origination. It is anticipated that the ESOP will repay the loan through periodic tax-deductible contributions from the Bank over a ten-year period.

       In the event the Foundation is approved by the Bank's members, the Holding Company will contribute an aggregate of $1.0 million to the Foundation. See "The Conversion - Establishment of a Charitable Foundation."

       The net proceeds received by Hemlock Federal will become part of Hemlock Federal's general funds for use in its business and will be used to support the Bank's existing operations, subject to applicable regulatory restrictions. Immediately upon the completion of the Conversion, it is anticipated that the Bank will invest such proceeds into short-term assets. Subsequently, the Bank will redirect the net proceeds to the origination of loans, subject to market conditions. In addition, the Bank may direct a portion of the proceeds towards the establishment of a new branch office in the southwestern suburbs of Chicago, although the Bank had no specific plans regarding any such new office as of the date hereof.

       After the completion of the Conversion, the Holding Company will redirect the net proceeds invested by it in short-term assets into a variety of mortgage-backed securities and other securities similar to those already held by the Bank. Also, the Holding Company may use a portion of the proceeds to fund the RRP, subject to shareholder approval of such plan. Compensation expense related to the RRP will be recognized as share awards vest. See "Pro Forma Data." Following stockholder ratification of the RRP, the RRP will be funded either with shares purchased in the open market or with authorized but unissued shares. Based upon the initial Purchase Price of $10.00 per share, the amount required to fund the RRP through open-market purchases would range from approximately $533,800 (based upon the sale of shares at the minimum of the Estimated Valuation Range) to approximately $722,200 (based upon the sale of shares at the maximum of the Estimated Valuation Range). In the event that the per share price of the Common Stock increases above the $10.00 per share Purchase Price following completion of the Offering, the amount necessary to fund the RRP would also increase. The use of authorized but unissued shares to fund the RRP could dilute the holdings of stockholders who purchase Common Stock in the Conversion. See "Business - Lending Activities" and " - Investment Activities" and "Management - Benefit Plans - Employee Stock Ownership Plan" and "- Recognition and Retention Plan."

       The proceeds may also be utilized by the Holding Company to repurchase (at prices which may be above or below the initial offering price) shares of the Common Stock through an open market repurchase program subject to limitations contained in OTS regulations, although the Holding Company currently has no specific plan to repurchase any of its stock. In the future, the Board of Directors of the Holding Company will make decisions on the repurchase of the Common Stock based on its view of the appropriateness of the price of the Common Stock as well as the Holding Company's and the Bank's investment opportunities and capital needs. Under current OTS regulations, no repurchases may be made within the first year following Conversion except with OTS approval under "exceptional circumstances." During the second and third years following Conversion, OTS regulations permit, subject to certain limitations, the repurchase of up to five percent of the outstanding shares of stock during each twelve-month period with a greater amount permitted with OTS approval. In general, the OTS regulations do not restrict repurchases thereafter, other than limits on the Bank's ability to pay dividends to the Holding Company to fund the repurchase. For a description of the restrictions on the Bank's ability to provide the Holding Company with funds through dividends or other distributions, see "Dividends" and "The Conversion - Restrictions on Repurchase of Stock."

       The Holding Company or Hemlock Federal might consider expansion through the acquisition of other financial services providers (or branches, deposits or assets thereof), although there are no specific plans, negotiations or written or oral agreements regarding any acquisitions at this time.

                                    DIVIDENDS

       The Board of Directors may consider a policy of paying cash dividends on the Common Stock. Dividends, when and if paid, will be subject to determination and declaration by the Board of Directors at its discretion. They will take into account the Holding Company's consolidated financial condition, the Bank's regulatory capital requirements, including the fully phased-in capital requirements, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other factors. The Holding Company may also consider making a one time only special dividend or distribution (including a tax-free return of capital) provided that the Holding Company will take no steps toward making such a distribution for at least one year following the completion of the Conversion.

       It is not presently anticipated that the Holding Company will conduct significant operations independent of those of Hemlock Federal for some time following the Conversion. As such, the Holding Company does not expect to have any significant source of income other than earnings on the net proceeds from the Conversion retained by the Holding Company (which proceeds are currently estimated to range from $6.4 million to $8.7 million based on the minimum and the maximum of the Estimated Valuation Range, respectively) and dividends from Hemlock Federal, if any. Consequently, the ability of the Holding Company to pay cash dividends to its stockholders will be dependent upon such retained proceeds and earnings thereon, and upon the ability of Hemlock Federal to pay dividends to the Holding Company. See "Description of Capital Stock - Holding Company Capital Stock - Dividends." Hemlock Federal, like all savings associations regulated by the OTS, is subject to certain restrictions on the payment of dividends based on its net income, its capital in excess of the regulatory capital requirements and the amount of regulatory capital required for the liquidation account to be established in connection with the Conversion. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank - Liquidation Rights in Proposed Converted Institution" and "Regulation - Regulatory Capital Requirements" and "- Limitations on Dividends and Other Capital Distributions." Earnings allocated to Hemlock Federal's "excess" bad debt reserves and deducted for federal income tax purposes cannot be used by Hemlock Federal to pay cash dividends to the Holding Company without adverse tax consequences. See "Regulation - Federal and State Taxation."

                             MARKET FOR COMMON STOCK


       Hemlock Federal, as a mutual thrift institution, and the Holding Company, as a newly organized company, have never issued capital stock. Consequently, there is not at this time an existing market for the Common Stock. The Common Stock has been preliminarily approved for trading on the NASDAQ National Market System under the symbol "HMLK" upon completion of the Conversion. In order to be quoted on the Nasdaq National Market, among other criteria, there must be at least two market makers for the Common Stock. Keefe, Bruyette & Woods has agreed, subject to certain conditions, to act as a market maker for the Holding Company's Common Stock following the Conversion, and assist in securing a second market maker to do the same. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of both willing buyers and sellers of the Common Stock at any given time. Accordingly, there can be no assurance that an active and liquid market for the Common Stock will develop or be maintained or that resales of the Common Stock can be made at or above the Purchase Price. See "The Conversion - Stock Pricing and Number of Shares to be Issued."


                                 PRO FORMA DATA

       The following table sets forth the historical net income, retained earnings and per share data of Hemlock Federal at and for the nine months ended September 30, 1996 and the fiscal year ended December 31, 1995, and after giving effect to the Conversion, the pro forma net income, capital stock and stockholders' equity and per share data of the Holding Company at and for the nine months ended September 30, 1996 and the fiscal year ended December 31, 1995. The pro forma data has been computed on the assumptions that (i) the specified number of shares of Common Stock was sold at the beginning of the specified periods and yielded net proceeds to the Holding Company as indicated,
(ii) 50% of such net proceeds were retained by the Holding Company and the remainder were used to purchase all of the stock of Hemlock Federal, and (iii) such net proceeds, less the amount of the ESOP and RRP funding and a $1.0 million contribution to the Foundation, were invested by the Bank and Holding Company at the beginning of the periods to yield a pre-tax return of 5.39% for the nine months ended September 30, 1996 and 5.39% for the fiscal year ended December 31, 1995. The assumed return is based upon the market yield rate of one-year U.S. Government Treasury Securities as of December 6, 1996. The use of this current rate is viewed to be more relevant in the current interest rate environment than the use of an arithmetic average of the weighted average yield earned by the Bank on its interest-earning assets and the weighted average rate paid on its deposits during such periods. In calculating the underwriting fees, the table assumes that (i) no commission was paid on $1,246,000 shares sold to directors, officers and employees, (ii) 8% of the total shares sold in the Conversion were sold to the ESOP at no commission, and (iii) the remaining shares were sold at a 1.5% commission. (These assumptions represent management's estimate as to the distribution of stock orders in the Conversion. However, there can be no assurance that such estimate will be accurate and that a greater proportion of shares will not be sold at a higher commission, thus increasing offering expenses.) Fixed expenses are estimated to be $335,000. Actual Conversion expenses may be more or less than those estimated because the fees paid to KBW and other brokers will depend upon the categories of purchasers, the Purchase Price and market conditions and other factors. The pro forma net income amounts derived from the assumptions set forth herein should not be considered indicative of the actual results of operations of the Holding Company that would have been attained for any period if the Conversion had been actually consummated at the beginning of such period, and the assumptions regarding investment yields should not be considered indicative of the actual yields expected to be achieved during any future period.

       The total number of shares to be issued in the Conversion may be increased or decreased significantly, or the price per share decreased, to reflect changes in market and financial conditions prior to the close of the Offering. However, if the aggregate Purchase Price of the Common Stock sold in the Conversion is below $13,345,000 (the minimum of the Estimated Valuation Range) or more than $20,763,250 (15% above the maximum of the Estimated Valuation Range), subscribers will be offered the opportunity to modify or cancel their subscriptions. See "The Conversion - Stock Pricing and Number of Shares to be Issued."


                                                                 At or For the Nine Months Ended September 30, 1996
                                                                 --------------------------------------------------
                                                                                                          15% Above
                                                                  Minimum      Midpoint       Maximum      Maximum
                                                                 1,334,500     1,570,000     1,805,500    2,076,325
                                                                 Shares at     Shares at     Shares at    Shares at
                                                                $10.00 per    $10.00 per    $10.00 per   $10.00 per
                                                                   Share         Share         Share        Share
                                                                   -----         -----         -----        -----
                                                                    (Dollars in Thousands, Except Share Amounts)
Gross proceeds................................................      $ 13,345     $  15,700      $ 18,055     $ 20,763
Less offering expenses and commissions........................          (540)         (573)         (605)        (643)
                                                                   ---------    ----------     ---------   ----------
 Estimated net conversion proceeds............................        12,805        15,127        17,450       20,120
Less ESOP shares..............................................        (1,068)       (1,256)       (1,444)      (1,661)
Less RRP shares...............................................          (534)         (628)         (722)        (831)
Less initial Foundation contribution(1).......................          (612)         (612)         (612)        (612)
                                                                   ---------    ----------    ----------  -----------
 Estimated proceeds available for investment(2)...............      $ 10,591     $  12,631      $ 14,672    $  17,016
                                                                    ========     =========      ========    =========
Net Income:
  Historical..................................................      $    108      $    108     $     108    $     108
Pro Forma Adjustments:
   Net earnings from proceeds(3)..............................           262           313           363          421
   ESOP(3)....................................................           (49)          (58)          (66)         (76)
   RRP(4).....................................................           (49)          (58)          (66)         (76)
   Future Foundation contributions(1).........................           (27)          (30)          (34)         (38)
                                                                    --------     ---------     ---------   ----------
     Pro forma net income(6)..................................       $   245      $    275      $    305    $     339
                                                                     =======      ========      ========    =========
Net Income Per Share:
    Historical(7).............................................       $  0.09      $   0.07      $   0.06    $    0.06
Pro forma Adjustments:
     Net earnings from proceeds...............................          0.21          0.22          0.22         0.22
     ESOP(4)..................................................         (0.04)        (0.04)        (0.04)       (0.04)
     RRP(5)...................................................         (0.04)        (0.04)        (0.04)       (0.04)
     Future Foundation contributions(1).......................         (0.02)        (0.02)        (0.02)       (0.02)
                                                                    --------     ---------      --------     --------
         Pro forma net income per share(5)....................      $   0.20      $   0.19       $  0.18      $  0.18
                                                                     =======       =======        ======       ======
    Ratio of offering price to pro forma net income per share
       (annualized)...........................................         37.04 x       40.00 x       41.67 x      41.67 x
                                                                   =========      ========       =======      =======
    Number of shares using SOP 93-6...........................     1,235,747     1,453,820     1,671,893    1,922,677

Stockholders' Equity (Book Value)(8):
  Historical..................................................      $ 11,973     $  11,973     $  11,973    $  11,973
Pro Forma Per Share Adjustments:
  Estimated net Conversion proceeds...........................        12,805        15,127        17,450       20,120
  Less common stock acquired by:
   ESOP(4)....................................................        (1,068)       (1,256)       (1,444)      (1,661)
   RRP(5).....................................................          (534)         (628)         (722)        (831)
  Less initial Foundation contribution(1).....................          (612)         (612)         (612)        (612)
                                                                   ---------    ----------     ---------   ----------
       Pro forma stockholder's equity(5)......................      $ 22,564     $  24,604      $ 26,645    $  28,989
                                                                    ========     =========      ========    =========
Stockholders' Equity (Book Value)(8):
Per Share(7):
  Historical..................................................      $   8.97       $  7.62      $   6.63      $  5.76
Pro Forma Per Share Adjustments:
  Estimated net Conversion proceeds...........................          9.60          9.64          9.66         9.69
  Less common stock acquired by:
   ESOP(4)....................................................         (0.80)        (0.80)        (0.80)       (0.80)
   RRP(5).....................................................         (0.40)        (0.40)        (0.40)       (0.40)
  Less initial Foundation contribution(1).....................         (0.46)        (0.39)        (0.34)       (0.29)
                                                                   ---------     ---------      --------     --------
       Pro forma book value per share(6)......................      $  16.91      $  15.68       $ 14.75     $  13.96
                                                                    ========      ========       =======     ========
Pro forma price to book value.................................         59.14%        63.78%        67.80%       71.63%
Number of shares..............................................     1,334,500     1,570,000     1,805,500    2,076,325



                                                                     At or For the Year Ended December 31, 1995
                                                                     ------------------------------------------
                                                                                                          15% Above
                                                                  Minimum      Midpoint       Maximum      Maximum
                                                                 1,334,500    1,570,000      1,805,500    2,076,325
                                                                 Shares at     Shares at     Shares at    Shares at
                                                                $10.00 per    $10.00 per    $10.00 per   $10.00 per
                                                                   Share         Share         Share        Share
                                                                   -----         -----         -----        -----
                                                                    (Dollars in Thousands, Except Share Amounts)
Gross proceeds................................................     $  13,345      $ 15,700      $ 18,055     $ 20,763
Less offering expenses and commissions........................          (540)         (573)         (605)        (643)
                                                                  ----------     ---------     ---------    ---------
 Estimated net conversion proceeds............................        12,805        15,127        17,450       20,120
Less ESOP shares..............................................        (1,068)       (1,256)       (1,444)      (1,661)
Less RRP shares...............................................          (534)         (628)         (722)        (831)
Less initial Foundation contribution(1).......................          (612)         (612)         (612)        (612)
                                                                   ---------     ---------     ---------   ----------
 Estimated proceeds available for investment(2)...............      $ 10,590      $ 12,631      $ 14,672     $ 17,016
                                                                    ========      ========      ========     ========
Net Income:
  Historical..................................................    $      952        $  952           952     $    952
Pro Forma Adjustments:
   Net earnings from proceeds(3)..............................           349           417           484          561
   ESOP(4)....................................................           (65)          (77)          (88)        (102)
   RRP(5).....................................................           (65)          (77)          (88)        (102)
   Future Foundation contributions(1).........................          (117)         (121)         (126)        (131)
                                                                  ----------      --------     ---------    ---------
     Pro forma net income(6)..................................     $   1,054       $ 1,094      $  1,134     $  1,178
                                                                   =========       =======      ========     ========
Net Income Per Share:
    Historical(7).............................................     $    0.77          0.65          0.57         0.49
Pro forma Adjustments:
     Net earnings from proceeds...............................          0.28          0.29          0.29         0.29
     ESOP(4)..................................................         (0.05)        (0.05)        (0.05)       (0.05)
     RRP(5)...................................................         (0.05)        (0.05)        (0.05)       (0.05)
     Future Foundation contributions(1).......................         (0.10)        (0.09)        (0.08)       (0.07)
                                                                  ----------      --------      --------     --------
         Pro forma net income per share(5)....................    $     0.85      $   0.75       $  0.68      $  0.61
                                                                  ==========      ========       =======      =======
    Ratio of offering price to pro forma net income per share.         11.76x        13.33x        14.71x       16.39x
                                                                       =====         =====         =====        =====
           Number of shares using SOP 93-6(4).................     1,238,416     1,456,960     1,675,504    1,926,830

Stockholders' Equity (Book Value)(8):
  Historical..................................................      $ 11,877      $ 11,877      $ 11,877    $  11,877
Pro Forma Per Share Adjustments:
  Estimated net Conversion proceeds...........................        12,805        15,127        17,450       20,120
  Less common stock acquired by:
   ESOP(4)....................................................        (1,068)       (1,256)       (1,444)      (1,661)
   RRP(5).....................................................          (534)         (628)         (722)        (831)
  Less initial foundation contribution........................          (612)         (612)         (612)        (612)
                                                                  ----------     ---------    ----------   ----------
       Pro forma book value(5)................................      $ 22,467      $ 24,508      $ 26,549    $  28,893
                                                                    ========      ========      ========    =========
Stockholders' Equity (Book Value)(8):
Per Share(7):
  Historical..................................................     $    8.90        $ 7.55      $   6.58      $  5.72
Pro Forma Per Share Adjustments:
  Estimated net Conversion proceeds...........................          9.60          9.64          9.66         9.69
 Less common stock acquired by:
   ESOP(4)....................................................         (0.80)        (0.80)        (0.80)       (0.80)
   RRP(5).....................................................         (0.40)        (0.40)        (0.40)       (0.40)
 Less initial foundation contribution.........................         (0.46)        (0.38)        (0.34)       (0.29)
                                                                   ---------      --------      --------    ---------
       Pro forma book value per share(6)......................      $  16.84       $ 15.61       $ 14.70     $  13.92
                                                                    ========       =======       =======     ========
Offering Price Per Share as a Percentage of Pro Forma
   Stockholders' Equity Per Share.............................         59.38%        64.06%        68.02%       71.83%
                                                                    ========       =======       =======     ========
Number of shares..............................................     1,334,500     1,570,000     1,805,500    2,076,325

                                       36


-------------
(1) The Holding Company intends to establish a charitable foundation and commit to contribute $1.0 million to such foundation, subject to member approval, upon the completion of the Conversion. See "The Conversion--Establishment of Charitable Foundation." The amount of such initial contribution will be accrued as an expense in the fiscal quarter in which such foundation is established. In addition, in the future, the Holding Company intends to contribute up to 10% of net income annually to the Foundation. The amount of such future contributions, if any, will be determined based upon, among other factors, an assessment of the Holding Company's then current financial position, operations, and prospects and on the need for charitable activities in the Bank's market area. The net proceeds and pro forma earnings data contained herein are adjusted to reflect the initial $1.0 million accrual, net of a tax benefit of $388,000. The pro forma earnings data do not reflect such non-recurring accrual but rather reflect ongoing contributions of 10% of net income.

(2) Reflects a reduction to net proceeds for the cost of the ESOP and the RRP (which is subject to shareholder ratification) which it is assumed will be funded from the net proceeds retained by the Holding Company.

(3) No effect has been given to withdrawals from savings accounts for the purpose of purchasing Common Stock in the Conversion. For purposes of calculating pro forma net income, proceeds attributable to purchases by the ESOP and RRP, which purchases are to be funded by the Holding Company and the Bank, have been deducted from net proceeds.

(4) It is assumed that 8% of the shares of Common Stock offered in the Conversion will be purchased by the ESOP. The funds used to acquire such shares will be borrowed by the ESOP from the net proceeds from the Conversion retained by the Holding Company. The Bank intends to make contributions to the ESOP in amounts at least equal to the principal and interest requirement of the debt. The Bank's payment of the ESOP debt is based upon equal installments of principal and interest over a 10-year period. However, assuming the Holding Company makes the ESOP loan, interest income earned by the Holding Company on the ESOP debt will offset the interest paid by the Bank. Accordingly, only the principal payments on the ESOP debt are recorded as an expense (tax-effected) to the Holding Company on a consolidated basis. The amount of ESOP debt is reflected as a reduction of stockholders' equity. In the event that the ESOP were to receive a loan from an independent third party, both ESOP expense and earnings on the proceeds retained by the Holding Company would be expected to increase.

(5) Adjustments to both book value and net earnings have been made to give effect to the proposed open market purchase (based upon an assumed purchase price of $10.00 per share) following Conversion by the RRP (subject to stockholder ratification of such plan) of an amount of shares equal to 4% of the shares of Common Stock sold in the Conversion for the benefit of certain directors, officers and employees. Funds used by the RRP to purchase the shares will be contributed to the RRP by the Holding Company if the RRP is ratified by stockholders following the Conversion. Therefore, this funding is assumed to reduce the proceeds available for reinvestment. For financial accounting purposes, the amount of the contribution will be recorded as a compensation expense (although not an actual expenditure of funds) over the period of vesting. These grants are scheduled to vest in equal annual installments over the five years following stockholder ratification of the RRP. However, all unvested grants will be forfeited in the case of recipients who fail to maintain continuous service with the Holding Company or its subsidiaries. In the event the RRP is unable to purchase a sufficient number of shares of Common Stock to fund the RRP, the RRP may issue authorized but unissued shares of Common Stock from the Holding Company to fund the remaining balance. In the event the RRP is funded by the issuance of authorized but unissued shares in an amount equal to 4% of the shares sold in the Conversion, the interests of existing stockholders would be diluted by approximately 3.8%.

       In the event that the RRP is funded through authorized but unissued shares, for the nine months ended September 30, 1996 and year ended December 31, 1995, pro forma net income per share would be $0.20, $0.19, $0.19 and $0.18 and $0.83, $0.73, $0.59 and $0.60, respectively, and pro forma stockholders' equity per share would be $16.64, $15.45, $14.57 and $13.80 and $16.57, $15.39, $14.52 and $13.75, respectively, in each case at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range.


(6) No effect has been given to the shares to be reserved for issuance under the proposed Stock Option Plan which is expected to be adopted by the Holding Company following the Conversion, subject to stockholder approval. In the event the Stock Option Plan is funded by the issuance of authorized but unissued shares in an amount equal to 10% of the shares sold in the Conversion, at $10.00 per share, the interests of existing stockholders would be diluted as follows: pro forma net income per share for the five months ended September 30, 1996 and the year ended December 31, 1995 would be $0.20, $0.19, $0.19 and $0.18 and $0.80, $0.71, $0.58
       and $0.58, respectively, and pro forma stockholders' equity per share would be $16.28, $15,16, $14.33 and $13.59 and $16.21, $15.10, $14.28 and
       $13.55, respectively, in each case at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. In the alternative, the Holding Company may purchase shares in the open market to fund the Stock Option Plan following stockholder approval of such plan. To the extent, the entire 10% of the shares to be reserved for issuance under the Stock Option Plan were funded through open market purchases at the Purchase Price of $10.00 per share, proceeds available for reinvestment would be reduced by $1,334,500, $1,570,000, $1,805,500 and $2,078,325 at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range. See "Management - Benefit Plans
       - Stock Option and Incentive Plan."


(7) Historical pro forma per share amounts have been computed as if the shares of Common Stock indicated had been outstanding at the beginning of the periods or on the dates shown, but without any adjustment of historical net income or historical equity to reflect the investment of the estimated net proceeds of the sale of shares in the Conversion as described above. All ESOP shares have been considered outstanding for purposes of computing book value per share. Pro forma share amounts have been computed by dividing the pro forma net income or stockholders' equity (book value) by the number of shares indicated as outstanding under SOP 93-6.


(8) "Book value" represents the difference between the stated amounts of the Bank's assets (based on historical cost) and liabilities computed in accordance with generally accepted accounting principles. The amounts shown do not reflect the effect of the Liquidation Account which will be established for the benefit of Eligible and Supplemental Eligible Account Holders in the Conversion, or the federal income tax consequences of the restoration to income of the Bank's special bad debt reserves for income tax purposes which would be required in the unlikely event of liquidation. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank" and "Regulation - Federal and State Taxation." The amounts shown for book value do not represent fair market values or amounts, if any, distributable to stockholders in the unlikely event of liquidation.
[/FN]

      COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH NO FOUNDATION

       In the event that the Foundation is not established, Keller has estimated that the amount of Common Stock offered for sale in the Conversion would increase by approximately $1.2 million at the midpoint of the Estimated Valuation Range. Under such circumstances, pro forma shareholder equity of the Holding Company would be approximately $26.3 million, at the midpoint, which is approximately $1.7 million greater than the pro forma shareholder equity of the Holding Company would be if the Foundation were established. The pro forma price to book ratio and pro forma price to earnings ratio would be approximately the same under both the current appraisal and the estimate of the value of the Company without the Foundation. Further, assuming the midpoint of the Estimated Price Range, pro forma stockholders' equity per share and pro forma earnings per share would be substantially the same with the Foundation as without the Foundation. In this regard, pro forma stockholders' equity and pro forma net income per share would be $15.54 and $0.22, respectively, at the midpoint of the estimate, assuming no Foundation, and $15.68 and $0.19, respectively, with the Foundation. The pro forma price to book ratio and the pro forma price to earnings ratio are 64.35% and 34.48x, respectively, at the midpoint of the estimate, assuming no Foundation and are 63.78% and 40.00x, respectively, with the Foundation. This estimate by Keller was prepared at the request of the OTS and is solely for purposes of providing members with sufficient information with which to make an informed decision on the Foundation. There is no assurance that in the event the Foundation is not approved at the Special Meeting of members that the appraisal prepared at that time would conclude that the pro forma market value of the Company would be the same as that estimated herein.


     If the Foundation is not established, Keller has estimated that the maximum as adjusted, of the Estimated Valuation Range would be $22.3 million. Nevertheless, if the pro forma market value of the Company without the Foundation is either greater than $20.8 million or less than $13.3 million or if the OTS otherwise requires a resolicitation of subscribers, the Bank will establish a new Estimated Valuation Range and commence a resolicitation of subscribers (i.e., subscribers will be permitted to continue their orders, in which case they will need to affirmatively reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest.) Any change in the Estimated Valuation Range must be approved by the OTS. "See the Conversion-- Stock Pricing."

     For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios, at the minimum, midpoint, maximum and maximum, as adjusted, for the Estimated Valuation Range, assuming the Conversion was completed at September 30, 1996.



                                             At the Minimum           At the Midpoint         At the Maximum
                                         ----------------------   ----------------------  ------------------------
                                            With          No         With          No         With          No
                                         Foundation  Foundation   Foundation  Foundation  Foundation   Foundation
                                         ----------  ----------   ----------  ----------  ----------   ----------
Estimated offering amount.................  $13,345   $14,365      $15,700     $16,900     $18,055     $19,435
Pro forma market capitalization...........   13,345    14,365       15,700      16,900      18,055      19,435
Total assets..............................  157,185   158,683      159,226     160,879     161,267     163,075
Total liabilities.........................  134,621   134,622      134,622     134,622     134,622     134,622
Pro forma stockholders' equity............   22,564    24,061       24,604      26,257      26,645      28,453
Pro forma consolidated net earnings(1)....      245       301          275         338         305         374
Pro forma stockholders' equity per share..    16.91     16.75        15.67       15.54       14.75       14.64
Pro forma consolidated net earnings
   per share(1)...........................     0.20      0.23         0.19        0.22        0.18        0.21
Pro Forma Pricing Ratios:
 Offering price as a percentage of pro
   forma stockholders' equity per share...    59.14     59.70        63.78       64.35       67.80       68.31
 Offering price to pro forma net earnings
   per share(1)...........................    37.04     32.26        40.00       34.48       41.67       35.71
 Offering price to assets.................     8.49      9.05         9.86       10.50       11.20       11.92
Pro Forma Financial Ratios:
Return on assets..........................      .21       .25          .23         .28         .25         .31
Return on stockholders' equity(1).........     0.01      0.02         0.01        0.02        0.02        0.02
Stockholders' equity to assets............    14.35     15.16        15.45       16.32       16.52       17.45

                                                 At the Maximum
                                                  as Adjusted
                                             ----------------------
                                              With            No
                                            Foundation    Foundation
                                            ----------    ----------
Estimated offering amount.................   $20,763        $22,350
Pro forma market capitalization...........    20,763         22,350
Total assets..............................   163,611        165,600
Total liabilities.........................   134,622        134,622
Pro forma stockholders' equity............    28,989         30,978
Pro forma consolidated net earnings(1)....       339            414
Pro forma stockholders' equity per share..     13.96          13.86
Pro forma consolidated net earnings
   per share(1)...........................      0.18           0.21
Pro Forma Pricing Ratios:
 Offering price as a percentage of pro
   forma stockholders' equity per share...      71.63         72.15
 Offering price to pro forma net earnings
   per share(1)...........................      41.67         37.04
Offering price to assets..................      12.65         13.50
Pro Forma Financial Ratios:
 Return on assets.........................        .28           .37
 Return on stockholders' equity(1)........       0.02          0.02
 Stockholders' equity to assets...........      17.72         18.71

----------
(1) For the nine month period ended September 30, 1996.

                        PRO FORMA REGULATORY CAPITAL ANALYSIS

          At September 30, 1996, the Bank would have exceeded each of the OTS capital requirements on both a current and a fully phased-in basis. Set forth below is a summary of the Bank's compliance with the OTS capital standards as of September 30, 1996 based on historical capital and also assuming that the indicated number of shares were sold as of such date using the assumptions contained under the caption "Pro Forma Data."


                                                                    Pro Forma at September 30, 1996
                                               ---------------------------------------------------------------------------
                                                                                                          2,076,325 Shares
                                                 1,334,500 Shares  1,570,000 Shares   1,805,500 Shares       15% above
                                   Historical        Minimum            Midpoint           Maximum            Maximum
                              ---------------    ---------------    ---------------    ---------------    ---------------
                              Amount  Percent    Amount  Percent    Amount  Percent    Amount  Percent    Amount  Percent
                              ------  -------    ------  -------    ------  -------    ------  -------    ------  -------
                                                               (Dollars in Thousands)

GAAP Capital(2) ..........   $11,973    8.2%     $16,773   11.1%   $17,653   11.6%    $18,532   12.1%    $19,541   12.7%

Tangible Capital(3):
  Capital level ..........   $11,454    7.8%     $16,254   10.8%   $17,134   11.3%    $18,013   11.8%    $19,022   12.4%
  Requirement ............     2,199    1.5        2,263    1.5      2,276    1.5       2,290    1.5       2,305    1.5
  Excess .................   $ 9,255    6.3%     $13,991    9.3%   $14,858    9.8%    $15,723   10.3%    $16,717   10.9%

Core Capital(3):
  Capital level ..........   $11,454    7.8%     $16,254   10.8%   $17,134   11.3%    $18,013   11.8%    $19,022   12.4%
  Requirement(4) .........     4,398    3.0        4,526    3.0      4,552    3.0       4,580    3.0       4,610    3.0
  Excess .................   $ 7,056    4.8%     $11,728    7.8%   $12,582    8.3%    $13,433    8.8%    $14,412    9.4%

Risk-Based Capital(3):
  Capital level(5) .......   $12,073   24.9%     $16,873   34.1%   $17,753   35.8%    $18,623   37.4%    $19,641   39.3%
  Requirement(1) .........     3,881    8.0        3,958    8.0      3,972    8.0       3,986    8.0       4,002    8.0
  Excess .................   $ 8,192   16.9%     $12,915   26.1%   $13,781   23.8%    $14,646   29.4%    $15,639   31.3%

-----------------
(1) Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weight, such as short-term interest-bearing deposits.

(2) Total retained earnings as calculated under generally accepted accounting principles ("GAAP"). Assumes that the Bank receives 50% of the net proceeds, offset in part, by the aggregate Purchase Price of Common Stock acquired at a price of $10.00 per share by the ESOP in the Conversion and the RRP (assuming stockholder ratification of such plan following completion of the Conversion).

(3) Tangible and core capital figures are determined as a percentage of adjusted total assets; risk-based capital figures are determined as a percentage of risk-weighted assets. Unrealized gains and losses on debt securities available for sale are excluded from tangible, core and risk-based capital.

(4) In April 1991, the OTS proposed a core capital requirement for savings associations comparable to the requirement for national banks that became effective on November 30, 1990. This proposed core capital ratio is 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness ("CAMEL" rating), with a 4% to 5% core capital requirement for all other thrifts. See "Regulation - Regulatory Capital Requirements."

(5) Includes $670,000 of general valuation allowances, of which $619,000 qualifies as supplementary capital. See "Regulation - Regulatory Capital Requirements."


                                 CAPITALIZATION

          Set forth below is the capitalization, including deposits, of Hemlock Federal as of September 30, 1996, and the pro forma capitalization of the Holding Company at the minimum, the midpoint, the maximum and 15% above the maximum of the Estimated Valuation Range, after giving effect to the Conversion and based on other assumptions set forth in the table and under the caption "Pro Forma Data."

                                                                        Holding Company - Pro Forma Based
                                                                          Upon Sale at $10.00 per share
                                                                --------------------------------------------------
                                                                                                            15% Above
                                                                   Minimum      Midpoint       Maximum       Maximum
                                                    Existing      1,334,500     1,570,000     1,805,500     2,076,325
                                                Capitalization      Shares       Shares         Shares        Shares
                                                --------------      ------       ------         ------        ------
                                                                         (In Thousands)
Deposits(1).................................         $129,159      $129,159     $129,159      $129,159      $129,159
                                                     ========      ========     ========      ========      ========
Stockholders' Equity:
  Serial Preferred Stock ($0.01 par value)
  authorized - 100,000 shares; none to be
  outstanding...............................        $     ---     $     ---    $     ---     $     ---     $     ---
  Common Stock ($0.01 par value authorized
  - 2,500,000 shares to be outstanding (as
  shown)(2).................................              ---            13           16            18            19
  Additional paid-in capital................              ---        12,792       15,111        17,432        20,101
  Retained earnings, substantially
  restricted(3).............................           11,454        11,454       11,454        11,454        11,454
  Net unrealized loss on securities available for
    sale....................................              519           519          519           519           519
Less:
  Common Stock acquired by ESOP(4)..........              ---         1,068        1,256         1,444         1,661
  Common Stock acquired by RRP(4)...........              ---           534          628           722           831
  Initial contribution to Foundation(5).....              ---           612          612           612           612
                                                   ----------     ---------    ---------     ---------     ---------
Total Stockholders' Equity..................          $11,973       $22,564      $24,604       $26,645       $28,989
                                                      =======       =======      =======       =======       =======

--------------
(1) No effect has been given to withdrawals from deposit accounts for the purpose of purchasing Common Stock in the Conversion. Any such withdrawals will reduce pro forma deposits by the amount of such withdrawals.

(2) Does not reflect the shares of Common Stock that may be reserved for issuance pursuant to the Stock Option Plan.

(3) See "Dividends" and "Regulation - Limitations on Dividends and Other Capital Distributions" regarding restrictions on future dividend payments and "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank" regarding the liquidation account to be established upon Conversion.

(4) Assumes that 8% of the shares sold in the Conversion will be purchased by the ESOP. The funds used to acquire the ESOP shares will be borrowed from the Holding Company. The Bank intends to make contributions to the ESOP sufficient to service and ultimately retire the ESOP's debt over a twelve-year period. Also assumes that an amount of shares equal to 4% of the amount of shares sold in the Conversion will be acquired by the RRP, following shareholder ratification of such plan after completion of the Conversion. In the event that the RRP is funded by the issuance of authorized but unissued shares in an amount equal to 4% of the shares sold in the Conversion, the interest of existing stockholders would be diluted by approximately 3.8%. The amount to be borrowed by the ESOP and the Common Stock acquired by the RRP is reflected as a reduction of stockholders' equity. See "Management - Benefit Plans - Employee Stock Ownership Plan" and "- Recognition and Retention Plan."

(5) Represents after tax contribution to establish private charitable foundation. If the Foundation is approved by the Bank's members, the amount of such initial contribution will be accrued as an expense in the fiscal quarter in which the Conversion is completed.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         The Bank is a financial intermediary engaged primarily in attracting deposits from the general public and using such deposits to acquire mortgage-backed  and  other  securities  and  to  originate  one-to-four  family residential mortgage and, to a significantly lesser extent, multi-family, consumer and other loans primarily in its market area. The Bank's revenues are derived principally from interest earned on mortgage-backed and other securities and loans. The operations of the Bank are influenced significantly by general economic conditions and by policies of financial institution regulatory agencies, including the OTS and FDIC. The Bank's cost of funds is influenced by interest rates on competing investments and general market interest rates. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financings may be offered.

         The  Bank's  net  interest  income  is  dependent  primarily  upon  the difference or spread between the average yield earned on securities and loans receivable, net and the average rate paid on deposits, as well as the relative amounts of such assets and liabilities. The Bank, like other thrift institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different times, or on a different basis, than its interest-earning assets.

Financial Condition

Comparison of Financial Condition at September 30, 1996 and December 31, 1995

         Total assets at September 30, 1996 were $146.6 million compared to $145.6 million at December 31, 1995, an increase of $1.0 million, or 0.7%. The increase in total assets was due primarily to a $7.9 million increase of in loans receivable resulting from an increased emphasis on loan originations as well as a $3.1 million increase in cash equivalents and a $2.5 million increase in securities available-for-sale, offset by a $12.7 million decrease in securities held-to- maturity resulting from repayments on such securities.


         Total liabilities at September 30, 1996 were $134.6 million compared to $133.7 million at December 31, 1995, an increase of $893,000, or 0.7%. The increase is primarily due to the accrual of an $840,000 liability recorded on September 30, 1996 for the SAIF special assessment that was paid in November 1996, and a $2.1 million liability related to the purchase of a security which had not settled as of September 30, 1996. These increases were partially offset by a decrease in deposits of $1.5 million from $130.7 million at December 31, 1995 to $129.2 million at September 30, 1996 due to competition from non-depository products such as mutual funds and securities. Advance payments by borrowers for taxes and insurance decreased by $364,000 due to the payment of the second installment of real estate taxes in September.

         Total equity at September 30, 1996 was $12.0 million compared to $11.9 million at December 31, 1995, an increase of $96,000, or 0.8% as a result of $108,000 net earnings for the period combined with a reduction in unrealized gain on securities available-for-sale from $531,000 at December 31, 1995 to $519,000 at September 30, 1996.


Comparison of Financial Condition at December 31, 1995 and December 31, 1994


         Total assets at December 31, 1995 were $145.6 million compared to $143.9 million at December 31, 1994, an increase of $1.7 million, or 1.2%. The Bank increased the amount of net loans receivable by $7.5 million from $37.7 million at December 31, 1994 to $45.2 million at December 31, 1995, primarily due to lower levels of mortgage interest rates in 1995, which spurred increased demand. During much of the 1980s, as a result of fierce competition as well as volatility in interest rates and real estate values, the Bank deemphasized residential lending. However, in the early 1990s, the Bank determined to increase its lending staff and its loan marketing efforts in order to increase its residential loans. The increase in net loans receivable was partially offset by a $3.5 million decrease in cash and cash equivalents and a $2.1 million decrease in securities from $86.0 million at December 31, 1994 to $83.9 million at December 31, 1995. In December 1995, management transferred $9.3 million of
securities  from   held-to-maturity  to   available-for-sale.


         Total liabilities were $133.7 million at December 31, 1995 compared to $133.5 million at December 31, 1994, an increase of $251,000, or 0.19%, primarily due to an increase of $345,000 in other liabilities for the deferred taxes related to the unrealized gains in securities available-for-sale, partially offset by an $83,000 decrease in advance payments by borrowers for taxes and insurance as a result of changes in federal regulations which became effective during 1995 reducing the amount of escrowed funds required to be maintained by the Bank for borrowers.

         Equity at December 31, 1995 was $11.9 million compared to $10.4 million at December 31, 1994, an increase of $1.5 million, or 14.4%, reflecting income of $952,000 for the year and a change in unrealized gains (losses) on securities available-for-sale from ($15,000) at December 31, 1994 to $531,000 at December 31, 1995.

Results of Operations

         The Bank's results of operations depend primarily upon the level of net interest income, which is the difference between the interest income earned on its interest-earning assets such as securities and loans, and the costs of the Bank's interest-bearing liabilities, primarily deposits and borrowings. Results of operations are also dependent upon the level of the Bank's noninterest income, including fee income and service charges, and affected by the level of its noninterest expenses, including its general administrative expenses. Net interest income depends upon the volume of interest-earnings assets and interest-bearing liabilities and the interest rate earned or paid on them, respectively.

Comparison of Operating Results for the Nine Months Ended September 30, 1996 and September 30, 1995

         General. Net earnings for the nine months ended September 30, 1996 were $108,000, a decrease of $625,000, from net earnings of $733,000 for the nine months ended September 30, 1995. The decrease was primarily due to the accrual of a $840,000 FDIC special assessment on SAIF insured deposits effective September 30, 1996.

         Interest  Income.  Interest  income for the nine months ended September
30, 1996 was $7.7 million compared to $7.4 million for the nine months ended September 30, 1995, an increase of $308,000, or 4.2%. The increase resulted from a combination of an increase in the average yield and the average balance of interest-earning assets. The annualized average yield increased 16 basis points from 7.08% for the nine months ended September 30, 1995 to 7.24% for the nine months ended September 30, 1996 largely as a result of an increase in the yield on mortgage-backed securities and an increase in the proportion of the Bank's assets consisting of loans receivable. The average annualized yield on mortgage-backed securities increased due to the upward repricing of adjustable-rate mortgage-backed securities and a decrease in premium amortization due to slower paydowns of mortgage-backed securities. This increase was partially offset by a decrease in the annualized yield on loans from 8.19% for the nine months ended September 30, 1995 to 7.98% for the nine months ended September 30, 1996. Average interest-earning assets increased primarily due to the shift of funds from cash and due from banks into interest-bearing deposit accounts throughout the year as well as a slight increase in funds from deposits.

         Interest Expense. Interest expense for the nine months ended September 30, 1996 was $4.2 million compared to $4.0 million for the nine months ended September 30, 1995, an increase of $240,000, or 6.0%. The increase in interest expense in part reflects the higher interest rate environment during the period, as the average cost of funds increased 20 basis points from 4.08% for the nine months ended September 30, 1995 to 4.28% for the nine months ended September 30, 1996. The increase in interest expense was also due to an increase in the average balance of interest-bearing liabilities from $130.6 million for the nine months ended September 30, 1995 to $131.8 million for the nine months ended September 30, 1996. The average balance of certificates of deposit increased from $62.9 million for the nine months ended September 30, 1995 to $65.3 million for the nine months ended September 30, 1996. This increase was partially offset by a decrease in the average balance of money market accounts from $6.5 million to $5.6 million for the same periods. The increase in the average balance of certificate of deposit accounts resulted from the increased customer demand arising from higher interest rates paid by the Bank on these accounts, in response to higher market rates.

         Net Interest Income. Net interest income remained relatively stable at $3.4 million for the nine months ended September 30, 1996 and 1995. The average net interest spread narrowed slightly from 3.00% for the nine months ended September 30, 1995 to 2.96% for the nine months ended September 30, 1996 due to the increase in the average cost of interest-bearing liabilities exceeding the increase in the average yield on interest-earning assets.

         Provision for Loan Losses. The Bank recorded a $75,000 provision for loan losses for the nine months ended September 30, 1996 compared to $122,000 for the nine months ended September 30, 1995. The decrease resulted primarily from a decrease in non-performing assets. At September 30, 1996, the Bank's allowance for loan losses totaled $670,000, or 1.2% of total loans and 870% of total non-performing loans. The amount of the provision and allowance for estimated losses on loans is influenced by current economic conditions, actual loss experience, industry trends and other factors, such as adverse economic conditions, including declining real estate values, in the Bank's market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for estimated losses on loans. Such agencies may require the Bank to provide additions to the allowance based upon judgments which differ from those of management. Although management uses the best information available and maintains the Bank's allowance for losses at a level it believes adequate to provide for losses, future adjustments to the allowance may be necessary due to economic, operating, regulatory and other conditions that may be beyond the Bank's control.


         Noninterest Income. Noninterest income for the nine months ended September 30, 1996 was $321,000 compared to $198,000 for the nine months ended September 30, 1995, an increase of $123,000, or 62.1%. The increase was primarily a result of a decrease in losses on sale of securities to $80,000 for the nine months ended September 30, 1996 from $161,000 for the nine months ended September 30, 1995. In addition, service fee income increased $45,000 as a result of increased fees on FHA and VA loans on which applications were taken for other lenders.

         Noninterest Expense. Noninterest expense was $3.5 million for the nine months ended September 30, 1996 compared to $2.3 million for the nine months ended September 30, 1996, an increase of $1.2 million, or 52.2%. The increase was primarily due to a $840,000 one-time special assessment on SAIF insured deposits resulting from federal legislation enacted on September 30, 1996. As a result of the SAIF recapitalization, the FDIC amended its regulation concerning the insurance premiums payable by SAIF-insured institutions. Effective January 1, 1997, the SAIF insurance premium will range from 0 to 27 basis points per $100 of domestic deposits. Additionally, the FDIC has imposed a Financing Corporation (FICO) assessment on SAIF-assessable deposits for the first semi-annual period of 1997 equal to 6.48 basis points. The Bank also recognized a gain on sale of other real estate of $223,000 during the nine months ended September 30, 1995 compared to zero for the nine months ended September 30, 1996.

         Income Tax Expense. The provision for income taxes totaled $47,000 for the nine months ended September 30, 1996 compared to $433,000 for the nine months ended September 30, 1995. The decrease was primarily due to a decrease in income before income taxes of $1.0 million.

Comparison of Operating Results for the Years Ended December 31, 1995 and December 31, 1994

         General. Net income for the year ended December 31, 1995 was $952,000 compared to $539,000 for the year ended December 31, 1994, an increase of $413,000, or 76.6%. The increase was primarily a result of an increase in the Bank's net interest income as discussed more fully below.


         Interest Income. Interest income for the year ended December 31, 1995 was $9.9 million compared to $8.5 million for the year ended December 31, 1994, an increase of $1.4 million, or 16.5%. The primary factor in the increase in interest income was the 117 basis point increase in the yield on average interest-earning assets from 5.98% for the year ended December 31, 1994 to 7.15% for the year ended December 31, 1995. The average yield on mortgage-backed securities increased from 5.41% for the year ended December 31, 1994 to 6.80% for the year ended December 31, 1995 due to the upward repricing of adjustable-rate mortgage-backed securities coupled with the reduced amortization of premiums resulting from a slowdown in prepayments from the prior year. The yield on average loans receivable decreased from 8.26% for the year ended December 31, 1994 to 8.21% for the year ended December 31, 1995. However, the average balance of loans receivable increased by $4.1 million due to management's concerted effort to increase loan originations through the addition of lending personnel and increased emphasis on loan originations.


         Interest Expense. Interest expense for the year ended December 31, 1995 was $5.4 million compared to $4.7 million for the year ended December 31, 1994, an increase of $744,000, or 15.9%. The increase in interest expense reflects a higher interest rate environment, as the average cost of interest-bearing liabilities increased by 65 basis points from 3.49% for the year ended December 31, 1994 to 4.14% for the year ended December 31, 1995. The increase in the average cost of funds was also attributable to a shift of deposits from savings accounts to higher yielding certificates of deposit as a result of the higher prevailing level of interest rates. The average cost of certificates of deposit increased from 4.17% for the year ended December 31, 1994 to 5.23% for the year ended December 31, 1995. This increase was partially offset by a $3.0 million decrease in the average balance of interest-bearing liabilities from $133.7 million for the year ended December 31, 1994 to $130.7 million for the year ended December 31, 1995 caused primarily by competition from non depository financial products and the repayment of FHLB advances.

         Net Interest Income. Net interest income of $4.5 million for the year ended December 31, 1995 represented a $690,000 increase from the $3.8 million reported for the year ended December 31, 1994. The increase in net interest income was a result of the increase in the net interest spread from 2.49% for the year ended December 31, 1994 to 3.01% for the year ended December 31, 1995.

         Provision for Loan Losses. The Bank's provision for loan losses for the year ended December 31, 1995 was $134,000 compared to $150,000 for the year ended December 31, 1994. The allowance for loan losses represented 1.3% and 1.2% of gross loans receivable at December 31, 1995 and 1994, respectively. The amount of the provision and allowance for estimated losses on loans is influenced by current economic conditions, actual loss experience, industry trends and other factors, such as adverse economic conditions, including declining real estate values, in the Bank's market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for estimated losses on loans. Such agencies may require the Bank to provide additions to the allowance based upon judgments which differ from those of management.

         Noninterest Income. Noninterest income for the year ended December 31, 1995 was $337,000 compared to $383,000 for the year ended December 31, 1994, a decrease of $46,000, or 12.0%. The decrease was the result of an increase in the loss on sale of securities of $72,000 in 1995 combined with a $30,000 decrease in rental income as a result of the sale of other real estate owned. These decreases were partially offset by an increase in fees and service charges of $44,000 and other income of $11,000. The increase in fees and service charges was due to servicing fee income from the origination of FHA and VA loans sold into the secondary market.

         Noninterest ExpensNoninterest expense was $3.2 million for both years ended December 31, 1995 and 1994. Although noninterest expense was relatively stable, the Bank recognized a gain on the sale of other real estate owned of $223,000 in 1995 compared to zero in 1994. This gain in 1995 was offset by a $99,000 increase in compensation and employee benefits due to an increase in the number of loan personnel, an increase in occupancy and equipment expense of $122,000 due largely to increased real estate taxes, and a $30,000 increase in advertising and increased emphasis on the promotion of loan activity.

         Income Taxes. The provision for income taxes was $559,000 for the year ended December 31, 1995 compared to $343,000 for the year ended December 31, 1994. The increase was primarily due to a $628,000 increase in pretax income.

Comparison of Operating Results for the Year Ended December 31, 1994 and December 31, 1993

         General. The Bank reported net income for the year ended December 31, 1994 of $539,000 compared to $977,000 for the year ended December 31, 1993, a decrease of $438,000, or 44.8%. The decrease in net income was primarily the result of gains on the sale of securities of $270,000 for the year ended December 31, 1993 compared to losses of $89,000 for the year ended December 31, 1994, coupled with a $256,000 cumulative effect on prior years of a change in accounting for income taxes in 1993.

         Interest Income. Interest income was $8.5 million for the year ended December 31, 1994 compared to $8.8 million for the year ended December 31, 1993, a decrease of $314,000, or 3.6%. A contributing factor in the decrease in interest income was the 27 basis point decrease in the yield on average interest-earning assets from 6.25% for the year ended December 31, 1993 to 5.98% for the year ended December 31, 1994. The decrease in interest income due to lower interest rates was partially mitigated by the increase in average interest-earning assets from $141.0 million for the year ended December 31, 1993 to $142.1 million for the year ended December 31, 1994. The average yield on loans decreased by 59 basis points from 8.85% for the year ended December 31, 1993 to 8.26% for the year ended December 31, 1994, primarily as a result of higher yielding loans being repaid and replaced by loans originated at lower prevailing rates.

         Interest Expense. Interest expense for the year ended December 31, 1994 was $4.7 million compared to $4.9 million for the year ended December 31, 1993, a decrease of $275,000, or 5.6%. The decrease in interest expense was due primarily to a 22 basis point decrease in the average cost of interest-bearing liabilities from 3.71% for the year ended December 31, 1993 to 3.49% for the year ended December 31, 1994, as a result of the Bank's decision to reduce rates paid on its deposits in light of the lower rate environment experienced during 1994.

         Net Interest Income. Net interest income for the year ended December 31, 1994 was $3.8 million compared to $3.9 million for the year ended December 31, 1993, a decrease of $37,000, or 1.0%. The decrease resulted primarily from the decrease in the net interest spread from 2.54% for the year ended December 31, 1993 to 2.49% for the year ended December 31, 1994. The decrease in the net interest spread was a result of interest-earning assets repricing more rapidly than interest-bearing liabilities in a declining rate environment during 1994.


         Provision for Loan Losses. The Bank's provision for loan losses was $150,000 for the year ended December 31, 1994 compared to $149,000 for the year ended December 31, 1993. The allowance for loan losses represented 1.2% and 0.6% of gross loans at December 31, 1994 and 1993, respectively. The amount of the provision and allowance for estimated losses on loans is influenced by current economic conditions, actual loss experience, industry trends and other factors, such as adverse economic conditions, including declining real estate values, in the Bank's market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for estimated losses on loans. Such agencies may require the Bank to provide additions to the allowance based upon judgments which differ from those of management.


         Noninterest Income. Noninterest income was $383,000 for the year ended December 31, 1994 compared to $727,000 for the year ended December 31, 1993, a decrease of $344,000, or 47.3%. Noninterest income decreased primarily as a result of losses on the sale of securities of $89,000 for the year ended December 31, 1994 compared to gains on the sale of securities of $270,000 for the year ended December 31, 1993. This was partially offset by an increase in rental income of $21,000 as a result of increased net rental income from other real estate owned.

         Noninterest Expense. Noninterest expense was $3.2 million for the year ended December 31, 1994 compared to $3.3 million for the year ended December 31, 1993, a decrease of $133,000, or 4.0%. The decrease in noninterest expense was the result of a loss on the sale of other real estate owned of $121,000 for the year ended December 31, 1993 compared to $0 in 1994.

         Income Taxes. The provision for income taxes was $343,000 for the year ended December 31, 1994 compared to $411,000 for the year ended December 31, 1993. The decrease was largely a result of a decrease in pretax income of $250,000. In addition, in 1993, the Bank recorded the cumulative effect of adopting a change in accounting for income taxes totaling $256,000.

Analysis of Net Interest Income

         Net interest income represents the difference between interest earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the volumes of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them.

         The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                               Nine Months Ended September 30                  Year Ended December 31,
                                 --------------------------------------------------------  ----------------------------
                                            1996(3)                       1995(3)                       1995
                                 --------------------------  ---------------------------  -----------------------------
                                   Average  Interest           Average   Interest            Average   Interest
                                 Outstanding Earned/  Yield/ Outstanding  Earned/  Yield/  Outstanding  Earned/   Yield/
                                   Balance    Paid     Rate    Balance     Paid     Rate     Balance     Paid      Rate
                                   -------    ----     ----    -------     ----     ----     -------     ----      ----
                                                                  (Dollars in Thousands)
Loans receivable(1) ............  $ 50,232    $3,008  7.98%   $ 39,972    $2,456    8.19%   $ 41,185    $3,383     8.21%
Mortgage-backed securities .....    66,404     3,556  7.14      73,153     3,658    6.67      72,126     4,904     6.80
Securities(2) ..................    10,750       490  6.08      15,059       698    6.18      14,780       898     6.08
Interest-bearing deposits ......    12,974       566  5.82       9,736       507    6.94      10,028       687     6.85
Other earning assets(4) ........       911        53  7.76         869        46    7.06         872        63     7.22
                                  --------    ------  -----   --------    ------   -----    --------    ------     ----
   Total earning assets(1) .....  $141,271     7,673  7.24    $138,789     7,365    7.08    $138,991     9,935     7.15
 Non-interest earnings assets ..     4,699                       4,617                         4,697
                                  --------                    --------                      --------
   Total assets ................  $145,970                    $143,406                      $143,688
                                  ========                    ========                      ========

Interest-Earning Liabilities:
 Savings deposits ..............  $ 46,245     1,081  3.12    $ 46,579     1,082    3.10    $ 46,425     1,441     3.10
 Demand and NOW ................    13,238       241  2.43      13,168       238    2.41      13,237       321     2.43
 MMDA ..........................     5,552       131  3.15       6,461       153    3.16       6,297       198     3.14
 Certificates of Deposit .......    65,296     2,670  5.45      62,933     2,410    5.11      63,283     3,308     5.23
 Borrowings ....................     1,500       112  9.96       1,500       111    9.87       1,500       148     9.87
                                  --------    ------  -----    --------   ------   -----    --------     -----     ----
  Total interest-bearing
    liabilities ................  $131,831     4,235  4.28    $130,641     3,994    4.08    $130,742     5,416     4.14
                                              ------  ----                 -----    ----                ------     ----
Non-interest-bearing liabilities     2,452                       1,967                         2,040
                                 ---------                    --------                      --------
  Total liabilities ............   134,283                     132,608                       132,782
Equity .........................    11,687                      10,798                        10,906
                                 ---------                    --------                      --------
  Total liabilities and equity..  $145,970                    $143,406                      $143,688
                                 =========                    ========                      ========
Net interest/spread ............              $3,438  2.96%               $3,371    3.00%               $4,519     3.01%
                                              ======  ====                ======    ====                ======     ====
Margin .........................                      3.24%                         3.24%                          3.25%
                                                      ====                          ====                            ====
Assets to liabilities ..........   107.16%                      106.24%                       106.31%
                                   =======                      ======                        ======



                                                          Year Ended December 31,
                                -------------------------------------------------------------------
                                               1994                                1993
                                -------------------------------    --------------------------------
                                  Average    Interest                Average     Interest
                                Outstanding   Earned/    Yield/    Outstanding    Earned/    Yield/
                                  Balance      Paid       Rate       Balance       Paid       Rate
                                  -------      ----       ----       -------       ----       ----
                                                          (Dollars in Thousands)
Loans receivable(1) .........   $ 37,112      $3,064     8.26%      $ 35,551      $3,147      8.85%
Mortgage-backed securities ..     83,392       4,508     5.41         93,988       5,138      5.47
Securities(2) ...............      8,881         400     4.50          5,049         327      6.48
Interest-bearing deposits ...     11,811         466     3.95          5,376         142      2.64
Other earning assets(4) .....        898          63     7.02          1,038          61      5.88
                                  ------      ------    -----       --------      ------     -----
  Total earning assets(1) ...   $142,094       8,501     5.98       $141,002       8,815      6.25
Non-interest earnings assets.      3,803                              3,254
                                 -------                            -------
  Total assets ..............   $145,897                            $144,256
                                  ======                            ========
Interest-Earning Liabilities:
 Savings deposits ...........   $ 48,932       1,372     2.80       $ 46,600       1,381      2.96
 Demand and NOW .............     13,025         287     2.20         12,579         291      2.31
 MMDA .......................      7,753         210     2.71          8,882         247      2.78
 Certificates of Deposit ....     61,572       2,566     4.17         62,024       2,724      4.39
 Borrowings .................      2,423         237     9.78          3,462         305      8.81
                                  ------      --------              --------       -----
  Total interest-bearing
    liabilities .............   $133,705       4,672     3.49       $133,547       4,948      3.71
                                               -----     ----                      -----      ----
Non-interest-bearing
   liabilities ..............      1,965                               1,318
                                --------                            --------
  Total liabilities .........    135,670                             134,865
Equity ......................     10,227                               9,391
                                --------                            --------
  Total liabilities and
   equity ...................   $145,897                            $144,256
                               =========                            ========
Net interest/spread .........                 $3,829     2.49%                    $3,867      2.54%
                                              ======     =====                    ======      =====
Margin ......................                            2.69%                                2.74%
                                                         =====                                =====
Assets to liabilities .......     106.27%                             105.58%
                                  ======                              ======

-------------

(1) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.
(2)  Calculated based on amortized cost.
(3)  Annualized yield/rate.
(4)  Includes FHLMC and FHLB stock at cost.

     The following table presents the weighted average yields earned on loans, securities and other interest-earning assets, and the weighted average rates paid on savings deposits and the resultant interest rate spreads at the date indicated. Weighted average balances are based on monthly balances.

                                                           At September 30,               At December 31,
                                                           ----------------   ----------------------------------------
                                                            1996     1995     1995     1994     1993     1992     1991
                                                            ----     ----     ----     ----     ----     ----     ----
Weighted average yield on:
 Loans receivable(1)....................................    7.83%    8.12%    8.06%    8.20%    8.30%    9.19%    9.78%
 Mortgage-backed securities(2)..........................    6.50     7.38     8.22     6.42     7.62     6.16     7.77
 Securities(2)..........................................    6.85     4.73     5.10     6.71     5.10     9.16     9.71
 Other interest-earning assets..........................    5.48     5.34     4.26     5.38     3.07     3.89     5.16
   Combined weighted average yield on interest-earning
       assets...........................................    6.88     7.17     7.45     6.78     7.08     6.95     8.21

Weighted average rate paid on:
 Passbook Savings ......................................    3.20     3.20     3.15     3.14     2.60     3.20     5.12
 NOW....................................................    3.14     3.14     3.14     3.14     2.79     3.30     5.13
 MMDA...................................................    2.52     2.52     2.52     2.52     2.27     2.78     4.58
 Certificate accounts...................................    5.47     5.55     5.57     4.65     4.14     4.82     6.49
 Borrowings.............................................    9.72     9.72     9.72     9.72     9.59     9.59     9.59
 Other interest-bearing liabilities.....................     ---      ---      ---      ---      ---      ---      ---
    Combined weighted average rate paid on interest-
      bearing liabilities...............................    4.32     4.34     4.34     3.85     3.50     4.11     5.92

Spread..................................................    2.56%    2.83%    3.11%    2.93%    3.58%    2.84%    2.29%
----------

(1)  Excluding amortization of deferred loan fees.
(2)  Excluding premium amortization and discount accretion.

     The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and that due to the changes in interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.


                                              Nine Months Ended
                                                September 30,             Year Ended December 31,          Year Ended December 31,
                                                1995 vs. 1996                  1994 vs. 1995                    1993 vs. 1994
                                        ----------------------------   -----------------------------    ----------------------------
                                           Increase                         Increase                        Increase
                                          (Decrease)                      (Decrease)                      (Decrease)
                                            Due to          Total           Due to           Total           Due to         Total
                                        --------------     Increase     ---------------     Increase     --------------    Increase
                                        Volume    Rate    (Decrease)    Volume     Rate    (Decrease)    Volume    Rate   (Decrease)
                                        ------    ----    ----------    ------     ----    ----------    ------    ----    ---------
                                                                           (Dollars in Thousands)
Interest-earning assets:
 Loans receivable...................... $(269)   $ 821      $ 552        $335     $ (16)     $ 319        $135    $218      $ (83)
 Mortgage-backed securities............   366     (468)      (102)       (663)    1,059        396        (573)    (57)      (630)
 Securities............................    54     (262)      (208)        326       172        498         194    (121)        73
                                        -----    -----      -----      ------     -----       -----       -----    -----    -----
Interest-bearing deposits..............  (141)     200         59         (79)      300        221         229      95         324
Other earning assets...................     4        3          7          (2)        2         --         (10)     12           2
   Total interest-earning assets....... $  14    $ 294      $ 308      $  (83)   $1,517     $1,434       $ (25)   $(289)     $(314)
                                        =====    =====      =====      ======    ======     ======       =====    =====      =====
Interest-bearing liabilities:
 Passbook savings......................     9      (10)        (1)        (73)      142         69          67      (76)        (9)
 NOW...................................     1        2          3           5        29         34          10      (14)        (4)
 MMDA..................................     7      (29)       (22)        (43)       31        (12)        (31)      (6)       (37)
 Certificate of Deposit................   135      125        260          73       669        742         (20)    (138)      (158)
 Borrowings............................     1      ---          1         (91)        2        (89)        (99)      31        (68)
                                        -----    -----      -----      ------     -----      -----       -----    -----      -----
   Total interest-bearing liabilities..   153       88        241        (129)      873        744         (73)    (203)      (276)
                                        =====    =====      =====      ======     =====      =====       =====    =====      =====
Net interest/spread.................... $(139)   $ 206      $  67      $   46    $ 644       $ 690       $  48    $ (86)     $ (38)
                                        =====    =====      =====      ======    =====       =====       =====    =====      =====


Asset/Liability Management

     In an attempt to manage its exposure to changes in interest rates, management monitors the Bank's interest rate risk. The Board of Directors reviews at least quarterly the Bank's interest rate risk position and profitability. The Board of Directors also reviews the Bank's portfolio, formulates investment strategies and oversees the timing and implementation of transactions to assure attainment of the Bank's objectives in the most effective manner. In addition, the Board anticipates reviewing on a quarterly basis the Bank's asset/liability position, including simulations of the effect on the Bank's capital of various interest rate scenarios.

     In managing its asset/liability mix, Hemlock Federal, depending on the relationship between long- and short-term interest rates, market conditions and consumer preference, at times places more emphasis on managing net interest margin than on better matching the interest rate sensitivity of its assets and liabilities in an effort to enhance net interest income. Management believes that the increased net interest income resulting from a mismatch in the maturity of its asset and liability portfolios can, during periods of declining or stable interest rates, provide high enough returns to justify the increased exposure to sudden and unexpected increases in interest rates.

     The Bank has taken a variety of steps to manage its interest rate risk level. First, the Bank maintains a significant portfolio of mortgage-backed securities having adjustable rates and/or short or intermediate terms to maturity. At September 30, 1996, $53.8 million or 36.6% of the Bank's assets consisted of mortgage-backed and related securities having adjustable or floating interest rates or anticipated average lives of five years or less. Second, the Bank focuses its lending activities on the origination of adjustable rate mortgage loans ("ARMs"), seven year balloon loans and fixed rate loans with terms to maturity of 15 years or less. Third, the Bank maintains a portfolio of securities and liquid assets with weighted average lives of three years or less. At September 30, 1996, the Bank had $7.1 million of securities with a remaining average life of one year. Finally, a substantial proportion of the Bank's liabilities consists of NOW and passbook savings accounts which are believed by management to be somewhat less sensitive to interest rate changes than certificate accounts.

     Management utilizes the net portfolio value ("NPV") analysis to quantify interest rate risk. In essence, this approach calculates the difference between the present value of liabilities, expected cash flows from assets and cash flows from off balance sheet contracts. Under OTS regulations, an institution's "normal" level of interest rate risk in the event of an immediate and sustained 200 basis point change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. Pursuant to this regulation, thrift institutions with greater than "normal" interest rate exposure must take a deduction from their total capital available to meet their risk-based capital requirement. The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to the 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets. Savings institutions, however, with less than $300 million in assets and a total capital ratio in excess of 12%, will be exempt from this requirement unless the OTS determines otherwise. The OTS has postponed the implementation of the rule until further notice. Based upon its asset size and capital level at September 30, 1996, the Bank would qualify for an exemption from this rule;

however, management believes that the Bank would not be required to make a deduction from capital if it were subject to this rule.

     The following table sets forth, at September 30, 1996, an analysis of the Bank's interest rate risk as measured by the estimated changes in NPV resulting from instantaneous and sustained parallel shifts in the yield curve (+/-400 basis points, measured in 100 basis point increments) as compared to tolerance limits under the Bank's current policy.


Change in Interest      Estimated      Ratio of NPV      Estimated Increase
      Rates                NPV              to           (Decrease) in NPV
  (Basis Points)         Amount        Total Assets      Amount      Percent
------------------      ---------      ------------      ------      -------
                             (Dollars in Thousands)
       +400              $10,725           7.40%        $(5,980)       (36)%
       +300               12,548           8.52          (4,157)       (25)
       +200               14,310           9.57          (2,395)       (14)
       +100               15,794          10.43            (911)        (5)
        ---               16,705          10.93             ---        ---
       -100               16,969          11.04             264          2
       -200               16,490          10.73            (215)        (1)
       -300               16,780          10.86              75        ---
       -400               17,485          11.22             780          5


     Certain assumptions utilized in assessing the interest rate risk of thrift institutions were employed in preparing the preceding table. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under the various interest rate scenarios. It was also assumed that delinquency rates will not change as a result of changes in interest rates although there can be no assurance that this will be the case. Even if interest rates change in the designated amounts, there can be no assurance that the Bank's assets and liabilities would perform as set forth above. In addition, a change in U.S. Treasury rates in the designated amounts accompanied by a change in the shape of the Treasury yield curve would cause significantly different changes to the NPV than indicated above.

Liquidity and Capital Resources

     The Bank's primary sources of funds are deposits and proceeds from principal and interest payments on loans and mortgage-backed securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Hemlock Federal generally manages the pricing of its deposits to be competitive and increase core deposit relationships.

     Federal regulations require Hemlock Federal to maintain minimum levels of liquid assets. The required percentage has varied from time to time based upon economic conditions and savings flows and is currently 5% of net withdrawable savings deposits and borrowings payable on demand or in one year or less during the preceding calendar month. Liquid assets for purposes of this ratio include cash, certain time deposits, U.S. Government, government agency and corporate securities and other obligations generally having remaining maturities of less than five years. Hemlock Federal has historically maintained its liquidity ratio for regulatory purposes at levels in excess of those required. At September 30, 1996, Hemlock Federal's liquidity ratio for regulatory purposes was 19.4%.


     The Bank's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows provided by operating activities were $973,000 and $1,247,000 for the nine months ended September 30, 1996 and September 30, 1995 respectively, $1,965,000, $2,450,000 and $3,048,000 for the years ended December 31, 1995,
December 31, 1994, and 1993, respectively. Net cash from investing activities consisted primarily of disbursements for loan originations and the purchase of investments and mortgage-backed securities, offset by principal collections on loans, proceeds from maturation and sales of securities and paydowns on mortgage-backed securities. Net cash from financing activities consisted primarily of activity in deposit and escrow accounts.


     The Bank's most liquid assets are cash and short-term investments. The levels of these assets are dependent on the Bank's operating, financing, lending and investing activities during any given period. At September 30, 1996, cash and short-term investments totaled $16.4 million. The Bank has other sources of liquidity if a need for additional funds arises, including securities maturing within one year and the repayment of loans. The Bank may also utilize the sale of securities available-for-sale and Federal Home Loan Bank advances as a source of funds.

     At September 30, 1996, the Bank had outstanding commitments to originate loans of $259,000, of which $154,000 had fixed interest rates. These loans are to be secured by properties located in its market area. The Bank anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit which are scheduled to mature in one year or less from September 30, 1996 totaled $49.8 million. Management believes that a significant portion of such deposits will remain with the Bank.

     Liquidity management is both a daily and long-term responsibility of management. Hemlock Federal adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-earning deposits and investment securities, and (iv) the objectives of its asset/liability management program. Excess liquidity is invested generally in interest-earning overnight deposits and short-and intermediate-term U.S. Government and agency obligations and mortgage-backed securities of short duration. If Hemlock Federal requires funds beyond its ability to generate them internally, it has additional borrowing capacity with the FHLB of Chicago.


     Hemlock Federal is subject to various regulatory capital requirements imposed by the OTS. At September 30, 1996, Hemlock Federal was in compliance with all applicable capital requirements on a fully phased-in basis. See "Regulation - Regulatory Capital Requirements" and "Pro Forma Regulatory Capital Analysis" and Note 11 of the Notes to the Financial Statements.

Impact of Inflation and Changing Prices

     The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on the operations of the Bank is reflected in increased operating costs. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates, generally, have a more significant impact on a financial institution's performance than does inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Impact of New Accounting Standards

     In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121 ("SFAS No. 121"), "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of." SFAS No. 121 requires that long lived assets and certain identifiable intangibles be reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. However, SFAS No. 121 does not apply to financial instruments, core deposit intangibles, mortgage and other servicing rights or deferred tax assets. The adoption of SFAS No. 121 in 1996 did not have a material impact on the results of operations or financial condition of the Bank.

     In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122 ("SFAS No. 122"), "Accounting for Mortgage Servicing Rights." SFAS No. 122 requires an institution that purchases or originates mortgage loans and sells or securitizes those loans with servicing rights retained to allocate the cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. In addition, institutions are required to assess impairment of the capitalized mortgage servicing portfolio based on the fair value of those rights. SFAS No. 122 is effective for fiscal years beginning after December 15, 1995. SFAS No. 122 will be superseded by Statement of Financial Accounting Standards No. 125 after December 31, 1996. The adoption of SFAS No. 122 in 1996 did not have a material impact on the results of operations or financial condition of the Bank.

     In November 1995, the FASB issued Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock Based Compensation," ("SFAS No. 123"). This statement establishes financial accounting standard for stock-based employee compensation plans. SFAS No. 123 permits the Bank to choose either a new fair value based method or the current APB Opinion 25 intrinsic value based method or accounting for its stock-based compensation arrangements. SFAS No. 123 requires pro forma disclosures of net earnings and earnings per share computed as if the fair value based method had been applied in financial statements of companies that continue to follow current practice in accounting for such arrangements under Opinion 25. The disclosure provisions of SFAS No. 123 are effective for fiscal years beginning after December 15, 1995. Any effect that this statement will have on the Bank will be applicable upon the consummation of the Conversion.

     In June 1996, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 125 ("SFAS No. 125"), "Accounting for Transfers and Extinguishments of Liabilities." SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 125 requires a consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, and derecognizes liabilities when extinguished. SFAS No. 125 also supersedes SFAS No. 122 and requires that servicing assets and liabilities be subsequently measured by amortization in proportion to and over the period of estimated net servicing income or loss and requires assessment for asset impairment or increases obligation based on their fair values. SFAS No. 125 applies to transfers and extinguishments occurring after December 31, 1996 and early or retroactive application is not permitted. Management anticipates that the adoption of SFAS No. 125 will not have a material impact on the financial condition or operations of the Bank.


                                    BUSINESS

General

     As a community-oriented financial institution, Hemlock Federal seeks to serve the financial needs of communities in its market area. Hemlock Federal's business involves attracting deposits from the general public and using such deposits, together with other funds, to originate primarily one- to four-family residential mortgage loans and, to a lesser extent, multi-family, consumer and other loans in its market area. The Bank also invests in mortgage-backed and other securities and other permissible investments. See "Risk Factors."

     The Bank offers a variety of accounts having a range of interest rates and terms. The Bank's deposits include passbook and NOW accounts, money market accounts and certificate accounts with terms of six months to five years. The Bank solicits deposits only in its primary market area and does not accept brokered deposits.

Market Area

     The Bank's main office is located in Oak Forest, Illinois and its two branch offices are located in Oak Lawn and Chicago, Illinois.

     The Bank's Oak Forest and Oak Lawn offices are located in the southwest suburbs of Chicago and generally serve the Bank's southwest suburban market. This market area is located approximately 20-30 miles from downtown Chicago and includes Oak Forest and Oak Lawn as well as the nearby communities of Tinley Park, Orland Park and Burbank. While the Bank's southwestern suburban market area consists primarily of middle income bedroom communities, it also has a significant number of retail, commercial, office and light industrial establishments.

     Hemlock Federal's Chicago office is located on the South Side of Chicago in the "Back of the Yards" community, a mature, low- to moderate-income inner-city community where the Bank began its operations. The majority of the community's many businesses are small local companies, although a few large corporations also have operations there. Residences within the community consist primarily of single family and two- to four-family flats, although there are some mid-size apartment buildings. Since this is a well-established inner-city community, new housing starts are rare.


Lending Activities

     General. The principal lending activity of the Bank is originating for its portfolio fixed and to a lesser extent, adjustable rate ("ARM") mortgage loans secured by one- to four-family residences located primarily in the Bank's market area. To a much lesser extent, Hemlock Federal also originates multi-family real estate, consumer and other loans in its market area. At September 30, 1996, the Bank's loans receivable, net totaled $53.1 million. See "- Originations of Loans" and "Use of Proceeds."

     Loan Portfolio Composition. The following table sets forth the composition of the Bank's loan portfolio in dollar amounts and in percentages as of the dates indicated.

                                                                                     December 31,
                                 September 30,   -----------------------------------------------------------------------------------
                                      1996            1995             1994             1993             1992             1991
                                ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
                                Amount  Percent  Amount  Percent  Amount  Percent  Amount  Percent  Amount  Percent  Amount  Percent
                                ------  -------  ------  -------  ------  -------  ------  -------  ------  -------  ------  -------
                                                                               (Dollars in Thousands)
Real Estate Loans:
One- to four-family........... $47,742   88.65% $39,089   85.08% $30,792   80.45% $28,378   75.59% $21,310   65.67% $20,100   58.61%
Multi-family..................   2,860    5.31    3,386    7.37    3,742    9.78    4,035   10.75    4,787   14.75    6,066   17.69
Commercial....................     586    1.09    1,101    2.40    1,566    4.09    2,020    5.38    2,440    7.52    2,559    7.46
Construction or development...     ---     ---      ---     ---      ---     ---      502    1.34      502    1.55      500    1.46
                               -------  ------  -------  ------  -------  ------  -------  ------  -------  ------  -------  ------
  Total real estate loans.....  51,188   95.05   43,576   94.85   36,100   94.32   34,935   93.06   29,039   89.49   29,225   85.22

Consumer loans:
Deposit account...............     175    0.32      158    0.34      150    0.39      172    0.46      187    0.58      145    0.42
Automobile....................     289    0.54      229    0.50      120    0.31      223    0.59      360    1.11      529    1.54
Home equity...................   2,201    4.09    1,981    4.31    1,908    4.98    2,211    5.89    2,862    8.82    4,394   12.82
                               -------  ------  -------  ------  -------  ------  -------  ------  -------  ------  -------  ------
  Total consumer loans........   2,665    4.95    2,368    5.15    2,178    5.68    2,606    6.94    3,409   10.51    5,068   14.78
                               -------  ------  -------  ------  -------  ------  -------  ------  -------  ------  -------  ------
  Total loans.................  53,853  100.00%  45,944  100.00%  38,278  100.00%  37,541  100.00%  32,448  100.00%  34,293  100.00%
                                        ======           ======           ======           ======           ======           ======

Less:
Loans in process..............     (53)             (28)             ---              (82)             ---             (196)
Deferred fees and discounts...      (9)             (84)            (150)            (184)            (212)            (173)
Allowance for losses..........    (670)            (600)            (469)            (234)            (497)            (174)
                               -------          -------          -------          -------          -------          -------
  Total loans receivable, net. $53,121          $45,232          $37,659          $37,041          $31,739          $33,750
                               =======          =======          =======          =======          =======          =======

     The following table shows the composition of the Bank's loan portfolio by fixed- and adjustable-rate at the dates indicated.

                                                                                  December 31,
                                   September 30,   -------------------------------------------------------------------------------
                                       1996             1995            1994            1993            1992            1991
                                  ---------------  ---------------  --------------  -------------- ---------------  --------------
                                  Amount  Percent  Amount  Percent  Amount Percent  Amount Percent Amount  Percent  Amount Percent
                                  ------  -------  ------  -------  ------ -------  ------ ------- ------  -------  ------ -------
                                                                      (Dollars in Thousands)
Fixed-Rate Loans:
Real estate:
One- to four-family .........   $ 43,227   80.27%  $36,358  79.14% $28,654  74.86% $25,480  67.87% $17,249  53.16%$ 15,223   44.39%
Multi-family ................      2,860    5.31     3,386   7.37    3,742   9.78    4,035  10.75    4,787  14.75    6,066   17.69
Commercial ..................        586    1.09     1,101   2.40    1,566   4.09    2,020   5.38    2,440   7.52    2,559    7.46
Construction or development .       --       --        --     --       --     --       502   1.34      502   1.55      500    1.46
                                --------   ------   ------  -----   ------  -----   ------   -----   ------ -----   ------   -----
  Total real estate loans ...     46,673   86.67    40,845  88.91   33,962  88.73   32,037  85.34   24,978  76.98   24,348   71.00
Consumer ....................      2,665    4.95     2,368   5.15    2,178   5.68    2,606   6.94    3,409  10.51    5,068   14.78
                                --------   -----    ------  -----   ------  -----   ------  -----   ------  -----   ------   -----
  Total fixed-rate loans ....     49,338   91.62    43,213  94.06   36,140  94.41   34,643  92.28   28,387  87.49   29,416   85.78

Adjustable-Rate Loans
Real estate:
One-to four-family ..........      4,515    8.38     2,731   5.94    2,138   5.59    2,898   7.72    4,061  12.51    4,877   14.22
                                --------   -----    ------  -----   ------  -----   ------  -----   ------  -----   ------   -----
  Total loans ...............     53,853  100.00%   45,944 100.00%  38,278 100.00%  37,541 100.00%  32,448 100.00%  34,293  100.00%
                                          ======           ======          ======          ======          ======           ======
Less:
Loans in process ............        (53)              (28)            --              (82)            --             (196)
Deferred fees and discounts .         (9)              (84)           (150)           (184)           (212)           (173)
Allowance for losses ........       (670)             (600)           (469)           (234)           (497)           (174)
                                --------            ------          ------          ------          ------          ------
  Total loans receivable, net   $ 53,121           $45,232         $37,659         $37,041         $31,739         $33,750
                                  ======            ======          ======          ======          ======          ======

         The following schedule illustrates the interest rate sensitivity of the Bank's loan portfolio at September 30, 1996. Mortgages which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.



                                                  Real Estate
                          -----------------------------------------------------------
                                                 Multi-family and
                                                  Commercial Real       Residential
                          One- to four-family        Estate            Construction         Consumer             Total
                          -------------------   -----------------   -----------------   ----------------   -----------------
                                     Weighted            Weighted            Weighted           Weighted            Weighted
                                      Average            Average              Average            Average             Average
                          Amount        Rate    Amount     Rate     Amount      Rate    Amount     Rate    Amount      Rate
                          ------        ----    ------     ----     ------      ----    ------     ----    ------      ----

                                                                             (Dollars in Thousands)
      Due During
     Years Ending
     September 30,
----------------------
1997 .................   $     5      6.76%    $   --        --%    $  --         --%   $   43    9.27%   $   48      9.01%
1998 .................        16      8.53         52      8.51        50       9.00       202    8.81       320      8.78
1999 and 2000 ........        88      9.68         87     12.50       444      10.00       569    8.69     1,188      9.53
2001 to 2005 .........     7,952      7.65        922      8.83        --         --     1,433    8.77    10,307      7.91
2006 to 2020 .........    20,371      7.57      1,494      9.10        92       8.37       418    8.46    22,375      7.69
2021 and following ...    19,310      7.79        305      8.75        --         --        --      --    19,615      7.81
                          ------     ------    ------     -----      ----      -----     -----    ----    ------      ----
   Total .............   $47,742      7.68%    $2,860      9.07%     $586       9.66%   $2,665    8.72%  $53,853      7.82%
                          ======     ======    ======     =====      ====      =====     =====    ====    ======      ====

         The total amount of loans due after September 30, 1997 which have predetermined interest rates is $49.3 million while the total amount of loans due after such dates which have floating or adjustable interest rates is $4.5 million.

         Under federal law, the aggregate amount of loans that the Bank is permitted to make to any one borrower is generally limited to 15% of unimpaired capital and surplus (25% if the security for such loan has a "readily ascertainable" value or 30% for certain residential development loans). At
September 30, 1996, based on the above, the Bank's regulatory loans-to-one borrower limit was approximately $1.7 million. On the same date, the Bank had no borrowers with outstanding balances in excess of this amount. As of September 30, 1996, the largest dollar amount outstanding or committed to be lent to one borrower or, group of related borrowers, related to a commercial real estate loan totaling $445,000 secured by a motel located in Downers Grove, Illinois. At September 30, 1996, this loan was performing in accordance with its terms. As of the same date, there were no other loans with carrying values in excess of $250,000.

         All of the Bank's lending is subject to its written underwriting standards and to loan origination procedures. Decisions on loan applications are made on the basis of detailed applications and property valuations (consistent with the Bank's appraisal policy). The loan applications are designed primarily to determine the borrower's ability to repay and the more significant items on the application are verified through use of credit reports, financial statements, tax returns or confirmations. All loans originated by Hemlock
Federal are approved by the loan committee currently comprised of Chairman Partynski, President Stevens, Director Bucz and Chief Lending Officer Robert Upton and ratified by the full Board of Directors.

         The Bank requires title insurance or other evidence of title on its mortgage loans, as well as fire and extended coverage casualty insurance in amounts at least equal to the principal amount of the loan or the value of improvements on the property, depending on the type of loan. The Bank also requires flood insurance to protect the property securing its interest when the property is located in a flood plain.

         One- to Four-Family Residential Real Estate Lending. The cornerstone of the Bank's lending program is the origination of loans secured by mortgages on owner-occupied one- to four-family residences. Historically, the Bank focused its residential lending activities on fixed rate loans with 30 year terms. In the 1980s, in order to reduce the average term to repricing of its assets, the Bank began to stress also the origination of 15 year fixed rate loans as well as adjustable rate loans. Substantially all of the Bank's one- to four-family residential mortgage originations are secured by properties located in its market area. All mortgage loans currently originated by the Bank are retained and serviced by it, although the Bank may consider selling a portion of its residential loan originations in the future.

         The Bank currently offers fixed-rate mortgage loans with maturities from 10 to 30 years. The Bank also offers a fixed rate seven year balloon product with a 30 year amortization schedule which is due in seven years but which, under certain circumstances, may be converted into a fully amortizing fixed rate loan for an additional term of up to 23 years. Interest rates and fees charged on these fixed-rate loans are established on a regular basis according to market conditions. As of September 30, 1996, the Bank had $6.6 million of fixed rate loans (most of which were seven year balloon loans) with original terms of less than 10 years, $19.5 million of fixed rate loans with original terms of 10-15 years and $20.6 million of fixed rate loans with original terms of more than 15 years. See "- Originations of Loans."

         The Bank also offers ARMs which carry interest rates which adjust annually at a margin (generally 250 basis points) over the yield on the One Year Average Monthly U.S. Treasury Constant Maturity Index ("one year CMT"). Such loans may carry terms to maturity of up to 30 years. The ARM loans currently offered by the Bank provide for up to 200 basis point annual interest rate change cap and a lifetime cap generally 600 basis points over the initial rate. Initial interest rates offered on the Bank's ARMs may be approximately 100 basis points below the fully indexed rate, although borrowers are qualified at the fully indexed rate. As a result, the risk of default on these loans may increase as interest rates increase. The Bank also originates ARMs which carry interest rates which are fixed for an initial term of up to three years and subsequently adjust annually to a margin over the one-year CMT. The Bank's ARMs do not permit negative amortization of principal, do not contain prepayment penalties and may be convertible into fixed-rate loans. At September 30, 1996, one- to four-family ARMs totaled $4.5 million or 8.4% of the Bank's total loan portfolio.

         Hemlock Federal will generally lend up to 90% of the lesser of the sales price or appraised value of the security property on owner occupied one- to four-family loans. The loan-to-value ratio on non-owner occupied, one- to four-family loans is generally 80% of the lesser of the sales price or appraised value of the security property. Non-owner occupied one- to four-family loans may pose a greater risk to the Bank than traditional owner occupied one- to four-family loans. In underwriting one- to four-family residential real estate loans, the Bank currently evaluates both the borrower's ability to make principal, interest and escrow payments, the value of the property that will secure the loan and debt to income ratios.

         Residential loans do not currently include prepayment penalties, are non-assumable and do not produce negative amortization. Although the Bank currently originates mortgage loans only for its portfolio, the Bank's loans are generally underwritten to permit their sale in the secondary market, except for loans with loan to value ratios below 75% which are underwritten for portfolio with an in-house property evaluation rather than an independent appraisal.


         While the Bank seeks to originate most of its one- to four-family residential loans in amounts which are less than or equal to the applicable Federal Home Loan Mortgage Corporation maximum (currently $214,500), the Bank does, on an exception basis, make one- to four-family residential loans in amounts in excess of such maximum. The Bank's delinquency experience on such loans has been similar to its experience on its other residential loans.


         The Bank's residential mortgage loans customarily include due-on-sale clauses giving the Bank the right to declare the loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the property subject to the mortgage and the loan is not repaid.

         Multi-family and Commercial Real Estate Lending. In order to increase the yield of its loan portfolio and to complement residential lending opportunities, the Bank from time to time originates permanent multi-family real estate loans secured by properties in its primary market area. The Bank made a strategic decision in the early 1990s to eliminate its commercial real estate lending program. At September 30, 1996, the Bank had multi-family loans totaling $2.9 million, or 5.3% of the Bank's total loan portfolio, and $586,000 in commercial real estate loans, representing 1.1% of the total loan portfolio.

         While the Bank will consider making multi-family loans as large as $500,000, the Bank seeks loans secured by eight or fewer units.

         The Bank's permanent multi-family real estate loans generally carry a maximum term of 15 years and have fixed rates. These loans are generally made in amounts of up to 80% of the lesser of the appraised value or the purchase price of the property. Appraisals on properties securing multi-family and commercial real estate loans are performed by an independent appraiser designated by the Bank at the time the loan is made. All appraisals on multi-family real estate loans are reviewed by the Bank's loan committee. In addition, the Bank's underwriting procedures require verification of the borrower's credit history, income and financial statements, banking relationships, references and income projections for the property. The Bank obtains personal guarantees on these loans.

         At September 30, 1996, the Bank's largest commercial real estate or multi-family loan outstanding totaled $445,000 and was secured by 25% interest in a motel and a retail store located in Downers Grove, Illinois.

         Multi-family and commercial real estate loans may present a higher level of risk than loans secured by one- to four-family residences. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. While the Bank has experienced losses on several multi-family and commercial real estate loans in the past, as of September 30, 1996, there were no multi-family loans or commercial real estate loans delinquent 90 days or more.


         Consumer Lending. Management believes that offering consumer loan products helps to expand the Bank's customer base and to create stronger ties to its existing customer base. In addition, because consumer loans generally have shorter terms to maturity and carry higher rates of interest than do residential mortgage loans, they can be valuable asset/liability management tools. The Bank originates a variety of different types of consumer loans, including home equity loans, automobile and deposit account loans for household and personal purposes. Due to the tax advantages to the borrower of home equity loans, the Bank has focused its recent consumer lending activities on home equity lending. At
September 30, 1996 consumer loans totaled $2.7 million or 5.0% of total loans outstanding.

         Consumer loan terms vary according to the type and value of collateral, length of contract and creditworthiness of the borrower. The Bank's consumer loans are made at fixed interest rates, with terms of up to 10 years.

         The Bank's home equity loans are written so that the total commitment amount, when combined with the balance of the first mortgage lien, may not exceed 85% of the appraised value of the property or $50,000. These loans are written with fixed terms of up to 10 years and carry fixed interest rates. At September 30, 1996, the Bank's home equity loans totaled $2.2 million outstanding, or 4.1% of the Bank's total loan portfolio.

         The underwriting standards employed by the Bank for consumer loans include a determination of the applicant's payment history on other debts and ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is of primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount. Consumer loans may entail greater credit risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, my limit the amount which can be recovered on such loans.

Originations of Loans

         Real estate loans are originated by Hemlock Federal's staff through referrals from existing customers or real estate agents. In the early 1990s, the Bank determined to increase its one- to four-family residential loan marketing activities and to hire several commissioned loan underwriters. As a result, the Bank has experienced significant loan growth in recent years.

         The Bank's ability to originate loans is dependent upon customer demand for loans in its market and to a limited extent, various marketing efforts and its ability to hire commissioned loan officers. Demand is affected by both the local economy and the interest rate environment. See "- Market Area." Under current policy, all loans originated by Hemlock Federal are retained in the Bank's portfolio. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management."


         In order to supplement loan originations, the Bank has acquired a substantial amount of mortgage-backed and other securities which are held, depending on the investment intent, in the "held-to-maturity" or "available-for-sale" portfolios. See "Investment Activities -- Mortgage-Backed and Related Securities" and Note 2 to the Notes to Financial Statements. In addition, depending on market conditions, the Bank may also consider the purchase of residential loans from other lenders, although it has not done so in the 1990s.


         As a result in large part of the Bank's relatively low loans to deposits ratios since the early 1980s, the Bank has not sold any loans in the secondary market for many years. In view of the apparent success of the Bank's recent loan origination efforts and the related increases in its loans to deposits ratio, the Bank may consider the sale of a portion of its residential loan originations in the future.

         The following table shows the loan origination and repayment activities of the Bank for the periods indicated.


                                                       Nine Months Ended                           Year Ended
                                                         September 30,                             December 31,
                                                    ----------------------         --------------------------------------
                                                     1996             1995          1995           1994              1993
                                                     ----             ----          ----           ----              ----
                                                                             (In Thousands)
Originations by type:
Adjustable rate:
  Real estate - one- to four-family.........         $ 2,277        $   771         $ 1,042        $   594         $   347
                                                     -------        -------         -------        -------         -------
        Total adjustable-rate...............           2,277            771           1,042            594             347
                                                     -------       --------         -------       --------        --------
Fixed rate:
  Real estate - one- to four-family.........           9,997          8,203          10,670          5,856          14,691
                - multi-family..............             404            410             534            645             617
  Non-real estate - consumer................           1,104          1,015           1,363            733           1,428
                                                     -------        -------        --------       --------        --------
        Total fixed-rate....................          11,505          9,628          12,567          7,234          16,736
                                                     -------        -------         -------        -------         -------
          Total loans originated............          13,782         10,399          13,609          7,828          17,083
                                                     -------        -------         -------        -------         -------

Principal repayments........................          (5,873)        (4,237)         (5,943)        (7,091)        (11,990)
                                                     -------        -------         -------        -------         -------
        Total reductions....................          (5,873)        (4,237)         (5,943)        (7,091)        (11,990)
Increase (decrease) in other
 items, net.................................             (20)           (66)            (93)          (119)            209
                                                    --------       --------        --------        -------        --------
        Net increase (decrease).............         $ 7,889        $ 6,096         $ 7,573        $   618         $ 5,302
                                                     =======        =======         =======        =======         =======


Delinquencies and Non-Performing Assets

         Delinquency Procedures. When a borrower fails to make a required payment on a loan, the Bank attempts to cure the delinquency by contacting the borrower. Generally, Bank personnel work with the delinquent borrower on a case by case basis to solve the delinquency. Generally, a late notice is sent on all delinquent loans followed by a phone call after the thirtieth day of delinquency. Additional written and verbal contacts may be made with the borrower between 30 and 60 days after the due date. If the loan is contractually delinquent for 90 days, the Bank may institute appropriate action to foreclose on the property. After 120 days, foreclosure procedures are initiated. If foreclosed, the property is sold at public sale and may be purchased by the Bank.


         Real estate acquired by Hemlock Federal as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired by foreclosure or deed in lieu of foreclosure, it is recorded at the lower of cost or fair value less estimated selling costs. After acquisition, all costs incurred in maintaining the property are expensed. Costs relating to the development and improvement of the property, however, are capitalized.

         The following table sets forth the Bank's loan delinquencies by type, by amount and by percentage of type at September 30, 1996.


                                              Loans Delinquent For:
                         ----------------------------------------------------------
                                60-89 Days                    90 Days and Over          Total Delinquent Loans
                         --------------------------     ---------------------------  -----------------------------
                                           Percent                         Percent                        Percent
                                           of Loan                         of Loan                        of Loan
                         Number   Amount   Category     Number   Amount    Category   Number    Amount    Category
                         ------   ------   --------     ------   ------    --------   ------    ------    --------
                                                                (Dollars in Thousands)
Real Estate:
  One- to four-
   family ..............   4       $208      0.44%        1       $77        0.16%       5       $285      0.60%
  Multi-family .........   -        --        --          -        --          --        -        --         --
  Commercial ...........   -        --        --          -        --          --        -        --         --
  Construction or
   development .........   -        --        --          -        --          --        -        --         --
Consumer ...............   2          1      0.04%        -        --          --        2          1      0.04%
                           -       ---       ----         -       ----       ----        -        ---      ----

Total ..................   6       $209      0.39%        1       $77        0.14%       7       $286      0.53%
                           =       ===       ====         =       ====       ====        =        ===      ====


         Classification of Assets. Federal regulations require that each savings institution classify its own assets on a regular basis. In addition, in connection with examinations of savings institutions, OTS and FDIC examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: Substandard, Doubtful and Loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of Substandard assets, with the additional characteristics that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified Loss is considered uncollectible and of such little value that continuance as an asset on the balance sheet of the institution is not warranted. Assets classified as Substandard or Doubtful require the institution to establish prudent general allowances for loan losses. If an asset or portion thereof is classified as a loss, the institution charges off such amount against the loan loss allowance. If an institution does not agree with an examiner's classification of an asset, it may appeal this determination to the District Director of the OTS.

         On the basis of management's review of its assets, at September 30, 1996, the Bank had no classified assets.

         Non-Performing Assets. The table below sets forth the amounts and categories of non-performing assets in the Bank's loan portfolio. Foreclosed assets include assets acquired in settlement of loans.

                                                                                           December 31,
                                                    September 30,   -----------------------------------------------------
                                                        1996        1995        1994        1993        1992         1991
                                                    -------------   ----        ----        ----        ----         ----
                                                                                  (Dollars in Thousands)
Non-accruing loans:
  One- to four-family.......................             $77        $110        $ 30       $ 147     $    86     $   175
  Multi-family..............................             ---         ---         108         108         108         108
  Commercial real estate....................             ---         ---         ---         ---         694         791
  Construction or development...............             ---         ---         ---         502         502         500
  Consumer..................................             ---         ---         ---         ---           8         ---
                                                        ----      ------      ------   ---------    --------    --------
       Total................................              77         110         138         757       1,398       1,574

Accruing loans delinquent more than 90
days:
  One- to four-family.......................             ---         ---         ---         ---         ---         ---
  Multi-family..............................             ---         ---         ---         ---         ---         ---
  Commercial real estate....................             ---         ---         ---         ---         ---         ---
  Construction or development...............             ---         ---         ---         ---         ---         ---
  Consumer..................................             ---         ---         ---         ---         ---         ---
                                                        ----      ------      ------     -------     -------     -------
       Total................................             ---         ---         ---         ---         ---         ---

Foreclosed assets:
  One- to four-family.......................             ---         ---         ---         ---         ---           3
  Multi-family..............................             ---         ---         ---         ---         ---         ---
  Commercial real estate....................             ---         ---         ---         416         249         416
  Construction or development...............             ---         ---         ---         ---         ---         ---
  Consumer..................................             ---         ---         ---         ---         ---         ---
                                                        ----      ------      ------   ---------   ---------    --------
       Total................................             ---         ---         ---         416         249         419

Renegotiated loans..........................             ---         469(1)      479(1)      ---         ---         ---
                                                       -----        ----         ---    --------   ---------   ---------

Total non-performing assets.................             $77        $579        $617      $1,173      $1,647      $1,993
                                                         ===        ====        ====      ======      ======      ======

Total as a percentage of total assets.......            0.05%       0.40%       0.43%       0.80%       1.17%       1.50%
                                                        ====        ====        ====        ====        ====        ====

----------

(1)  Consisted of a 24% interest in a loan on a  Comfort  Inn located in Downers
     Grove,  Illinois.  The  loan  terms  were   renegotiated  in 1994. The loan
     has been current since the  renegotiation date.

         For the year ended December 31, 1995 and for the nine months ended September 30, 1996, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to $2,275 and $5,800, respectively. The amounts that were included in interest income on such loans were $7,956 and $4,838 for the year ended December 31, 1995, and for the nine months ended September 30, 1996, respectively.

         Other Loans of Concern. In addition to the non-performing assets set forth in the table above, as of September 30, 1996, there was one other loan with respect to which known information about the possible credit problems of the borrowers or the cash flows of the security properties have caused management to have concerns as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories. This loan was secured by a six unit apartment building located in Orland Park, Illinois and was 30 days delinquent at September 30, 1996.

         Management considers the Bank's non-performing and "of concern" assets in establishing its allowance for loan losses.

         The following table sets forth an analysis of the Bank's allowance for loan losses.


                                                       Nine Months
                                                          Ended
                                                      September 30,                   Year Ended December 31,
                                                     ---------------    ---------------------------------------------
                                                      1996      1995      1995         1994         1993         1992         1991
                                                    -------  -------    ----------   ----------   ----------   ----------   -------
                                                                                      (Dollars in Thousands)
Balance at beginning of period....................     $600     $469       $469         $234         $497         $174         $141

Charge-offs:
  One- to four-family.............................        5      ---        ---          ---          ---          ---          ---
  Multi-family....................................      ---      ---        ---          ---          ---          ---          ---
  Commercial real estate..........................      ---      ---        ---          ---          412           34          ---
  Consumer........................................      ---        3          3          ---          ---          ---          ---
                                                      -----    -----      -----       ------       ------       ------       ------
                                                          5        3          3          ---          412           34          ---
                                                      -----    -----      -----      -------        -----       ------       ------

Recoveries:
  One- to four-family.............................      ---      ---        ---          ---          ---          ---          ---
  Multi-family....................................      ---      ---        ---          ---          ---          ---          ---
  Commercial real estate..........................      ---      ---        ---           85          ---          ---          ---
  Consumer........................................      ---      ---        ---          ---          ---          ---          ---
                                                      -----    -----      -----        -----       ------        -----        -----
                                                        ---      ---        ---           85          ---          ---          ---
                                                      -----    -----      -----         ----       ------        -----        -----

Net charge-offs...................................      (5)      (3)        (3)           85        (412)         (34)          ---
Additions charged to operations...................       75      122        134          150          149          357           33
                                                      -----    -----      -----       ------       ------       ------        -----
Balance at end of period..........................     $670     $588       $600         $469         $234         $497         $174
                                                       ====     ====       ====         ====         ====         ====         ====

Ratio of net charge-offs (recoveries) during
  the period to average loans outstanding during
  the period......................................    0.01%    0.01%       0.01%      (0.23)%        1.16%        0.10%        0.00%
                                                      ====     ====        ====        ====          ====         ====         ====

Ratio of net charge-offs (recoveries) during
  the period to average non-performing assets.....    2.84%    2.63%       2.70%     (20.88)%       25.00%        1.91%        0.00%
                                                      ====     ====        ====       =====         =====         ====         ====

                  The distribution of the Bank's allowance for losses on loans at the dates indicated is summarized as follows:

                                                                                         December 31,
                                                              ---------------------------------------------------------------------
                                 September 30, 1996                          1995                                  1994
                          --------------------------------    ---------------------------------    --------------------------------
                                                   Percent                              Percent                             Percent
                                                  of loans                             of loans                            of loans
                           Amount       Loan       in Each      Amount       Loan      in Each      Amount       Loan      in Each
                           of loan     Amounts   Category       of loan     Amounts   Category      of loan     Amounts   Category
                            loss         by       of Total       loss         by       of Total      loss         by       of Total
                          Allowance   Category      Loans      Allowance   Category     Loans      Allowance   Category     Loans
                          ---------   --------      -----      ---------   --------     -----      ---------   --------     -----
                                                                              (In Thousands)
One- to four-family.....   $239     $47,742        88.65%        $195     $39,089       85.08%     $ 62        $30,792      80.45%
Multi-family............     86       2,860         5.31          102       3,386        7.37        37          3,742       9.78
Commercial real estate..     29         586         1.09           55       1,101        2.40        47          1,566       4.09
Construction or             ---         ---          ---          ---         ---         ---       ---            ---        ---
 development............
Consumer................     14       2,665         4.95           12       2,368        5.15         5          2,178       5.68
Unallocated.............    302         ---          ---          236         ---         ---       318            ---        ---
                          -----     -------       -------        -----  ----------     -------    -----        -------     ------
     Total..............   $670     $53,853       100.00%        $600     $45,944      100.00%     $469        $38,278     100.00%
                           ====     =======       ======         ====     =======      ======      ====        =======     ======






                                                                                         December 31,
                                                              ---------------------------------------------------------------------
                                      1993                                   1992                                    1991
                          --------------------------------    ---------------------------------    --------------------------------
                                                  Percent                              Percent                             Percent
                                                  of loans                             of loans                            of loans
                           Amount       Loan       in Each      Amount       Loan      in Each      Amount       Loan      in Each
                           of loan     Amounts   Category       of loan     Amounts   Category      of loan     Amounts   Category
                            loss         by       of Total       loss         by       of Total      loss         by       of Total
                          Allowance   Category      Loans      Allowance   Category     Loans      Allowance   Category     Loans
                          ---------   --------      -----      ---------   --------     -----      ---------   --------     -----
                                                                       (In Thousands)
One- to four-family.....   $ 58      $28,378       75.59%     $ 43        $21,310      65.67%       $ 35       $20,100       58.61%
Multi-family............     40        4,035       10.75        47          4,787      14.75          44         6,066       17.69
Commercial real estate..     81        2,020        5.38       289          2,440       7.52          85         2,559        7.46
Construction or             ---          502        1.34       ---            502       1.55         ---           500        1.46
 development............
Consumer................      7        2,606        6.94         9          3,409      10.51          10         5,068       14.78
Unallocated.............     48          ---         ---       109            ---        ---         ---           ---         ---
                          -----      -------      ------     -----        -------     ------        ----        ------      ------
     Total..............   $234      $37,541      100.00%     $497        $32,448     100.00%       $174       $34,293      100.00%
                           ====      =======      ======      ====        =======     ======        ====        =======     ======

         The allowance for loan losses is established through a provision for loan losses charged to earnings based on management's evaluation of the risk inherent in its entire loan portfolio. Such evaluation, which includes a review of all loans of which full collectibility may not be reasonably assured, considers the market value of the underlying collateral, growth and composition of the loan portfolio, delinquency trends, adverse situations that may affect the borrower's ability to repay, prevailing and projected economic conditions and other factors that warrant recognition in providing for an adequate allowance for loan losses. In determining the general reserves under these policies, historical charge-offs and recoveries, changes in the mix and levels of the various types of loans, net realizable values, the current and prospective loan portfolio and current economic conditions are considered.

         While management believes that it uses the best information available to determine the allowance for loan losses, unforeseen economic and market conditions could result in adjustments to the allowance for loan losses, and net earnings could be significantly affected, if circumstances differ substantially from the assumptions used in making the final determination.

Investment Activities

         General. Hemlock Federal must maintain minimum levels of investments and other assets that qualify as liquid assets under OTS regulations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans.
Historically, Hemlock Federal has maintained liquid assets at levels significantly above the minimum requirements imposed by the OTS regulations and above levels believed adequate to meet the requirements of normal operations, including potential deposit outflows. At September 30, 1996, Hemlock Federal's liquidity ratio for regulatory purposes was 19.4%. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management" and "- Liquidity and Capital Resources."


         Generally, the investment policy of Hemlock Federal is to invest funds among categories of investments and maturities based upon the Bank's asset/liability management policies, investment quality, loan and deposit volume, liquidity needs and performance objectives. Prior to December 31, 1993, the Bank recorded its investments in its investment securities portfolio at the lower of cost or current market value if held for sale or at amortized cost if held for investment. Unrealized declines in the market value of securities held to maturity were not reflected in the financial statements; however, unrealized losses in the market value of securities held for sale were recorded as a charge to current earnings. Effective December 31, 1993, Hemlock Federal adopted SFAS
115. As required by SFAS 115, securities are classified into three categories: trading, held-to-maturity and available-for-sale. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value with unrealized gains and losses included in trading account activities in the statement of operations. Securities that Hemlock Federal has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. All other securities not classified as trading or held-to-maturity are classified as available-for-sale. At September 30, 1996, Hemlock Federal had no securities which were classified as trading and $31.9 million of mortgage-backed and related securities classified as available-for-sale. Available-for-sale securities are reported at fair value with unrealized gains and losses included, on an after-tax basis, in a separate component of retained earnings. At September 30, 1996, $34.1 million of mortgage-backed and related securities and $7.1 million of other securities were classified as available-for-sale.

         Mortgage-Backed and Related Securities. In order to supplement its lending activities and achieve its asset liability management goals, the Bank invests in mortgage-backed and related securities. As of September 30, 1996, all of the mortgage-backed and related securities owned by the Bank are issued, insured or guaranteed either directly or indirectly by a federal agency or are rated "AAA" by a nationally recognized credit rating agency. However, it should be noted that, while a (direct or indirect) federal guarantee or a high credit rating may indicate a high degree of protection against default, they do not indicate that the securities will be protected from declines in value based on changes in interest rates or prepayment speeds.

         Consistent with its asset/liability management strategy, at September 30, 1996, $44.6 million, or 67.7% of Hemlock Federal's mortgage-backed and related securities had adjustable or floating interest rates. In addition, as discussed below, as of the same date, the Bank had $9.2 million of fixed rate collateralized mortgage obligations ("CMOs") and real estate mortgage investment conduits ("REMICs") with anticipated average lives of five years or less. For information regarding the Bank's mortgage-backed securities portfolio, see Note 2 of the Notes to the Financial Statements.

         The Bank's CMOs and REMICs are securities derived by reallocating the cash flows from mortgage-backed securities or pools of mortgage loans in order to create multiple classes, or tranches, of securities with coupon rates and average lives that differ from the underlying collateral as a whole. The terms to maturity of any particular tranche is dependent upon the prepayment speed of the underlying collateral as well as the structure of the particular CMO or REMIC. Although a significant proportion of the Bank's CMOs and REMICs are interests in tranches which have been structured (through the use of cash flow priority and "support" tranches) to give somewhat more predictable cash flows, the cash flow and hence the value of CMOs and REMICs is subject to change.

         The Bank invests in CMOs and REMICs as an alternative to mortgage loans and conventional mortgage-backed securities as part of its asset/liability management strategy. Management believes that CMOs and REMICs represent attractive investment alternatives relative to other investments due to the wide variety of maturity and repayment options available through such investments. In particular, the Bank has from time to time concluded that short and intermediate duration CMOs and REMICs (five year or less average life) often represent a better combination of rate and duration than adjustable rate mortgage-backed securities.

         To assess price volatility, the Federal Financial Institutions Examination Council ("FFIEC") adopted a policy in 1992 which requires an annual "stress" test of mortgage derivative securities. This policy, which has been adopted by the OTS, requires the Bank to annually test its CMOs and other mortgage-related securities to determine whether they are high-risk or nonhigh-risk securities. Mortgage derivative products with an average life or price volatility in excess of a benchmark 30-year, mortgage-backed, pass-through security are considered high-risk mortgage securities. Under the policy, savings institutions may generally only invest in low-risk mortgage securities in order to reduce interest rate risk. In addition, all high-risk mortgage securities acquired after February 9, 1992 which are classified as high risk at the time of purchase must be carried in the institution's trading account or as assets available- for-sale. At September 30, 1996, none of the Bank's mortgage-backed securities were classified as "high-risk."

         The  following   table  sets  forth  the   composition  of  the  Bank's
mortgage-backed securities at the dates indicated.


                                                                                    December 31,
                                                             ---------------------------------------------------------
                                        September 30, 1996         1995                1994                1993
                                        -----------------    ----------------   -----------------   ------------------
                                        Carrying     % of    Carrying   % of    Carrying    % of    Carrying     % of
                                          Value     Total      Value   Total      Value     Total     Value      Total
                                          -----     -----      -----   -----      -----     -----     -----      -----
                                                                          (Dollars in Thousands)
Mortgage-backed securities
 held-to- maturity:
  GNMA ...............................   $ 3,253     4.93%   $ 3,810     5.54%   $ 4,306     5.80%   $ 5,883     7.22%
  FNMA ...............................    14,671    22.26     17,592    25.60     24,323    32.74     22,617    27.77
  FHLMC ..............................    10,723    16.27     12,954    18.85     19,084    25.69     23,541    28.91
  CMOs ...............................     3,213     4.87      8,750    12.73     18,327    24.67     29,398    36.10
                                         -------   ------    -------   ------    -------   ------    -------   ------
                                          31,860    48.33     43,106    62.72     66,040    88.90     81,439   100.00
Mortgage-backed securities
 available-for- sale:
  GNMA ...............................      --       --         --       --         --       --         --       --
  FNMA ...............................     9,186    13.94      6,050     8.80      1,102     1.48       --       --
  FHLMC ..............................     6,779    10.28      7,415    10.79       --       --         --       --
  CMOs ...............................    18,099    27.45     12,155    17.69      7,142     9.62       --       --
                                         -------   ------    -------   ------    -------   ------    -------   ------
                                          34,064    51.67     25,620    37.28      8,244    11.10       --       --
                                         -------   ------    -------   ------    -------   ------    -------   ------

   Total mortgage-backed securities ..   $65,924   100.00%   $68,726   100.00%   $74,284   100.00%   $81,439   100.00%
                                         =======   ======    =======   ======    =======   ======    =======   ======

         The following table sets forth the contractual maturities of the Bank's mortgage-backed securities at September 30, 1996.


                                                                                                   Due in
                                           6 Months  6 Months  1 to     3 to 5   5 to 10   10 to 20   Over 20   Amortized  Carrying
                                            or Less  to 1 Year 3 Years    Years    Years      Years     Years      Cost      Value
                                           -------- --------- -------   ------  --------   --------   -------   --------    ------
                                                                                   (In Thousands)
Federal Home Loan
 Mortgage Corporation ..................    $ --      $1,121    $ --      $ 18    $  333    $ 6,480    $ 9,438    $17,390    $17,502
Federal National Mortgage
 Association ...........................      --         164       832     325       612      2,546     19,262     23,741     23,857
Government National Mortgage
 Association ...........................      --        --        --        34       132        667      2,420      3,253      3,253
CMOs ...................................      --        --         215     213       632      3,243     17,037     21,340     21,312
                                            ------    ------    ------    ----    ------    -------    -------    -------    -------
     Total .............................    $ --      $1,285    $1,047    $590    $1,709    $12,936    $48,157    $65,724    $65,924
                                            ======    ======    ======    ====    ======    =======    =======    =======    =======
Weighted average yield .................                6.84      7.75    8.32      8.45       8.27       6.80       7.13


         At September 30, 1996 the Bank did not have any mortgage-backed securities in excess of 10% of retained earnings except for FNMA, FHLMC and GNMA issues, amounting to $23.9 million, $17.5 million and $3.3 million, respectively.

         The market values of a portion of the Bank's mortgage-backed securities held-to-maturity have been from time to time lower than their carrying values. However, for financial reporting purposes, such declines in value are considered to be temporary in nature since they have been due to changes in interest rates rather than credit concerns. See Note 2 of the Notes to the Financial Statements.

         The following table shows mortgage-backed securities purchase, sale and repayment activities of the Bank for the periods indicated.

                                                 Nine Months Ended                      Year Ended
                                                   September 30,                       December 31,
                                                -------------------        ------------------------------------
                                                 1996          1995         1995          1994             1993
                                                 ----          ----         ----          ----             ----
                                                                     (In Thousands)
Purchases:
  Adjustable-rate........................       $5,430        $8,088       $9,103       $14,768          $ 2,117
  Fixed-rate.............................          ---           ---          ---           ---           22,748
  CMOs...................................       10,152         7,842       11,350        23,498           34,673
                                                ------        ------       ------        ------           ------
         Total purchases.................       15,582        15,930       20,453        38,266           59,538

Sales:
  Adjustable-rate........................          ---           ---          ---           ---            2,629
  Fixed-rate.............................          ---           575          575           ---            2,600
  CMOs...................................          ---         3,071        3,071         4,956            2,678
                                               -------        ------       ------        ------           ------
          Total sales....................          ---         3,646        3,646         4,956            7,907

  Principal repayments...................     (18,103)      (14,200)     (22,440)      (38,476)         (57,663)
  Discount/premium net change............        (125)         (547)        (564)       (1,706)          (2,286)
  Fair value net change..................        (155)           399          639         (283)              ---
                                              -------      ---------     --------    ---------         ---------
         Net increase (decrease).........       $2,802     $ (2,064)     $(5,558)     $ (7,155)        $ (8,318)
                                                ======     ========      =======      ========         ========


         As a result in part of competitive factors, the Bank's holdings of mortgage-backed securities are larger than its loans receivable. Since pass-through mortgage-backed securities generally carry a yield approximately 50 to 100 basis points below that of the corresponding type of residential loan (due to the implied federal agency guarantee fee and the retention of a servicing spread by the loan servicer), and the Bank's CMOs and REMICs also carry lower yields (due to the implied federal agency guarantee and because such securities tend to have shorter actual durations than 30 year loans), in the event that the proportion of the Bank's assets consisting of mortgage-backed and related securities increases, the Bank's asset yields could be somewhat adversely affected. The Bank will evaluate mortgage-backed and related securities purchases in the future based on its asset/liability objectives, market conditions and alternative investment opportunities.

         Securities. Federally chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in commercial paper, investment grade corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly.

         In order to complement its lending and mortgage-backed securities investment activities and to increase its holding of short and medium term assets, the Bank invests in liquidity investments and in high-quality investments, such as U.S. Treasury and agency obligations. At September 30, 1996 and December 31, 1995, the Bank's securities portfolio totaled $7.1 million and $14.6 million, respectively. At September 30, 1996, the Bank did not own any investment securities of a single issuer which exceeded 10% of the Bank's retained earnings, other than federal agency obligations. See Note 2 of the Notes to the Financial Statements for additional information regarding the Bank's securities portfolio.

         The following table sets forth the composition of the Bank's securities and other earning assets at the dates indicated.


                                                                                   December 31,
                                                              ----------------------------------------------------------
                                        September 30, 1996            1995                1994                1993
                                        ------------------    -----------------    ----------------    -----------------
                                         Carrying    % of     Carrying     % of    Carrying    % of    Carrying     % of
                                           Value    Total      Value      Total      Value    Total      Value     Total
                                           -----    -----      -----      -----      -----    -----      -----     -----
                                                                    (Dollars in Thousands)
Securities held-to-maturity:
  Federal agency obligations ............ $ --        --  %    $ 1,500     10.26%  $ 3,500     30.61%   $6,003     100.00%
                                          ------    ------     -------    ------     -----    ------    -------    ------
                                            --        --         1,500     10.26     3,500     30.61     6,003     100.00
Securities available-for sale:
  Federal agency obligations ............  7,095    100.00      13,125     89.74     7,934     69.39        --        --
                                          ------    ------     -------    ------     -----    ------    -------    ------
                                           7,095    100.00      13,125     89.74     7,934     69.39        --        --
                                          ------    ------     -------    ------     -----    ------    -------    ------

       Total securities ................. $7,095    100.00%    $14,625    100.00%  $11,434    100.00%   $ 6,003    100.00%
                                          ======    ======     =======    ======   =======    ======    =======    ======

Average remaining life of
 securities: ............................ 1 year               3 years              1 year              2 years

Other earning assets:
  Interest-earning deposits
   with banks .......................... $14,800     90.42%    $10,158     87.90%  $14,027     92.31%   $17,372      94.47%
  FHLB stock ...........................     901      5.50         849      7.35       837      5.51        991       5.39
  FHLMC stock ..........................     667      4.08         549      4.75       332      2.18         26       0.14
  Federal funds sold ...................      --        --          --        --        --        --         --        --
                                         -------    ------     -------    ------    -------    ------   -------     ------
        Total .......................... $16,368    100.00%    $11,556    100.00%  $15,196    100.00%   $18,389     100.00%
                                         =======    ======     =======    ======   =======    ======    =======     ======

         The composition and maturities of the securities portfolio, excluding FHLB stock, are indicated in the following table.



                                                                        September 30, 1996
                                        ----------------------------------------------------------------------------
                                         Less Than     1 to 5      5 to 10       Over
                                          1 Year        Years       Years      10 years         Total Securities
                                          ------        -----       -----      --------      -----------------------
                                        Book Value   Book Value   Book Value   Book Value    Book Value   Book Value
                                        ----------   ----------   ----------   ----------    ----------   ----------
                                                                     (Dollars in Thousands)
Federal agency obligations..........      $5,080       $2,006      $   ---    $   ---        $7,086         $7,095
                                         -------      -------     --------    -------       -------         ------
Total investment securities.........      $5,080       $2,006      $   ---    $   ---        $7,086         $7,095
                                          ======       ======      =======    =======        ======         ======
Weighted average yield..............        5.31%        6.17%         ---        ---          5.55%           ---

         See Note 2 of the Notes to the Financial Statements for a discussion of the Bank's securities portfolio.

Sources of Funds

         General. The Bank's primary sources of funds are deposits, payments (including prepayments) of loan principal, interest earned on loans and securities, repayments of securities, borrowings and funds provided from operations.

         Deposits. Hemlock Federal offers deposit accounts having a wide range of interest rates and terms. The Bank's deposits consist of passbook, NOW, money market and various certificate accounts. The Bank relies primarily on competitive pricing and customer service to attract and retain these deposits. The Bank's customers may access their accounts through any of the Bank's three offices and two automated teller machines. In addition, the Bank's customers may access their accounts through CIRRUS, a nationwide ATM network. The Bank only solicits deposits in its market area and does not currently use brokers to obtain deposits.

         The variety of deposit accounts offered by the Bank has allowed it to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. As a result, as customers have become more interest rate conscious, the Bank has become more susceptible to short-term fluctuations in deposit flows.

         The Bank manages the pricing of its deposits in keeping with its asset/liability management, profitability and growth objectives. However, the Bank has found it difficult to increase its deposits on a cost effective basis as a result of intense competition in the communities in which it operates. In order to improve its deposit growth, the Bank may consider the establishment of a new branch office in the southwestern suburbs of Chicago, although the Bank has no specific plans or arrangements regarding any such new office as of the date hereof.

         Management believes that the "core" portion of the Bank's regular savings, NOW and money market accounts can have a lower cost and be more resistant to interest rate changes than certificate accounts. These accounts decreased $6.4 million since December 31, 1993. The Bank intends to utilize customer service and marketing initiatives in an effort to maintain the volume of such deposits. However, there can be no assurance as to whether the Bank will be able to maintain or increase its core deposits in the future. The Bank is actively exploring the feasibility of opening a new branch office in its contiguous market area as a way to build its deposit base and continue its existing customer relationships.

         The following table sets forth the savings flows at the Bank during the periods indicated.


                                     Nine Months Ended                    Year Ended
                                       September 30,                      December 31,
                                    -------------------       ------------------------------------
                                     1996        1995         1995           1994           1993
                                     ----        ----         ----           ----           ----
                                                           (Dollars In Thousands)
Opening balance.................   $130,741    $130,771      $130,771      $132,583       $128,149
Deposits........................    157,763     159,100       210,667       200,476        202,600
Withdrawals.....................    163,489     163,192       215,972       206,731        202,860
Interest credited...............      4,144       3,892         5,275         4,443          4,694
                                  ---------    --------      --------      --------       --------
Ending balance..................   $129,159    $130,571      $130,741      $130,771       $132,583
                                   ========    ========      ========      ========       ========
Net increase (decrease).........   $ (1,582)    $  (200)     $    (30)     $ (1,812)      $  4,434
                                   ========     =======      ==========    =========      =========
Percent increase (decrease).....      (1.21)%     (0.15)%       (0.02)%       (1.37)%         3.46%
                                      =====       =====         =====         =====           ====

         The following table sets forth the dollar amount of savings deposits in the various types of deposit programs offered by the Bank as of the dates indicated.


                                                   September 30,                                   December 31,
                                      ------------------------------------   -----------------------------------------------------
                                            1996               1995                1995               1994             1993
                                      -----------------   ----------------   ---------------    ----------------  ----------------
                                               Percent             Percent            Percent           Percent           Percent
                                      Amount   of Total   Amount  of Total   Amount  of Total   Amount  of Total  Amount  of Total
                                      ------   --------   ------  --------   ------  --------   ------  --------  ------  --------
                                                                              (Dollars in Thousands)
Transactions and Savings Deposits
Passbook Accounts 3.14%............  $ 45,689   35.37%  $ 46,065   35.28%  $ 46,053   35.23%  $ 48,697  37.24%  $ 48,482   36.57%
NOW Accounts 2.52%.................    12,979   10.05     13,616   10.43     14,021   10.72     13,331  10.20     13,202    9.96
Money Market Accounts 3.20%........     5,265    4.08      6,004    4.60      5,999    4.59      7,236   5.53      8,640    6.52
                                     --------  ------   --------  ------   --------  ------  ---------  ------  --------- ------
Total Non-Certificates.............    63,933   49.50     65,685   50.31     66,073   50.54     69,264  52.97     70,324   53.05

Certificates:
0.00 - 3.99%.......................       ---     ---        ---     ---        ---     ---     17,193  13.15     36,925   27.85
4.00 - 5.99%.......................    55,993   43.35     52,656   40.33     54,033   41.33     41,235  31.53     20,356   15.35
6.00 - 7.99%.......................     9,233    7.15     12,230    9.36     10,635    8.13      3,079   2.35      4,978    3.75
                                     --------   -----   --------  ------   --------  ------  ---------  -----  --------- -------
Total Certificates..................   65,226   50.50     64,886   49.69     64,668   49.46     61,507  47.03     62,259   46.95
                                     --------   -----   --------  ------   --------  ------   --------  -----   -------- -------
Total Deposits...................... $129,159  100.00%  $130,571  100.00%  $130,741  100.00%  $130,771 100.00%  $132,583  100.00%
                                     ========   ======   ======== ======   ========  ======   ======== ======   ========  ======

         The following table shows rate and maturity information for the Bank's certificates of deposit as of September 30, 1996.



                          Less Than 1 to 2   2 to 3   3 to 4    4 to 5
                           1 Year    Years    Years    Years     Years   Total
                           ------    -----    -----    -----     -----   -----
                                         (Dollars in Thousands)
4.00 - 4.99% ..........   $ 2,292   $ --     $    3   $ --     $  --     $ 2,295
5.00 - 5.99% ..........    43,712    6,946    2,360      317       363    53,698
6.00 - 6.99% ..........     3,296    2,328    1,291    1,672       146     8,733
7.00 - 7.99% ..........       500     --       --       --        --         500
                          -------   ------   ------   ------   -------   -------
                          $49,800   $9,274   $3,654   $1,989   $   509   $65,226
                          =======   ======   ======   ======   =======   =======


         The following table indicates the amount of the Bank's certificates of deposit and other deposits by time remaining until maturity as of September 30, 1996.


                                                                            Maturity
                                                   --------------------------------------------------------
                                                                     Over            Over
                                                   3 Months         3 to 6          6 to 12         Over
                                                    or Less         Months          Months        12 Months         Total
                                                    -------         ------          ------        ---------         -----
                                                                              (In Thousands)
Certificates of deposit less than
 $100,000...................................         $13,495        $15,365         $17,309        $13,792         $59,961
Certificates of deposit $100,000
 or more....................................           1,023          1,648             960          1,634           5,265
Public funds................................             ---            ---             ---            ---             ---
                                                     -------        -------         -------        -------         -------
     Total certificates of deposit..........         $14,518        $17,013         $18,269        $15,426         $65,226
                                                     =======        =======         =======        =======         =======


         For additional information regarding the composition of the Bank's deposits, see Note 6 of the Notes to the Financial Statements.

         Borrowings. Hemlock Federal's other available sources of funds include advances from the FHLB of Chicago and other borrowings. As a member of the FHLB of Chicago, the Bank is required to own capital stock in the FHLB of Chicago and is authorized to apply for advances from the FHLB of Chicago. Each FHLB credit program has its own interest rate, which may be fixed or variable, and range of maturities. The FHLB of Chicago may prescribe the acceptable uses for these advances, as well as limitations on the size of the advances and repayment provisions. See Note 7 of the Notes to Financial Statements.

         The following table sets forth the maximum month-end balance and average balance of FHLB advances for the periods indicated. The Bank had no other outstanding borrowings during the periods shown




                                                      Nine Months Ended                         Year Ended
                                                         September 30,                          December 31,
                                                      -------------------            -----------------------------------
                                                      1996           1995            1995           1994            1993
                                                      ----           ----            ----           ----            ----
                                                                            (Dollars In Thousands)
Maximum Balance:
  FHLB Advances.............................          $1,500         $1,500          $1,500         $3,000          $6,000
Average Balance:
  FHLB Advances.............................          $1,500         $1,500          $1,500         $2,423          $3,462
Weighted average interest rate of
  FHLB advances.............................            9.72%          9.72%           9.72%          9.72%           9.59%

Subsidiary Activities

         As a federally chartered savings bank, Hemlock Federal is permitted by OTS regulations to invest up to 2% of its assets in the stock of, or loans to, service corporation subsidiaries, and may invest an additional 1% of its assets in service corporations where such additional funds are used for inner-city or community development purposes. In addition to investments in service corporations, federal institutions are permitted to invest an unlimited amount in operating subsidiaries engaged solely in activities which a federal savings association may engage in directly. At September 30, 1996, Hemlock Federal did not have any subsidiaries.

Competition

         Hemlock Federal faces strong competition both in originating real estate loans and in attracting deposits. Competition in originating loans comes primarily from commercial banks, credit unions, mortgage bankers and other savings institutions, which also make loans secured by real estate located in the Bank's market area. Hemlock Federal competes for loans principally on the basis of the interest rates and loan fees it charges, the types of loans it originates and the quality of services it provides to borrowers.

         Competition for those deposits is principally from commercial banks, credit unions, mutual funds, securities firms and other savings institutions located in the same communities. The ability of the Bank to attract and retain deposits depends on its ability to provide an investment opportunity that satisfies the requirements of investors as to rate of return, liquidity, risk, convenient locations and other factors. The Bank competes for these deposits by offering competitive rates, convenient business hours and a customer oriented staff.

Employees

         At September 30, 1996, the Bank had a total of 59 employees including nine part-time employees. None of the Bank's employees are represented by any collective bargaining agreement. Management considers its employee relations to be good.

Properties

         The following table sets forth information concerning the main office and each branch office of the Bank at September 30, 1996. At September 30, 1996, the Bank's premises had an aggregate net book value of approximately $792,000.


                                    Year          Owned or   Net Book Value at
     Location                     Acquired         Leased    September 30, 1996
     --------                     --------         ------    ------------------
                                 (In Thousands)
Main Office:

5700 West 159th Street ..........   1974           Owned           $571
Oak Forest, Illinois 60452

Full Service Branches:

8855 South Ridgeland Ave ........   1975          Leased(1)         221
Oak Lawn, Illinois 60453

4646 South Damen Avenue .........   1990          Leased(2)         ---
Chicago, Illinois 60609

---------------
(1) The land on which the Oak Lawn branch is built is leased. Under the terms of the lease, upon the expiration of the lease in 2005, title to the building housing the branch which is currently held by the Bank, will pass to the landlord.

(2)  The lease is currently in the process of renegotiation.


         The Bank believes that its current facilities are adequate to meet the present and foreseeable future needs of the Bank and the Holding Company.

         The Bank's depositor and borrower customer files are maintained by an independent data processing company. The net book value of the data processing and computer equipment utilized by the Bank at September 30, 1996 was approximately $20,000.

Legal Proceedings

         From time to time, Hemlock Federal is involved as plaintiff or defendant in various legal proceedings arising in the normal course of its business. While the ultimate outcome of these various legal proceedings cannot be predicted with certainty, it is the opinion of management that the resolution of these legal actions should not have a material effect on the Holding Company's and Hemlock Federal's financial position or results of operations.

                                   REGULATION

General

         Hemlock Federal is a federally chartered savings bank, the deposits of which are federally insured and backed by the full faith and credit of the United States Government. Accordingly, Hemlock Federal is subject to broad federal regulation and oversight extending to all its operations. Hemlock
Federal is a member of the FHLB of Chicago and is subject to certain limited regulation by the Board of Governors of the Federal Reserve System ("Federal Reserve Board"). As the savings and loan holding company of Hemlock Federal, the Holding Company also is subject to federal regulation and oversight. The purpose of the regulation of the Holding Company and other holding companies is to protect subsidiary savings associations. Hemlock Federal is a member of the Savings Association Insurance Fund ("SAIF") and the deposits of Hemlock Federal are insured by the FDIC. As a result, the FDIC has certain regulatory and examination authority over Hemlock Federal.

         Certain of these regulatory requirements and restrictions are discussed below or elsewhere in this document.

Federal Regulation of Savings Associations

         The OTS has extensive authority over the operations of savings associations. As part of this authority, Hemlock Federal is required to file periodic reports with the OTS and is subject to periodic examinations by the OTS and the FDIC. The last regular OTS and FDIC examinations of Hemlock Federal were as of March 1996 and February 1995, respectively. Under agency scheduling guidelines, it is likely that another examination will be initiated in the near future. When these examinations are conducted by the OTS and the FDIC, the examiners may require Hemlock Federal to provide for higher general or specific loan loss reserves. All savings associations are subject to a semi-annual assessment, based upon the savings association's total assets, to fund the operations of the OTS.

         The OTS also has extensive enforcement authority over all savings institutions and their holding companies, including Hemlock Federal and the Holding Company. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease- and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. Except under certain circumstances, public disclosure of final enforcement actions by the OTS is required.

         In addition, the investment, lending and branching authority of Hemlock Federal is prescribed by federal laws and it is prohibited from engaging in any activities not permitted by such laws. For instance, no savings institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal associations in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the OTS. Federal savings associations are also generally authorized to branch nationwide. Hemlock Federal is in compliance with the noted restrictions.

         Hemlock Federal's general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At September 30, 1996, Hemlock Federal's lending limit under this restriction was $1.7 million. Assuming the sale of the minimum number of shares in the Conversion at September 30, 1996, that limit would be increased to $2.4 million. Hemlock Federal is in compliance with the loans-to-one-borrower limitation.


         The OTS, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan. A failure to submit a plan or to comply with an approved plan will subject the institution to further enforcement action. The OTS and the other federal banking agencies have also proposed additional guidelines on asset quality and earnings standards. No assurance can be given as to whether or in what form the proposed regulations will be adopted.

Insurance of Accounts and Regulation by the FDIC

         Hemlock Federal is a member of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The FDIC's deposit insurance premiums are assessed through a risk-based system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well capitalized (i.e., a core capital ratio of at least 5%, a ratio of Tier 1 or core capital to risk-weighted assets ("Tier 1 risk-based capital") of at least 6% and a risk-based capital ratio of at least 10%) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (i.e., core or Tier 1 risk-based capital ratios of less than 4% or a risk-based capital ratio of less than 8%) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions will be made by the FDIC for each semi-annual assessment period.

         The FDIC is authorized to increase assessment rates, on a semiannual basis, if it determines that the reserve ratio of the SAIF will be less than the designated reserve ratio of 1.25% of SAIF-insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. The FDIC may also impose special assessments on SAIF members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC.

         For the first six months of 1995, the assessment schedule for BIF members and SAIF members ranged from .23% to .31% of deposits. As is the case with the SAIF, the FDIC is authorized to adjust the insurance premium rates for banks that are insured by the BIF of the FDIC in order to maintain the reserve ratio of the BIF at 1.25% of BIF insured deposits. As a result of the BIF reaching its statutory reserve ratio the FDIC revised the premium schedule for BIF insured institutions to provide a range of .04% to .31% of deposits. The revisions became effective in the third quarter of 1995. In addition, the BIF rates were further revised, effective January 1996, to provide a range of 0% to
 .27%. The SAIF rates, however, were not adjusted. At the time the FDIC revised the BIF premium schedule, it noted that, absent legislative action (as discussed below), the SAIF would not attain its designated reserve ratio until the year 2002. As a result, SAIF insured members would continue to be generally subject to higher deposit insurance premiums than BIF insured institutions until, all things being equal, the SAIF attains its required reserve ratio.


         In order to eliminate this disparity and any competitive disadvantage between BIF and SAIF member institutions with respect to deposit insurance premiums, legislation to recapitalize the SAIF was enacted in September 1996. The legislation provides for a one-time assessment to be imposed on all deposits assessed at the SAIF rates, as of March 31, 1995, in order to recapitalize the SAIF. It also provides for the merger of the BIF and the SAIF on January 1, 1999 if no savings associations then exist. The special assessment rate has been established at .657% of deposits and the assessment was paid on November 27, 1996. Based on Hemlock Federal's level of SAIF deposits at March 31, 1995, Hemlock Federal's assessment was approximately $840,000 on a pre-tax basis. This special assessment significantly increased noninterest expense and adversely affected the Bank's results of operations for the year ended September 30, 1996.

         Prior to the enactment of the legislation, a portion of the SAIF assessment imposed on savings associations was used to repay obligations issued by a federally chartered corporation to provide financing ("FICO") for resolving the thrift crisis in the 1980s. Although the FDIC has proposed that the SAIF assessment be equalized with the BIF assessment schedule, effective October 1, 1996, SAIF-insured institutions will continue to be subject to a FICO assessment as a result of this continuing obligation. Although the legislation also now requires assessments to be made on BIF-assessable deposits for this purpose, effective January 1, 1997, that assessment will be limited to 20% of the rate imposed on SAIF assessable deposits until the earlier of December 31, 1999 or when no savings association continues to exist, thereby imposing a greater burden on SAIF member institutions such as Hemlock Federal. Thereafter, however, assessments on BIF-member institutions will be made on the same basis as SAIF-member institutions. The rates established by the FDIC to implement this requirement for all FDIC-insured institutions are a 6.5 basis points assessment on SAIF deposits and 1.5 basis points on BIF deposits until BIF insured institutions participate fully in the assessment.


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Regulatory Capital Requirements

         Federally insured savings associations, such as Hemlock Federal, are required to maintain a minimum level of regulatory capital. The OTS has established capital standards, including a tangible capital requirement, a leverage ratio (or core capital) requirement and a risk-based capital requirement applicable to such savings associations. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The OTS is also authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

         The capital regulations require tangible capital of at least 1.5% of adjusted total assets (as defined by regulation). Tangible capital generally includes common stockholders' equity and retained income, and certain noncumulative perpetual Hemlock Federal stock and related income. In addition, all intangible assets, other than a limited amount of purchased mortgage servicing rights, must be deducted from tangible capital for calculating compliance with the requirement. At September 30, 1996, Hemlock Federal did not have any intangible assets recorded as assets on its financial statements.

         The OTS regulations establish special capitalization requirements for savings associations that own subsidiaries. In determining compliance with the capital requirements, all subsidiaries engaged solely in activities permissible for national banks or engaged in certain other activities solely as agent for its customers are "includable" subsidiaries that are consolidated for capital purposes in proportion to the association's level of ownership. For excludable subsidiaries the debt and equity investments in such subsidiaries are deducted from assets and capital.

         Assuming the Bank would have been subject to the OTS capital requirements, at September 30, 1996, Hemlock Federal had tangible capital of $11.5 million, or 7.8% of adjusted total assets, which is approximately $9.3 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Conversion and investment of 50% of the net proceeds in assets not excluded for tangible capital purposes, Hemlock Federal would have had tangible capital equal to 10.8%, 11.3% and 11.8%, respectively, of adjusted total assets at September 30, 1996, which is $14.0 million, $14.9 million and $15.7 million, respectively, above the requirement.

         The capital standards also require core capital equal to at least 3% of adjusted total assets. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. As a result of the prompt corrective action provisions discussed below, however, a savings association must maintain a core capital ratio of at least 4% to be considered adequately capitalized unless its supervisory condition is such to allow it to maintain a 3% ratio. At September 30, 1996, Hemlock Federal had no intangibles which were subject to these tests.

         At September 30, 1996, Hemlock Federal had core capital equal to $11.5 million, or 7.8% of adjusted total assets, which is $7.1 million above the minimum leverage ratio requirement of 3% as in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the

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

Conversion and investment of 50% of the net proceeds in assets not excluded from core capital, Hemlock Federal would have had core capital equal to 10.8%, 11.3% and 11.8%, respectively, of adjusted total assets at September 30, 1996, which is $11.7 million, $12.6 million and $13.4 million, respectively, above the requirement.

          The OTS risk-based requirement requires savings associations to have total capital of at least 8% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The OTS is also authorized to require a savings association to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities. At September 30, 1996, Hemlock Federal had $619,000 of general loss reserves that qualify as supplementary capital, which was less than 1.25% of risk-weighted assets.

         Certain exclusions from capital and assets are required to be made for the purpose of calculating total capital. Such exclusions consist of equity investments (as defined by regulation) and that portion of land loans and nonresidential construction loans in excess of an 80% loan-to-value ratio and reciprocal holdings of qualifying capital instruments. Hemlock Federal had no such exclusions from capital and assets at September 30, 1996.

         In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the OTS has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by the FNMA or FHLMC.

         The OTS has adopted a final rule that requires every savings association with more than normal interest rate risk exposure to deduct from its total capital, for purposes of determining compliance with such requirement, an amount equal to 50% of its interest-rate risk exposure multiplied by the present value of its assets. This exposure is a measure of the potential decline in the net portfolio value of a savings association, greater than 2% of the present value of its assets, based upon a hypothetical 200 basis point increase or decrease in interest rates (whichever results in a greater decline). Net portfolio value is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The rule provides for a two quarter lag between calculating interest rate risk and recognizing any deduction from capital. The rule will not become effective until the OTS evaluates the process by which savings associations may appeal an interest rate risk deduction determination. It is uncertain as to when this evaluation may be completed. Any savings association with less than $300 million in assets and a total capital ratio in excess of 12% is exempt from this requirement unless the OTS determines otherwise. Based upon its capital level and assets size at September 30, 1996, Hemlock Federal would qualify for an exemption from the requirement.


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

         On September 30, 1996, Hemlock Federal had total capital of $12.1 million (including $11.4 million in core capital and $619,000 in qualifying supplementary capital) and risk- weighted assets of $48.6 million; or total capital of 24.9% of risk-weighted assets. This amount was $8.2 million above the 8% requirement in effect on that date. On a pro forma basis, after giving effect to the sale of the minimum, midpoint and maximum number of shares of Common Stock offered in the Conversion, the infusion to Hemlock Federal of 50% of the net Conversion proceeds and the investment of those proceeds to Hemlock Federal in 20% risk-weighted government securities, Hemlock Federal would have had total capital of 34.1%, 35.8% and 37.4%, respectively, of risk-weighted assets, which is above the current 8% requirement by $12.9 million, $13.8 million and $14.6 million, respectively.

         The OTS and the FDIC are authorized and, under certain circumstances required, to take certain actions against savings associations that fail to meet their capital requirements. The OTS is generally required to take action to restrict the activities of an "undercapitalized association" (generally defined to be one with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8% risk-based capital ratio). Any such association must submit a capital restoration plan and until such plan is approved by the OTS may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The OTS is authorized to impose the additional restrictions that are applicable to significantly undercapitalized associations.

          As a condition to the approval of the capital restoration plan, any company controlling an undercapitalized association must agree that it will enter into a limited capital maintenance guarantee with respect to the institution's achievement of its capital requirements.

         Any savings association that fails to comply with its capital plan or is "significantly undercapitalized" (i.e., Tier 1 risk-based or core capital ratios of less than 3% or a risk-based capital ratio of less than 6%) must be made subject to one or more of additional specified actions and operating restrictions which may cover all aspects of its operations and include a forced merger or acquisition of the association. An association that becomes "critically undercapitalized" (i.e., a tangible capital ratio of 2% or less) is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized associations. In addition, the OTS must appoint a receiver (or conservator with the concurrence of the FDIC) for a savings association, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. Any undercapitalized association is also subject to the general enforcement authority of the OTS and the FDIC, including the appointment of a conservator or a receiver.

         The OTS is also generally authorized to reclassify an association into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

         The imposition by the OTS or the FDIC of any of these measures on Hemlock Federal may have a substantial adverse effect on Hemlock Federal's operations and profitability and the value of the Common Stock purchased in the Conversion. Holding Company stockholders do not have preemptive rights, and therefore, if the Holding Company is directed by the OTS or the FDIC to issue additional shares of Common Stock, such issuance may result in the dilution

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in the  percentage  of  ownership  of  the  Holding  Company  of  those  persons purchasing shares in the Conversion.

Limitations on Dividends and Other Capital Distributions

         OTS regulations impose various restrictions on savings associations with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account. OTS regulations also prohibit a savings association from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the regulatory capital of the association would be reduced below the amount required to be maintained for the liquidation account established in connection with its mutual to stock conversion. See "The Conversion--Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank" and "-Restrictions on Repurchase of Stock."

         Generally, savings associations, such as Hemlock Federal, that before and after the proposed distribution meet their capital requirements, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus 50% of the amount by which the lesser of the association's tangible, core or risk-based capital exceeds its capital requirement for such capital component, as measured at the beginning of the calendar year, or 75% of its net income for the most recent four quarter period. However, an association deemed to be in need of more than normal supervision by the OTS may have its dividend authority restricted by the OTS. Hemlock Federal may pay dividends in accordance with this general authority.

         Savings associations proposing to make any capital distribution need only submit written notice to the OTS 30 days prior to such distribution. Savings associations that do not, or would not meet their current minimum capital requirements following a proposed capital distribution, however, must obtain OTS approval prior to making such distribution. The OTS may object to the distribution during that 30-day period notice based on safety and soundness concerns. See "- Regulatory Capital Requirements."

         The OTS has proposed regulations that would revise the current capital distribution restrictions. Under the proposal a savings association that is a subsidiary of a holding company may make a capital distribution with notice to the OTS provided that it has a CAMEL 1 or 2 rating, is not of supervisory concern, and would remain adequately capitalized (as defined in the OTS prompt corrective action regulations) following the proposed distribution. Savings associations that would remain adequately capitalized following the proposed distribution but do not meet the other noted requirements must notify the OTS 30 days prior to declaring a capital distribution. The OTS stated it will generally regard as permissible that amount of capital distributions that do not exceed 50% of the institution's excess regulatory capital plus net income to date during the calendar year. A savings association may not make a capital distribution without prior approval of the OTS and the FDIC if it is undercapitalized before, or as a result of, such a distribution. As under the current rule, the OTS may object to a capital distribution if it would constitute an unsafe or unsound practice. No assurance may be given as to whether or in what form the regulations may be adopted.


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Liquidity

         All savings associations, including Hemlock Federal, are required to maintain an average daily balance of liquid assets equal to a certain percentage of the sum of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. For a discussion of what Hemlock Federal includes in liquid assets, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources." This liquid asset ratio requirement may vary from time to time (between 4% and 10%) depending upon economic conditions and savings flows of all savings associations. At the present time, the minimum liquid asset ratio is 5%.

         In addition, short-term liquid assets (e.g., cash, certain time deposits, certain bankers acceptances and short-term United States Treasury obligations) currently must constitute at least 1% of the association's average daily balance of net withdrawable deposit accounts and current borrowings. Penalties may be imposed upon associations for violations of either liquid asset ratio requirement. At September 30, 1996, Hemlock Federal was in compliance with both requirements, with an overall liquid asset ratio of 19.4% and a short-term liquid assets ratio of 19.4%

Accounting

         An OTS policy statement applicable to all savings associations clarifies and re-emphasizes that the investment activities of a savings association  must be in  compliance  with  approved  and  documented  investment policies and strategies, and must be accounted for in accordance with GAAP. Under the policy statement, management must support its classification of and accounting for loans and securities (i.e., whether held-to-maturity, available-for-sale or trading) with appropriate documentation. Hemlock Federal is in compliance with these amended rules.

         The OTS has adopted an amendment to its accounting regulations, which may be made more stringent than GAAP by the OTS, to require that transactions be reported in a manner that best reflects their underlying economic substance and inherent risk and that financial reports must incorporate any other accounting regulations or orders prescribed by the OTS.

Qualified Thrift Lender Test


         All savings associations, including Hemlock Federal, are required to meet a qualified thrift lender ("QTL") test to avoid certain restrictions on their operations. This test requires a savings association to have at least 65% of its portfolio assets (as defined by regulation) in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. Such assets primarily consist of residential housing related loans and investments. At September 30, 1996, Hemlock Federal met the test with 91.1% of its portfolio assets in qualified thrift investments and has always met the test since its effectiveness.


         Any savings association that fails to meet the QTL test must convert to a national bank charter, unless it requalifies as a QTL and thereafter remains a QTL. If an association does not requalify and converts to a national bank charter, it must remain SAIF-insured until the FDIC permits it to transfer to the BIF. If such an association has not yet requalified or converted to

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a  national  bank,  its new  investments  and  activities  are  limited to those permissible for both a savings association and a national bank, and it is limited to national bank branching rights in its home state. In addition, the association is immediately ineligible to receive any new FHLB borrowings and is subject to national bank limits for payment of dividends. If such association has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding FHLB borrowings, which may result in prepayment penalties. If any association that fails the QTL test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies. See "- Holding Company Regulation."

Community Reinvestment Act

         Under the Community Reinvestment Act ("CRA"), every FDIC insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the OTS, in connection with the examination of Hemlock Federal, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by Hemlock Federal. An unsatisfactory rating may be used as the basis for the denial of an application by the OTS.

         The federal banking agencies, including the OTS, have recently revised the CRA regulations and the methodology for determining an institution's compliance with the CRA. Due to the heightened attention being given to the CRA in the past few years, Hemlock Federal may be required to devote additional funds for investment and lending in its local community. Hemlock Federal was examined for CRA compliance in March 1995 and received a rating of satisfactory.

Transactions with Affiliates

         Generally, transactions between a savings association and its affiliates are required to be on terms as favorable to the association as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the association's capital. Affiliates of Hemlock Federal include the Holding Company and any company which is under common control with Hemlock Federal. In addition, a savings association may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates.

         Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the OTS. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests.

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Among other things,  such loans must be made on terms  substantially the same as for loans to unaffiliated individuals.

Holding Company Regulation

         The Holding Company will be a unitary savings and loan holding company subject to regulatory oversight by the OTS. As such, the Holding Company is required to register and file reports with the OTS and is subject to regulation and examination by the OTS. In addition, the OTS has enforcement authority over the Holding Company and its non-savings association subsidiaries which also permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings association.

         As a unitary savings and loan holding company, the Holding Company generally is not subject to activity restrictions. If the Holding Company acquires control of another savings association as a separate subsidiary, it would become a multiple savings and loan holding company, and the activities of the Holding Company and any of its subsidiaries (other than Hemlock Federal or any other SAIF-insured savings association) would become subject to such restrictions unless such other associations each qualify as a QTL and were acquired in a supervisory acquisition.

         If Hemlock Federal fails the QTL test, the Holding Company must obtain the approval of the OTS prior to continuing after such failure, directly or through its other subsidiaries, any business activity other than those approved for multiple savings and loan holding companies or their subsidiaries. In addition, within one year of such failure the Holding Company must register as, and will become subject to, the restrictions applicable to bank holding companies. The activities authorized for a bank holding company are more limited than are the activities authorized for a unitary or multiple savings and loan holding company. See "- Qualified Thrift Lender Test."

         The Holding Company must obtain approval from the OTS before acquiring control of any other SAIF-insured association. Such acquisitions are generally prohibited if they result in a multiple savings and loan holding company controlling savings associations in more than one state. However, such interstate acquisitions are permitted based on specific state authorization or in a supervisory acquisition of a failing savings association.

Federal Securities Law

         The stock of the Holding Company is registered with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Holding Company is subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act.

         Holding Company stock held by persons who are affiliates (generally officers, directors and principal stockholders) of the Holding Company may not be resold without registration or unless sold in accordance with certain resale restrictions. If the Holding Company meets specified current public information requirements, each affiliate of the Holding Company is able

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



to sell in the public market, without registration, a limited number of shares in any three-month period.

Federal Reserve System

         The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts). At September 30, 1996, Hemlock Federal was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the OTS. See "-Liquidity."

         Savings associations are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require associations to exhaust other reasonable alternative sources of funds, including FHLB borrowings, before borrowing from the Federal Reserve Bank.

Federal Home Loan Bank System

         Hemlock Federal is a member of the FHLB of Chicago, which is one of 12 regional FHLBs, that administers the home financing credit function of savings associations. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures, established by the board of directors of the FHLB, which are subject to the oversight of the Federal Housing Finance Board. All advances from the FHLB are required to be fully secured by sufficient collateral as determined by the FHLB. In addition, all long-term advances are required to provide funds for residential home financing. The aggregate amount of advances cannot exceed 20 times the amount of FHLB stock held by the institutions.

         As a member, Hemlock Federal is required to purchase and maintain stock in the FHLB of Chicago. At September 30, 1996, Hemlock Federal had $901,000 in FHLB stock, which was in compliance with this requirement. In past years, Hemlock Federal has received substantial dividends on its FHLB stock. Over the past five calendar years such dividends have averaged 6.0% and were 6.5% for calendar year 1995. As a result of their holdings, the Bank could borrow up to $18.0 million from the FHLB.

         Under federal law the FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to low- and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of FHLB dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of FHLB stock in the future. A reduction in value of Hemlock Federal's FHLB stock may result in a corresponding reduction in Hemlock Federal's capital.

         For the year ended December 31, 1995, dividends paid by the FHLB of Chicago to Hemlock Federal totaled $55,000, which constitute a $0 increase from the amount of dividends received in calendar year 1994. The $44,000 dividend received for the nine months ended September 30, 1996 reflects an annualized rate of 6.5%, which is equal to the rate for calendar 1995.

Federal and State Taxation

         In August 1996, legislation was enacted that repeals the reserve method of accounting used by many thrifts to calculate their bad debt reserve for federal income tax purposes. As a result, small thrifts such as the Bank must recapture that portion of the reserve that exceeds the amount that could have been taken under the experience method for post-1987 tax years. The legislation also requires thrifts to account for bad debts for federal income tax purposes on the same basis as commercial banks for tax years beginning after December 31, 1995. The recapture will occur over a six-year period, the commencement of which will be delayed until the first taxable year beginning after December 31, 1997, provided the institution meets certain residential lending requirements. The management of the Company does not believe that the legislation will have a material impact on the Company or the Bank.

         In addition to the regular income tax, corporations, including savings associations such as Hemlock Federal, generally are subject to a minimum tax. An alternative minimum tax is imposed at a minimum tax rate of 20% on alternative minimum taxable income, which is the sum of a corporation's regular taxable income (with certain adjustments) and tax preference items, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax and net operating losses can offset no more than 90% of alternative minimum taxable income. For taxable years beginning after 1986 and before 1996, corporations, including savings associations such as Hemlock Federal, are also subject to an environmental tax equal to 0.12% of the excess of alternative minimum taxable income for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2 million.

         To the extent earnings appropriated to a savings association's bad debt reserves for "qualifying real property loans" and deducted for federal income tax purposes exceed the allowable amount of such reserves computed under the experience method and to the extent of the association's supplemental reserves for losses on loans ("Excess"), such Excess may not, without adverse tax
consequences,   be  utilized  for  the  payment  of  cash   dividends  or  other
distributions to a shareholder (including distributions on redemption, dissolution or liquidation) or for any other purpose (except to absorb bad debt losses). As of December 31, 1995, Hemlock Federal's Excess for tax purposes totaled approximately $3.1 million.

         Hemlock Federal files its federal and Illinois income tax returns on a calendar year basis using the accrual method of accounting. The Holding Company may file a consolidated federal income tax return with Hemlock Federal.

         Hemlock Federal has not been audited by the IRS with respect to consolidated federal income tax returns in the past five years. With respect to years examined by the IRS, either all deficiencies have been satisfied or sufficient reserves have been established to satisfy asserted deficiencies. In the opinion of management, any examination of still open returns (including returns of subsidiary and predecessors of, or entities merged into, Hemlock Federal) would not result in a deficiency which could have a material adverse effect on the financial condition of Hemlock Federal and its consolidated subsidiary.

         Illinois Taxation. For Illinois income tax purposes, the Bank is taxed at an effective rate equal to 7.18% of Illinois taxable income. For these purposes, "Illinois Taxable Income" generally means federal taxable income, subject to certain adjustments (including the addition of interest income on state and municipal obligations and the exclusion of interest income on United States Treasury obligations).

         Delaware Taxation. As a Delaware holding company, the Holding Company is exempted from Delaware corporate income tax but is required to file an annual report with and pay an annual fee to the State of Delaware. The Holding Company is also subject to an annual franchise tax imposed by the State of Delaware.

                                   MANAGEMENT

Directors and Executive Officers of the Holding Company and of the Bank


         Directors and Executive Officers of the Holding Company. The Board of Directors of the Holding Company currently consists of seven members. The directors of the Holding Company are currently comprised of the directors of the Bank. See "- Board of Directors of the Bank." Directors of the Holding Company will serve three-year staggered terms so that one-third of the directors will be elected at each annual meeting of stockholders. The terms of the current directors of the Holding Company are the same as that of the Bank's board. The Holding Company does not intend to pay directors a fee for board service. For information regarding stock options and restricted stock proposed to be awarded to directors following stockholder ratification of such plans, see "- Benefit Plans."


         The executive officers of the Holding Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors. The following table sets forth information regarding executive officers of the Holding Company. Each executive officer of the Holding Company has held his or her position since the incorporation of the Holding Company in December 1996.


       Name                                        Title
------------------------       -------------------------------------------------
Maureen G. Partynski           Chairman of the Board and Chief Executive Officer
Michael R. Stevens             President and Director
Rosanne Pastorek-Belczak       Vice-President/Secretary and Director
Jean Thornton                  Vice-President/Controller

         The Holding Company does not initially intend to pay executive officers any fees in addition to fees payable to such persons as executive officers of the Bank. For information regarding  compensation  of directors  and executive  officers of the Bank,  see
"Management Director Compensation" and "- Executive Compensation." For information regarding stock options and restricted stock proposed to be awarded to directors and executive officers following stockholder ratification of the Holding Company's stock-based plans, see "- Benefit Plans."

         Board of Directors of the Bank. Prior to the Conversion, the direction and control of the Bank, as a mutual savings institution, was vested in its Board of Directors. Upon conversion of the Bank to stock form, each of the directors of the Bank will continue to serve as a director of the converted Bank. The Board of Directors of the Bank currently consists of seven members. Each Director of the Bank has served as such at least since January, 1992, except for Rosanne Pastorek-Belczak, who was appointed in September, 1996 to fill the term of retiring Director Richard Majdecki. The directors serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting of members. As Chairman Emeritus, Joseph P. Gavron is not elected and he does not vote on matters before the Board. Because the Holding Company will own all of the issued and outstanding shares of capital stock of the Bank after the Conversion, directors of the Holding Company will elect the directors of the Bank.

         The following table sets forth certain information regarding the directors of the Bank.


                                Position(s) Held               Director   Term
     Name                         With the Bank         Age(1)  Since    Expires
     ----                         -------------         ------  -----    -------
Maureen G. Partynski        Chairman of the Board and    36      1984     1999
                             Chief Executive Officer
Michael R. Stevens          President and Director       37      1992     2000
Rosanne Pastorek-Belczak    Vice-President/Secretary     36      1996     1998
                             and Director
Frank A. Bucz               Auditor/Consultant           68      1971     1998
                             and Director
Kenneth J. Bazarnik         Director                     53      1982     2000
Charles Gjondla             Director                     70      1982     1999
G. Gerald Schiera           Director                     57      1992     1998

-------------------
(1)  At September 30, 1996.

         The business experience of each director of the Holding Company and the Chairman Emeritus of the Bank for at least the past five years is set forth below.

         Maureen G. Partynski. Ms. Partynski is the Chairman of the Board and Chief Executive Officer of the Bank, a position she has held since 1994. From 1989 to 1994, Ms. Partynski was the President of the Bank, and she served as Executive Vice-President from 1985 to 1989. She has worked with the Bank since 1982, and she has been a Director of the Bank since 1984. Ms. Partynski received a Masters in Business Administration from Saint Xaviers University. Ms. Partynski is the sister-in-law of Michael R. Stevens and the daughter of Joseph.
P. Gavron, a director emeritus of the Bank.

         Michael R. Stevens. Mr. Stevens has been employed at the Bank since 1984 in various capacities, including Executive Vice-President and Financial Manager. He has served as the

President of the Bank since 1994, and he has been a Director since 1992. Mr. Stevens received a Masters in Business Administration from Northwestern University. He is the brother-in-law of Maureen G. Partynski and the son-in-law of Joseph P. Gavron.

         Rosanne Pastorek-Belczak. Ms. Pastorek-Belczak has served in her current position as Vice-President of Marketing and Human Resources since 1989 and has acted as corporate secretary since 1996. She previously held the position of marketing manager from 1982 to 1989. Ms. Pastorek-Belczak was appointed a director in 1996.

         Frank A. Bucz.  Mr. Bucz is a retired  data control  supervisor  of CPC
International. He also previously served as Secretary of the Bank from 1976 until 1996.

         Kenneth Bazarnik. Mr. Bazarnik is a plant engineer and maintenance manager for Foote-Jones/Illinois Gear, where he has worked since 1989. He has been a Director of the Bank since 1982.

         Charles Gjondla. Mr. Gjondla is a retired worker for Chicago's Midway Airport. He has been a Director of the Bank since 1982.

         G. Gerald Schiera. Mr. Schiera is owner of the G. Gerald Company, which specializes in aviation and engineering consultation. He has served as Director of the Bank since 1992.

         Joseph P. Gavron. Mr. Gavron served as Chairman and President of the Bank for 46 years before retiring in 1992. He currently serves as Chairman Emeritus. He is the father of Maureen Partynski and the father-in-law of Michael
R. Stevens.

         Executive Officers Who Are Not Directors. Each of the executive officers of the Bank will retain his or her office in the converted Bank. Officers are elected annually by the Board of Directors of the Bank. The business experience of the executive officers who are not also directors is set forth below.

         Jean M. Thornton, age 36. Ms. Thornton is currently serving as Vice-President, Controller/Treasurer. She has worked at the Bank since 1991 as Chief Accountant, and as Treasurer since 1994.

         Robert Upton, age 44. Mr. Upton was recently named the Chief Lending Officer of the Bank. Prior to joining the Bank, Mr. Upton worked for a mortgage banking firm and prior to that he was the vice-president of lending at a local savings bank.

Indemnification

         The Certificate of Incorporation of the Holding Company provides that a director or officer of the Holding Company shall be indemnified by the Holding Company to the fullest extent authorized by the General Corporation Law of the State of Delaware against all expenses, liability and loss reasonably incurred or suffered by such person in connection with his activities as a director or officer or as a director or officer of another company, if the director or officer held such position at the request of the Holding Company. Delaware law requires that such director, officer, employee or agent, in order to be indemnified, must have acted in good faith and in a manner reasonably believed to be not opposed to the best interests of the Holding Company, and, with respect to any criminal action or proceeding, did not have reasonable cause to believe his or her conduct was unlawful.

         The Certificate of Incorporation and Delaware law also provide that the indemnification provisions of such Certificate and the statute are not exclusive of any other right which a person seeking indemnification may have or later acquire under any statute, provision of the Certificate of Incorporation, Bylaws of the Holding Company, agreement, vote of stockholders or disinterested directors or otherwise.

         These   provisions  may  have  the  effect  of  deterring   shareholder
derivative actions, since the Holding Company may ultimately be responsible for expenses for both parties to the action.
A similar effect would not be expected for third-party claims.

         In addition, the Certificate of Incorporation and Delaware law also provide that the Holding Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Holding Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Holding Company has the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. The Holding Company may obtain such insurance.

Meetings and Committees of Board of Directors


         The Bank. The Bank's Board of Directors meets on a monthly basis. The Board of Directors met 12 times during the fiscal year ended December 31, 1995. During fiscal 1995, no director of the Bank attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he or she served.


         The Bank has standing Executive, Audit, Stock Plan and Asset Liability Committees.

         The Executive Committee provides oversight of Board-related matters in-between regularly scheduled Board Meetings, including shortage reporting, interest rate reports and resolutions to foreclosure. The Executive Committee is comprised of Maureen G. Partynski, Michael R. Stevens and Rosanne P. Belczak. This committee met approximately 12 times during calendar year 1995.

         The Audit Committee is comprised of three outside directors: Frank A. Bucz, G. Gerald Schiera and Charles Gjondla. This Committee oversees and reviews the Bank's financial and internal control matters. The Audit Committee also reviews the Audited Financial Report with the Bank's outside auditors and the Report of the Examination with the OTS examiners, either separately or with the full Board. This committee meets twice annually.

         The Stock Plan Committee oversees and reviews the Bank's compensation policies and sets the compensation levels for Executive Management. This committee is comprised of Charles Gjondla and Kenneth Bazarnik and meets once a year.

         The Asset Liability Committee is composed of two Directors, Maureen G. Partynski and Michael R. Stevens, and the Controller, Jean Thornton. This committee meets at least once a month to handle the investments for the Bank and the implementation of the Business Plan strategy as it relates to interest rate risk and reinvestment options.

         The Holding Company. In December 1996, the Board of Directors of the Holding Company established standing executive, audit and nominating Committees. These committees did not meet during fiscal 1995.

Director Compensation

         Directors of the Bank are paid a monthly fee of $675 for service on the Board of Directors. Chairman Emeritus Joseph P. Gavron receives $600/month, and Director Frank Bucz receives an additional $1,250 per month as Audit Consultant. Directors do not receive any additional compensation for committee meetings attended.

Executive Compensation

         The following table sets forth information concerning the compensation accrued for services in all capacities to Hemlock Federal for the fiscal year ended December 31, 1995 for the Bank's/Chairman and President. No other executive officer's aggregate annual compensation (salary plus bonus) exceeded $100,000 in fiscal 1995.

====================================================================================================================================
                                                    Summary Compensation Table
                                                    --------------------------
                                                                                      Long Term Compensation
                                                    Annual Compensation(1)                    Awards
                                            -------------------------------------  ----------------------------
                                                                    Other Annual   Restricted Stock   Options/       All Other
Name and Principal Position          Year   Salary($)   Bonus($)   Compensation($)   Award ($)(2)   SARs (#)(2)   Compensation($)
---------------------------          ----   ---------  ---------   ---------------   ------------   -----------   ---------------
Maureen G. Partynski, Chairman and
Chief Executive Officer              1995    $98,250    $8,000        $---              N/A            N/A          $23,727(3)
Michael R. Stevens, President        1995   $121,250    $8,000        $---              N/A            N/A          $28,609(4)
====================================================================================================================================

----------------
(1) In accordance with the transitional provisions applicable to the revised rules on executive officer and director compensation disclosure adopted by the SEC, as informally interpreted by the SEC's Staff, Summary Compensation information is excluded for the fiscal years ended December 31, 1994 and 1993.

(2) Pursuant to the proposed Stock Option Plan, the Holding Company intends to grant Maureen G. Partynski and Michael R. Stevens an option to purchase a number of shares equal to 2.5% and 2.5%, respectively (33,363 and 33,363 shares at the minimum and 45,138 and 45,138 shares at the maximum of the Estimated Valuation Range) of the total number of shares of Common Stock issued in the Conversion at an exercise price equal to the market value per share of the Common Stock on the date of grant. See "- Stock Option and Incentive Plan." In addition, pursuant to the proposed RRP, the Holding Company intends to grant to Chairman Partynski and President Stevens a number of shares of restricted stock equal to 1.0% and 1.0%, respectively (13,345 shares and 13,345 shares at the minimum and 18,055 and 18,055 shares at the maximum of the Estimated Valuation Range) of the total number of shares of Common Stock sold in the Conversion. See "- Management Recognition Plan."

(3) This amount includes $14,201 received through the 1995 Profit Sharing Plan and $9,526 received through the Bank's Money Purchase Pension Plan.

(4) Includes $17,123 received through the Bank's Profit-Sharing Plan and $11,486 received through the Bank's Money Purchase Pension Plan.


         Employment Agreements and Severance Agreements. The Bank intends to enter into employment agreements with Chairman Partynski and President Stevens providing for an initial term of three years. The agreements have been filed with the OTS as part of the application of the Holding Company for approval to become a savings and loan holding company. The employment agreements become effective upon completion of the Conversion and provide for an annual base salary in an amount not less than each individual's respective current salary and provide for an annual extension subject to the performance of an annual formal evaluation by disinterested members of the Board of Directors of the Bank. The agreements also provide for termination upon the employee's death, for cause or in certain events specified by OTS regulations. The employment agreements are also terminable by the employee upon 90 days' notice to the Bank.

         The employment agreements provide for payment to Chairman Partynski and President Stevens of an amount equal to 299% of their five-year annual average base compensation, in the event there is a "change in control" of the Bank where employment involuntarily terminates in connection with such change in control or within twelve months thereafter. For the purposes of the employment agreements, a "change in control" is defined as any event which would require the filing of an application for acquisition of control or notice of change in control pursuant to 12 C.F.R. ss. 574.3 or 4. Such events are generally triggered prior to the acquisition or control of 10% of the Holding Company's common stock. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions." If the employment of Chairman/CEO Partynski or President Stevens had been terminated as of September 30, 1996 under circumstances entitling them to severance pay as described above, they would have been entitled to receive a lump sum cash payment of approximately $293,800 and $362,500, respectively. The agreements also provide for the continued payment to Chairman/CEO Partynski and President Stevens of health benefits for the remainder of the term of their contract in the event such individual is involuntarily terminated in the event of change in control.

         The Bank intends to enter into change in control severance agreements with Officers Rosanne Pastorek-Belczak, Jean Thornton and Robert Upton. The agreements become effective upon completion of the Conversion and provide for an initial term of 24 months. The agreements provide for extensions of one year, on each anniversary of the effective date of the agreement, subject to a formal performance evaluation performed by disinterested members of the Board of Directors of the Bank. The agreement provides for termination for cause or in certain events specified by OTS regulations.

         The agreements provide for a lump sum payment to the employee of 200% of their annual base compensation and the continued payment for the remaining term of the contract of life and health insurance coverage maintained by the Bank in the event there is a "change in control" of the Bank where employment terminates involuntarily within 12 months of such change in control. This termination payment is subject to reduction to the extent non-deductible for federal income tax purposes. For the purposes of the agreements, a "change in control" is defined as any event which would require the filing of an application for acquisition of control or notice of change in control pursuant to 12 C.F.R. ss. 574.3 or 4 or any successor regulation. Such events are generally triggered prior to the acquisition of control of 10% of the Company's Common Stock. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions."

Benefit Plans

         General. Hemlock Federal Bank for Savings currently provides insurance benefits to its employees, including health and life insurance, subject to certain deductibles and copayments. Hemlock Federal also maintains a profit sharing plan for the benefit of its employees.


         Money Purchase Pension Plan. The Bank currently maintains a Money Purchase Pension Plan for the benefit of its employees. The Pension Plan was frozen as of October 31, 1996. The noncontributory defined benefit pension plan covered all employees who met certain minimum service requirements. See Note 9 to the Notes to Financial Statements. The benefits were rolled over into the Profit Sharing Plan described below.

         Profit Sharing Plan. The Bank maintains a tax-exempt profit sharing plan and trust (the "Profit Sharing Plan"). All salaried employees are eligible to participate subject to certain vesting and other qualifying factors. See Note 8 of Notes to Consolidated Financial Statements. The Bank anticipates that future profit sharing contributions will be reduced somewhat in order to offset, in part, the expense of the ESOP.

         Prior to the completion of the Conversion, the Bank intends to amend the Profit Sharing Plan in order to give the participants the opportunity to direct some or all of their vested interests into Holding Company Common Stock.



         Employee Stock Ownership Plan. The Boards of Directors of Hemlock Federal Bank for Savings and the Holding Company have approved the adoption of an ESOP for the benefit of employees of Hemlock Federal Bank for Savings. The ESOP is also designed to meet the requirements of an employee stock ownership plan as described at Section 4975(e)(7) of the Code and Section 407(d)(6) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and, as such, the ESOP is empowered to borrow in order to finance purchases of the Common Stock.

         It is anticipated that the ESOP will be funded with a loan from the Holding Company (not to exceed an amount equal to 8% of the gross Conversion proceeds). The interest rate of the

ESOP loan will be equal to the applicable federal interest rate as determined by the Internal Revenue Service for the month in which the loan is made, as calculated pursuant to Section 1274(d) of the Code.

         GAAP generally requires that any borrowing by the ESOP from an unaffiliated lender be reflected as a liability in the Holding Company's Financial Statements, whether or not such borrowing is guaranteed by, or constitutes a legally binding contribution commitment of, the Holding Company or the Bank. The funds used to acquire the ESOP shares will be borrowed from the Holding Company. Since the Holding Company will finance the ESOP debt, the ESOP debt will be eliminated through consolidation and no liability will be reflected on the Holding Company's financial statements. In addition, shares purchased with borrowed funds will, to the extent of the borrowings, be excluded from stockholders' equity, representing unearned compensation to employees for future services not yet performed. Consequently, if the ESOP purchases already-issued shares in the open market, the Holding Company's consolidated liabilities will increase to the extent of the ESOP's borrowings, and total and per share stockholders' equity will be reduced to reflect such borrowings. If the ESOP purchases newly issued shares from the Holding Company, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net income would decrease because of the increase in the number of outstanding shares. In either case, as the borrowings used to fund ESOP purchases are repaid, total stockholders' equity will correspondingly increase.

         All employees of the Bank are eligible to participate in the ESOP after they attain age 21 and complete one year of service. The Bank's contribution to the ESOP is allocated among participants on the basis of their relative compensation. Each participant's account will be credited with cash and shares of Holding Company Common Stock based upon compensation earned during the year with respect to which the contribution is made. Contributions credited to a participant's account become fully vested upon such participant's completing six years of service. Credit will be given for prior years of service for vesting purposes. ESOP participants are entitled to receive distributions from their ESOP accounts only upon termination of service. Distributions will be made in cash and in whole shares of the Holding Company's Common Stock. Fractional shares will be paid in cash. Participants will not incur a tax liability until a distribution is made.

         Each participating employee is entitled to instruct the trustee of the ESOP as to how to vote the shares allocated to his or her account. The trustee will not be affiliated with the Holding Company or Hemlock Federal Bank for Savings.

         The ESOP may be amended by the Board of Directors, except that no amendment may be made which would reduce the interest of any participant in the ESOP trust fund or divert any of the assets of the ESOP trust fund for purposes other than the benefit of participants or their beneficiaries.

         Stock Option and Incentive Plan. Among the benefits to the Bank anticipated from the Conversion is the ability to attract and retain personnel through the prudent use of stock options and other stock-related incentive programs. The Board of Directors of the Holding Company intends to adopt the Stock Option Plan, subject to ratification by stockholders of the Holding Company at a meeting to be held not earlier than six months after completion of the Conversion.

Under the terms of the proposed Stock Option Plan, stock options covering shares representing an aggregate of up to 10% of the shares of Common Stock issued in the Conversion may be granted to directors, officers and employees of the Holding Company or its subsidiaries under the Stock Option Plan.

         Options granted under the Stock Option Plan may be either options that qualify under the Code as "incentive stock options" (options that afford preferable tax treatment to recipients upon compliance with certain restrictions and that do not normally result in tax deductions to the employer) or options that do not so qualify. The exercise price of stock options granted under the Stock Option Plan is required to be at least equal to the fair market value per share of the stock on the date of grant. All grants are made in consideration of past and future services rendered to the Bank, and in an amount deemed necessary to encourage the continued retention of the officers and directors who are considered necessary for the continued success of the Bank. In this regard, all options are intended to vest in five equal annual installments commencing one year from the date of grant, subject to the continued service of the holder of such option.

         The proposed Stock Option Plan provides for the grant of stock appreciation rights ("SARs") at any time, whether or not the participant then holds stock options, granting the right to receive the excess of the market value of the shares represented by the SARs on the date exercised over the exercise price. SARs generally will be subject to the same terms and conditions and exercisable to the same extent as stock options.

         Limited SARs may be granted at the time of, and must be related to, the grant of a stock option or SAR. The exercise of one will reduce to that extent the number of shares represented by the other. Limited SARs will be exercisable only for the 45 days following the expiration of the tender or exchange offer, during which period the related stock option or SAR will be exercisable. However, no SAR or Limited SAR will be exercisable by a 10% beneficial owner, director or senior officer within six months of the date of its grant. The Holding Company has no present intention to grant any SARs or Limited SARs.

         The proposed Stock Option Plan will be administered by the Holding Company's Stock Plan Committee which will consist of at least two disinterested directors. The Stock Plan Committee will select the recipients and terms of awards made pursuant to the Stock Option Plan. OTS regulations limit the amount of shares that may be awarded pursuant to stock-based plans to each individual officer, each non-employee director and all non-employee directors as a group to 25%, 5% and 30%, respectively, of the total shares reserved for issuance under each such stock-based plan.

         The Stock Plan Committee, presently consisting of non-employee Directors Charles Gjondla and Kenneth Bazarnik, intends to grant options in amounts expressed as a percentage of the shares issued in the Conversion, as follows: President Stevens - 2.5%, Chairman Partynski - 2.5%, and to all executive officers as a group (5 persons) - 6.6%. In addition, under the terms of the Stock Option Plan, each non-employee director of the Holding Company at the time of stockholder ratification of the Stock Option Plan will be granted an option to purchase shares of Common Stock equal to .4% of the shares sold in the Conversion. The remaining balance of the available awards is unallocated and reserved for future use. All options will expire 10 years after the date such option was granted, which, for the option grants listed above, is expected to be the date of stockholder ratification of the Stock Option Plan. All proposed option grants to officers are subject to modification by the Stock Plan Committee based upon its performance evaluation of the option recipients at the time of stockholder ratification of the Stock Option Plan following completion of the Conversion.

         After stockholder ratification, the Stock Option Plan will be funded either with shares purchased in the open market or with authorized but unissued shares of Common Stock. The use of authorized but unissued shares to fund the Stock Option Plan could dilute the holdings of stockholders who purchased Common Stock in the Conversion. See "Pro Forma Data." In no event will the Stock Option Plan acquire an amount of shares, which, in the aggregate, represent more than 10% of the shares issued in the Conversion.

         Under SEC regulations, so long as certain criteria are met, an optionee may be able to exercise the option at the Purchase Price and immediately sell the underlying shares at the then-current market price without incurring short-swing profit liability. This ability to exercise and immediately resell, which under the SEC regulations applies to stock option plans in general, allows the optionee to realize the benefit of an increase in the market price for the stock without the market risk which would be associated with a required holding period for the stock after payment of the exercise price. Under SEC regulations, the short-swing liability period now runs for six months before and after the option grant. All grants are subject to ratification of the Stock Option Plan by stockholders of the Holding Company following completion of the Conversion.

         Recognition   and  Retention  Plan.  The  Holding  Company  intends  to
establish the RRP in order to provide employees with a proprietary interest in the Holding Company in a manner designed to encourage such persons to remain with the Holding Company and the Bank. The RRP will be subject to ratification by stockholders at a meeting to be held not earlier than six months after the completion of the Conversion. The Holding Company will contribute funds to the RRP to enable it to acquire in the open market or from authorized but unissued shares (with the decision between open market or authorized but unissued shares based on the Holding Company's future stock price, alternate investment opportunities and capital needs), following stockholder ratification of such plan, an amount of stock equal to 4.0% of the shares of Common Stock issued in the Conversion.

         The Stock Plan Committee of the Board of Directors of the Holding Company will administer the proposed RRP. Under the terms of the proposed RRP, awards ("Awards") can be granted to key employees in the form of shares of Common Stock held by the RRP. Awards are non-transferable and non-assignable. OTS regulations limit the amount of shares that may be awarded pursuant to stock-based plans to each individual officer, each non-employee director and all non-employee directors as a group to 25%, 5% and 30%, respectively, of the total shares reserved for issuance under each such stock-based plan.

         Recipients will earn (i.e., become vested in), over a period of time, the shares of Common Stock covered by the Award. Awards made pursuant to the RRP will vest in five equal annual installments commencing one year from the date of grant. Awards will be 100% vested upon termination of employment due to death or disability. In addition, no awards under the RRP to directors and executive officers shall vest in any year in which the Bank is not meeting all of its fully phased-in capital requirements. When shares become vested and are actually distributed in accordance with the RRP, but in no event prior to such time, the participants will also receive amounts equal to any accrued dividends with respect thereto. Earned shares are distributed to recipients as soon as practicable following the date on which they are earned.

         The Stock Plan Committee presently intends to grant restricted stock awards at the Purchase Price, in amounts expressed as a percentage of the shares sold in the Conversion, as follows: to President Stevens - 1.0%, Chairman Partynski - 1.0%, and to all executive officers as a group (4 persons) - 2.4%. Pursuant to the terms of the proposed RRP, each non-employee director of the Holding Company at the time of stockholder ratification of the RRP will be awarded an amount of shares equal to .1% of the shares sold in the Conversion. All proposed RRP awards to officers of the Bank are subject to modification by the Stock Plan Committee based upon its performance evaluation of the award recipients at the time of stockholder ratification of the RRP following completion of the Conversion.

         After stockholder ratification, the RRP will be funded either with shares purchased in the open market or with authorized but unissued shares of Common Stock issued to the RRP by the Holding Company. The use of authorized but unissued shares to fund the RRP could dilute the holdings of stockholders who had purchased Common Stock in the Conversion. In the event the RRP purchases stock in the open market at prices above the initial Purchase Price, the total RRP expense may be above that disclosed under the caption "Pro Forma Data." In no event will the RRP acquire an amount of shares which, in the aggregate, represent more than 4.0% of the shares issued in the Conversion.

Certain Transactions


         The Bank follows a policy of granting loans to the Bank's directors, officers and employees. The loans to executive officers and directors are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions prevailing at the time, in accordance with the Bank's underwriting guidelines and do not involve more than the normal risk of collectibility or present other unfavorable features. All loans to directors and executive officers cannot exceed $25,000 or 5% of the Bank's capital and unimpaired surplus, whichever is greater, unless a majority of the Board of Directors approves the credit in advance and the individual requesting the credit abstains from voting. Loans to all directors and executive officers and their associates, including outstanding balances and commitments totaled $312,000 at September 30, 1996, which was 2.6% of the Bank's retained earnings at that date. At September 30, 1996, there were no loans to any single director, executive officer or their affiliates made at preferential rates or terms which in the aggregate exceeded $60,000 during the three years ended December 31, 1995.

                                 THE CONVERSION

         The Board of Directors of the Bank and the OTS have approved the Plan of Conversion. OTS approval does not constitute a recommendation or endorsement of the Plan of Conversion. Certain terms used in the following summary of the material terms of the Conversion are defined in the Plan of Conversion, a copy of which may be obtained by contacting Hemlock Federal.

General

         The Board of Directors of the Bank unanimously adopted the Plan, subject to approval by the OTS and the members of the Bank. Pursuant to the Plan, the Bank will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank, with the concurrent formation of a holding company.

         The Conversion will be accomplished through amendment of the Bank's federal charter to authorize capital stock, at which time the Bank will become a wholly owned subsidiary of the Holding Company. The Conversion will be accounted for as a pooling of interests.

         Subscription Rights have been granted to the Eligible Account Holders as of June 30, 1995, Tax-Qualified Employee Plans of the Bank and Holding Company, Supplemental Eligible Account Holders as of December 31, 1996, Other Members, and directors, officers, and employees of the Bank. Additionally, subject to the availability of shares and market conditions at or near the completion of the Subscription Offering, the Common Stock may be offered for sale in a Public Offering and Direct Community Offering to selected persons on a best-efforts basis through KBW. See "- Offering of Holding Company Common Stock." Subscriptions for shares will be subject to the maximum and minimum purchase limitations set forth in the Plan of Conversion.

Establishment of a Charitable Foundation


         General. As a reflection of the Bank's long-standing commitment to the local community, the Holding Company intends to establish the Foundation upon the completion of the Conversion, subject to member approval. The Foundation will be incorporated in the State of Illinois under the General Not For Profit Corporation Act of 1986 and $1.0 million will be accrued to provide initial funding for the Foundation. The Foundation will be considered as a separate matter from approval of the Plan of Conversion. If the Bank's members approve the Plan of Conversion, but not the Foundation, the Bank intends to complete the Conversion without the establishment of the Foundation. Failure to approve the establishment of the Foundation may materially affect the pro forma market value of the Common Stock. If the resulting pro forma market value of the Common Stock is less than $13.3 million or more than $20.8 million, or if the OTS otherwise requires a resolicitation, the Bank will establish a new Estimated Price Range and commence a resolicitation of subscribers. In the event of a resolicitation, unless an affirmative response is received within a specified period of time, all funds will be promptly returned to investors, as described elsewhere herein. See"--Stock Pricing and - Number of Shares to be Issued."

         Purpose of the Foundation. The purpose of the Foundation will be to provide funding to support charitable purposes within the communities in which the Bank operates. The Bank has long emphasized community lending and community development activities and currently has a satisfactory rating under the Community Reinvestment Act ("CRA"). The Foundation is being formed as a complement to the Bank's existing community activities, not as a replacement for such activities.

         The Foundation will be a means of supporting the needs of the local community while simultaneously increasing the visibility and reputation of the Bank. The Board believes that the Foundation will enhance the long term value of the Bank's franchise by increase customer loyalty as well as the size of its customer base.

         The Board believes that the establishment of the Foundation will facilitate the support of charitable activities during periods when the Holding Company may not be in a position to support such activities. (Similarly, the Foundation would serve to offset the impact of variations in contribution levels by accumulating funds during periods of relatively large contributions from the Holding Company and disbursing such funds during periods of relatively small contributions.) In addition, the Board believes that the formation and initial funding of the Foundation will have a highly beneficial public relations impact. Finally, the Board believes that the formation of the Foundation will facilitate the participation of non-Holding Company personnel in charitable activities. The Board believes that the establishment of the Foundation on the terms described herein represents an opportunity to make a significant charitable contribution which will benefit the Holding Company and the Bank at a time when they have adequate capital, are not yet subject to possible earnings pressure resulting from the Holding Company's status as a public company and there is a need for charitable donations in the Bank's market area.

         Structure  of  the  Foundation.   The  Foundation  will  be  a  private
foundation under the Code. As a private Foundation, the Foundation will be required to distribute annually in grants or donations at least 5% of its net investment assets. The Foundation will be dedicated to the promotion of charitable purposes within the communities in which the Bank operates, including but not limited to, providing grants or donations to support housing assistance, not-for-profit medical facilities, community groups and other types of organizations or projects. While the Foundation is authorized to engage directly in charitable activities, in order to limit overhead costs, it is currently anticipated that the Foundation's primary activity will consist of making grants to other charitable organizations.

         The authority for the affirs of the Foundation will be vested in the board of Trustees of the Foundation which will initially be comprised of Chairman Partynski, President Stevens and at least two other trustees. Although all of the Foundation's initial trustees will be selected by the Holding Company, after the Foundation is actually formed, the Foundation's trustees may be nominated and elected only by its Board of Trustees. As a result, the Board of Trustees will be self-perpetuating. In addition, under the Foundation's Articles of Incorporation, not more than 50% of the Foundation's trustees may be directors or officers of the Bank or the Holding Company without OTS approval.

         The Articles of Incorporation provide that the earnings of the Foundation shall not result in any private benefit for its members, directors or officers. In addition, it is anticipated that the Foundation will adopt a conflicts of interest policy to protect against inappropriate insider benefits. While these provisions would not prohibit the payment of reasonable compensation for services rendered, it is not currently contemplated that the members of the Board of Trustees will receive fees for such service. Initially, it is not contemplated that the Foundation will have any paid employees.

         The Trustees of the Foundation will be responsible for establishing and carrying out the policies of the Foundation with respect to grants or donations by the Foundation, consistent with the purposes for which the Foundation was established. The Trustees of the Foundation will be also responsible for directing the activities of the Foundation, and managing its assets.

         While the Foundation does not currently intend to purchase any shares of the Common Stock on the open market, it is authorized to do so. The OTS has informed the Holding Company that any such purchases would be deemed to be repurchases by the Holding Company for the purposes of the OTS restrictions on post-conversion stock repurchases. See "Use of Proceeds." Under the order of the OTS approving the Bank's conversion application, all shares of Common Stock held by the Foundation must be voted in the same ratio as all other shares of the Holding Company; provided, however, that the OTS will waive this voting restriction under certain circumstances if compliance with the restriction would: (i) cause a violation of the law of the State of Illinois and the OTS determines that federal law would not preempt the application of the laws of the State of Illinois to the Foundation; (ii) would cause the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation; or (iii) would cause the Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the OTS to waive such voting restriction, the Holding Company's or the Foundation's legal counsel must render an opinion satisfactory to OTS that compliance with the voting restriction would have the effect described in clauses (i), (ii) or (iii) above. Under those circumstances, the OTS will grant a waiver of the voting restrictions upon submission of such legal opinion(s) by the Holding Company or the Foundation. In the event that the OTS waives the voting restriction, the directors would direct the voting of the Common Stock held by the Foundation. However, a condition to the OTS approval of the Conversion provides that in the event such voting restriction is waived or becomes unenforceable, the Director of the OTS, or his designees, at that time may impose conditions on the composition of the board of trustees of the Foundation or such other conditions or restrictions relating to the control of the Common Stock held by the Foundation, any of which could limit the ability of the board of trustees of the Foundation to control the voting of the Common Stock held by the Foundation. There will be no agreements or understandings with directors of the Foundation regarding the exercise of control directly or indirectly, over the management or policies of the Holding Company or the Bank, including agreements related to voting, acquisition or disposition of the Holding Company's stock. As trustees of a nonprofit corporation, trustees of the Foundation will at all times be bound by their fiduciary duty to advance the Foundation's charitable goals, to protect the assets of the Foundation and to act in a manner consistent with the charitable purpose for which the Foundation is established.

         It is currently anticipated that the Foundation will adopt a policy addressing affiliated transactions between the Foundation and the Holding Company or the Bank. Transactions between the Foundation and the Bank will comply with applicable provisions of Sections 23A and 23B of the Federal Reserve Act, as amended. Additionally, the Holding Company (but not the Bank) may provide office space and administrative support to the Foundation without charge.

         Funding of the Foundation. The Foundation will be initially funded with an aggregate of $1.0 million of contributions from the Holding Company. In addition, the Holding Company currently intends to make additional contributions to the Foundation of up to 10% of its net income on an annual basis. Such future contributions to the Foundation may be made either in cash or Holding Company Common Stock. The amount of such future contributions, if any, will be determined based on, among other factors, an assessment of the Holding Company's then current financial condition, operations and prospects and of the need for charitable donations in the Holding Company's market area. Any such additional contributions will reduce earnings and may have a material impact on the Holding Company's earnings for such quarter and for the year. The Holding Company does not anticipate making any contributions to the Foundation that will not be tax deductible. The Holding Company and the Bank do not currently anticipate making any other charitable contributions other than through the Foundation. See "Risk Factors - Risks Associated with Establishment of the Charitable Foundation," and "Pro Forma Data."

         If the Foundation is approved by the members, the Holding company will recognize a $1.0 million expense (offset in part, by a corresponding tax deduction), during the quarter in which the Conversion is completed, which is expected to be the first or second quarter of fiscal 1997. Such expense will likely eliminate earnings in the quarter recognized and have a material adverse impact on the Holding Company's earnings for fiscal year 1997. Assuming an initial contribution of $1.0 million, the Holding Company estimates a net tax effected expense of $612,000 million. If the Foundation had been established at September 30, 1996, the Bank would have reported a net loss of $504,000 for the nine months ended September 30, 1996 rather than net income of $108,000. For further discussion of the Foundation and its impact on purchasers in the Converstion, see "Risk Factors - Risks Associated with Establishment of the Charitable Foundation" and "Pro Forma Data."


         Although the initial $1.0 million of contributions will be accrued in the first or second quarter of 1997 as described above, such contribution will actually be paid over a two to three year period beginning in 1997. The 1997 contribution is anticipated to be $500,000. The reason for paying the initial contribution over more than one year is that the five year tax carry forward commences on the date of payment rather than the date of accrual and thus that, by paying the initial contribution over a more than one year period, the Holding Company can lengthen the period over which the initial contribution may be carried forward for tax purposes. See "--Tax Considerations" below.


         Because the funding of the Foundation will result in a decline in the pro forma capital of the Holding Company, it reduced the conversion appraisal. The anticipated initial contributions to the Foundation aggregate $1.0 million which will result in a $612,000 reduction in pro forma capital and, in the quarter accrued, in pro forma earnings. This pro forma reduction in capital reduced the conversion appraisal by approximately $1.2 million at the midpoint of the Estimated Valuation Range. As a result of the combination of these factors, the pro forma capital of the Holding Company will be $1.7 million lower at the midpoint of the Estimated Valuation Range than it would have been without the Foundation. However, because of the lower number of shares which are being offered (as a result of the lower appraisal), per share capital and earnings are believed to be essentially identical. See "Comparison of Valuation and Pro Forma Information with No Foundation."

         As a result of the $1.2 million reduction of appraisal caused by the Foundation, the amount of shares purchased by directors and executive officers, assuming the sale of the midpoint number of shares, increases from 7.3% to 7.9% of the shares sold. See "The Conversion--Participation by the Board and Executive Officers."

         Tax Considerations. The Holding Company has been advised by its independent accountants that an organization created for the above purposes will qualify as a 501(c)(3) exempt organization under the Code, and will be classified as a private foundation rather than a public charity. A private foundation typically receives its support from the public. The Foundation will submit a request to the IRS to be recognized as an exempt organization after approval of the Foundation by the Bank's members at the Special Meeting. As long as the foundation files its application for tax-exempt status within 15 months from the date of its organization, and provided the IRS approves the application, the effective date of the Foundation's status as a Section 501(c)(3) organization will be the date of its organization.


         A legal opinion of the OTS which addresses the establishment of charitable foundations by savings associations opines that as a general rule funds contributed to a charitable foundation should not exceed the deductible limitation set forth in the Code, and if an association's contributions exceed the deductible limit, such action must be justified by the board of directors. In addition, under Delaware law, the Holding Company is authorized by statue to make charitable contributions and case law has recognized the benefits of such contributions to a Delaware corporation. In this regard, Delaware case law provides that a charitable gift must merely be within reasonable limits as to amount and purpose to be valid. Under the Code, the Holding Company may deduct up to 10% of its taxable income in any one year and any contributions made by the Holding Company in excess of the deductible amount will be deductible for federal tax purposes over each of the five succeeding taxable years. The Holding Company and the Bank believe that the conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised in the Conversion. In making such a determination, the Holding Company and the Bank considered the dilutive impact of the Foundation on the conversion appraisal. See "Comparison of Valuation and Pro Forma Information with No Foundation." Based on such considerations, the Holding Company and Bank believe that the contribution to the Foundation in excess of the 10% annual limitation is justified given the Bank's capital position and its earnings, the substantial additional capital being raised in the Conversion and the potential benefits of the Foundation to the Bank's community. In this regard, assuming the sale of the Common Stock at the midpoint of the Estimated Price Range, the Holding Company would have pro forma consolidated capital of $24.6 million of the Bank's pro forma tangible, core and risk-based capital ratios would be 11.3%, 11.3% and 35.8%, respectively. See "Regulatory Capital Compliance," "Capitalization," and "Comparison of Valuation and Pro Forma Information with No Foundation." Thus, the amount of the contribution will not adversely impact the financial condition of the Holding Company and the Bank, and the Holding Company and the Bank therefore believe that the amount of the charitable contribution is reasonable given the Holding Company and the Bank's pro forma capital positions. As such, the Holding Company and the Bank believe that the contribution does not raise safety and soundness concerns.


         The Holding Company and the Bank have received an opinion of their independent accountants that the Holding Company's contribution of its own stock to the Foundation will not constitute an act of self-dealing, and that the Holding Company will be entitled to a deduction in the amount of the $1.0 million, subject to a limitation based on 10% of the Holding Company's annual taxable income. The Holding Company, however, would be able to carry forward any unused portion of the deduction for five years following the year in which the contribution is made for federal and Illinois tax purposes.

         The Holding Company currently estimates that substantially all of the initial $1.0 million of contributions should be deductible. However, no assurances can be made that the Holding Company will have sufficient pre-tax income over the periods following the year in which the contributions are made to utilize fully the carryover related to the excess contribution.


         Although the Holding Company has received an opinion of its independent accountants that the Holding Company is entitled to a deduction for the charitable contribution, there can be no assuances that the IRS will recognize the Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, the Holding Company's contribution to the foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the IRS makes such a determination. See "Risk Factors -- Risks Associated with the Establishment of the Charitable Foundation." In cases of willful, flagrant or repeated acts or failures to act which result in violations of the IRS rules governing private foundations, a private foundation's status as a private foundation may be involuntarily terminated by the IRS. In such event, the managers of a private foundation could be liable for excise taxes based on such violations and the private foundation could be liable for a termination tax under the Code. The Foundation's certificate of incorporation provides that it shall have a perpetual existence. In the event, however, the Foundation were subsequently dissolved as a result of a loss of its tax exempt status, the Foundation would be required under the Code and its certificate of incorporation to distribute any assets remaining in the Foundation at that time for one or more exempt purposes within the meaning of
Section 501(c)(3) of the Code, or to distribute such assets to the federal government, or to a state or local government, for a public purpose.


         As a private foundation, earnings and gains, if any, from the sale of Common Stock or other assets are exempt from federal and state corporate taxation. However, investment income such as interest, dividends and capital gains, will be subject to a federal excise tax of 2.0%. The Foundation will be required to make an annual filing with the IRS within four and one-half months after the close of the Foundation's fiscal year to maintain its tax-exempt status. The

Foundation will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such pbulic notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the Foundation's managers and a concise statement of the purpose of each grant.

         Regulatory Conditions Imposed on the Foundation. Establishment of the Foundation is subject to the following conditions imposed by the OTS: (i) the Foundation will be subject to examination by the OTS, at the Foundations' own expense; (ii) the Foundation must comply with supervisory directives imposed by the OTS; (iii) the Foundation will provide annual reports to the OTS describing grants made and grant recipients; (iv) the Foundation will operate in accordance with written policies adopted by the board of directors, including a conflict of interest policy; (v) unless required by another condition imposed by the OTS, the Foundation will not engage in self-dealing and will comply with all laws necessary to maintain its tax-exempt status; and (vi) any shares of Common Stock of the Holding Company held by the Foundation must be voted in the same ratio as all other shares of the Holding Company's Common Stock on all proposals considered by stockholders of the Holding Company; provided, however, that the OTS will waive this voting restriction under certain circumstances if compliance with the voting restriction would: (a) cause a violation of the law of the State of Illinois and the OTS determines the federal law does not preempt the application of the laws of the State of Illinois to the Foundation; (b) cause the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation; or (c) cause the Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the OTS to waive such voting restriction, the Holding Company's or the Foundation's legal counsel must render an opinion satisfactory to OTS that compliance with the voting restriction would have the effect described in clauses (a), (b) or (c) above. Under those circumstances, the OTS will grant a waiver of the voting restriction upon submission of such opinion(s) by the Holding Company or the Foundation. There can be no assurances that either a legal or tax opinion addressing these issues will be rendered, or if rendered, that the OTS will grant an unconditional waiver of the voting restriction. In this regard, a condition to the OTS approval of the Conversion provides that in the event such voting restriction is waived or becomes unenforceable, the Director of the OTS, or his designees, at that time may impose conditions on the composition of the board of trustees of the Foundation to control the voting of Common Stock held by the Foundation. In no event will the voting restriction survive the sale of shares of the Common Stock held by the Foundation.

         The establishment of the Foundation is subject to the approval of a majority of the total outstanding votes of the Bank's members eligible to be cast at the Special Meeting. The establishment of the Foundation will be considered as a separate matter from approval of the Plan of Conversion. If the Bank's members approve the Plan of Conversion, but no the establishment of the Foundation, the Bank intends to complete the Conversion without the Foundation. Failure to approve the Foundation may materially increase the pro forma market value of the Common Stock being offered since the Valuation Range, as set forth herein, takes into account the after-tax impact of a $1.0 million contribution. See "Pro Forma Data."

Business Purposes

         Hemlock Federal has several business purposes for the Conversion. The sale of Holding Company Common Stock will have the immediate result of providing the Bank with additional equity capital in order to support the expansion of its existing operations, subject to market conditions. See "Business." The sale of the Common Stock is the most effective means of increasing the Bank's permanent capital and does not involve the high interest cost and repayment obligation of subordinated debt. In addition, investment of that part of the net Conversion proceeds paid by the Holding Company to the Bank is expected to provide additional operating income to further increase the Bank's capital on a continuing basis.

         The Board of Directors of the Bank believes that a holding company structure could facilitate the acquisition of both mutual and stock savings institutions in the future as well as other companies. If a multiple holding company structure is utilized in a future acquisition, the acquired savings institution would be able to operate on a more autonomous basis as a wholly owned subsidiary of the Holding Company rather than as a division of the Bank. For example, the acquired savings institution could retain its own directors, officers and corporate name as well as having representation on the Board of Directors of the Holding Company. As of the date hereof, there are no plans or understandings regarding the acquisition of any other institutions.

         The Board of Directors of the Bank also believes that a holding company structure can facilitate the diversification of the Bank's business activities. While diversification will be maximized if a unitary holding company structure is utilized because the types of business activities permitted to a unitary holding company are broader than those of a multiple holding company, either type of holding company may engage in a broader range of activities than may a thrift institution directly. Currently, there are no plans that the Holding
Company engage in any material activities apart from holding the shares of the Bank and investing the remaining net proceeds from the sale of Common Stock in the Conversion.

         The preferred stock and additional common stock of the Holding Company being authorized in the Conversion will be available for future acquisitions and for issuance and sale to raise additional equity capital, generally without stockholder approval or ratification, but subject to market conditions. Although the Holding Company currently has no plans with respect to future issuances of equity securities, the more flexible operating structure provided by the Holding Company and the stock form of ownership is expected to assist the Bank in competing more aggressively with other financial institutions in its principal market area.

         The Conversion will structure the Bank in the stock form used in the United States by all commercial banks, most major business corporations and an increasing number of savings institutions. The Conversion will permit the Bank's members to become stockholders of the Holding Company, thereby allowing members to own stock in the financial organization in which they maintain deposit accounts or with which they have a borrowing relationship. Such ownership should encourage stockholders to promote the Bank to potential customers, thereby further contributing to the Bank's earnings potential.

         The Bank is also expected to benefit from its management and employees owning stock, because stock ownership is viewed as an effective performance incentive and a means of attracting, retaining and compensating personnel.

Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank

         Voting Rights. Deposit account holders will have no voting rights in the converted Bank or the Holding Company and will therefore not be able to elect directors of either entity or to control their affairs. These rights are currently accorded to deposit account holders with regard to the Bank. Subsequent to Conversion, voting rights will be vested exclusively in the Holding Company as the sole stockholder of the Bank. Voting rights as to the Holding Company will be held exclusively by its stockholders. Each purchaser of Holding Company Common Stock shall be entitled to vote on any matters to be considered by the Holding Company stockholders. A stockholder will be entitled to one vote for each share of Common Stock owned, subject to certain limitations applicable to holders of 10% or more of the shares of the Common Stock.
See "Description of Capital Stock."

         Deposit Accounts and Loans. The general terms of the Bank's deposit accounts, the balances of the individual accounts and the existing FDIC insurance coverage will not be affected by the Conversion. Furthermore, the Conversion will not affect the loan accounts, the balances of these accounts, or the obligations of the borrowers under their individual contractual arrangements with the Bank.

         Tax Effects. The Bank has received an opinion from Silver, Freedman & Taff, L.L.P. with regard to federal income taxation, and an opinion from Crowe, Chizek and Company LLP with regard to Illinois taxation, to the effect that the adoption and implementation of the Plan of Conversion set forth herein will not be taxable for federal or Illinois tax purposes to the Bank or the Holding Company. See "- Income Tax Consequences."

         Liquidation Rights. The Bank has no plans to liquidate, either before or subsequent to the completion of the Conversion. However, if there should ever be a complete liquidation, either before or after Conversion, deposit account holders would receive the protection of insurance by the FDIC up to applicable limits. Subject thereto, liquidation rights before and after Conversion would be as follows:

         Liquidation Rights in Present Mutual Institution. In addition to the protection of FDIC insurance up to applicable limits, in the event of a complete liquidation of the Bank, each holder of a deposit account in the Bank in its present mutual form would receive his or her pro rata share of any assets of the Bank remaining after payment of claims of all creditors (including the claims of all depositors in the amount of the withdrawal value of their accounts). Such holder's pro rata share of such remaining assets, if any, would be in the same proportion of such assets as the balance in his or her deposit account was to the aggregate balance in all deposit accounts in the Bank at the time of liquidation.

         Liquidation Rights in Proposed Converted Institution. After Conversion, each deposit account holder, in the event of a complete liquidation of the Bank, would have a claim of the same general priority as the claims of all other general creditors of the Bank in addition to the protection of FDIC insurance up to applicable limits. Therefore, except as described below, the deposit account holder's claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. The holder would have no interest in the assets of the Bank above that amount.

         The Plan of Conversion provides that there shall be established, upon the completion of the Conversion, a special "liquidation account" for the benefit of Eligible Account Holders (i.e., eligible depositors at June 30, 1995) and Supplemental Account Holders (eligible depositors at December 31, 1996) in an amount equal to the net worth of the Bank as of the date of its latest consolidated statement of financial condition contained in the final prospectus relating to the sale of shares of Holding Company Common Stock in the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in the Bank on the qualifying date. An Eligible Account Holder and Supplemental Eligible Account Holder's interest as to each deposit account would be in the same proportion of the total liquidation account as the balance in his or her account on June 30, 1995 and December 31, 1996, respectively, was to the aggregate balance in all deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such dates. However, if the amount in the deposit account of an Eligible Account Holder or Supplemental Eligible

         Account Holder on any annual closing date of the Bank is less than the lowest amount in such account on June 30, 1995 or December 31, 1996 and on any subsequent closing date, then the account holder's interest in this special liquidation account would be reduced by an amount proportionate to any such reduction, and the account holder's interest would cease to exist if such deposit account were closed.

         In addition, the interest in the special liquidation account would never be increased despite any increase in the balance of the account holders' related accounts after Conversion, and would only decrease.

         Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders were satisfied would be distributed to the Holding Company as the sole stockholder of the Bank.

         No merger, consolidation, purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transaction, whether the Bank, as converted, or another SAIF-insured institution is the surviving institution, is deemed to be a complete liquidation for purposes of distribution of the liquidation account and, in any such transaction, the liquidation account would be assumed to the full extent authorized by regulations of the OTS as then in effect. The OTS has stated that the consummation of a transaction of the type described in the preceding sentence in which the surviving entity is not a SAIF-insured institution would be reviewed on a case-by-case basis to determine whether the transaction should constitute a "complete liquidation" requiring distribution of any then remaining balance in the liquidation account. While the Bank believes that such a transaction should not constitute a complete liquidation, there can be no assurance that the OTS will not adopt a contrary position.

         Common Stock. For information as to the characteristics of the Common Stock to be issued under the Plan of Conversion, see "Dividends" and "Description of Capital Stock." Common Stock issued under the Plan of Conversion cannot, and will not, be insured by the FDIC or any other governmental agency.

         The Bank will continue, immediately after completion of the Conversion, to provide its services to depositors and borrowers pursuant to its existing policies and will maintain the existing management and employees of the Bank. Other than for payment of certain expenses incident to the Conversion, no assets of the Bank will be distributed in the Conversion. Hemlock Federal will continue to be a member of the FHLB System, and its deposit accounts will continue to be insured by the FDIC. The affairs of Hemlock Federal will continue to be directed by the existing Board of Directors and management.

Offering of Holding Company Common Stock

         Under the Plan of Conversion, 1,805,500 shares of Holding Company Common Stock will be offered for sale, subject to certain restrictions described below, initially through the

Offering. Federal conversion regulations require, with certain exceptions, that all shares offered in a conversion be sold in order for the conversion to become effective.


         The Subscription Offering will expire at noon, Chicago, Illinois time, on March 17, 1997 (the "Subscription Expiration Date") unless extended by the Bank and the Holding Company. Depending on the availability of shares and market conditions at or near the completion of the Subscription Offering, the Holding Company may effect a Public Offering of shares to selected persons through KBW. To order Common Stock in connection with the Public Offering and Direct Community Offering, if any, an executed stock order and account withdrawal authorization and certification must be received by KBW prior to the termination of the Public Offering and Direct Community Offering. The date by which orders must be received in the Public Offering, if any, will be set by the Holding Company at the time of such offering. OTS regulations require that all shares to be offered in the Conversion be sold within a period ending not more than 45 days after the Subscription Expiration Date (or such longer period as may be approved by the OTS) or, despite approval of the Plan of Conversion by members, the Conversion will not be effected and Hemlock Federal will remain in mutual form. This period expires on May 1, 1997, unless extended with the approval of the OTS. In addition, if the Offering is extended beyond May 1, 1997, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event that the Conversion is not effected, all funds submitted and not previously refunded pursuant to the Offering will be promptly refunded to subscribers with interest at the Bank's current passbook rate and all withdrawal authorizations will be terminated.


Stock Pricing and Number of Shares to be Issued

         Federal regulations require that the aggregate purchase price of the securities of a thrift institution sold in connection with its conversion must be based on an appraised aggregate market value of the institution as converted (i.e., taking into account the expected receipt of proceeds from the sale of the securities in the conversion), as determined by an independent valuation.
Keller, which is experienced in the valuation and appraisal of business entities, including thrift institutions involved in the conversion process, was retained by the Bank to prepare an appraisal of the estimated pro forma market value of the Bank and the Holding Company upon Conversion.

         Keller will receive a fee of approximately $25,000 for its appraisal in addition to its reasonable out-of-pocket expenses incurred in connection with the appraisal. Keller has also agreed to assist in the preparation of the Bank's business plan and to perform certain records management services for the Bank for a separate fee of $5,000. The Bank has agreed to indemnify Keller under certain circumstances against liabilities and expenses (including legal fees) arising out of, related to, or based upon the Conversion.

         Keller has prepared an appraisal of the estimated pro forma market value of the Bank as converted. The Keller appraisal concluded that, at December 6, 1996, an appropriate range for the estimated pro forma market value of the Bank and the Holding Company was from a minimum of $13,345,000 to a maximum of $18,055,000 with a midpoint of $15,700,000. Assuming that the shares are sold at $10.00 per share in the Conversion, the estimated number of shares to be issued in the Conversion is expected to be between 1,334,500 and 1,805,500.

The Purchase Price of $18,055,000 was determined by discussion among the Boards of Directors of the Bank, the Holding Company and Keller, taking into account, among other factors, (i) the requirement under OTS regulations that the Common Stock be offered on a manner that would achieve the widest distribution of shares and (ii) liquidity in the Common Stock subsequent to the Conversion.


         The appraisal involved a comparative evaluation of the operating and financial statistics of the Bank with those of other thrift institutions. The appraisal also took into account such other factors as the market for thrift institution stocks generally, prevailing economic conditions, both nationally and in Illinois, which affect the operations of thrift institutions, the competitive environment within which the Bank operates and the effect of the Bank becoming a subsidiary of the Holding Company. No detailed individual analysis of the separate components of the Holding Company's and the Bank's assets and liabilities was performed in connection with the evaluation. The Plan of Conversion requires that all of the shares subscribed for in the Offering be sold at the same price per share. The Board of Directors reviewed the appraisal, including the methodology and the appropriateness of the assumptions utilized by Keller and determined that in its opinion the appraisal was not unreasonable. The Estimated Valuation Range may be amended with the approval of the OTS in connection with changes in the financial condition or operating results of the Bank or market conditions generally. As described below, an amendment to the Estimated Valuation Range above $20,763,250 would not be made without a resolicitation of subscriptions and/or proxies except in limited circumstances.


         If, upon completion of the Offering, at least the minimum number of shares are subscribed for, Keller, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of the pro forma market value of the Bank and the Holding Company upon Conversion, as of the close of the Offering.

         If, based on the estimate of Keller, the aggregate pro forma market value is not within the Estimated Valuation Range, Keller, upon the consent of the OTS, will determine a new Estimated Valuation Range ("Amended Valuation Range"). If the aggregate pro forma market value of the Bank as converted and the Holding Company has increased in the Amended Valuation Range to an amount that does not exceed $20,763,250 (i.e., 15% above the maximum of the Estimated Valuation Range), then the number of shares to be issued may be increased to accommodate such increase in value without a resolicitation of subscriptions and/or proxies. In such event the Bank and the Holding Company do not intend to resolicit subscriptions and/or proxies unless the Bank and the Holding Company then determine, after consultation with the OTS, that circumstances otherwise require such a resolicitation. If, however, the aggregate pro forma market value of the Holding Company and the Bank, as converted, at that time is less than $13,345,000 or more than $20,763,250, a resolicitation of subscribers and/or proxies may be made, the Plan of Conversion may be terminated or such other actions as the OTS may permit may be taken. In the event that upon completion of the Offering, the pro forma market value of the Holding Company and Bank, as converted, is below $13,345,000 or above $20,763,250 (15% above the maximum of the Estimated Valuation Range), the Holding Company intends to file the revised appraisal with the SEC by post-effective amendment to its Registration Statement on Form S-1. See "Additional Information." If the Plan of Conversion is terminated, all funds would be returned promptly with interest at the rate of the Bank's current passbook rate, and holds on funds authorized for withdrawal from deposit accounts would be released. If there is a resolicitation of subscriptions, subscribers will be given the opportunity to cancel or change their subscriptions and to the extent subscriptions are so canceled or reduced, funds will be returned with interest at the Bank's current passbook rate and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. Stock subscriptions received by the Holding Company and the Bank may not be withdrawn by the subscriber and, if accepted by the Holding Company and the Bank, are final. If the Conversion is not completed prior to March 19, 1999 (two years after the date of the Special Meeting), the Plan of Conversion will automatically terminate.


         Any increase in the total number of shares of Common Stock to be offered in the Conversion will dilute a subscriber's percentage ownership interest and will reduce the pro forma net income and net worth on a per share basis. A decrease in the number of shares to be issued in the Conversion will increase a subscriber's proportionate ownership interest and will increase both pro forma net income and net worth on a per share basis while decreasing that amount on an aggregate basis.

         No sale of the shares will take place unless, prior thereto, Keller confirms to the OTS that, to the best of Keller's knowledge and judgment, nothing of a material nature has occurred which would cause Keller to conclude that the actual Purchase Price on an aggregate basis is incompatible with its estimate of the aggregate pro forma market value of the Holding Company and the Bank as converted at the time of the sale. If, however, the facts do not justify such a statement, the Offering or other sale may be canceled, a new Estimated Valuation Range set and new offering held.

         In preparing its valuation of the pro forma market value of the Bank and the Holding Company upon Conversion, Keller relied upon and assumed the accuracy and completeness of all financial and statistical information provided by the Bank and the Holding Company. Keller also considered information based upon other publicly available sources which it believes are reliable. However, Keller does not guarantee the accuracy and completeness of such information and did not independently verify the financial statements and other data provided by the Bank and the Holding Company or independently value the assets or liabilities of the Bank and the Holding Company. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of voting to approve the Conversion or of purchasing shares of Common Stock. The appraisal considers Hemlock Federal and the Holding Company only as going concerns and should not be considered as any indication of the liquidation value of Hemlock Federal or the Holding Company. Moreover, the appraisal is necessarily based on many factors which change from time to time. There can be no assurance that persons who purchase shares in the Conversion will be able to sell such shares at prices at or above the Purchase Price.

Subscription Offering

         In accordance with OTS regulations, non-transferable Subscription Rights have been granted under the Plan of Conversion to the following persons in the following order of priority: (1) Eligible Account Holders (deposit account holders of the Bank maintaining an aggregate balance of $50 or more as of June 30, 1995), (2) the Holding Company and the Bank's Tax- Qualified Employee Plans; provided, however, that the Tax-Qualified Employee Plans shall have

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first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the Estimated Valuation Range;] (3) Supplemental Eligible Accounts Holders (deposit account holders of the Bank maintaining a balance of $50 or more as of December 31,
1996), (4) Other Members (depositors of the Bank at the close of business on January 31, 1997 and Borrowers of the Bank on February 14, 1985 and January 31, 1997, the voting record date for the Special Meeting) and (5) officers, directors and employees of the Bank. All subscriptions received will be subject to the availability of Holding Company Common Stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering, and to the maximum and minimum purchase limitations set forth in the Plan of Conversion.


         Category No. 1 is reserved  for the Bank's  Eligible  Account  Holders.
Subscription Rights to purchase shares under this category will be allocated among Eligible Account Holders to permit each such depositor to purchase shares in this Category in an amount equal to the greater of $200,000 of Common Stock, one-tenth of one percent (.10%) of the total shares offered in the Conversion, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposits of the Eligible Account Holder and the denominator is the total amount of the qualifying deposit of the Eligible Account Holders in the Bank, in each case on the Eligibility Record Date. To the extent shares are oversubscribed in this category, shares shall be allocated first to permit each subscribing Eligible Account Holder to purchase, to the extent possible, 100 shares and thereafter among each subscribing Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unsatisfied.

         Category No. 2 provides for the issuance of Subscription Rights to Tax-Qualified Employee Plans to purchase up to 10% of the total amount of shares of Common Stock issued in the Subscription Offering on a second priority basis. However, such plans shall not, in the aggregate, purchase more than 10% of the Holding Company Common Stock issued. The ESOP intends to purchase a total of 8% of the Common Stock issued in the Conversion under this category. Subscription Rights received pursuant to this category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to Category No. 1; provided, however, that notwithstanding any provision of the Plan of Conversion to the contrary, the Tax-Qualified Employee Plans shall have first priority Subscription Rights to the extent that the total number of shares of Common Stock sold in the Conversion exceeds the maximum of the Estimated Valuation Range.

         Category No. 3 is reserved for the Bank's Supplemental Eligible Account Holders. Subscription Rights to purchase shares under this category will be allocated among Supplemental Eligible Account Holders to permit each such depositor to purchase shares in this Category in an amount equal to the greater of $200,000 of Common Stock, one-tenth of one percent (.10%) of the total shares of Common Stock offered in the Conversion, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of Common Stock to be issued by a fraction of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of the qualifying deposit of the Supplemental Eligible Account Holders in the converting Bank in each case on December 31, 1996 (the "Supplemental Eligibility Record Date"), subject

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



to the overall purchase limitation after satisfying the subscriptions of Eligible Account Holders and Tax Qualified Employee Plans. Any non-transferable Subscription Rights received by an Eligible Account Holder shall reduce, to the extent thereof, the subscription rights to be distributed to such person as a Supplemental Eligible Account Holder. In the event of an oversubscription for shares, the shares available shall be allocated first to permit each subscribing Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Category No. 1) equal to 100 shares, and thereafter among each subscribing Supplemental Eligible Account Holder pro rata in the same proportion that his Qualifying Deposit bears to the total Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unsatisfied.

         Category No. 4 provides, to the extent that shares are then available after satisfying the subscriptions of Eligible Account Holders, Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, for the issuance of Subscription Rights to Other Members to purchase in this Category up to the greater of $200,000 of Common Stock, or one-tenth of one percent (.10%) of the Common Stock offered in the Conversion. In the event of an oversubscription, the shares available shall be allocated among the subscribing Other Members pro rata in the same proportion that his number of votes on the Voting Record Date bears to the total number of votes on the Voting Record Date of all subscribing Other Members on such date. Such number of votes shall be determined based on the Bank's mutual charter and bylaws in effect on the date of approval by members of this Plan of Conversion.


         Each depositor (including individual retirement accounts ("IRAs") and Keogh account beneficiaries) as of January 31, 1997 and Borrower as of February 14, 1985 and January 31, 1997 and the date of the Special Meeting is entitled at the Special Meeting to cast one vote for each $100 or fraction thereof, of the aggregate withdrawal value of all of such depositor's savings accounts in the Bank as of the applicable voting record date, up to a maximum of 1,000 votes. However, no member may vote more than 1,000 votes. In general, accounts held in different ownership capacities will be treated as separate memberships for purposes of applying the 1,000 vote limitation. For example, if two persons hold a $100,000 account in their joint names and each of the persons also holds a separate account for $100,000 in his own name, each person would be entitled to 1,000 votes for each separate account and they would together be entitled to cast 1,000 votes on the basis of the joint account for a total of 3,000 votes.


         Category No. 5 provides for the issuance of Subscription Rights to officers, directors and employees of the Bank, to purchase in this Category up to $200,000 of the Common Stock to the extent that shares are available after satisfying the subscriptions of eligible subscribers in preference Categories 1, 2, 3 and 4. The total number of shares which may be conversion purchased under this Category may not exceed 22% of the number of shares of Holding Company Common Stock. In the event of an oversubscription, the available shares will be allocated pro rata among all subscribers in this category based on the number of shares ordered by each subscriber.


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



Public Offering and Direct Community Offering


         To the extent that shares remain available and subject to market conditions at or near the completion of the Subscription Offering, the Holding Company may offer shares pursuant to the Plan to selected persons in a Public Offering and/or Direct Community Offering on a best-efforts basis through KBW in such a manner as to promote a wide distribution of the Common Stock. Any orders received in connection with the Public Offering and Direct Community Offerings if any, will receive a lower priority than orders properly made in the Subscription Offering by persons properly exercising Subscription Rights. In addition depending on market conditions, KBW may utilize selected broker-dealers ("Selected Dealers") in connection with the sale of shares in the Public Offering, if any. Common Stock sold in the Public Offering and Direct Community Offerings will be sold at $10.00 per share and hence will be sold at the same price as all other shares in the Conversion. The Holding Company and the Bank have the right to reject orders, in whole or in part, in their sole discretion in the Public Offering and Direct Community Offering.

         No person, together with any associate or group of persons acting in concert, will be permitted to purchase more than $200,000 of Common Stock in the Public Offering and Direct Community Offering. To order Common Stock in connection with the Public Offering or Direct Community Offering, if any, an executed stock order and account withdrawal authorization and certification must be received by KBW prior to the termination of such Offering. The date by which orders must be received in the Public Offering and Direct Community Offering will be set by the Holding Company at the time of commencement of such offering; provided however, if the Offering is extended beyond May 1, 1997, each subscriber will have the opportunity to maintain, modify or rescind his or her subscription. In such event, all subscription funds will be promptly returned with interest to each subscriber unless he or she affirmatively indicates otherwise.


         It is estimated that the Selected Dealers will receive a negotiated commission of up to 4.5% of the Common Stock sold by the Selected Dealers, payable by the Holding Company, and KBW will also receive a fee of 1.0% of Common Stock sold by such firms. Such fees in the aggregate will not exceed 5.5%. See "- Marketing Arrangements.

         KBW may enter into agreements with Selected Dealers to assist in the sale of shares in the Public Offering. Selected Dealers may only solicit indications of interest from their customers to place orders with the Holding Company as of a certain date ("Order Date") for the purchase of shares of Conversion Stock with the authorization of KBW. When and if KBW and the Holding Company believe that enough indications of interest and orders have been received to consummate the Conversion, KBW will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have received indications of interest from their customers. Selected Dealers will send confirmation of the orders to such customers on the next business day after the Order Date. Customers who authorize Selected Dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the closing date of the Conversion. On the closing date, Selected Dealers will remit funds to the account that the Holding Company established for each Selected Dealer. Each customer's funds so forwarded to the Holding Company, along with all other accounts held in the same title, will be insured up to the applicable legal limit. After payment has been received by the Holding

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



Company from Selected Dealers, funds will earn interest at the Bank's passbook rate until the completion of the Offering. In the event the Conversion is not consummated as described above, funds with interest will be returned promptly to the Selected Dealers, who, in turn, will promptly credit their customers' brokerage account.


         In the event the Holding Company determines to conduct a Public Offering and/or Direct Community Offering, persons to whom a prospectus is delivered may subscribe for shares of Common Stock by submitting a completed stock order and account withdrawal authorization (provided by KBW) and an executed certification along with immediately available funds (which may be obtained by debiting a KBW account) to KBW by not later than the public offering expiration date (as established by the Holding Company). Promptly upon receipt of available funds, together with a properly executed stock order and account withdrawal authorization and certification, KBW will forward such funds to Hemlock Federal to be deposited in a subscription escrow account.

         If a subscription in the Public Offering and/or Direct Community Offering is accepted, promptly after the completion of the Conversion, a certificate for the appropriate amount of shares will be forwarded to KBW as nominee for the beneficial owner. In the event that a subscription is not accepted or the Conversion is not consummated, the Bank will promptly refund with interest the subscription funds to KBW which will then return the funds to subscribers' accounts. If the aggregate pro forma market value of the Company and the Bank, as converted, is less than $13,345,000 or more than $20,763,250, each subscriber will have the right to modify or rescind his or her subscription.

         The opportunity to subscribe for shares of Common Stock in the Public Offering and/or Direct Community Offering is subject to the right of the Bank and the Holding Company, in their sole discretion, to accept or reject any such orders in whole or in part.


Additional Purchase Restrictions

         The Plan also provides for certain additional limitations to be placed upon the purchase of shares in the Conversion. Specifically, no person (other than a Tax-Qualified Employee Plan) by himself or herself or with an associate, and no group of persons acting in concert, may subscribe for or purchase more than $900,000 of Common Stock. For purposes of this limitation, an associate of a person does not include a Tax-Qualified Employee Plan or Non-Tax Qualified Employee Plan in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity. Moreover, for purposes of this paragraph, shares held by one or more Tax Qualified or Non-Tax Qualified Employee Plans attributed to a person shall not be aggregated with shares purchased directly by or otherwise attributable to that person except for that portion of a plan which is self-directed by a person. See "- Stock Pricing and Number of Shares to be Issued" regarding potential changes in Subscription Rights in the event of a decrease in the number of shares to be issued in the Conversion. Officers and directors and their associates may not purchase, in the aggregate, more than 32% of the shares to be sold in the Conversion. For purposes of the Plan, the members of the Board of Directors are not deemed to be acting in concert solely by reason of their Board membership. For purposes of this limitation, an associate of an officer or director does not include a Tax-Qualified Employee

Plan. Moreover, any shares attributable to the officers and directors and their associates, but held by a Tax-Qualified Employee Plan (other than that portion of a plan which is self-directed) shall not be included in calculating the number of shares which may be purchased under the limitations in this paragraph. Shares purchased by employees who are not officers or directors of the Bank, or their associates, are not subject to this limitation. The term "associate" is used above to indicate any of the following relationships with a person: (i) any corporation or organization (other than the Holding Company or the Bank or a majority-owned subsidiary of the Holding Company or the Bank) of which a person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity security; (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person or any relative of such spouse who has the same home as such person or who is a director or officer of the Holding Company or the Bank or any subsidiary of the Holding Company or the Bank.

         The Boards of Directors of the Holding Company and the Bank, in their sole discretion, may increase the maximum purchase limitations referred to above up to 9.99% of the total shares to be offered in the Offering, provided that orders for shares exceeding 5.0% of the shares being offered in the Offering shall not exceed, in the aggregate, 10% of the shares being offered in the Offering or decrease the maximum purchase limitation to one percent of the Common Stock offered in the Conversion. Requests to purchase additional shares of Common Stock under this provision will be allocated by the Boards of Directors on a pro rata basis giving priority in accordance with the priority rights set forth above. Depending on market and financial conditions, the Boards of Directors of the Holding Company and the Bank, with the approval of the OTS and without further approval of the members, may increase or decrease any of the above purchase limitations.

         To the extent that shares are available, each subscriber must subscribe for a minimum of 25 shares. In computing the number of shares to be allocated, all numbers will be rounded down to the next whole number.

         Common Stock purchased in the Conversion will be freely transferable except for shares purchased by executive officers and directors of the Bank or the Holding Company. See "- Restrictions on Transfer of Subscription Rights and Shares."

Marketing Arrangements

         Hemlock Federal has retained KBW, a broker-dealer registered with the Securities and Exchange Commission (the "SEC") and a member of the National Association of Securities Dealers, Inc. (the "NASD"), to consult with and advise the Bank and to assist in the distribution of shares in the Offering on a best-efforts basis. KBW is headquartered in Dublin, Ohio and its phone number is
(614) 766-8400. Among the services KBW will perform are (i) training and educating Hemlock Federal employees, who will be performing certain ministerial functions in the Offering, regarding the mechanics and regulatory requirements of the stock sale process, (ii) keeping records of orders for shares of Common Stock, (iii) targeting Hemlock Federal's sales efforts including preparation of marketing materials, (iv) assisting in the collection of proxies from Members for use at the Special Meeting, and (v) providing its registered stock

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




representatives to staff the Stock Information Center and meeting with and assisting potential subscribers. For its services, KBW will receive a success fee of 1.5% of the aggregate Purchase Price of Common Stock sold in the Offering, excluding Common Stock purchased by directors, officers and employees of the Association, or members of their immediate families and purchases by tax-qualified plans. A management fee of $25,000, payable in four monthly installments of $6,250, is being applied against this fee. If the Offering is terminated before completion, KBW will be entitled to retain such monthly payments already accrued or received.


         To the extent  registered  broker-dealers  are  utilized,  the  Holding
Company will pay a fee (to be negotiated, but not to exceed 4.5% of the aggregate Purchase Price of shares of Common Stock sold in the Public Offering and Direct Community Offering) to such Selected Dealers, including any sponsoring dealer fees. The Holding Company will also pay KBW a fee of 1.0% of the aggregate Purchase Price of shares of Common Stock sold in the Offering by Selected Dealers, which together with the fee to be paid to Selected Dealers will result in an aggregate fee not to exceed 5.5% of the Common Stock sold in the Offering. Fees paid to KBW and to any other broker-dealer may be deemed to be underwriting fees, and KBW and such other broker-dealers may be deemed to be underwriters. The Holding Company has agreed to reimburse KBW for its reasonable out-of-pocket expenses (not to exceed $5,000), and its legal fees and expenses (not to exceed $35,000) and to indemnify KBW against certain claims or liabilities, including certain liabilities under the Securities Act.


         In the event there is a Public Offering or Direct Community Offering, procedures may be implemented to permit a purchaser to pay for his or her shares with funds held by or deposited with KBW or a "Selected Dealer." See "- Public Offering and Direct Community Offering."


         Directors and executive officers of the Holding Company and the Bank may, to a limited extent, participate in the solicitation of offers to purchase Common Stock. Sales will be made from a Stock Information Center located away from the publicly accessible areas (including teller windows) of the Bank's office. Other employees of the Bank may participate in the Offering in administrative capacities, providing clerical work in effecting a sales transaction or answering questions of a potential purchaser provided that the content of the employee's responses is limited to information contained in this Prospectus or other offering document. Other questions of prospective purchasers will be directed to executive officers or registered representatives of KBW Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock. To the extent permitted under applicable law, directors and executive officers of the Holding Company and the Bank may participate in the solicitation of offers to purchase Common Stock, except in the State of Texas where only a representative of KBW will be able to offer and sell securities to Texas residents. The Holding Company will rely on Rule 3a4-1 under the Exchange Act and sales of Common Stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of Common Stock. No officer, director or employee of the Holding Company or the Bank will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.


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

         A conversion center will be established at the Bank's office, in an area separated from the Bank's banking operations. No sales activities will be conducted in the public areas of the Bank's offices, but persons will be able to obtain a Prospectus and sales information at such places, and employees will inform prospective purchasers to direct their questions to the conversion center and will provide such persons with the telephone number of the conversion center. Completed stock orders will be accepted at such places, and will be promptly forwarded to the conversion center for processing. No officer, director or employee of the Bank will be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

         The Bank and the Holding Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares, pursuant to the Plan of Conversion, reside. However, no shares will be offered or sold under the Plan of Conversion to any such person who (1) resides in a foreign country or (2) resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the Plan of Conversion reside or as to which the Bank and the Holding Company determine that compliance with the securities law of such state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that the Bank or the Holding Company or any of their officers, directors or employees register, under the securities laws of such state, as a broker, dealer, salesmen or agent. No payments will be made in lieu of the granting of Subscription Rights to any such person.

Method of Payment for Subscriptions


         To purchase shares in the Subscription Offering, an executed order form and certification form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from the Bank's deposit account (which may be given by completing the appropriate blanks in the order form), must be received by the Bank by noon, Chicago, Illinois time, on March 31, 1997. Order forms which are not received by such time or are executed defectively or are received without full payment (or appropriate withdrawal instructions) are not required to be accepted.

         To order Common Stock in connection with the Public Offering and/or Direct Community Offering, if any, an executed stock order and account withdrawal authorization and certification must be received by KBW prior to the termination of such offering. The date by which orders must be received in the Public Offering and Direct Community Offering will be set by the Holding Company at the time of commencement of such offerings, if any; provided however, if the Offering is extended beyond May 1, 1997, each subscriber will have the opportunity to maintain, modify or rescind his or her subscription. In such event, all subscription funds will be promptly returned with interest to each subscriber unless he or she affirmatively indicates otherwise. In addition, the Holding Company and the Bank are not obligated to accept orders submitted on photocopies or facsimile order forms.


         The Holding Company and the Bank have the right to waive or permit the correction of incomplete or improperly executed forms, but do not represent that they will do so. Once received, an executed order form or stock order and account withdrawal authorization may not

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




be modified, amended or rescinded without the consent of the Holding Company and the Bank unless the Conversion has not been completed by May 1, 1997.


         Payment for subscriptions in the Subscription Offering, may be made (i) in cash if delivered in person at the office of the Bank, (ii) by check or money order or (iii) by authorization of withdrawal from deposit accounts maintained with the Bank. Interest will be paid on payments made by cash, check, bank draft or money order, whether or not the Conversion is complete or terminated, at the Bank's current passbook rate from the date payment is received until the completion or termination of the Conversion. If payment is made by authorization of withdrawal from deposit or certificate accounts, the funds authorized to be withdrawn from such account will continue to accrue interest at the contractual rates until completion or termination of the Conversion. Such funds will be unavailable to the depositor until completion or termination of the Conversion.

         If a subscriber authorizes the Bank to withdraw the amount of the Purchase Price from his certificate account, the Bank will do so as of the effective date of Conversion. The Bank will waive any applicable penalties for early withdrawal from certificate accounts at Hemlock Federal for the purpose of purchasing Common Stock. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time that the funds actually are transferred under the authorization, the rate paid on the remaining balance of the certificate will earn interest the then-current passbook rate.

         Owners of self-directed IRAs may under certain circumstances use the assets of such IRAs to purchase shares of Common Stock in the Offering, provided that such IRAs are self- directed and are not maintained at the Bank. Persons with IRAs maintained at the Bank must have their accounts transferred to an unaffiliated institution or broker to purchase shares of Common Stock in the Offering. In addition, the provisions of the ERISA and Internal Revenue Service regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of Common Stock in the Offering make such purchases for the exclusive benefit of the IRAs.

         If the ESOP subscribes for shares during the Subscription Offering, such plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather, may pay for such shares of Common Stock subscribed for the Purchase Price upon consummation of the Conversion, provided that there is in force from the time of its subscription until such time, a loan commitment to lend to the ESOP, at such time, the aggregate Purchase Price of the shares for which it subscribed.

         For information regarding the submission of orders in connection with the Public Offering and Direct Community Offering, see "- Public Offering and Direct Community
Offering."

         All refunds and any interest due will be paid after completion of the Conversion. Certificates representing shares of Common Stock purchased will be mailed to purchasers at the last address of such persons appearing on the records of the Bank, or to such other address as may be specified in properly completed order forms, as soon as practicable following consummation of the sale of all shares of Common Stock. Any certificates returned as undeliverable will be disposed of in accordance with applicable law.

         To ensure that each purchaser receives a prospectus at least 48 hours prior to the Expiration Date in accordance with Rule 15c2-8 under the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus. The Bank will accept for processing only orders submitted on original order forms with the form of certification. Photocopies or facsimile copies of order forms or certifications will not be accepted. Payment by cash, check, money order, bank draft or debit authorization to an existing account at the Bank must accompany the order form. No wire transfers will be accepted.


         In order to ensure that Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are properly identified as to their stock purchase priorities, depositors as of the Eligibility Record Date (June 30, 1995), Supplemental Eligibility Record Date (December 31, 1996) and/or the Voting Record Date (January 31, 1997) must list all accounts on the stock order form giving all names on each account and the account number as of the applicable record date.


         In addition to the foregoing, if shares are offered through Selected Dealers, a purchaser may pay for his shares with funds held by or deposited with a Selected Dealer. If an order form is executed and forwarded to the Selected Dealer or if the Selected Dealer is authorized to execute the order form on behalf of a purchaser, the Selected Dealer is required to forward the order form and funds to the Bank for deposit in a segregated account on or before noon of the business day following receipt of the order form or execution of the order form by the Selected Dealer. Alternatively, Selected Dealers may solicit indications of interest from their customers who indicated an interest and seek their confirmation as to their intent to purchase. Those indicating an intent to purchase shall forward executed order forms and certifications to their Selected Dealer or authorize the Selected Dealer to execute such forms. The Selected Dealer will acknowledge receipt of the order to its customer in writing on the following business day and will debit such customer's account on the third business day after the customer has confirmed his intent to purchase (the "debit date") and on or before noon of the next business day following the debit date will send order forms and funds to the Bank for deposit in a segregated account. If such alternative procedure is employed, purchasers' funds are not required to be in their accounts with Selected Dealers until the debit date.

Restrictions on Transfer of Subscription Rights and Shares

         Prior to the completion of the Conversion, the OTS conversion regulations prohibit any person with subscription rights, including the Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members and employees, officers and directors, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be executed only by the person to whom they are granted and only for his account. Each person exercising such subscription rights will be required to certify that he is purchasing shares solely for his own account and that he has no agreement or understanding regarding the sale or transfer of such shares. The OTS regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Conversion.

         The Bank and the Holding Company may pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve the transfer of such rights.

         Except as to directors and executive officers of the Bank and the Holding Company, the shares of Common Stock sold in the Conversion will be freely transferable. Shares purchased by directors, executive officers or their associates in the Conversion shall be subject to the restrictions that said shares shall not be sold during the period of one year following the date of purchase, except in the event of the death of the stockholder. Accordingly, stock certificates issued by the Holding Company to directors, executive officers and their associates shall bear a legend giving appropriate notice of such restriction and, in addition, the Bank and the Holding Company will give appropriate instructions to the transfer agent for the Common Stock with respect to the applicable restriction upon transfer of any restricted shares. Any shares issued at a later date as a stock dividend, stock split or otherwise, to holders of restricted stock, shall be subject to the same restrictions that may apply to such restricted stock. Holding Company stock (like the stock of most companies) is subject to the requirements of the Securities Act. Accordingly, Holding Company stock may be offered and sold only in compliance with registration requirements or pursuant to an applicable exemption from registration.

         Holding Company stock received in the Conversion by persons who are not "affiliates" of the Holding Company may be resold without registration. Shares received by affiliates of the Holding Company (primarily the directors, officers and principal stockholders of the Holding Company) will be subject to the resale restrictions of Rule 144 under the Securities Act, which are discussed below.

         Rule 144 generally requires that there be publicly available certain information concerning the Holding Company, and that sales thereunder be made in routine brokerage transactions or through a market maker. If the conditions of Rule 144 are satisfied, each affiliate (or group of persons acting in concert with one or more affiliates) is entitled to sell in the public market, without registration, in any three-month period, a number of shares which does not exceed the greater of (i) 1% of the number of outstanding shares of Holding Company stock, or (ii) if the stock is admitted to trading on a national securities exchange or reported through the automated quotation system of a registered securities bank, the average weekly reported volume of trading during the four weeks preceding the sale.

Participation by the Board and Executive Officers

         The directors and executive officers of Hemlock Federal have indicated their intention to purchase in the Conversion an aggregate of $1,246,000 of Common Stock, equal to 9.3%, 7.9%, 6.9% or 6.0% of the number of shares to be issued in the Offering, at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. The following table sets forth information regarding Subscription Rights to

Common Stock intended to be exercised by each of the directors of the Bank, including members of their immediate family and their IRAs, and by all directors and executive officers as a group. The following table assumes that 1,570,000 shares, the midpoint of the Estimated Valuation Range, of Common Stock are issued at the Purchase Price of $10.00 per share and that sufficient shares will be available to satisfy the subscriptions indicated. The table does not include shares to be purchased through the ESOP (8% of shares issued in the Conversion) or awarded under the proposed RRP (an amount of shares which may be acquired after stockholder ratification of such plan equal to 4.0% of the shares sold in the Conversion) or proposed Stock Option Plan (an amount of shares which may be issued after stockholder ratification of such plan equal to 10.0% of the shares sold in the Conversion).

                                                                                            Number of
                                                                             Aggregate      Shares at    Percent of
                                                                             Purchase        $10.00       Shares at
       Name                                 Title                              Price      per Share(1)    Midpoint
--------------------             -------------------------                     -----      ------------    --------
Maureen G. Partynski        Chairman of the Board and Chief Executive       $ 450,000         45,000        2.9%
                             Officer
Michael R. Stevens          President and Director                            450,000         45,000        2.9
Rosanne Pastorak-Belczak    Vice President and Director                       130,000         13,000        0.8
Frank A. Bucz               Director                                           30,000          3,000        0.2
Kenneth J. Bazarnik         Director                                          100,000         10,000        0.6
Charles Gjondla             Director                                            1,000            100        0.01
G. Gerald Schiera           Director                                           25,000          2,500         .2
All other executive                                                            60,000          6,000         .4
 officers as a group
All directors and                                                           1,246,000        124,600        7.9%
 executive officers as a
 group (9 persons)

---------------
(1) Does not include subscriptions by the ESOP, or options which are intended to be granted under the proposed Stock Option Plan or restricted stock awards which are intended to be granted under the proposed RRP, subject to stockholder ratification of such plans.


Risk of Delayed Offering

         The completion of the sale of all unsubscribed shares in the Offering will be dependent, in part, upon the Bank's operating results and market conditions at the time of the Offering. Under the Plan of Conversion, all shares offered in the Conversion must be sold within a period ending 24 months from the date of the Special Meeting. While the Bank and the Holding Company anticipate completing the sale of shares offered in the Conversion within this period, if the Board of Directors of the Bank and the Holding Company are of the opinion that economic conditions generally or the market for publicly traded thrift institution stocks make undesirable a sale of the Common Stock, then the Offering may be delayed until such conditions improve.

         A material delay in the completion of the sale of all unsubscribed shares in the Public Offering or otherwise may result in a significant increase in the costs of completing the Conversion. Significant changes in the Bank's operations and financial condition, the aggregate market value of the shares to be issued in the Conversion and general market conditions may occur during such material delay. In the event the Conversion is not consummated within 24 months after the date of the Special Meeting of Members, the Bank would charge accrued Conversion costs to then current period operations.

Approval, Interpretation, Amendment and Termination

         All interpretations of the Plan of Conversion, as well as the completeness and validity of order forms and stock order and account withdrawal authorizations, will be made by the Bank and the Holding Company and will be final, subject to the authority of the OTS and the requirements of applicable law. The Plan of Conversion provides that, if deemed necessary or desirable by the Boards of Directors of the Bank and the Holding Company, the Plan of Conversion may be substantively amended by the Boards of Directors of the Bank and the Holding Company, as a result of comments from regulatory authorities or otherwise, at any time with the concurrence of the OTS and the SEC. In the event the Plan of Conversion is substantially amended, other than a change in the maximum purchase limits set forth herein, the Holding Company intends to notify subscribers of the change and to refund subscription funds with interest unless subscribers affirmatively elect to increase, decrease or maintain their subscriptions. The Plan of Conversion will terminate if the sale of all shares is not completed within 24 months after the date of the Special Meeting of Members. The Plan of Conversion may be terminated by the Boards of Directors of the Holding Company and the Bank with the concurrence of the OTS, at any time. A specific resolution approved by a two-thirds vote of the Boards of Directors of the Holding Company and the Bank would be required to terminate the Plan of Conversion prior to the end of such 24-month period.

Restrictions on Repurchase of Stock

         For a period of three years following Conversion, the Holding Company may not repurchase any shares of its capital stock, except in the case of an offer to repurchase on a pro rata basis made to all holders of capital stock of the Holding Company. Any such offer shall be subject to the prior approval of the OTS. Furthermore, the Holding Company may not repurchase any of its stock
(i) if the result thereof would be to reduce the regulatory capital of the Bank below the amount required for the liquidation account to be established pursuant to OTS regulations and (ii) except in compliance with the requirements of the OTS' capital distribution rule.

         The above limitations are subject to the OTS conversion rules which generally provide that the Holding Company may repurchase its capital stock provided (i) no repurchases occur within one year following the Conversion (subject to certain exceptions), (ii) repurchases during the second and third year after conversion are part of an open market stock repurchase program that does not allow for a repurchase of more than 5% of the Holding Company's outstanding capital stock during a 12-month period, (iii) the repurchases do not cause the Bank to become undercapitalized, and (iv) the Holding Company provides notice to the OTS at lease 10 days prior to the commencement of a repurchase program and the OTS does not object to such regulations. In addition, the above limitations do not preclude repurchases of capital stock by the Holding Company in the event applicable federal regulatory limitations are subsequently liberalized.

Income Tax Consequences

         Consummation of the Conversion is expressly conditioned upon prior receipt by the Bank of either a ruling from the IRS or an opinion of Silver, Freedman & Taff, L.L.P. with respect to federal taxation, and an opinion of Crowe, Chizek and Company LLP with respect to Illinois taxation, to the effect that consummation of the Conversion will not be taxable to the converted Bank or the Holding Company. The full text of the Silver, Freedman & Taff, L.L.P. opinion, the Keller Letter (hereinafter defined) and the Crowe, Chizek and Company LLP opinion, which opinions are summarized herein, were filed with the SEC as exhibits to the Holding Company's Registration Statement on Form S-1. See "Additional Information."

         An opinion which is summarized below has been received from Silver, Freedman & Taff, L.L.P. with respect to the proposed Conversion of the Bank to the stock form. The Silver, Freedman Taff, L.L.P. opinion states that (i) the Conversion will qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and no gain or loss will be recognized to the Bank in either its mutual form or its stock form by reason of the proposed Conversion, (ii) no gain or loss will be recognized to the Bank in its stock form upon the receipt of money and other property, if any, from the Holding Company for the stock of the Bank; and no gain or loss will be recognized to the Holding Company upon the receipt of money for Common Stock of the Holding Company; (iii) the assets of the Bank in either its mutual or its stock form will have the same basis before and after the Conversion; (iv) the holding period of the assets of the Bank in its stock form will include the period during which the assets were held by the Bank in its mutual form prior to Conversion; (v) gain, if any, will be realized by the depositors of the Bank upon the constructive issuance to them of withdrawable deposit accounts of the Bank in its stock form, nontransferable subscription rights to purchase Holding Company Common Stock and/or interests in the Liquidation Account (any such gain will be recognized by such depositors, but only in an amount not in excess of the fair market value of the subscription rights and Liquidation Account interests received); (vi) the basis of the account holder's savings accounts in the Bank after the Conversion will be the same as the basis of his or her savings accounts in the Bank prior to the Conversion; (vii) the basis of each account holder's interest in the Liquidation Account is assumed to be zero;
(viii) based on the Keller Letter, as hereinafter defined, the basis of the subscription rights will be zero; (ix) the basis of the Holding Company Common Stock to its stockholders will be the purchase price thereof; (x) a stockholder's holding period for Holding Company Common Stock acquired through the exercise of subscription rights shall begin on the date on which the subscription rights are exercised and the holding period for the Conversion Stock purchased in the Offering will commence on the date following the date on which such stock is purchased; (xi) the Bank in its stock form will succeed to and take into account the earnings and profits or deficit in earnings and profits, of the Bank, in its mutual form, as of the date of Conversion; (xii) the Bank, immediately after Conversion, will succeed to and take into account the bad debt reserve accounts of the Bank, in mutual form, and the bad debt reserves will have the same character in the hands of the Bank after Conversion as if no Conversion had occurred; and (xiii) the creation of the Liquidation Account will have no effect on the Bank's taxable income, deductions or addition to reserve for bad debts either in its mutual or stock form.

         The opinion from Silver, Freedman & Taff, L.L.P. is based, among other things, on certain assumptions, including the assumptions that the exercise price of the Subscription Rights to purchase Holding Company Common Stock will be approximately equal to the fair market value of that stock at the time of the completion of the proposed Conversion. With respect to the Subscription Rights, the Bank will receive a letter from Keller (the "Keller Letter") which, based on certain assumptions, will conclude that the Subscription Rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and other eligible subscribers do not have any economic value at the time of distribution or at the time the Subscription Rights are exercised, whether or not a Public Offering takes place.

         The Bank has also received an opinion of Silver, Freedman & Taff, L.L.P. to the effect that, based in part on the Keller Letter: (i) no taxable income will be realized by depositors as a result of the exercise of non-transferable Subscription Rights to purchase shares of Holding Company Common Stock at fair market value; (ii) no taxable income will be recognized by borrowers, directors, officers and employees of the Bank on the receipt or exercise of Subscription Rights to purchase shares of Holding Company Common Stock at fair market value; and (iii) no taxable income will be realized by the Bank or Holding Company on the issuance of Subscription Rights to eligible subscribers to purchase shares of Holding Company Common Stock at fair market value.

         Notwithstanding the Keller Letter, if the Subscription Rights are subsequently found to have a fair market value and are deemed a distribution of property, it is Silver, Freedman & Taff, L.L.P.'s opinion that gain or income will be recognized by various recipients of the Subscription Rights (in certain cases, whether or not the rights are exercised) and the Bank and/or the Holding Company may be taxable on the distribution of the Subscription Rights.

         With respect to Illinois taxation, the Bank has received an opinion from Crowe, Chizek and Company LLP to the effect that the Illinois tax consequences to the Bank, in its mutual or stock form, the Holding Company, eligible account holders, parties receiving Subscription Rights, parties purchasing conversion stock, and other parties participating in the Conversion will be the same as the federal income tax consequences described above.

         Unlike a private letter ruling, the opinions of Silver, Freedman & Taff, L.L.P. and Crowe, Chizek and Company LLP, as well as the Keller Letter, have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Delaware or Illinois tax authorities.

                    RESTRICTIONS ON ACQUISITIONS OF STOCK AND
                      RELATED TAKEOVER DEFENSIVE PROVISIONS

         Although the Boards of Directors of the Bank and the Holding Company are not aware of any effort that might be made to obtain control of the Holding Company after Conversion, the Board of Directors, as discussed below, believe that it is appropriate to include certain provisions as part of the Holding Company's certificate of incorporation to protect the interests of the Holding Company and its stockholders from takeovers which the Board of Directors of the Holding Company might conclude are not in the best interests of the Bank, the Holding Company or the Holding Company's stockholders.

         The following discussion is a general summary of material provisions of the Holding Company's certificate of incorporation and bylaws and certain other regulatory provisions which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Holding Company's certificate of incorporation and bylaws and the Bank's proposed stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of the Bank's Conversion Application filed with the OTS and the Holding Company's Registration Statement filed with the SEC. See "Additional Information."

Provisions of the Holding Company's Certificate of Incorporation and Bylaws

         Directors. Certain provisions of the Holding Company's certificate of incorporation and bylaws will impede changes in majority control of the Board of Directors. The Holding Company's certificate of incorporation provides that the Board of Directors of the Holding Company will be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. Thus, assuming a Board of eight directors, it would take two annual elections to replace a majority of the Holding Company's Board. The Holding Company's certificate of incorporation also provides that the size of the Board of Directors may be increased or decreased only by a majority vote of the whole Board or by a vote of 80% of the shares eligible to be voted at a duly constituted meeting of stockholders called for such purpose. The bylaws also provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Final ly, the bylaws impose certain notice and information requirements in connection with the nomi nation by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

         The certificate of incorporation provides that a director may only be removed for cause by the affirmative vote of 80% of the shares eligible to vote.

         Restrictions   on  Call  of  Special   Meetings.   The  certificate  of
incorporation of the Holding Company provides that a special meeting of stockholders may be called only pursuant to a resolution of the Board of Directors and for only such business as directed by the Board.
Stockholders are not authorized to call a special meeting.

         Absence of Cumulative Voting. The Holding Company's certificate of incorporation does not provide for cumulative voting rights in the election of directors.

         Authorization of Preferred Stock. The certificate of incorporation of the Holding Company authorizes 100,000 shares of serial preferred stock, $.01 par value. The Holding Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights (which could be multiple or as a separate class) and conversion rights.

In the event of a proposed merger, tender offer or other attempt to gain control of the Holding Company that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. If the Holding Company issued any preferred stock which disparately reduced the voting rights of the Common Stock within the meaning of Rule 19c-4 under the Exchange Act, the Common Stock could be required to be delisted from the Nasdaq System. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any preferred stock and does not intend to issue any preferred stock except on terms which the Board deems to be in the best interests of the Holding Company and its stockholders.

         Limitation on Voting Rights. The certificate of incorporation of the Holding Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit"), be entitled or permitted to any vote in respect of the shares held in excess of the Limit. This limitation would not inhibit any person from soliciting (or voting) proxies from other beneficial owners for more than 10% of the Common Stock or from voting such proxies. Beneficial ownership is to be determined pursuant to Rule 13d-3 of the General Rules and Regulations of the Exchange Act, and in any event includes shares beneficially owned by any affiliate of such person, shares which such person or his affiliates (as defined in the certificate of incorporation) have the right to acquire upon the exercise of conversion rights or options and shares as to which such person and his affiliates have or share investment or voting power but shall not include shares beneficially owned by directors, officers and employees of the Bank or the Holding Company. This provision will be enforced by the Board of Directors to limit the voting rights of persons beneficially owning more than 10% of the stock and thus could be utilized in a proxy contest or other solicitation to defeat a proposal that is desired by a majority of the stockholders.

         Procedures for Certain  Business  Combinations.  The Holding  Company's
certificate of incorporation requires that certain business combinations (including transactions initiated by management) between the Holding Company (or any majority-owned subsidiary thereof) and a 10% or more stockholder either (i) be approved by at least 80% of the total number of outstanding voting shares, voting as a single class, of the Holding Company, (ii) be approved by two-thirds of the continuing Board of Directors (i.e., persons serving prior to the 10% stockholder becoming such) or (iii) involve consideration per share generally equal to that paid by such 10% stockholder when it acquired its block of stock.


         It should be noted that, since the Board and management (9 persons) intend to purchase approximately $1,246,000 of the shares offered in the Conversion and may control the voting of additional shares through the ESOP and proposed RRP and Stock Option Plan, the Board and management may be able to block the approval of combinations requiring an 80% vote even where a majority of the stockholders vote to approve such combinations.


         Amendment to Certificate of Incorporation and Bylaws. Amendments to the Holding Company's certificate of incorporation must be approved by the Holding Company's Board of Directors and also by a majority of the outstanding shares of the Holding Company's voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; offers to acquire and acquisitions of control; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the certificate of incorporation).

         The bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

         Purpose and Takeover Defensive Effects of the Holding Company's Certificate of Incorporation and Bylaws. The Board of Directors of the Bank believes that the provisions described above are prudent and will reduce the Holding Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions will also assist the Bank in the orderly deployment of the conversion proceeds into productive assets during the initial period after the Conversion. The Board of Directors believes these provisions are in the best interest of the Bank and of the Holding Company and its stockholders. In the judgment of the Board of Directors, the Holding Company's Board will be in the best position to determine the true value of the Holding Com pany and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Holding Company and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of the Holding Company and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of the Holding Company and which is in the best interests of all stockholders.

         Attempts to take over financial institutions and their holding companies have recently become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Holding Company and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Holding Company's assets.

         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could also deprive the Holding Company's remaining stockholders of the benefits of certain protective provisions of the Exchange Act, if the number of beneficial owners becomes less than the 300 required for Exchange Act registration.


         Despite the belief of the Bank and the Holding Company as to the benefits to stock holders of these provisions of the Holding Company's certificate of incorporation and bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Holding Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Holding Company's Board of Directors and of management more difficult. The Board will enforce the voting limitation provisions of the charter in proxy solicitations and accordingly could utilize these provisions to defeat proposals that are favored by a majority of the stockholders. The Boards of Directors of the Bank and the Holding Company, however, have concluded that the potential benefits outweigh the possible disadvantages.

         Pursuant to applicable law, at any annual or special meeting of its stockholders after the Conversion, the Holding Company may adopt additional charter provisions regarding the ac quisition of its equity securities that would be permitted to a Delaware corporation. The Holding Company and the Bank do not presently intend to propose the adoption of further restrictions on the acquisition of the Holding Company's equity securities.

Other Restrictions on Acquisitions of Stock

         Delaware Anti-Takeover Statute. The Delaware General Corporation Law (the "DGCL") provides that buyers who acquire more than 15% of the outstanding stock of a Delaware corporation, such as the Holding Company, are prohibited from completing a hostile takeover of such corporation for three years. However, the takeover can be completed if (i) the buyer, while acquiring the 15% interest, acquires at least 85% of the corporation's outstanding stock (the 85% requirement excludes shares held by directors who are also officers and certain shares held under employee stock plans), or (ii) the takeover is approved by the target corporation's board of directors and two-thirds of the shares of outstanding stock of the corporation (excluding shares held by the bidder).

         However, these provisions of the DGCL do not apply to Delaware corporations with less than 2,000 stockholders or which do not have voting stock listed on a national exchange or listed for quotation with a registered national securities association. No prediction can be made as to whether the Holding Company will be listed on Nasdaq National Market or have 2,000 stockholders. Hemlock Federal may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by this provision. At the present time, the Board of Directors does not intend to propose any such amendment.

         Federal Regulation. A federal regulation prohibits any person prior to the completion of a conversion from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the subscription rights issued under a plan of conversion or the stock to be issued upon their exercise. This regulation also prohibits any person prior to the completion of a conversion from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or stock. For three years following conversion, this regulation prohibits any person, without the prior approval of the OTS, from acquiring or making an offer to acquire (if the offer is opposed by the savings association) more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% may not be counted as shares entitled to vote and may not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders. Like the charter provisions outlined above, these federal regulations can make a change in control more difficult, even if desired by the holders of the majority of the shares of the stock. The Board of Directors reserves the right to ask the OTS or other federal regulators to enforce these restrictions against persons seeking to obtain control of the Holding Company, whether in a proxy solicitation or otherwise. The policy of the Board is that these legal restrictions must be observed in every case, including instances in which an acquisition of control of the Holding Company is favored by a majority of the stockholders.

         Federal law provides that no company, "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings association at any time without the prior approval of the OTS. In addition, federal regulations require that, prior to obtaining control of a savings association, a person, other than a company, must give 60 days' prior notice to the OTS and have received no OTS objection to such acquisition of control. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Under federal law (as well as the regulations referred to below) the term "savings association" includes state and federally chartered SAIF- insured institutions and federally chartered savings banks whose accounts are insured by the FDIC's BIF and holding companies thereof.

         Control, as defined under federal law, in general means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of a savings association's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings association's voting stock, if the acquiror also is subject to any one of eight "control factors," constitutes a rebuttable determination of control under the OTS regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The OTS regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.

                          DESCRIPTION OF CAPITAL STOCK

Holding Company Capital Stock

         The 3,100,000 shares of capital stock authorized by the Holding Company certificate of incorporation are divided into two classes, consisting of 3,000,000 shares of Common Stock (par value $.01 per share) and 100,000 shares of serial preferred stock (par value $.01 per share). The Holding Company currently expects to issue between 1,334,500 and 1,805,500 shares (subject to increase to 2,076,325) of Common Stock in the Conversion and no shares of serial preferred stock. The aggregate par value of the issued shares will constitute the capital account of the Holding Company on a consolidated basis. Upon payment of the Purchase Price, all shares issued in the Conversion will be duly authorized, fully paid and nonassessable. The balance of the purchase price of Common Stock, less expenses of Conversion, will be reflected as paid-in capital on a consolidated basis. See "Capitalization."

         Each share of the Common Stock will have the same relative rights and will be identical in all respects with each other share of the Common Stock. The Common Stock of the Holding Company will represent non-withdrawable capital, will not be of an insurable type and will not be insured by the FDIC.

         Under Delaware law, the holders of the Common Stock will possess exclusive voting power in the Holding Company. Each stockholder will be entitled to one vote for each share held on all matters voted upon by stockholders, subject to the limitation discussed under "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions - Provisions of the Holding Company's Certificate of Incorporation and Bylaws - Limitation on Voting Rights." If the Holding Company issues preferred stock subsequent to the Conversion, holders of the preferred stock may also possess voting powers.

         Liquidation or Dissolution. In the event of any liquidation, dissolution or winding up of the Bank, the Holding Company, as the sole holder of the Bank's capital stock would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account to Eligible and Supplemental Account Holders, all assets of the Bank available for distribution. In the event of liquidation, dissolution or winding up of the Holding Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Holding Company available for distribution. See "The Conversion - Effects of Conversion to Stock Form on Depositors and Borrowers of the Bank." If preferred stock is issued subsequent to the Conversion, the holders thereof may have a priority over the holders of Common Stock in the event of liquidation or dissolution.

         No Preemptive Rights. Holders of the Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock will not be subject to call for redemption, and, upon receipt by the Holding Company of the full purchase price therefor, each share of the Common Stock will be fully paid and nonassessable.

         Preferred Stock. After Conversion, the Board of Directors of the Holding Company will be authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The holders of preferred stock will be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights which such holders may have.

         Except as discussed above, the Holding Company has no present plans for the issuance of the additional authorized shares of Common Stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued and unreserved shares of Common Stock will be available for general corporate purposes, including but not limited to possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, in a future underwritten or other public offering, or under a stock based employee plan. The authorized but unissued shares of preferred stock will similarly be available for issuance in future mergers or acquisitions, in a future underwritten public offering or private placement or for other general corporate purposes. Except as described herein or as otherwise required to approve the transaction in which the additional authorized shares of common stock or authorized shares of preferred stock would be issued, no stockholder approval will be required for the issuance of these shares. Accordingly, the Board of Directors of the Holding Company, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock.

         Restrictions on Acquisitions. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions" for a description of certain provisions of the Holding Company's certificate of incorporation and bylaws which may affect the ability of the Holding Company's stockholders to participate in certain transactions relating to acquisitions of control of the Holding Company.

         Dividends. The Holding Company's Board of Directors may consider a policy of paying cash dividends on the Common Stock in the future. No decision has been made, however, as to the amount or timing of such dividends, if any. The declaration and payment of dividends are subject to, among other things, the Holding Company's then current and projected consolidated operating results, financial condition, regulatory restrictions, future growth plans and other factors the Board deems relevant. Therefore, no assurance can be given that any dividends will be declared.

         The ability of the Holding Company to pay cash dividends to its stockholders will be dependent, in part, upon the ability of the Bank to pay dividends to the Holding Company. OTS regulations do not permit the Bank to declare or pay a cash dividend on its stock or repurchase shares of its stock if the effect thereof would be to cause its regulatory capital to be reduced below the amount required for the liquidation account or to meet applicable regulatory capital requirements. See "Regulation - Limitations on Dividends and Other Capital Distributions" for information regarding OTS regulations governing the Bank's ability to pay dividends to the Holding Company.

         Delaware law generally limits dividends of the Holding Company to an amount equal to the excess of its net assets over its paid-in capital or, if there is no such excess, to its net earnings for the current and immediately preceding fiscal year. In addition, as the Holding Company does not anticipate, for the immediate future, engaging in activities other than (i) investing in cash, short-term securities and investment and mortgage-backed securities similar to those invested in by the Bank and (ii) holding the stock of Hemlock Federal, the Holding Company's ability to pay dividends will be limited, in part, by the Bank's ability to pay dividends, as set forth above.

         Earnings appropriated to the Bank's "Excess" bad debt reserves and deducted for federal income tax purposes cannot be used by the Bank to pay cash dividends to the Holding Company without adverse tax consequences. See "Regulation - Federal and State Taxation."

                              LEGAL AND TAX MATTERS

         The  legality  of  the  Common   Stock  and  the  federal   income  tax
consequences of the Conversion will be passed upon for Hemlock Federal by the firm of Silver, Freedman & Taff, L.L.P. (a limited liability partnership including professional corporations), 7th Floor, East Tower, 1100 New York Avenue, NW, Washington, DC 20005. Silver, Freedman & Taff, L.L.P. has consented to the references herein to its opinions. The Illinois income tax consequences of the Conversion will be passed upon by Crowe, Chizek and Company LLP. Crowe, Chizek and Company LLP has consented to references herein to its opinion. KBW has been represented in the Conversion by Stevens & Lee, #1 Glenhardie Corporate Center, 1275 Drummers Lane, Wayne, Pennsylvania 19087.

                                     EXPERTS

         The financial statements of Hemlock Federal as of December 31, 1995, 1994 and 1993 included in this Prospectus have been audited by Crowe, Chizek and Company LLP, independent auditors, as indicated in their report which is included herein and has been so included in reliance upon such report, given the authority of that firm as experts in accounting and auditing.

         Keller has consented to the inclusion herein of the summary of its letter to the Bank setting forth its opinion as to the estimated pro forma market value of the Holding Company and the Bank as converted and to the reference to its opinion that subscription rights received by Eligible Account Holders, Supplemental Eligible Account Holders and other eligible subscribers do not have any economic value.

                             ADDITIONAL INFORMATION

         The Holding Company has filed with the SEC a Registration Statement under the Securities Act with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the Registration Statement. However, the prospectus does contain a description of the material provisions of the documents contained therein. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, NW, Washington, DC 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a Web site. The address of the SEC's Web site is "http://www.sec.gov." The statements contained herein as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof which describe only the material provisions of such documents; each such statement is qualified by reference to such contract or document.

         The Bank has filed an Application for Conversion with the OTS with respect to the Conversion. Pursuant to the rules and regulations of the OTS, this Prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the OTS, 1700 G Street, NW, Washington, DC 20552 and at the Chicago District Office of the OTS, Suite 1300, 200 West Madison Street, Chicago, Illinois 60606, without charge.

         In connection with the Conversion, the Holding Company will register the Common Stock with the SEC under Section 12(g) of the Exchange Act, and, upon such registration, the Holding Company and the holders of its Common Stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan, the Holding Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion.

         A copy of the Certificate of Incorporation and Bylaws of the Holding Company are available without charge from the Bank.

                        HEMLOCK FEDERAL BANK FOR SAVINGS
                              Oak Forest, Illinois

                              FINANCIAL STATEMENTS
                        December 31, 1995, 1994, and 1993
                     September 30, 1996 and 1995 (unaudited)




                                    CONTENTS

REPORT OF INDEPENDENT AUDITORS.............................................  F-2


FINANCIAL STATEMENTS

     STATEMENTS OF FINANCIAL CONDITION.....................................  F-3

     STATEMENTS OF INCOME..................................................  F-4

     STATEMENTS OF CHANGES IN EQUITY.......................................  F-5

     STATEMENTS OF CASH FLOWS..............................................  F-6

     NOTES TO FINANCIAL STATEMENTS.........................................  F-8


           All schedules are omitted because the required information is not applicable or is included in the
                    Financial Statements and related notes.

              Financial Statements of the Holding Company have not
           been provided because Hemlock Federal Financial Corporation has not conducted any operations to date and
                            has not been capitalized.

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
Hemlock Federal Bank for Savings
Oak Forest, Illinois


We have audited the accompanying statements of financial condition of Hemlock Federal Bank for Savings, as of December 31, 1995 and 1994, and the related statements of income, changes in equity, and cash flows for the years ended December 31, 1995, 1994, and 1993. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hemlock Federal Bank for Savings as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years ended December 31, 1995, 1994, and 1993, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the financial statements, the Bank changed its method of accounting for debt securities as of January 1, 1994, to adopt the provisions of Statement of Financial Accounting Standards No. 115. As discussed in Note 1 to the financial statements, in 1993, the Bank changed its method of accounting for income taxes to conform with the provisions of Statement of Financial Accounting Standards No. 109.

                                        /s/ Crowe, Chizek and Company LLP

                                        Crowe, Chizek and Company LLP

Oak Brook, Illinois
February 9, 1996

                        HEMLOCK FEDERAL BANK FOR SAVINGS
                        STATEMENTS OF FINANCIAL CONDITION
                           December 31, 1995 and 1994
                         September 30, 1996 (Unaudited)

                                                       (Unaudited)            December 31,
                                                      September 30,   -----------------------------
                                                          1996            1995             1994
                                                          ----            ----             ----
ASSETS
Cash and due from bank                                $  1,576,017    $  3,143,758     $  2,799,329
Interest-bearing deposits in financial institutions     14,800,145      10,157,563       14,027,243
                                                      ------------    ------------     ------------
   Cash and cash equivalents                            16,376,162      13,301,321       16,826,572
Securities available-for-sale (Note 2)                  41,826,047      39,293,603       16,509,851
Securities held-to-maturity (fair value: 1996 --
  $32,567,314; 1995 -- $45,748,852; 1994 --
  $68,024,680) (Note 2)                                 31,859,466      44,605,765       69,539,968
Loans receivable, net (Note 3)                          53,120,886      45,232,108       37,658,560
Federal Home Loan Bank stock, at cost                      901,000         849,400          836,600
Accrued interest receivable                                845,063       1,106,528          884,389
Premises and equipment, net (Note 5)                     1,035,935       1,044,406        1,082,308
Prepaid expenses and other assets                          630,636         193,152          538,921
                                                      ------------    ------------     ------------
    Total assets                                      $146,595,195    $145,626,283     $143,877,169
                                                      ============    ============     ============
LIABILITIES AND EQUITY
Deposits (Note 6)                                     $129,158,919    $130,740,879     $130,770,765
Advances from Federal Home Loan Bank
  (Note 7)                                               1,500,000       1,500,000        1,500,000
Advance payments by borrowers for taxes
  and insurance                                            287,554         651,687          734,776
Due to broker                                            2,053,472              --               --
Accrued interest payable and other liabilities           1,621,979         856,393          492,677
                                                      ------------    ------------     ------------
    Total liabilities                                  134,621,924     133,748,959      133,498,218

Commitments and contingencies (Notes 12
  and 13)

Equity
    Retained earnings, substantially restricted
      (Notes 10 and 11)                                 11,454,680      11,346,378       10,394,344
    Net unrealized gain (loss) on securities
      available-for-sale, net of income taxes
      of $331,558, $339,457, and $(5,986) in 1996,
      1995, and 1994, respectively (Note 2)                518,591         530,946          (15,393)
                                                      ------------    ------------     ------------
       Total equity                                     11,973,271      11,877,324       10,378,951
                                                      ------------    ------------     ------------
          Total liabilities and equity                $146,595,195    $145,626,283     $143,877,169
                                                      ============    ============     ============

                See accompanying notes to financial statements.

                        HEMLOCK FEDERAL BANK FOR SAVINGS
                              STATEMENTS OF INCOME
                  Years ended December 31, 1995, 1994, and 1993
            Nine months ended September 30, 1996 and 1995 (unaudited)

                                           (Unaudited)
                                          September 30,                    December 31,
                                     -----------------------   ------------------------------------
                                        1996         1995         1995         1994         1993
                                        ----         ----         ----         ----         ----
Interest income
   Loans                             $3,008,033   $2,455,533   $3,382,711   $3,064,080   $3,147,221
   Mortgage-backed securities         3,555,947    3,658,078    4,904,228    4,508,129    5,138,005
   Securities                           489,988      698,502      897,783      400,103      326,566
   Other interest-earning assets        619,505      553,174      749,956      528,914      202,624
                                     ----------   ----------   ----------   ----------   ----------
     Total interest income            7,673,473    7,365,287    9,934,678    8,501,226    8,814,416
Interest expense
   Deposits                           4,123,512    3,884,094    5,268,569    4,435,674    4,642,792
   Other borrowings (Note 7)            111,643      110,508      147,749      236,928      305,186
                                     ----------   ----------   ----------   ----------   ----------
     Total interest expense           4,235,155    3,994,602    5,416,318    4,672,602    4,947,978
                                     ----------   ----------   ----------   ----------   ----------
Net interest income                   3,438,318    3,370,685    4,518,360    3,828,624    3,866,438

Provision for loan losses (Note 3)       75,000      121,500      133,470      150,000      148,786
                                     ----------   ----------   ----------   ----------   ----------
Net interest income after provision
  for loan losses                     3,363,318    3,249,185    4,384,890    3,678,624    3,717,652

Noninterest income
   Fees and service charges             297,488      252,154      352,251      308,179      345,002
   Rental income                         32,480       28,560       39,173       68,715       48,025
   Gain (loss) on sale of securities
     (Note 2)                           (80,313)    (160,680)    (160,680)     (89,099)     269,565
   Miscellaneous income                  71,075       77,938      106,517       95,579       64,403
                                     ----------   ----------   ----------   ----------   ----------
     Total noninterest income           320,730      197,972      337,261      383,374      726,995

Noninterest expense
   Compensation and employee
     benefits (Notes 8 and 9)         1,293,264    1,195,947    1,634,726    1,536,264    1,420,636
   Occupancy and equipment
     expenses                           510,930      450,632      637,172      515,217      681,266
   Data processing                      153,413      151,321      201,561      203,875      234,861
   Federal insurance premiums         1,066,024      223,405      298,137      301,887      232,609
   (Gain) loss on sale of real estate
     owned, including provision for
     losses                                  --     (223,409)    (223,409)          --      120,792
   Advertising and promotion             86,916       82,696      124,001       94,148       86,343
   Other                                418,182      400,821      538,759      528,093      536,157
                                     ----------   ----------   ----------   ----------   ----------
     Total noninterest expense        3,528,729    2,281,413    3,210,947    3,179,484    3,312,664
                                     ----------   ----------   ----------   ----------   ----------
Income before provision
  for income taxes                      155,319    1,165,744    1,511,204      882,514    1,131,983

Provision for income taxes (Note 10)     47,017      432,844      559,170      343,216      411,116
                                     ----------   ----------   ----------   ----------   ----------
Income before cumulative effect
  of a change in accounting method      108,302      732,900      952,034      539,298      720,867

Cumulative effect on prior years
  of a change in accounting
  method for income taxes                    --           --           --           --      256,000
                                     ----------   ----------   ----------   ----------   ----------
Net income                             $108,302     $732,900     $952,034     $539,298     $976,867
                                     ==========   ==========   ==========   ==========   ==========

                See accompanying notes to financial statements.

                        HEMLOCK FEDERAL BANK FOR SAVINGS
                         STATEMENTS OF CHANGES IN EQUITY
                  Years ended December 31, 1995, 1994, and 1993
                Nine months ended September 30, 1996 (unaudited)


                                                              Unrealized
                                                            Gains (Losses)
                                             Retained       on Securities
                                             Earnings     Available-for-Sale     Total
                                             --------     ------------------     -----
Balance at January 1, 1993                  $ 8,878,179       $      --       $ 8,878,179

Net income for the year ended
  December 31, 1993                             976,867              --           976,867
                                            -----------       ---------       -----------
Balance at December 31, 1993                  9,855,046              --         9,855,046

Effect of adopting SFAS No. 115,
  as of January 1, 1994, net of
  income tax of $161,220 (Note 2)                    --         252,165           252,165

Net income for the year ended
  December 31, 1994                             539,298              --           539,298

Decrease in unrealized gain on
  securities available-for-sale, net
  of income tax of $(167,206)                        --        (267,558)         (267,558)
                                            -----------       ---------       -----------
Balance at December 31, 1994                 10,394,344         (15,393)       10,378,951

Net income for the year ended
  December 31, 1995                             952,034              --           952,034

Reclassification of securities from,
  held-to-maturity to available-
  for-sale, net of tax of $54,498 (Note 2)           --          86,178            86,178

Change  in unrealized gain (loss) on
  securities available-for-sale, net of
  income tax of $290,945                             --         460,161           460,161
                                            -----------       ---------       -----------
Balance at December 31, 1995                 11,346,378         530,946        11,877,324

Net income for the nine months
  ended September 30, 1996 (unaudited)          108,302              --           108,302

Change in unrealized gain (loss)
  on securities available-for-sale,
  net of income tax of $(7,899)                      --         (12,355)          (12,355)
                                            -----------       ---------       -----------
Balance at September 30, 1996 (unaudited)   $11,454,680       $ 518,591       $11,973,271
                                            ===========       =========       ===========

                See accompanying notes to financial statements.

                        HEMLOCK FEDERAL BANK FOR SAVINGS
                            STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1995, 1994, and 1993
            Nine months ended September 30, 1996 and 1995 (unaudited)


                                                Unaudited
                                              September 30,                            December 31,
                                       ----------------------------     -------------------------------------------
                                           1996             1995            1995            1994            1993
                                           ----             ----            ----            ----            ----
Cash flows from operating
  activities
   Net income (loss)                   $   108,302      $   732,900     $   952,034     $   539,298     $   976,867
   Adjustments to reconcile net
     income (loss) to net cash
     provided by operating activities
     Cumulative effect of a change
       in accounting method                     --               --              --              --        (256,000)
     Depreciation                          115,830          100,039         133,588         158,146         178,357
     Amortization of premiums
       and discounts on investment
       and mortgage-backed
       securities, net                     122,851          400,100         745,790       1,638,259       2,189,161
     Net (gain) loss on sale of
       securities                           80,313          160,680         160,680          89,099        (269,565)
     Provision for losses on
       real estate owned                        --               --              --              --         120,792
     Provision for loan losses              75,000          121,500         133,470         150,000         148,786
     FHLB stock dividends                  (51,600)         (12,800)        (12,800)             --              --
     Change in deferred income
       taxes                              (315,127)          98,381         112,540           2,517         (67,484)
     Gain on sale of REO                        --         (223,409)       (223,409)             --              --
     (Increase) decrease in accrued
       interest receivable                 261,465         (202,816)       (222,139)        110,391         196,642
     Increase (decrease) in accrued
       interest payable and other
       liabilities                         773,485          206,620          18,273        (119,225)       (139,807)
     Decrease in deferred loan fees        (74,951)         (52,896)        (66,432)        (33,200)        (27,979)
     (Increase) decrease in other
       assets                             (122,357)         (81,601)        233,228         (84,790)         (1,303)
                                       -----------      -----------     -----------     -----------     -----------
       Net cash provided by
         operating activities              973,211        1,246,698       1,964,823       2,450,495       3,048,467

Cash flows from investing
  activities
   Purchase of securities
     available-for-sale                (21,283,935)     (31,556,919)    (39,682,993)    (29,719,559)             --
   Proceeds from sales of
     available-for-sale securities       2,919,688        4,913,964       4,913,964       4,914,990              --
   Proceeds from sale of invest-
     ment securities                            --               --              --              --       7,900,762
   Proceeds from sales of
     securities held-to-maturity                --          575,152         575,152              --              --
   Principal payments on
     mortgage-backed securities
     and collateralized mortgage
     obligations                        18,103,156       14,200,342      22,439,602      38,475,954      57,663,091
   Purchase of  securities held-
     to-maturity                                --       (4,640,362)     (5,109,961)    (33,254,477)     64,113,570)
   Proceeds from maturities of
     securities                         12,305,000       17,000,000      19,000,000      19,252,875       7,960,000


                                  (Continued)

                        HEMLOCK FEDERAL BANK FOR SAVINGS
                            STATEMENTS OF CASH FLOWS
                  Years ended December 31, 1995, 1994, and 1993
            Nine months ended September 30, 1996 and 1995 (Unaudited)



                                                Unaudited
                                              September 30,                            December 31,
                                       ----------------------------     -------------------------------------------
                                           1996             1995            1995            1994            1993
                                           ----             ----            ----            ----            ----
Cash flows from investing
  activities (Continued)
   Proceeds from redemption
     of FHLB stock                     $        --      $        --     $        --     $   154,200     $        --
   Proceeds from sale of Federal
     Home Loan Mortgage
     Corporation stock                          --               --              --              --         298,840
   Net increase in loans                (7,888,827)      (6,165,208)     (7,640,586)       (734,594)     (5,750,853)
   Property and equipment
     expenditures                         (107,359)         (90,667)        (95,686)        (54,320)        (13,893)
   Real estate owned expenditures               --               --              --         (56,955)             --
   Proceeds from sale of real estate
     owned                                      --          223,409         223,409         473,292          40,460
                                        -----------     -----------     -----------     -----------     -----------
     Net cash provided by (used in)
       investing activities               4,047,723      (5,540,289)     (5,377,099)       (548,594)      3,984,837

Cash flows from financing
  activities
   Net increase (decrease) in deposits   (1,581,960)       (199,910)        (29,886)     (1,811,876)      4,433,941
   Increase (decrease) in advance
     payments by borrowers for
     taxes and insurance                   (364,133)        347,273         (83,089)        105,854         232,968
   Repayment of FHLB advances                    --              --              --      (1,500,000)             --
                                        -----------     -----------     -----------     -----------     -----------
     Net cash provided by (used
       in) financing activities          (1,946,093)        147,363        (112,975)     (3,206,022)      4,666,909
                                        -----------     -----------     -----------     -----------     -----------
Net increase (decrease) in cash
  and cash equivalents                    3,074,841      (4,146,228)     (3,525,251)     (1,304,121)     11,700,213

Cash and cash equivalents at
  beginning of year                      13,301,321      16,826,572      16,826,572      18,130,693       6,430,480
                                        -----------     -----------     -----------     -----------     -----------
Cash and cash equivalents at
  end of year                           $16,376,162     $12,680,344     $13,301,321     $16,826,572     $18,130,693
                                        ===========     ===========     ===========     ===========     ===========
Supplemental disclosures of cash
  flow information
   Cash paid during the year for
     Interest                           $ 4,239,073     $ 3,970,772     $ 5,395,870     $ 4,668,130     $ 4,989,976
     Income taxes                           316,000         211,998         370,880         460,864         345,234

Supplemental schedule of noncash
  investing activities
   Transfer of loans to foreclosed
     real estate                                 --              --              --              --         328,630

   Transfer of debt securities to
     available-for-sale from held-to-
     maturity on December 31, 1995               --              --       9,310,934              --              --

   Transfer of debt securities on January 1, 1994 to:
     Held-to-maturity                            --              --              --      70,394,259              --
     Available-for-sale                          --              --              --      17,074,080              --

                See accompanying notes to financial statements.

                        HEMLOCK FEDERAL BANK FOR SAVINGS
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 1995, 1994, and 1993
                     September 30, 1996 and 1995 (unaudited)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations: Hemlock Federal Bank for Savings (the Bank) is a federally-chartered mutual savings bank and member of the Federal Home Loan Bank
(FHLB) system which maintains insurance on deposit accounts with the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation.

Basis of Presentation: The financial statements for the nine-month periods ended September 30, 1996 and 1995 are unaudited, but in the opinion of management, reflect all necessary adjustments consisting only of normal recurring items necessary for fair presentation.

Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Securities: Securities are classified as held-to-maturity when the Bank has the positive intent and ability to hold those securities to maturity. Accordingly, they are stated at cost, adjusted for amortization of premiums and accretion of discounts. All other securities are classified as available-for-sale since the Bank may decide to sell those securities in response to changes in market interest rates, liquidity needs, changes in yields or alternative investments and for other reasons. These securities are carried at fair value with unrealized gains and losses charged or credited, net of income taxes, to a valuation allowance included as a separate component of equity. Realized gains and losses on disposition are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method.

Loans Receivable: Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, and deferred loan origination fees and discounts.

Allowance for Loan Losses: Because some loans may not be repaid in full, an allowance for loan losses is maintained. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of the loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loan situations, including impaired loans discussed below, the whole allowance is available for any charge-offs that occur. Loans are charged off in whole or in part when management's estimate of the undiscounted cash flows from the loan are less than the recorded investment in the loan, although collection efforts continue and future recoveries may occur.

                                  (Continued)

                        HEMLOCK FEDERAL BANK FOR SAVINGS
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 1995, 1994, and 1993
                     September 30, 1996 and 1995 (unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (SFAS No. 114). SFAS No. 114 (as modified by No. 118, effective for the Bank beginning January 1, 1995) requires the measurement of impaired loans, based on the present value of expected cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. Under this standard, loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral, by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to require increase, such increase is reported as a provision for loan losses. The effect of adopting the Statement was not material to the Bank's consolidated financial position or results of operations during 1995.

Smaller balance homogenous loans are defined as residential first mortgage loans secured by one-to-four family residences, residential construction loans, and share loans and are evaluated collectively for impairment. Commercial real estate loans are evaluated individually for impairment. Normal loan evaluation procedures, as described in the second preceding paragraph, are used to identify loans which must be evaluated for impairment. In general, loans classified as doubtful or loss are considered impaired while loans classified as substandard are individually evaluated for impairment. Depending on the relative size of the credit relationship, late or insufficient payments of 30 to 90 days will cause management to reevaluate the credit under its normal loan evaluation procedures. While the factors which identify a credit for consideration for measurement of impairment, or nonaccrual, are similar, the measurement considerations differ. A loan is impaired when the economic value estimated to be received is less than the value implied in the original credit agreement. A loan is placed in nonaccrual when payments are more than 90 days past due unless the loan is adequately collateralized and in the process of collection. Although impaired loan and nonaccrual loan balances are measured differently, impaired loan disclosures under SFAS Nos. 114 and 118 are not expected to differ significantly from nonaccrual and renegotiated loan disclosures.

Recognition of Income on Loans: Interest on real estate and certain consumer loans is accrued over the term of the loans based upon the principal balance outstanding. Where serious doubt exists as to the collectibility of a loan, the accrual of interest is discontinued. Under SFAS No. 114 as amended by SFAS No. 118, the carrying values of impaired loans are periodically adjusted to reflect cash payments, revised estimates of future cash flows, and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in carrying value, while increases or decreases due to changes in estimates of future payments and due to the passage of time are reported as adjustments to the provision for loan losses.

                                  (Continued)

                        HEMLOCK FEDERAL BANK FOR SAVINGS
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 1995, 1994, and 1993
                     September 30, 1996 and 1995 (unaudited)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loan fees, net of direct loan origination costs, are deferred and amortized over the contractual life of the loan as a yield adjustment.

Real Estate Owned: Real estate owned represents property obtained through foreclosure or in settlement of debt obligations and is carried at the lower of cost (fair value at date of foreclosure) or fair value less estimated selling expenses. Valuation allowances are recognized when the fair value less selling expenses is less than the cost of the asset. Changes in the valuation allowance are charged or credited to income.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective premises and equipment. Maintenance and repairs are charged to expense as incurred and improvements which extend the useful lives of assets are capitalized.

Income Taxes: Effective January 1, 1993, the Bank adopted Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes". The adoption of SFAS No. 109 changed the Bank's method of accounting for income taxes from the deferred method (APB 11) to an asset and liability approach. Previously, the Bank deferred the past tax effects of timing differences between financial reporting and taxable income. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities, using enacted tax rates. The effect of adopting SFAS No. 109 is shown as a cumulative effect of a change in accounting principle in the 1993 statement of income in the amount of $256,000, which represents the effect on prior years.

Statement of Cash Flows: Cash and cash equivalents include cash on hand, amounts due from banks, and daily federal funds sold. The Bank reports net cash flows for customer loan transactions and deposit transactions.

Reclassifications: Certain 1995, 1994 and 1993 items have been reclassified to conform to the September 30, 1996 presentation.


NOTE 2 - SECURITIES

Effective January 1, 1994, the Bank adopted the provisions of Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities". SFAS No. 115 requires corporations to classify debt securities as either held-to-maturity, trading, or available-for-sale. The net unrealized gain on securities available-for-sale at January 1, 1994, due to the adoption of SFAS No. 115, is included as a separate component in the statement of changes in equity and represents primarily the effect of adjusting securities available-for-sale to fair value.

                                  (Continued)

                        HEMLOCK FEDERAL BANK FOR SAVINGS
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 1995, 1994, and 1993
                     September 30, 1996 and 1995 (unaudited)


NOTE 2 - SECURITIES (Continued)

                                                             September 30, 1996
                                                                (Unaudited)
                                          ---------------------------------------------------------
                                                            Gross          Gross
                                           Amortized      Unrealized     Unrealized        Fair
                                             Cost           Gains         (Losses)         Value
                                             ----           -----         --------         -----
Securities available-for-sale
    U.S. government agencies              $ 7,086,301     $   18,912     $ (10,508)     $ 7,094,705
    FHLMC certificates                      6,666,932        125,684       (13,714)       6,778,902
    FHLMC stock                                25,740        641,593            --          667,333
    FNMA certificates                       9,069,834        133,064       (16,591)       9,186,307
    Collateralized mortgage obligations    18,127,091         34,436       (62,727)      18,098,800
                                          -----------     ----------     ---------      -----------
                                          $40,975,898     $  953,689     $(103,540)     $41,826,047
                                          ===========     ==========     ==========     ===========

Securities held-to-maturity
    GNMA certificates                     $ 3,252,685     $   44,041     $      --      $ 3,296,726
    FHLMC certificates                     10,722,953        455,987       (16,350)      11,162,590
    FNMA certificates                      14,670,820        240,979       (27,877)      14,883,922
    Collateralized mortgage obligations     3,213,008         26,793       (15,725)       3,224,076
                                          -----------     ----------     ---------      -----------
                                          $31,859,466     $  767,800    $  (59,952)     $32,567,314
                                          ===========     ==========    ===========     ===========

                                                             December 31, 1995
                                         ----------------------------------------------------------
                                                            Gross          Gross
                                           Amortized      Unrealized     Unrealized        Fair
                                             Cost           Gains         (Losses)         Value
                                             ----           -----         --------         -----
Securities available-for-sale
    U.S. government agencies              $13,132,845     $   31,211     $ (38,945)     $13,125,111
    FHLMC certificates                      7,176,085        239,152          (680)       7,414,557
    FHLMC stock                                25,740        523,022            --          548,762
    FNMA certificates                       5,989,017         64,708        (3,913)       6,049,812
    Collateralized mortgage obligations    12,099,513         69,016       (13,168)      12,155,361
                                          -----------     ----------     ---------      -----------
                                          $38,423,200     $  927,109     $ (56,706)     $39,293,603
                                          ===========     ==========     ==========     ===========

Securities held-to-maturity
    U.S. government agencies              $ 1,500,000     $    4,667     $      --     $ 1,504,667
    GNMA certificates                       3,810,140        140,316            --       3,950,456
    FHLMC certificates                     12,954,233        523,207        (5,499)     13,471,941
    FNMA certificates                      17,591,634        396,545        (2,113)     17,986,066
    Collateralized mortgage obligations     8,749,758         89,175        (3,211)      8,835,722
                                          -----------     ----------     ---------      -----------
                                          $44,605,765     $1,153,910     $ (10,823)    $45,748,852
                                          ===========     ==========    ==========     ===========

                                  (Continued)

                        HEMLOCK FEDERAL BANK FOR SAVINGS
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 1995, 1994, and 1993
                     September 30, 1996 and 1995 (unaudited)

NOTE 2 - SECURITIES (Continued)


                                                             December 31, 1994
                                          ---------------------------------------------------------
                                                            Gross          Gross
                                           Amortized      Unrealized     Unrealized        Fair
                                             Cost           Gains         (Losses)         Value
                                             ----           -----         --------         -----
Securities available-for-sale
    U.S. government agencies              $ 7,978,316     $   11,884    $   (56,045)     $ 7,934,155
    FHLMC stock                                25,740        306,146             --          331,886
    FNMA certificates                       1,102,336             --           (846)       1,101,490
    Collateralized mortgage obligations     7,424,838             --       (282,518)       7,142,320
                                          -----------     ----------    -----------      -----------
                                          $16,531,230     $  318,030    $  (339,409)     $16,509,851
                                          ===========     ==========    ===========      ===========

Securities held-to-maturity
    U.S. government agencies              $ 3,500,000     $       --    $   (89,500)     $ 3,410,500
    GNMA certificates                       4,306,116         25,307       (154,434)       4,176,989
    FHLMC certificates                     19,083,742        101,767       (318,322)      18,867,187
    FNMA certificates                      24,323,450         30,674       (637,462)      23,716,662
    Collateralized mortgage obligations    18,326,660         87,254       (560,572)      17,853,342
                                          -----------     ----------    -----------      -----------
                                          $69,539,968     $  245,002    $(1,760,290)     $68,024,680
                                          ===========     ==========    ===========      ===========

On December 31, 1995, the Bank reclassified a portion of its held-to-maturity securities to available-for-sale in accordance with "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities", in order to improve the Bank's flexibility in meeting liquidity needs. The amortized cost and unrealized gain on securities transferred to available-for-sale were $9,310,934 and $140,676, respectively.

The amortized cost and estimated market value of debt securities at December 31, 1995 and September 30, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    (Unaudited)
                                                 September 30, 1996              December 31, 1995
                                             ---------------------------     ---------------------------
                                              Amortized         Fair          Amortized         Fair
                                                Cost            Value            Cost           Value
                                                ----            -----            ----           -----
Securities available-for-sale
    Due in one year or less                  $ 5,080,101     $ 5,089,535     $ 3,293,086     $ 3,293,528
    Due after one year through
      five years                               2,006,200       2,005,170       7,834,456       7,821,685
    Due after five years through
      ten years                                       --              --       2,005,303       2,009,898
                                             -----------     -----------     -----------     -----------
                                               7,086,301       7,094,705      13,132,845      13,125,111

    FHLMC stock                                   25,740         667,333          25,740         548,762
    Mortgage-backed securities and
      collateralized mortgage obligations     33,863,855      34,064,009      25,264,615      25,619,730
                                             -----------     -----------     -----------     -----------
                                             $40,975,896     $41,826,047     $38,423,200     $39,293,603
                                             ===========     ===========     ===========     ===========

                                  (Continued)

                        HEMLOCK FEDERAL BANK FOR SAVINGS
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 1995, 1994, and 1993
                     September 30, 1996 and 1995 (unaudited)

NOTE 2 - SECURITIES (Continued)

                                                    (Unaudited)
                                                 September 30, 1996              December 31, 1995
                                             ---------------------------     ---------------------------
                                              Amortized         Fair          Amortized         Fair
                                                Cost            Value            Cost           Value
                                                ----            -----            ----           -----
Securities held-to-maturity
    Due after one year through
      five years                             $        --     $        --     $ 1,500,000     $ 1,504,667
    Mortgage-backed securities and
      collateralized mortgage obligations     31,859,466      32,567,314      43,105,765      44,244,185
                                             -----------     -----------     -----------     -----------
                                             $31,859,466     $32,567,314     $44,605,765     $45,748,852
                                             ===========     ===========     ===========     ===========

At September 30, 1996, all of the Bank's mortgage-backed and related securities were guaranteed or insured by quasi-governmental agencies (e.g. GNMA, FNMA, FHLMC).

The carrying value of mortgage-backed securities and collateralized mortgage obligations are net of unamortized premiums of $119,773, and unaccreted discounts of $312,130 at September 30, 1996 (unaudited).

The carrying value of mortgage-backed securities and collateralized mortgage obligations are net of unamortized premiums of $192,818, and unaccreted discounts of $259,665 at December 31, 1995.

The carrying value of mortgage-backed securities and collateralized mortgage obligations are net of unamortized premiums of $707,728 and unaccreted discounts of $127,484 at December 31, 1994.

Sales of available-for-sale securities are summarized as follows:

                       (Unaudited)
                 For the nine months ended       For the years ended
                       September 30,                 December 31,
                 -------------------------     -------------------------
                    1996           1995           1995           1994
                    ----           ----           ----           ----

Proceeds         $2,919,688     $4,913,964     $4,913,964     $4,914,990
Gross gains              --             --             --             --
Gross losses         80,313        156,726        156,726         89,099

Sales of held-to-maturity securities are summarized as follows:

                                                       1995
                                                       ----
             Proceeds                                $575,152
             Gross gains                                2,026
             Gross losses                               5,980

The Bank received proceeds of $7,900,762 on the sale of investment securities for the year ended December 31, 1993. Gross gains and gross losses on those sales were $303,632 and $34,067, respectively.

                                  (Continued)

                        HEMLOCK FEDERAL BANK FOR SAVINGS
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 1995, 1994, and 1993
                     September 30, 1996 and 1995 (unaudited)


NOTE 2 - SECURITIES (Continued)

On February 13, 1995, the Bank sold six securities classified as held-to-maturity. These sales were permissible under the provisions of SFAS No. 115, since the securities had been paid down to less than 15% of the original par value.


NOTE 3 - LOANS RECEIVABLE

Loans receivable consist of the following at:

                                                    (Unaudited)            December 31,
                                                   September 30,    ---------------------------
                                                       1996            1995            1994
                                                       ----            ----            ----
First mortgage loans
    Principal balances:
       Secured by one-to-four family residences     $47,742,823     $39,088,166     $30,791,642
       Secured by multifamily                         2,860,211       3,386,466       3,742,471
       Secured by commercial real estate                585,594       1,101,429       1,565,654
                                                    -----------     -----------     -----------
                                                     51,188,628      43,576,061      36,099,767
    Less:
       Loans in process                                  53,431          27,639              --
       Net deferred loan origination fees                 8,965          83,916         150,348
                                                    -----------     -----------     -----------
           Total first mortgage loans                51,126,232      43,464,506      35,949,419
Consumer and other loans
    Principal balances:
       Home equity loans                              2,200,939       1,980,641       1,907,907
       Loans on deposits                                174,691         157,703         150,437
       Automobile loans                                 289,109         229,258         119,923
                                                    -----------     -----------     -----------
           Total consumer and other loans             2,664,739       2,367,602       2,178,267
    Less allowance for loan losses                      670,085         600,000         469,126
                                                    -----------     -----------     -----------
                                                    $53,120,886     $45,232,108     $37,658,560
                                                    ===========     ===========     ===========

Nonaccrual and renegotiated loans totaled approximately $77,000 and $579,000 at September 30, 1996 (unaudited) and December 31, 1995, respectively. The approximate amounts of interest income that would have been recorded under the original terms of such loans and the interest income actually recognized are summarized below:

                            (Unaudited)
                            For the nine
                            months ended               December 31,
                            September 30,  ------------------------------------
                                1996         1995          1994          1993
                                ----         ----          ----          ----
Interest that would have
  been recorded               $ 5,800      $ 55,855      $ 60,972      $ 67,460
Interest income recognized     (4,838)      (50,057)      (45,269)         (995)
                              -------      --------      --------      --------
  Interest income forgone     $   962      $  5,798      $ 15,703      $ 66,465
                              =======      ========      ========      ========

                                  (Continued)

                        HEMLOCK FEDERAL BANK FOR SAVINGS
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 1995, 1994, and 1993
                     September 30, 1996 and 1995 (unaudited)


NOTE 3 - LOANS RECEIVABLE (Continued)

The Bank is not committed to lend additional funds to debtors whose loans have been modified.

There were no impaired loans at September 30, 1996 (unaudited) or December 31, 1995.

Loans serviced for others consisted of approximately $2,018,144, $2,729,130, $2,539,000, $3,165,000, and $4,206,984 at September 30, 1996 and 1995
(unaudited) and December 31, 1995, 1994, and 1993, respectively. These loans were sold to the Federal Home Loan Mortgage Corporation.

The Bank's lending activities have been concentrated primarily in Cook County, Illinois, where its main office is located. The largest portion of the Bank's loans are originated for the purpose of enabling borrowers to purchase residential real estate property secured by first liens on such property. At December 31, 1995, approximately 85% of the Bank's loans were secured by owner-occupied, one-to-four family residential property. The Bank requires collateral on all loans and generally maintains loan-to-value ratios of 80% or less.

Activity in the allowance for loan losses is summarized as follows:

                                      (Unaudited)
                               For the nine months ended          For the years ended
                                     September 30,                    December 31,
                                 ---------------------     ----------------------------------
                                   1996         1995         1995         1994         1993
                                   ----         ----         ----         ----         ----
Balance at beginning of year     $600,000     $469,126     $469,126     $234,480     $497,365
Provision charged to income        75,000      121,500      133,470      150,000      148,786
Charge-offs                        (5,315)      (2,596)      (2,596)          --     (412,143)
Recoveries                            400           --           --       84,646          472
                                 --------     --------     --------     --------     --------
                                 $670,085     $588,030     $600,000     $469,126     $234,480
                                 ========     ========     ========     ========     ========

NOTE 4 - REAL ESTATE OWNED

Activity in the allowance for losses for foreclosed real estate for the years ended December 31, 1994 and 1993 is summarized below:

                                             1994           1993
                                             ----           ----
     Balance at beginning of year         $ 827,363       $713,461
     Provision charged to income                 --        120,792
     Charge-offs, net of recoveries        (827,363)        (6,890)
                                          ---------       --------
        Balance at end of year            $      --       $827,363
                                          =========       ========

There was no activity during 1995 or 1996 (unaudited).

                                  (Continued)

                        HEMLOCK FEDERAL BANK FOR SAVINGS
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 1995, 1994, and 1993
                     September 30, 1996 and 1995 (unaudited)


NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consists of the following at:

                                       (Unaudited)          December 31,
                                      September 30,   -------------------------
                                           1996           1995           1994
                                           ----           ----           ----
Land                                   $   76,730     $   76,730     $   76,730
Building and landscaping                1,464,915      1,521,237      1,532,684
Leasehold improvements                         --             --         46,370
Furniture, fixtures, and equipment        440,374        509,260        564,561
                                       ----------     ----------     ----------
   Total cost                           1,982,019      2,107,227      2,220,345

Accumulated depreciation                 (946,084)    (1,062,821)    (1,138,037)
                                       ----------     -----------    ----------
                                       $1,035,935     $1,044,406     $1,082,308
                                       ==========     ==========     ==========


NOTE 6 - DEPOSITS

Savings and certificate of deposit accounts with balances greater than $100,000 totaled $5,265,000 at September 30, 1996 (unaudited) and $6,532,000 and $4,538,000 at December 31, 1995 and 1994, respectively. Deposits greater than $100,000 are not insured.

At September 30, 1996 (unaudited), scheduled maturities of certificates of deposit are as follows:

          September 30, 1997                    $49,799,929
          September 30, 1998                      9,273,901
          September 30, 1999                      3,653,814
          September 30, 2000                      1,989,064
          September 30, 2001 and thereafter         509,167
                                                -----------
                                                $65,225,875
                                                ===========

At December 31, 1995, scheduled maturities of certificates of deposit are as follows:

          December 31, 1996                     $46,869,103
          December 31, 1997                      10,832,895
          December 31, 1998                       3,908,872
          December 31, 1999                       1,625,498
          December 31, 2000 and thereafter        1,431,110
                                                -----------
                                                $64,667,478
                                                ===========

                                  (Continued)

                        HEMLOCK FEDERAL BANK FOR SAVINGS
                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 1995, 1994, and 1993
                     September 30, 1996 and 1995 (unaudited)

NOTE 6 - DEPOSITS (Continued)

Interest Expense on deposits is summarized as follows:


                               (Unaudited)
                        For the nine months ended          For the years ended
                                September 30                    December 31
                         ------------------------  ------------------------------------
                             1996         1995         1995         1994         1993
                             ----         ----         ----         ----         ----
Passbook savings         $1,080,666   $1,082,307   $1,441,611   $1,371,690   $1,380,845
NOW and money market        372,455      391,204      518,766      497,957      538,427
Certificates of deposit   2,670,391    2,410,583    3,308,192    2,566,027    2,723,520
                          ---------    ---------    ---------    ---------    ---------
                         $4,123,512    3,884,094    5,268,569    4,435,674    4,642,792
                         ==========    =========    =========    =========    =========


NOTE 7 - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank of Chicago were as follows:

                    Interest     (Unaudited)
 Maturity Date        Rate          1996            1995           1994
 -------------        ----          ----            ----           ----
August 19, 1997       9.72%      $1,500,000      $1,500,000     $1,500,000
                                 ==========      ==========     ==========

Interest expense on advances was $111,643 and $110,508 at September 30, 1996 and 1995 (unaudited) and for the years ended December 31, 1995, 1994, and 1993 was $147,749, $236,928, and $305,186, respectively.

The Bank maintains a collateral pledge agreement covering secured advances whereby the Bank has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, whole first mortgage loans on improved residential property not more than 90-days delinquent aggregating no less than 167% of the outstanding secured advances from the Federal Home Loan Bank of Chicago.


NOTE 8 - EMPLOYEE PROFIT SHARING PLAN

An employee profit sharing plan was approved by the Board of Directors effective January 1, 1985. The plan covers employees having over one year of service (one thousand working hours) and who are at least 21 years of age. Contributions to the profit sharing plan are determined and approved annually by the Bank's Board of Directors. Contributions of $103,230 and $82,282 were approved and funded for the nine months ended September 30, 1996 and 1995 (unaudited), respectively. Contributions of $132,347, $114,885, and $106,117 were approved and funded for the years ended December 31, 1995, 1994, and 1993, respectively.

NOTE 9 - MONEY PURCHASE PLAN

A money purchase plan was approved by the Board of Directors effective January 1, 1993. The plan covers employees having over one year of service (one thousand working hours) and who are at least 21 years of age. The Bank contributes an amount equal to ten percent of participants' salaries. Contributions of $70,873 and $58,219 were funded for the nine months ended September 30, 1996 and 1995 (unaudited), respectively, and $90,863, $81,490, and $74,824 were funded for the years ended December 31, 1995, 1994, and 1993, respectively.

NOTE 10 - INCOME TAXES

An analysis of the provision for income taxes consists of the following:

                     (Unaudited)
              For the nine months ended           For the years ended
                    September 30,                     December 31,
                ----------------------     ----------------------------------
                  1996          1995         1995         1994         1993
                  ----          ----         ----         ----         ----
Current
    Federal     $ 330,793     $302,207     $413,908     $332,179     $420,600
    State          31,351       32,256       32,722        8,520       58,000
Deferred         (315,127)      98,381      112,540        2,517      (67,484)
                ---------     --------     --------     --------     --------
                $  47,017     $432,844     $559,170     $343,216     $411,116
                =========     ========     ========     ========     ========

The provision for income taxes differs from that computed at the statutory corporate tax rate as follows:

                                                     (Unaudited)
                                              For the nine months ended
                                                    September 30,
                                      ------------------------------------------
                                                1996                   1995
                                                ----                   ----
Provision for federal income taxes
  computed at statutory rate of 34%   $  52,808    (34.0)%     $396,353    34.0%
State income taxes, net of federal
  tax effect                            (15,783)    (7.5)        21,289     1.8
Other                                     9,992      1.2         15,202     1.3
                                      ---------    ------      --------   -----
                                      $ (47,017)   (40.3)%     $432,844    37.1%
                                      =========    ======      ========   =====

                                                           For the years ended
                                                           -------------------
                                              1995                1994                 1993
                                              ----                ----                 ----
Provision for federal income taxes
  computed at statutory rate of 34%   $513,809    34.0%    $300,055    34.0%    $384,874    34.0%
State income taxes, net of federal
  tax effect                            27,420     1.8       24,194     2.7       35,460     3.1
Other                                   17,941     1.2       18,967     2.2       (9,218)   (0.8)
                                      --------   -----     --------   -----     --------   -----
                                      $559,170    37.0%    $343,216    38.9%    $411,116    36.3%
                                      ========   =====     ========   =====     ========   =====

Deferred tax assets (liabilities) are comprised of the following:

                                                     (Unaudited)         December 31,
                                                    September 30,   ----------------------
                                                         1996         1995          1994
                                                         ----         ----          ----
Special SAIF assessment                               $ 325,288     $      --     $     --
Unrealized loss on securities available-for-sale             --            --        5,986
Deferred loan fees                                           --        22,208       58,082
Loans, principally due to allowance for loan losses     134,495       107,344      181,701
Other                                                        --            --        1,280
                                                      ---------     ---------     --------
     Total deferred tax assets                          459,783       129,552      247,049

Unrealized gain on securities available-for-sale       (331,558)     (339,457)          --
Depreciation                                            (42,139)      (48,843)     (57,782)
Federal Home Loan Bank stock dividends                  (62,372)      (42,382)     (37,423)
Deferred loan fees                                       (6,827)           --           --
Other                                                        --        (5,009)          --
                                                      ---------     ---------     --------
     Total deferred tax liabilities                    (442,896)     (435,691)     (95,205)
                                                      ---------     ---------     --------
         Net deferred tax assets (liabilities)        $  16,887     $(306,139)    $151,844
                                                      =========     =========     ========

NOTE 10 - INCOME TAXES (Continued)

Management has not recorded a valuation allowance based on taxes paid in prior years.

The Bank has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts which differs from the provision charged to income on the financial statements. Retained earnings at September 30, 1996 (unaudited) and December 31, 1995 and 1994, include approximately $3,114,000 for which no deferred federal income tax liability has been recorded. Tax legislation passed in August 1996 now requires all thrift institutions to deduct a provision for bad debts for tax purposes based on actual loss experience and recapture the excess bad debt reserve accumulated in the tax years after 1986. The related amount of deferred tax liability which mush be recaptured is $126,000 and is payable over a six-year period.

NOTE 11 - REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital as defined in the regulations to risk-weighted assets as defined, and of Tier I capital to average assets as defined. As of September 30, 1996 (unaudited), the most recent notification from the Office of Thrift Supervision categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk- based, Tier I risk-based, and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the institution's category.

As of September 30, 1996 (unaudited), the Bank's total risk-based, Tier I risk-based, and Tier I leverage ratios exceeded the regulatory minimums for being considered well capitalized. The total risk-based capital ratio was 24.68% and exceeded the well capitalized standard of 10.0% by approximately $7,122,000. Tier I risk-based capital was 23.61% and was greater than the well capitalized minimum of 6.0% by approximately $8,543,000. The Tier I leverage ratio was 7.84%, approximately $4,151,000 greater than the well capitalized minimum of 5.0%.

Current regulations also require savings institutions to have minimum regulatory tangible capital equal to 1.5% of total assets, a core capital ratio of 3%, and a risk-based capital ratio equal to 8% of risk-adjusted assets as defined by regulation.

The following is a reconciliation of capital under generally accepted accounting principles (GAAP) to regulatory capital at September 30, 1996 (unaudited) and December 31, 1995 (in thousands).

                                                           September 30, 1996
                                                              (Unaudited)
                                -----------------------------------------------------------------------
                                               % of                     %  of       Risk-    % of Risk-
                                Tangible     Tangible      Core       Adjusted      based     adjusted
                                Capital       Assets      Capital      Assets      Capital     Assets
                                -------       ------      -------      ------      -------     ------
GAAP capital                    $11,973        8.17%      $11,973       8.17%      $11,973     24.68%
Regulatory general
  valuation allowances                -           -             -          -           619      1.28
Unrealized gain on
  securities available-
  for-sale                         (519)      (0.36)         (519)     (0.36)         (519)    (1.07)
                                -------       -----       -------      -----       -------     -----
Regulatory capital -
  computed                       11,454        7.81        11,454       7.81        12,073     24.89

Minimum capital
  requirement                     2,199        1.50         4,398       3.00         3,881      8.00
                                -------       -----       -------      -----       -------     -----
     Excess regulatory
       capital over minimum      $9,255        6.31%      $ 7,056       4.81%      $ 8,192     16.89%
                                 ======       =====       =======      =====       =======     =====

                                                           December 31, 1995
                                -----------------------------------------------------------------------
                                               % of                     %  of       Risk-    % of Risk-
                                Tangible     Tangible      Core       Adjusted      based     adjusted
                                Capital       Assets      Capital      Assets      Capital     Assets
                                -------       ------      -------      ------      -------     ------
GAAP capital                    $11,877        8.13%      $11,877       8.13%      $11,877     25.65%
Regulatory general
  valuation allowances               --          --            --         --           619      1.25
Unrealized gain on
  securities available-
  for-sale                         (531)       (.36)         (531)      (.36)         (531)    (1.15)
                                -------       -----       -------      -----       -------     -----
Regulatory capital -
  computed                       11,346        7.77        11,346       7.77        11,925     25.75

Minimum capital
  requirement                     2,191        1.50         4,382       3.00         3,704      8.00
                                -------       -----       -------      -----       -------     -----
     Excess regulatory
       capital over minimum      $9,155        6.27%      $ 6,964       4.77%      $ 8,221     17.75%
                                 ======       =====       =======      =====       =======     =====


Accordingly, management considers the capital requirements to have been met. FIRREA also includes restrictions on loans to one borrower, certain types of investments and loans, loans to officers, directors, brokered deposits, and transactions with affiliates. The Bank is in compliance with these restrictions.

Federal  regulations  require the Bank to comply with a Qualified  Thrift Lender
(QTL) test which requires that 65% of assets be maintained in housing-related finance and other specified assets. If the QTL test is not met, limits are placed on growth, branching, new investment, FHLB advances, and dividends, or the institution must convert to a commercial bank charter. Management considers the QTL test to have been met.

NOTE 12 - OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business of meeting the financing needs of its customers. These financial instruments include commitments to fund loans and previously approved unused lines of credit. The Bank's exposure to credit loss in the event of nonperformance by the parties to these financial instruments is represented by the contractual amount of the instruments. The Bank uses the same credit policy for commitments as it uses for on-balance-sheet items. These financial instruments are summarized as follows:


                                                       Contract Amount
                                              ----------------------------------
                                               (Unaudited)      December 31,
                                              September 30, --------------------
                                                  1996        1995        1994
                                                  ----        ----        ----
Financial instruments whose contract amounts
  represent credit risk
     Commitments to extend credit, including
       loans in process                         $259,000    $615,000    $590,000

At September 30, 1996 (unaudited) and December 31, 1995 and 1994, commitments to extend credit, including loans in process, consisted of $154,000, $615,000, and $408,000, respectively, in fixed rate commitments. These commitments are due to expire within 30 to 45 days of issuance and have rates ranging from 7.75% to 8.00% in 1996, 6.875% to 7.75% in 1995, and 8.75% to 9.375% in 1994.

Financial instruments which potentially subject the Bank to concentrations of credit risk include interest-bearing deposit accounts in other financial institutions and loans. At September 30, 1996 (unaudited) and December 31, 1995 and 1994, the Bank had deposit accounts with balances totaling approximately $14,676,000, $10,039,000 and $13,915,000, respectively, at the Federal Home Loan
Bank of Chicago. Concentrations of loans are described in Note 3.

NOTE 13 - COMMITMENTS AND CONTINGENCIES

The Bank is, from time to time, a party to certain lawsuits arising in the ordinary course of its business. The Bank believes that none of these lawsuits would, if adversely determined, have a material adverse effect on its financial condition, results of operations, or capital.

At September 30, 1996 and December 31, 1995, the Bank was obligated under noncancelable operating leases for office space. Net rent expenses under operating leases, including the proportionate share of taxes, insurance, and maintenance costs, were approximately $70,000 for both the nine months ended September 30, 1996 and 1995 (unaudited) and $93,000, $91,280, and $78,677 for the years ended December 31, 1995, 1994, and 1993, respectively. The leases expire January 31, 1996 and April 1, 1997. Projected minimum rental payments under the terms of the leases, not including taxes, insurance, and maintenance, are as follows:

                              (Unaudited)
                             September 30,      December 31,
                                 1996               1995
                                 ----               ----
     1996                       $10,500            $47,415
     1997                        10,500             10,500
                                -------            -------
                                $21,000            $57,915
                                =======            =======

The deposits of savings associations such as the Bank are presently insured by the Savings Association Insurance Fund (SAIF), which, along with the Bank Insurance Fund (BIF), is one of the two insurance funds administered by the Federal Deposit Insurance Corporation (FDIC). However, it is not anticipated that SAIF will be adequately recapitalized until 2002, absent a substantial increase in premium rates or the imposition of special assessments or other significant developments, such as a merger of the SAIF and the BIF. Accordingly, a recapitalization plan was signed into law on September 30, 1996 which provides for a special assessment of an estimated .65% of all SAIF-insured deposit balances as of March 31, 1995. The Bank's liability for the special assessment, estimated to total approximately $514,000 (unaudited) net of taxes, was recorded in the third quarter of 1996.

NOTE 14 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The   approximate   carrying  amount  and  estimated  fair  value  of  financial instruments consist of the following:

                                                         (In thousands)
                                             (Unaudited)
                                          September 30, 1996        December 31, 1995
                                        -----------------------  -----------------------
                                        Approximate              Approximate
                                          Carrying   Estimated     Carrying   Estimated
                                           Amount    Fair Value     Amount    Fair Value
                                           ------    ----------     ------    ----------
Financial Assets
  Cash and cash equivalents                $16,376     $16,376      $13,301     $13,301
  Securities                                73,686      74,394       83,900      85,042
  Loans, net of allowance for loan losses   53,121      52,741       45,232      46,338
  Federal Home Loan Bank stock                 901         901          849         849
  Accrued interest receivable                  845         845        1,107       1,107

Financial Liabilities
  Interest-bearing demand deposits        $(18,244)   $(18,244)    $(20,020)   $(20,020)
  Savings deposits                         (45,689)    (45,689)     (46,054)    (46,054)
  Time deposits                            (65,226)    (65,284)     (64,667)    (64,841)
  Advances from Federal Home
    Loan Bank                               (1,500)     (1,500)      (1,500)     (1,593)
  Advance payments by borrowers
    for taxes and insurance                   (288)       (288)        (652)       (652)
  Accrued interest payable                    (112)       (112)        (116)       (116)

For purposes of the above, the following assumptions were used:

Cash and Cash Equivalents: The estimated fair values for cash and cash equivalents are based on their carrying values due to the short-term nature of these assets.

Securities and Mortgage-backed Securities: The fair values of investment and mortgage-backed securities are based on the quoted market value for the individual security or its equivalent.

Loans: The estimated fair value for loans has been determined by calculating the present value of future cash flows based on the current rate the Bank would charge for similar loans with similar maturities, applied for an estimated time period until the loan is assumed to be repriced or repaid.

Deposit Liabilities: The estimated fair value for time deposits has been determined by calculating the present value of future cash flows based on estimates of rates the Bank would pay on such deposits, applied for the time period until maturity. The estimated fair values of interest-bearing demand and savings deposits are assumed to approximate their carrying values as management establishes rates on these deposits at a level that approximates the local market area. Additionally, these deposits can be withdrawn on demand.

Advances from Federal Home Loan Bank: The fair value of the Federal Home Loan Bank advance was determined by calculating the present value of future cash flows using the current rate for an advance with a similar length to maturity.

Accrued Interest: The fair values of accrued interest receivable and payable are assumed to equal their carrying values.

Off-Balance-Sheet Instruments: Off-balance-sheet items consist principally of unfunded loan commitments. The fair value of these commitments is not material.

Other assets and liabilities of the Bank not defined as financial instruments, such as property and equipment, are not included in the above disclosures. Also not included are nonfinancial instruments typically not recognized in financial statements such as the value of core deposits, loan servicing rights, customer goodwill, and similar items.

While the above estimates are based on management's judgment of the most appropriate factors, there is no assurance that if the Bank disposed of these items on September 30, 1996 or December 31, 1995, the fair value would have been achieved, because the market value may differ depending on the circumstances. The estimated fair values at September 30, 1996 and December 31, 1995 should not necessarily be considered to apply at subsequent dates.


NOTE 15 - ADOPTION OF PLAN OF CONVERSION (UNAUDITED)

On September 10, 1996, the Board of Directors of the Bank, subject to regulatory approval and approval by the members of the Bank, adopted a Plan of Conversion to convert from a federal mutual savings bank to a federal stock savings bank with the concurrent formation of a holding company and the adoption of a federal thrift charger. The conversion is expected to be accomplished through the amendment of the Bank's charter and the sale of the holding company's common stock in an amount equal to the consolidated pro forma market value of the holding company and the Bank after giving effect to the conversion. A subscription offering of the shares of common stock will be offered initially to the Bank's eligible deposit account holders, then to other members of the Bank. Any shares of the holding company's common stock not sold in the subscription offering will be offered for sale to the general public, giving preference to the Bank's market area.

The Board of Directors of the Bank or the holding company intend to adopt an Employee Stock Ownership Plan and various stock option and incentive plans, subject to ratification by the stockholders of the holding company after conversion, if such stockholder approval is required by any regulatory body having jurisdiction to require such approval. In addition, the Board of Directors is authorized to enter into employment contracts with key employees.

Upon conversion, the Board of Directors of the Bank or the holding company intend to establish a charitable foundation, subject to depositor approval. The foundation will be a not-for-profit entity, initially funded by a $1 million contribution from the Bank or holding company.

At the time of conversion, the Bank will establish a liquidation account in an amount equal to its total net worth as of the latest statement of financial condition appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The liquidation account balance is not available for payment of dividends.

Conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. If the conversion is not completed, all costs will be charged to expense. At September 30, 1996, $26,000 has been deferred.

================================================================================

        No person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Holding Company or the Bank. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Holding Company or the Bank since any of the dates as of which information is furnished herein or since the date hereof.

                                 --------------

                                TABLE OF CONTENTS
                                                                        Page
                                                                        ----
Prospectus Summary........................................                4
Selected Financial Information............................               17
Recent Financial Data.....................................               20
Risk Factors .............................................               25
Hemlock Federal Financial Corporation.....................               34
Hemlock Federal...........................................               35
Use of Proceeds...........................................               35
Dividends.................................................               37
Market for Common Stock...................................               38
Pro Forma Data............................................               38
Pro Forma Regulatory Capital Analysis.....................               45
Capitalization............................................               46
Management's Discussion and Analysis of Financial
   Condition and Results of Operations....................               47
Business .................................................               61
Regulation................................................               89
Management ...............................................              101
The Conversion............................................              112
Restrictions on Acquisitions of Stock and Related
   Takeover Defensive Provisions..........................              138
Description of Capital Stock..............................              144
Legal and Tax Matters.....................................              146
Experts...................................................              146
Additional Information....................................              146
Index to Financial Statements.............................              F-1


     Until the later of March 18, 1997 or 25 days after commencement of the offering of Common Stock, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

================================================================================


                                1,805,500 Shares



                           HEMLOCK FEDERAL FINANCIAL
                                  CORPORATION
        (Proposed Holding Company for Hemlock Federal Bank for Savings)


                                  COMMON STOCK

                                 ______________

                                   PROSPECTUS
                                 ______________


                             CHARLES WEBB & COMPANY
                  A Division of Keefe, Bruyette & Woods, Inc.


                                February 13, 1997


================================================================================